       As Filed With the Securities and Exchange Commission on

                                                 Registration No. 333-37856
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       Pre Effective Amendment No.1
                                    FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

                     GE Life & Annuity Separate Account III
                           (Exact Name of Registrant)

                     GE Life and Annuity Assurance Company
                              (Name of Depositor)
                6610 West Broad Street, Richmond, Virginia 23230
                    (Address of Principal Executive Office)

                 Name and complete address of agent for service

                                Donita King

           Senior Vice President, General Counsel and Secretary
                     GE Life and Annuity Assurance Company
                              6610 W. Broad Street
                               Richmond, VA 23230

                                    Copy to:
                            Stephen E. Roth, Esquire
                        Sutherland Asbill & Brennan LLP
                           1275 Pennsylvania Ave., NW
                          Washington, D.C. 20004-2415

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement

Title of Securities Being Registered: Interests in a separate account under
                            Single Premium Variable Life Insurance

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                     GE Life & Annuity Separate Account III
                               Prospectus For The
                 Single Premium Variable Life Insurance Policy
                         Policy Form P1254 Single Life
                          Policy Form P1255 Joint Life

                                   issued by:
                     GE Life and Annuity Assurance Company
                             6610 West Broad Street
                            Richmond, Virginia 23230

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This prospectus describes a single premium variable life insurance policy offered by GE Life and Annuity Assurance Company ("we," "us," "our," or the "Company"). The Policy provides life insurance protection.

We offer the Policy on either a single life or joint and last survivor basis. If you purchase the Policy on a single life basis, we will pay a death benefit upon the death of the Insured. If you purchase the Policy on a joint and last survivor basis, we will pay a death benefit only on the death of the Last Insured. If the Attained Age of the Insured under a single life Policy or the Last Insured under a joint and last survivor Policy at death is less than 100, the amount of the death benefit will equal the greater of the Specified Amount or the Account Value multiplied by the applicable corridor percentage. If the Attained Age of the Insured or Last Insured at death is 100 or more, the amount of the death benefit will equal the Account Value multiplied by the applicable corridor percentage. Partial Surrenders may lower your Specified Amount.

Your investment (premium payment) may accumulate Account Value on a variable or fixed basis, or both. If you choose our variable option, we will invest your premium payment in Subaccounts of Separate Account III. Each Subaccount invests in shares of the Funds. We list the Funds, and their currently available portfolios, below.

AIM Variable Insurance Funds:
  AIM V.I. Capital Appreciation Fund, AIM V.I. Growth Fund, AIM V.I. Value
  Fund

Alliance Variable Products Series Fund, Inc.:
  Growth and Income Portfolio, Premier Growth Portfolio, Quasar Portfolio

Dreyfus:
  Dreyfus Investment Portfolios-Emerging Markets Fund, The Dreyfus Socially Responsible Growth Fund, Inc.

Federated Insurance Series:
  Federated High Income Fund II, Federated International Small Company Fund II

Fidelity Variable Insurance Products Fund (VIP):
  VIP Equity Income Portfolio, VIP Growth Portfolio

Fidelity Variable Insurance Products Fund II (VIP II):
  VIP II Contrafund(R) Portfolio

Fidelity Variable Insurance Products Fund III (VIP III):
  VIP III Growth & Income Portfolio, VIP III Mid Cap Portfolio

GE Investments Funds, Inc.:

  Mid-Cap Value Equity Fund, Money Market Fund, Premier Growth Equity Fund, S&P 500(R) Index Fund, Small-Cap Value Equity Fund, U.S. Equity Fund, Value Equity Fund

Janus Aspen Series:
  Aggressive Growth Portfolio, Balanced Portfolio, Capital Appreciation Portfolio, Global Life Sciences Portfolio, Global Technology Portfolio, Growth Portfolio, International Growth Portfolio, Worldwide Growth Portfolio

MFS(R) Variable Insurance Trust:
  MFS(R) Growth Series, MFS(R) Growth With Income Series, MFS(R) New Discovery Series, MFS(R) Utilities Series

Oppenheimer Variable Account Funds:
  Oppenheimer Global Securities Fund/VA, Oppenheimer Main Street Growth & Income Fund/VA

PIMCO Variable Insurance Trust:
  Foreign Bond Portfolio, High Yield Bond Portfolio, Long-Term U.S. Government Bond Portfolio, Total Return Bond Portfolio

Rydex Variable Trust:
  Rydex OTC Fund

  Not all of these portfolios may be available in all states or in all markets.

You bear the investment risk if you allocate your premium payments to Separate Account III.

If you choose our fixed option, your premium payments will grow at the rate of at least 4%. We take the investment risk of premium payments allocated to the Guarantee Account.

Your Policy provides for a Surrender Value. Your Surrender Value will depend upon your Account Value.

You may cancel your Policy during the free-look period. Please note that replacing your existing insurance coverage with the Policy might not be to your advantage.

In almost all cases, the Policies will be modified endowment contracts for Federal income tax purposes. This means that a loan or other distribution from the Policy during the life of the Insured under a single life Policy or the lives of the Insureds under a joint and last survivor Policy will in almost all cases be taxed as ordinary income to the extent of any earnings in the Policy, and may be subject to an additional 10% Federal penalty tax, if taken before the Owner attains age 59 1/2. Special tax and legal considerations apply if this Policy is used in connection with a qualified plan or certain other employment plans.

The Securities and Exchange Commission has not approved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the U.S. Government nor any governmental agency insures or guarantees your investment in the Policy.

This Prospectus contains information about Separate Account III that you should know before investing. Please read this Prospectus carefully before investing and keep it for future reference.

The date of this Prospectus is       , 2000

Table of Contents

Definitions.................................................................   6

Policy Summary..............................................................   8

Annual Expense Table........................................................  12
 Portfolio Annual Expenses..................................................  13
 Other Policies.............................................................  15

Risk Summary................................................................  16

GE Life and Annuity Assurance Company.......................................  18
 State Regulation...........................................................  18

Separate Account III........................................................  19
 Changes to Separate Account III............................................  19

The Portfolios..............................................................  21
 Subaccounts................................................................  21
 Your Right to Vote Portfolio Shares........................................  28

The Guarantee Account.......................................................  29

Charges And Deductions......................................................  31
 Charges Attributable to Premium Payments...................................  31
 Mortality and Expense Risk Charge..........................................  32
 Administrative Expense Charge..............................................  32
 Cost of Insurance..........................................................  32
 Surrender Charge...........................................................  34
 Partial Surrender Processing Fee...........................................  34
 Transfer Charge............................................................  34
 Other Charges..............................................................  35
 Reduction of Charges for Group Sales.......................................  35

The Policy..................................................................  36
 Applying for a Policy......................................................  36
 Owner......................................................................  36
 Beneficiary................................................................  36
 Changing the Beneficiary...................................................  37
 Canceling a Policy.........................................................  37

Premiums....................................................................  38
 General....................................................................  38
 Initial Premium............................................................  38
 Tax Free Exchanges (1035 Exchanges)........................................  39
 Additional Premium Payments................................................  39
 Allocating Premiums........................................................  40

How Your Account Value Varies...............................................  41
 Account Value..............................................................  41

 Surrender Value............................................................  41
 Subaccount Values..........................................................  41
 Unit Values................................................................  41
 Net Investment Factor......................................................  41

Transfers...................................................................  43
 General....................................................................  43
 Dollar-Cost Averaging......................................................  43
 Portfolio Rebalancing......................................................  44
 Transfers by Third Parties.................................................  45

Death Benefits..............................................................  46
 Amount of Death Benefit Payable............................................  46
 Accelerated Benefit Rider..................................................  47
 Changing the Specified Amount..............................................  48

Surrenders and Partial Surrender............................................  49
 Surrenders.................................................................  49
 Partial Surrender..........................................................  49
 Effect of Partial Surrenders on Account Value and Specified Amount.........  49

Loans.......................................................................  50
 General....................................................................  50
 Preferred Policy Debt......................................................  50
 Interest Rate Charged......................................................  51
 Repayment of Policy Debt...................................................  51
 Effect of Policy Loans.....................................................  51

Termination.................................................................  52
 Premium to Prevent Termination.............................................  52
 Your Policy will Remain in Effect During the Grace Period..................  52
 Reinstatement..............................................................  52

Payments And Telephone Transactions.........................................  53
 Requesting Payments........................................................  53
 Telephone Transactions.....................................................  53

Tax Considerations..........................................................  54
 Federal Tax Matters........................................................  54
 Introduction...............................................................  54
 Tax Status of the Policy...................................................  54
 Tax Treatment of Policies -- General.......................................  55
 Tax Treatment of Modified Endowment Contracts..............................  55
 Tax Treatment of Policies That Are Not MECs................................  56
 Other Tax Rules Applicable to the Policies.................................  57
 Income Tax Withholding.....................................................  59
 Taxation Status of the Company.............................................  59
 Changes in the Law and Other Considerations................................  59

Other Policy Information....................................................  60
 Exchange Privilege.........................................................  60
 Optional Payment Plans.....................................................  60
 Dividends..................................................................  61
 Incontestability...........................................................  61
 Suicide Exclusion..........................................................  61
 Misstatement of Age or Gender..............................................  62
 Written Notice.............................................................  62
 Trustee....................................................................  62
 Other Changes..............................................................  62
 Reports....................................................................  63
 Change of Owner............................................................  63
 Using the Policy as Collateral.............................................  63
 Reinsurance................................................................  63
 Legal Proceedings..........................................................  63

Additional Information......................................................  64
 Sale of the Policies.......................................................  64
 Legal Matters..............................................................  64
 Experts....................................................................  64
 Actuarial Matters..........................................................  65
 Financial Statements.......................................................  65
 Executive Officers and Directors...........................................  66
 Other Information..........................................................  67

Hypothetical Illustrations..................................................  68

This Prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.

Definitions


We have tried to make this Prospectus as understandable as possible. However, in explaining how the Policy works, we have had to use certain terms that have special meanings. We define these terms below.

Account Value -- The total amount under the Policy in each Subaccount, Guarantee Account and the General Account.

Attained Age -- The Insured's Age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary -- The person or entity you designate to receive the death benefit payable at the death of the Insured under a single life Policy or the death of the Last Insured under a joint and last survivor Policy.

Fund -- Any open-end management investment company or unit investment trust in which Separate Account III invests.

GE Life & Annuity -- GE Life and Annuity Assurance Company.

General Account -- Assets of GE Life & Annuity other than those allocated to Separate Account III or any of our other separate accounts.

Guarantee Account -- Part of our General Account that provides a guaranteed interest rate for a specified interest rate guarantee period. This account is not part of and does not depend on the investment performance of Separate Account III.

Home Office -- Our offices at 6610 West Broad Street, Richmond, Virginia 23230, 1-804-281-6000.

Insured -- The person upon whose life we issue a single life Policy.

Last Insured -- The last Insured to die under a joint and last survivor Policy.

Monthly Anniversary Day -- The same day in each month as the Policy Date.

Optional Payment Plan -- A plan under which any part of death benefit Proceeds or Surrender Value Proceeds can be used to provide a series of periodic payments to you or a Beneficiary.

Owner -- The Owner of the Policy. "You" or "your" refers to the Owner. You may also name Contingent Owners.

Policy -- The Policy with any attached application(s), any riders, and endorsements.

Policy Date -- The date as of which we issue the Policy and the date as of which the Policy becomes effective. We measure Policy Years and Anniversaries from the Policy Date. The Policy Date is shown on the Policy data pages. If the Policy Date would otherwise fall on the 29th, 30th or 31st of a month, the Policy Date will be the 28th.

Policy Debt -- The amount of outstanding loans plus accrued interest.

Policy Month -- A one-month period beginning on a Monthly Anniversary Day and ending on the day immediately preceding the next Monthly Anniversary Day.

Proceeds -- The amount payable upon surrender of the Policy or the death of the Insured under a single life Policy or the death of the Last Insured under a joint and last survivor Policy. We will reduce your Proceeds by outstanding Policy Debt and any due and unpaid monthly deductions to determine the death benefit payable under the Policy.

Separate Account III -- GE Life & Annuity Separate Account III, the segregated asset account of GE Life & Annuity to which you allocate premiums.

Specified Amount -- An amount we use in determining the insurance coverage on an Insured's life under a single life Policy or the Insureds' lives under a joint and last survivor Policy.

Subaccount -- A subdivision of Separate Account III, the assets of which invest exclusively in a corresponding portfolio of a Fund. Not all Subaccounts may be available in all states or markets.

Surrender Value -- The amount we pay you when you surrender the Policy. It is equal to Account Value less Policy Debt and less any applicable surrender charge.

Unit Value -- A unit of measure we use to calculate the Account Value for each Subaccount.

Valuation Day -- For each Subaccount, each day on which the New York Stock Exchange is open for regular trading except for days that the Subaccount's corresponding Fund does not value its shares.

Valuation Period -- The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and continues to the end of the next Valuation Day.

Policy Summary

PREMIUMS

 . You select an initial premium payment which will be shown in your Policy's data pages. The minimum initial premium payment is $25,000. See Premiums.

 . You may make additional premium payments, within limits. See Premiums.

 . Under certain circumstances, you may have to pay extra premiums to prevent termination. See Premium to Prevent Termination.

ALLOCATION OF PREMIUMS

 . You allocate your premiums among up to ten of the Subaccounts of Separate
  Account III at any given time. You may also allocate premiums to the Guarantee Account. Allocations to the Guarantee Account do not count as one of the ten allocations we permit under the Policy. Until 1) the date we approve the application, 2) the date we receive all necessary forms (including any subsequent amendments to your application), and 3) the date we receive the entire initial premium, we will place any premiums you pay in a non-interest bearing account. We will then allocate any portion of your initial premium designated for the Guarantee Account to the Guarantee Account and any portion of your initial premium designated for the Subaccounts to the Subaccounts you choose. See Allocating Premiums for rules and limits.

 . The Subaccounts invest in corresponding portfolios of the following Funds:

Portfolios

AIM Variable Insurance Funds                            U.S. Equity Fund
 AIM V.I. Capital Appreciation Fund                     Value Equity Fund
 AIM V.I. Growth Fund
 AIM V.I. Value Fund                                  Janus Aspen Series
                                                        Aggressive Growth Portfolio
Alliance Variable Products Series                       Balanced Portfolio
  Fund, Inc.                                            Capital Appreciation Portfolio
 Growth and Income Portfolio                            Global Life Sciences Portfolio
 Premier Growth Portfolio                               Global Technology Portfolio
 Quasar Portfolio                                       Growth Portfolio
                                                        International Growth Portfolio
Dreyfus                                                 Worldwide Growth Portfolio
 Dreyfus Investment Portfolios-Emerging Markets Fund
 The Dreyfus Socially Responsible Growth Fund, Inc.   MFS(R) Variable Insurance Trust
                                                        MFS(R) Growth Series
Federated Insurance Series                              MFS(R) Growth with Income Series
 Federated High Income Fund II                          MFS(R) New Discovery Series
 Federated International Small Company Fund II          MFS(R) Utilities Series

Fidelity Variable Insurance Products Fund (VIP)       Oppenheimer Variable Account Funds
 VIP Equity-Income Portfolio                            Oppenheimer Global Securities Fund/VA
 VIP Growth Portfolio                                   Oppenheimer Main Street Growth & Income Fund/VA

Fidelity Variable Insurance Products Fund II (VIP II) PIMCO Variable Insurance Trust
 VIP II Contrafund Portfolio                            Foreign Bond Portfolio
                                                        High Yield Bond Portfolio
Fidelity Variable Insurance Products Fund III           Long-Term U.S. Government Bond Portfolio
 (VIP III)                                              Total Return Bond Portfolio
  VIP III Growth & Income Portfolio
  VIP III Mid Cap Portfolio                           Rydex Variable Trust
                                                        Rydex OTC Fund
GE Investments Funds, Inc.
 Mid-Cap Value Equity Fund
 Money Market Fund
 Premier Growth Equity Fund
 S&P 500(R) Index Fund
 Small-Cap Value Equity Fund

 Not all of these portfolios may be available in all states or in all markets.

DEDUCTIONS FROM ASSETS

 . Each Fund deducts management fees and other expenses from its assets. For the year ended December 31, 1999, the minimum total annual expenses (as a percentage of average net assets) was .30% and the maximum total annual expenses (as a percentage of average net assets) was 1.55%.

 . We make a monthly deduction from your Account Value for 1) the mortality and expense risk charge at a current effective annual rate of .70% from assets in the Subaccounts during the first ten Policy Years decreasing to a current effective annual rate of .35% thereafter; 2) the administrative expense charge at a current effective annual rate of .40% from your assets in the Subaccounts and the Guarantee Account; 3) the cost of insurance; 4) the premium tax charge (deducted monthly during the first ten years following each premium payment at a rate equivalent to an annual rate of .20% of that portion of the Policy's Account Value in Separate Account III attributable to each premium payment); and 5) the distribution expense charge (deducted monthly during the first ten years following each premium payment at a rate equivalent to an annual rate of .30% of that portion of the Policy's Account Value in Separate Account III attributable to each premium payment).

ACCOUNT VALUE

 . Account Value equals the total amount in each Subaccount and the General
  Account.

 . Account Value serves as the starting point for calculating certain values under a Policy, such as your Proceeds. Account Value varies from day to day to reflect investment experience of the Subaccounts, charges deducted and other Policy transactions (such as Policy loans, transfers, and partial surrenders). See How Your Account Value Varies.
 . You can transfer Account Value among the Subaccounts and the Guarantee
  Account (subject to certain restrictions). We reserve the right to assess a $10 transfer charge for each transfer made after the first transfer in a calendar month. See Transfers for rules and limits. Policy loans reduce the amount available for allocations and transfers.

 . There is no minimum guaranteed Account Value. Your Policy will terminate if the Surrender Value is too low to cover the monthly deduction (i.e., the premium tax and distribution expense charges, if applicable, and the mortality and expense risk charge, the administrative expense charge and the cost of insurance charge) and the grace period expires without a sufficient payment. See Premium to Prevent Termination.

CASH BENEFITS

 . You may take a Policy loan for up to 90% of the difference between Account
  Value and any Surrender Charges, minus any Policy Debt. See Loans.

 . In each Policy Year after the first, you may make one partial surrender from your Policy. The maximum amount you may withdraw is that amount equal to the lesser of a) the Surrender Value less $1,000; and b) the available loan amount (which is equal to 90% of the difference between Account Value and any applicable surrender charges, minus any Policy Debt). A processing fee equal to the lesser of $25 or 2% of the amount of the partial surrender will apply to each partial surrender, but no surrender charge will apply. We will not permit a partial surrender that would reduce Account Value below $25,000. See Partial Surrender.

 . While the Insured is alive under a single life Policy or the Last Insured is alive under a joint and last survivor Policy, you can surrender your Policy at any time for its Surrender Value (Account Value minus Policy Debt and minus any applicable surrender charge). A surrender charge will apply within eight years of the initial premium payment. See Surrenders and Surrender Charge.

 . You may choose from a variety of payment options. See Requesting Payments.

DEATH BENEFITS

 . We offer a death benefit. If the Attained Age of the Insured under a single life Policy or the Attained Age of the Last Insured under a joint and last survivor Policy at death is less than 100, the amount of the death benefit is the greater of Specified Amount or the Account Value multiplied by the applicable corridor percentage. If the Attained Age of the Insured under a single life Policy or the Attained Age of the Last Insured under a joint and last survivor Policy at death is 100 or more, the amount of the death benefit is the Account Value multiplied by the applicable corridor percentage. See Amount of Death Benefit Payable.

 . We will pay a death benefit upon the death of a single Insured if you purchase the Policy on a single life basis and upon the death of the Last Insured if you purchase the Policy on a joint and last survivor basis.

 . A death benefit is payable as a lump sum or under a variety of payment options.

 . You may change the Specified Amount. See Changing the Specified Amount for rules and limits.

 . During the grace period, your Policy will remain in effect subject to certain provisions. See Your Policy Will Remain in Effect During the Grace Period.

Annual Expense Table


EXPENSE TABLE
This table describes the various costs and expenses that you will pay (either directly or indirectly) if you purchase the Policy. The table reflects expenses of the Subaccounts of the Account, of the Guarantee Account and of the portfolios. For more complete descriptions of the various costs and expenses involved, See Charges and Deductions in this Prospectus, and the Fund prospectuses.

Owner Transaction Expenses:/1/
-------------------------------------------------------------------------------
Maximum surrender charge (as a percentage of the initial
 premium payment surrendered):                              6%
 We reduce the surrender charge percentage over time. In
  general, the later you surrender, the lower the surrender
  charge will be on the initial premium payment.
Transfer Charge (for each transfer after the first in a
 calendar month)                                            $10/2/
Partial Surrender Processing Fee                            lesser of $25 or 2%
                                                            of amount withdrawn

Expenses (as a percentage of Account Value                    Monthly Annual
in Separate Account III):                                     Expense Expense
-----------------------------------------------------------------------------
Premium Tax Charge/3/                                          .0167%  0.20%
Distribution Expense Charge/3/                                 .0250%  0.30%
Maximum Mortality and Expense Risk Charge (decreasing to an
 effective annual rate of 0.35% or an effective monthly rate
 of .0292% after the tenth Policy year)                        .0583%  0.70%
Expenses (as a percentage of Account Value                    Monthly Annual
in Separate Account III and Guarantee Account)                Expense Expense
-----------------------------------------------------------------------------
Administrative Expense Charge/4/                               .0333%  0.40%
Cost of Insurance Charge/5/
 Single Life                                                   .0542%  0.65%
 Joint and Last Survivor                                       .0292%  0.35%

/1/We reserve the right to impose a maximum fee of $25 for the cost of preparing an inforce illustration, although we do not currently do so.

/2/We reserve the right to impose a transfer charge of up to $10, although we do not currently do so.

/3/Deducted monthly from Account Value attributable to each premium payment for ten years following the premium payment.

/4/Subject to a minimum monthly deduction of $8.00.

/5/Subject to a maximum guaranteed cost of insurance charge as shown in your policy. This charge depends on the insured's age, gender and applicable risk class. See Charges and Deductions -- Cost of Insurance in this Prospectus. We will not impose a cost of insurance once the Insured reaches Attained Age 100.

PORTFOLIO ANNUAL EXPENSES

Annual expenses of the portfolios of the Funds for the year ended December 31, 1999 (as a percentage of each portfolio's average net assets):

                                                           Management                 Other Expenses
                                                          Fees (after                     (after      Total
                                                          fee waivers   12b-1 Service reimbursement   Annual
Portfolio                                                as applicable) Fees* Fees**  as applicable) Expenses
-------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
 AIM V.I. Capital Appreciation Fund....................       0.62               --        0.11        0.73
 AIM V.I. Growth Fund..................................       0.63               --        0.10        0.73
 AIM V.I. Value Fund...................................       0.61               --        0.15        0.76
Alliance Variable Products Series Fund, Inc. /1/
 Growth and Income Portfolio -- Class B Shares.........       0.63      0.25     --        0.09        0.97
 Premier Growth Portfolio -- Class B Shares............       1.00      0.25     --        0.04        1.29
 Quasar Portfolio -- Class B Shares....................       0.81      0.25     --        0.14        1.20
Dreyfus
 Dreyfus Investment Portfolio Emerging-Markets Fund....       1.25               --        0.25        1.50
 The Dreyfus Socially Responsible Growth Fund, Inc.....       0.75               --        0.04        0.79
Federated Insurance Series /2/
 Federated High Income Bond Fund II -- Service Shares..       0.60             0.10        0.19        0.89
 Federated International Small Company Fund II.........       0.40             0.10        1.00        1.50
Fidelity Variable Insurance Products Fund (VIP) /3/
 VIP Equity-Income Portfolio -- Service Class 2
  Shares...............................................       0.48      0.25     --        0.10        0.83
 VIP Growth Portfolio -- Service Class 2 Shares........       0.58      0.25     --        0.10        0.93
Fidelity Variable Insurance Products Fund (VIP II) /4/
 VIP II Contrafund Portfolio -- Service Class 2
  Shares...............................................       0.58      0.25     --        0.12        0.95
Fidelity Variable Insurance Products Fund (VIP III) /5/
 VIP III Growth & Income Portfolio-- Service Class 2
  Shares...............................................       0.48      0.25     --        0.13        0.86
 VIP III Mid Cap Portfolio -- Service Class 2 Shares...       0.57      0.25     --        0.43        1.25
GE Investments Funds, Inc. /6/
 Mid-Cap Value Equity Fund.............................       0.65               --        0.06        0.71
 Money Market Fund.....................................       0.24               --        0.06        0.30
 Premier Growth Equity Fund............................       0.65               --        0.03        0.68
 S&P 500 Index Fund....................................       0.35               --        0.04        0.39
 Small-Cap Value Equity Fund...........................       0.80               --        0.13        0.93
 U.S. Equity Fund......................................       0.55               --        0.06        0.61
 Value Equity Fund.....................................       0.65               --        0.13        0.78
Janus Aspen Series /7/
 Aggressive Growth Portfolio -- Service Shares.........       0.65      0.25     --        0.02        0.92
 Balanced Portfolio -- Service Shares..................       0.65      0.25     --        0.02        0.92
 Capital Appreciation Portfolio --  Service Shares.....       0.65      0.25     --        0.04        0.94
 Global Life Sciences Portfolio --  Service Shares.....       0.65      0.25     --        0.19        1.09
 Global Technology Portfolio -- Service Shares.........       0.65      0.25     --        0.13        1.03
 Growth Portfolio -- Service Shares....................       0.65      0.25     --        0.02        0.92
 International Growth Portfolio -- Service Shares......       0.65      0.25     --        0.11        1.01
 Worldwide Growth Portfolio -- Service Shares..........       0.65      0.25     --        0.05        0.95
MFS(R) Variable Insurance Trust /8/
 MFS(R) Growth Series -- Service Class Shares..........       0.75      0.20     --        0.16        1.11
 MFS(R) Growth with Income Series-- Service Class
  Shares...............................................       0.75      0.20     --        0.13        1.08

                             Management                 Other Expenses
                            Fees (after                     (after      Total
                            fee waivers   12b-1 Service reimbursement   Annual
Portfolio                  as applicable) Fees* Fees**  as applicable) Expenses
-------------------------------------------------------------------------------
 MFS(R) New Discovery
  Series -- Service Class
  Shares..................      0.90      0.20     --        0.17        1.27
 MFS(R) Utilities Series
  -- Service Class
  Shares..................      0.75      0.20     --        0.16        1.11
Oppenheimer Variable
 Account Funds
 Oppenheimer Global
  Securities Fund/VA --
  Service Shares..........      0.67      0.15     --        2.00        0.84
 Oppenheimer Main Street
  Growth & Income Fund/VA
  -- Service Shares.......      0.73      0.15     --        0.05        0.93
PIMCO Variable Insurance
 Trust /9/
 Foreign Bond Portfolio --
  Administrative Shares...      0.25             0.15        0.70        1.10
 High Yield Bond Portfolio
  -- Administrative
  Shares..................      0.25             0.15        0.35        0.75
 Long-Term U.S. Government
  Bond Portfolio --
  Administrative Shares...      0.25             0.15        0.25        0.65
 Total Return Bond
  Portfolio --
  Administrative Shares...      0.25             0.15        0.25        0.65
Rydex Variable Trust
 Rydex OTC Fund...........      0.75             0.25        0.55        1.55

* The 12b-1 fees deducted from the 12b-1 classes of these portfolios cover certain distribution and shareholder support services provided by the companies selling contracts investing in those portfolios. The portion of the 12b-1 fees assesed against the Separate Account's assets related to the portfolios will be remitted to Capital Brokerage Corporation, the principal underwiter for the Contracts.
** The Service Share fees deducted from the service shares of these portfolios cover certain administrative services provided by companies selling contracts investing in those portfolios. The portion of the Service Share fees assessed against the Separate Account's assets related to the portfolios will be remitted to GE Life & Annuity.

/1/ Alliance Variable Products Series Fund, Inc. has voluntarily agreed to reduce or limit certain other expenses. Absent these waivers total annual expenses during 1999 would have been 1.44% for the Quasar Portfolio, consisting of 1.00% management fees, .25% 12b-1 fee and .19% other expenses.
/2/ Federated Insurance Series, Inc. has voluntarily agreed to reduce or limit certain other expenses. Absent these waivers total annual expenses during 1999 would have been 1.04% for the High Income Bond Fund II, consisting of .60% management fees, and 25% service fees, 19% other expenses; total annual expenses during 1999 would have been 2.50% for International Small Company Fund II, consisting of 1.25% management fee and 1.25% other expenses.

/3/ The expenses of the portfolios of the Variable Insurance Products Fund
    (VIP) - Service Class 2, are based on the estimated expenses that those portfolios expect to incur in their initial fiscal year.

/4/ The expenses of the portfolios of the Variable Insurance Products Fund II
    (VIP II) - Service Class 2, are based on the estimated expenses that those portfolios expect to incur in their initial fiscal year.
/5/ The expenses of the portfolios of the Variable Insurance Products Fund III
    (VIP III) - Service Class 2, are based on the estimated expenses that those portfolios expect to incur in their initial fiscal year.
/6/ GE Asset Management Incorporated currently serves as investment advisor to GE Investments Funds, Inc. (except for GE Small-Cap Value Equity and Value Equity Funds) and has agreed to waive a portion of the fee payable by the Fund. Absent this fee waiver, the total annual expenses of the GE Money Market Fund would have been .50%, consisting of .44% management fees and .06% other expenses; GE Premier Growth Equity Fund would have been .72% total annual expenses, consisting of .65% management fees and .07% other expenses. Expenses for the Small-Cap Value Equity and the Value Equity Funds are estimated due to the fund being in existence for less than 10 months.
/7/ Janus Aspen Series expenses (except for Global Technology and Global Life
    Sciences Portfolios) are based upon expenses for the fiscal year ended December 31, 1999, restated to reflect a reduction in the management fees for Growth, Aggressive Growth, Capital Appreciation, International Growth, Worldwide Growth, and Balanced Portfolios. Expenses for Global Technology and Global Life Sciences Portfolios are based on the estimated expenses that those portfolios expect to incur in their initial fiscal year. All expenses are shown without the effect of expense offset arrangements.
/8/ Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of MFS Variable Insurance Trust during 1999 would have been total annual expenses of 1.66% for the Growth Series, consisting of .75% management fees, .20% 12b-1 fee and .71% other expenses; total annual expenses of 2.69% for the New Discovery Series, consisting of .90% management fees, .20% 12b-1 fees and 1.59% other expenses.
/9/ Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of the PIMCO Variable Insurance Trust during 1999 would have been total annual expenses of 1.25% for the Foreign Bond Portfolio, consisting of .25% management fees, .15% service fee and .85% other expenses; total annual expenses of .71% for the Long-Term U.S. Government Bond Portfolio, consisting of .25% management fees and .46% other expenses; total annual expenses of .69% for Total Return Bond Portfolio, consisting of .25% management fees and .44% other expenses.
    PIMCO Foreign Bond Portfolio has contractually agreed to reduce total annual portfolio operating expenses for the Administrative Class shares to the extent they would exceed, due to the payment of organizational expenses and Trustees' fee, 0.90% of average daily net assets. Under the Expense Limitation Agreement, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit.

The expense information regarding the Funds was provided by those Funds. We have not independently verified this information. We cannot guarantee that the reimbursements and fee waivers provided by certain of the Funds will continue.

Other Policies

We offer other variable life insurance policies which also invest in the same portfolios of the Funds. These policies may have different charges that could affect the value of the Subaccounts and may offer different benefits more suitable to your needs. To obtain more information about these policies, contact your registered representative, or call (800) 352-9910.

Risk Summary



Investment Risk

Your Account Value is subject to the risk that investment performance will be unfavorable and that your Account Value will decrease. Because we continue to deduct charges from Account Value, if investment results are sufficiently unfavorable and/or you stop making premium payments at or above the minimum requirements, the Surrender Value of your Policy may fall to zero. In that case, the Policy will terminate without value and insurance coverage will no longer be in effect, unless you make an additional payment sufficient to prevent a termination during the 61-day grace period. On the other hand, if investment experience is sufficiently favorable and you have kept the Policy in force for a substantial time, you may be able to draw upon Account Value, through partial surrenders and Policy loans.

Risk of Lapse

If the Surrender Value of your Policy is too low to pay the monthly deductions when due, the Policy will be in default and a grace period will begin. There is a risk that if withdrawals, loans, and monthly deductions reduce your Surrender Value to too low an amount and/or if the investment experience of your selected Subaccounts is unfavorable, then your Policy could lapse. In that case, you will have a 61-day grace period to make a sufficient payment. If you do not make a sufficient payment before the grace period ends, your Policy will terminate without value, insurance coverage will no longer be in effect, and you will receive no benefits. After termination, you may reinstate your Policy within three years subject to certain conditions.

Tax Risks

We intend for the Policy to satisfy the definition of a "life insurance contract" under section 7702 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, earnings under the Policy will not be taxed until a distribution is made from the Policy. In addition, death benefits generally will be excludable from income. In most cases, the Policy will be a Modified Endowment Contract ("MEC"). If your Policy is a MEC, certain distributions made during the Insured's lifetime under a single life Policy or the Insureds' lifetimes under a joint and last survivor life Policy, such as loans and withdrawals from, and collateral assignments of the Policy are includable in gross income on an income-first basis. A 10% Federal penalty tax ordinarily will be imposed on income distributed before you attain age 59 1/2. Policies that are not MECs receive preferential tax treatment with respect to certain distributions. See Tax Treatment of Modified Endowment Contracts. You should consult a qualified tax advisor in all tax matters involving your Policy.

Limits on Partial Surrenders

You may make one partial surrender each Policy Year after the first Policy
Year.

You may withdraw an amount up to the amount equal to the lesser of a) the Surrender Value less $1,000; and b) the available loan amount (which is equal to 90% of the difference between Account Value and any applicable surrender charges, minus any Policy Debt). We will assess a processing fee on the withdrawal. We will not permit a partial surrender that would reduce Account Value below $25,000.

Partial surrenders will reduce your Account Value and Specified Amount. Federal income taxes and a penalty tax may apply to partial surrenders.

Effects of Policy Loans

A Policy loan, whether or not repaid, will affect Account Value over time because we transfer the amount of the loan from the Subaccounts and/or the Guarantee Account to the General Account and hold it as collateral. We then credit a fixed interest rate to the loan collateral. As a result, the loan collateral does not participate in the investment results of the Subaccounts and does not participate in the interest credited to the Guarantee Account. The longer the loan is outstanding, the greater the effect is likely to be. Depending on the investment results of the Subaccounts and the extent, if any, of the difference in the interest rates credited to the Guarantee Account and the General Account, the effect could be favorable or unfavorable.

A Policy loan also reduces the death benefit Proceeds. A Policy loan could make it more likely that a Policy would terminate. There is a risk if the loan reduces your Surrender Value to too low an amount and investment experience is unfavorable, that the Policy will lapse, resulting in adverse tax consequences. You must submit a sufficient payment during the grace period to avoid the Policy's termination without value and the end of insurance coverage. If Account Value becomes insufficient to cover charges when due, the Policy will terminate without value after a grace period.

Comparison With Other Insurance Policies

The Policy is similar in many ways to universal life insurance. As with universal life insurance:

 . the Owner pays premium for insurance coverage on the Insured or Insureds;

 . the Policy provides for the accumulation of Surrender Value that is payable if the Owner surrenders the Policy during the Insured's or Insureds' lifetimes;

 . and the Surrender Value may be substantially lower than the premiums paid.

However, the Policy differs from universal life insurance in that it permits you to place your premium in the Subaccounts. The amount and duration of life insurance protection and of the Policy's Account Value will vary with the investment performance of the Subaccounts you select.

The Surrender Value of your Policy may decrease if the investment performance of the Subaccounts to which you allocate Account Value is sufficiently adverse. If the Surrender Value becomes insufficient to cover charges when due, the Policy will terminate without value after a grace period.

GE Life and Annuity Assurance Company

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity policies. We may do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. Before January 1, 1999, our name was The Life Insurance Company of Virginia.

General Electric Capital Assurance Company ("GE Capital Assurance") owns the majority of our capital stock, and Federal Home Life Insurance Company ("Federal") and Phoenix Group Holdings, Inc. own the remainder. GE Capital Assurance and Federal are indirectly owned by GE Financial Assurance Holdings, Inc which is a wholly owned subsidiary of General Electric Capital Corporation ("GE Capital"). GE Capital, a New York corporation, is a diversified financial services company whose subsidiaries consist of specialty insurance, equipment management, and commercial and consumer financing businesses. GE Capital's indirect parent, General Electric Company, founded more than one hundred years ago by Thomas Edison, is the world's largest manufacturer of jet engines, engineering plastics, medical diagnostic equipment, and large electric power generation equipment.

GNA Corporation, a direct wholly owned subsidiary of GE Financial Assurance Holdings, Inc., directly owns the stock of Capital Brokerage Corporation (the principal underwriter for the Policies and a broker/dealer registered with the U.S. Securities and Exchange Commission).

We are a member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

STATE REGULATION

We are subject to regulation by the State Corporation Commission of the Commonwealth of Virginia. We file an annual statement with the Virginia Commissioner of Insurance on or before March 1 of each year covering our operations and reporting on our financial condition as of December 31 of the preceding year. Periodically, the Commissioner of Insurance examines our liabilities and reserves and those of Separate Account III and assesses their adequacy, and a full examination of our operations is conducted by the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia, at least every five years.

We are also subject to the insurance laws and regulation of other states within which we are licensed to operate.

Separate Account III

We established GE Life & Annuity Separate Account III as a separate investment account on February 10, 1987. Separate Account III currently has 41 Subaccounts available under the Policy. Each Subaccount invests exclusively in shares representing an interest in a separate corresponding portfolio of one of the 13 Funds described below.

The assets of Separate Account III belong to us. However, we may not charge the assets in Separate Account III attributable to the Policies with liabilities arising out of any other business which we may conduct. If Separate Account III's assets exceed the required reserves and other liabilities, we may transfer the excess to our General Account. Income and both realized and unrealized gains or losses from the assets of Separate Account III are credited to or charged against Separate Account III without regard to the income, gains or losses arising out of any other business we may conduct.

Separate Account III is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") and meets the definition of a separate account under the Federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of Separate Account III by the SEC.

CHANGES TO SEPARATE ACCOUNT III

Separate Account III may include other Subaccounts that are not available under the Policy. We may substitute another Subaccount or insurance company separate account under the Policy if, in our judgment, investment in a Subaccount should no longer be possible or becomes inappropriate to the purposes of the Policies. The new Subaccounts may be limited to certain classes of Policies and the new portfolios may have higher fees and charges than the portfolios they replaced. No substitution or elimination may take place without prior notice to Owners and prior approval of the SEC and insurance regulatory authorities, to the extent required by the 1940 Act and applicable law.

We may also, where permitted by law:

 . create new separate accounts;

 . combine separate accounts, including Separate Account III;

 . transfer assets of Separate Account III, which we determine to be associated with the class of Policies to which this Policy belongs, to another separate account;

 . add new Subaccounts to or remove Subaccounts from Separate Account III or combine Subaccounts;

 . make the Subaccounts available under other policies we issue;

 . add new Funds or remove existing Funds;

 . substitute new Funds for any existing Funds whose shares are no longer available for investment;

 . substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;

 . deregister Separate Account III under the 1940 Act; and

 . operate Separate Account III under the direction of a committee or in another form.

The Portfolios


You decide the Subaccounts to which you direct premiums. You may change your premium allocation without penalty or charges. There is a separate Subaccount which corresponds to each portfolio of a Fund offered in this Policy.

Each Fund is registered with the Securities and Exchange Commission as an open-end management investment company under the 1940 Act. The assets of each portfolio are separate from other portfolios of a Fund and each portfolio has separate investment objectives and policies. As a result, each portfolio operates as a separate portfolio and the investment performance of one portfolio has no effect on the investment performance of any other portfolio.

Before choosing a Subaccount to allocate your premiums and Account Value, carefully read the prospectus for each Fund, along with this Prospectus. We summarize the investment objectives of each portfolio below. There is no assurance that any of the portfolios will meet these objectives.

The investment objectives and policies of certain portfolios are similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager. The investment results of the portfolios, however, may be higher or lower than the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager, or if the other portfolio has a similar name.

SUBACCOUNTS

We offer you a choice from among 41 Subaccounts, each of which invests in an underlying portfolio of one of the Funds. You may invest in up to ten Subaccounts at any one time. Allocations to the Guarantee Account do not count as one of the ten allocations we permit under the Policy.

AIM Variable Insurance Funds

                                                            Adviser (and Sub-
Subaccount Investing In        Investment Objective      Adviser, as applicable)
--------------------------------------------------------------------------------
AIM V.I. Capital          The funds investment objective  A I M Advisors,
Appreciation Fund         is growth of capital. Invests   Inc.
                          principally in common stocks,
                          with emphasis on medium and
                          small-sized growth companies.
                          This fund may invest up to 25%
                          of the value of the total
                          assets in foreign securities.
--------------------------------------------------------------------------------
AIM V.I. Growth Fund      The funds investment objective  A I M Advisors,
                          is to seek growth of capital.   Inc.
                          Invests principally in
                          seasoned and better
                          capitalized companies
                          considered to have strong
                          earnings momentum. This fund
                          may invest up to 25% of the
                          value of the total assets in
                          foreign securities.
--------------------------------------------------------------------------------
AIM V.I. Value Fund       Seeks to achieve long-term      A I M Advisors,
                          growth of capital. Income is a  Inc.
                          secondary objective. Invests
                          principally in equity
                          securities judged by the
                          investment advisor of the fund
                          to be undervalued. This fund
                          may invest up to 25% of the
                          value of the total assets in
                          foreign securities.
--------------------------------------------------------------------------------
ALLIANCE VARIABLE
PRODUCTS SERIES FUND

Growth and Income         Seeks reasonable current        Alliance Capital
Portfolio                 income and reasonable           Management, L.P.
                          opportunity for appreciation
                          through investments primarily
                          in dividend-paying common
                          stocks of good quality. May
                          also invest in fixed-income
                          securities and convertible
                          securities.
--------------------------------------------------------------------------------
Premier Growth Portfolio  Seeks long-term growth of       Alliance Capital
                          capital by investing            Management, L.P.
                          predominantly in the equity
                          securities of a limited number
                          of large, carefully selected,
                          high quality U.S. companies
                          judged likely to achieve
                          superior earnings growth.
--------------------------------------------------------------------------------
Quasar Portfolio          Seeks growth of capital by      Alliance Capital
                          pursuing aggressive investment  Management, L.P.
                          policies. This fund invests
                          based upon the potential for
                          capital appreciation and only
                          incidentally for current
                          income. The investment
                          policies are aggressive.
--------------------------------------------------------------------------------
DREYFUS

Dreyfus Investment        Seeks long-term capital growth  The Dreyfus
Portfolios-Emerging       by investing primarily in the   Corporation
Markets Fund              stocks of companies organized,
                          or with a majority of its
                          assets or business, in
                          emerging market countries.
--------------------------------------------------------------------------------
The Dreyfus Socially      Seeks to provide capital        The Dreyfus
Responsible Growth Fund,  growth, with current income as  Corporation
Inc.                      a secondary goal by investing
                          primarily in the common stock
                          of companies that in the
                          opinion of the Fund's
                          management, meet traditional
                          investment standards and
                          conduct their business in a
                          manner that contributes to the
                          enhancement of the quality of
                          life in America.
--------------------------------------------------------------------------------


FEDERATED INSURANCE SERIES

                                                             Adviser (and Sub-
Subaccount Investing In         Investment Objective      Adviser, as applicable)
---------------------------------------------------------------------------------
Federated High Income      Seeks high current income by    Federated
Bond Fund II               investing primarily in a        Investment
                           professionally managed,         Management Company
                           diversified portfolio of fixed
                           income securities. Pursues
                           this objective by investing in
                           a diversified portfolio of
                           high-yield, lower-rated
                           corporate bonds (also known as
                           "junk bonds").
---------------------------------------------------------------------------------
Federated International    Seeks to provide long-term      Federated Global
Small Company Fund II      growth of capital. Purses this  Investment
                           objective by investing at       Management Corp.
                           least 65% of its assets in
                           equity securities of foreign
                           companies that have a market
                           capitalization at the time of
                           purchase of $1.5 billion or
                           less.
---------------------------------------------------------------------------------
FIDELITY VARIABLE
INSURANCE PRODUCTS FUND
(VIP)

Equity-Income Portfolio    Seeks reasonable income and     Fidelity Management
                           will consider the potential     & Research Company
                           for capital appreciation. The   (beginning January
                           fund also seeks a yield, which  1, 2001, FMR Co.,
                           exceeds the composite yield on  Inc. will
                           the securities comprising the   subadvise.)
                           S&P 500 by investing primarily
                           in income-producing equity
                           securities and by investing in
                           domestic and foreign issuers.
---------------------------------------------------------------------------------
Growth Portfolio           Seeks capital appreciation by   Fidelity Management
                           investing primarily in common   & Research Company
                           stocks of companies believed    ("FMR Co., Inc.)
                           to have above-average growth    (beginning January
                           potential.                      1, 2001, FMR Co.,
                                                           Inc. will
                                                           subadvise.)
---------------------------------------------------------------------------------
FIDELITY VARIABLE
INSURANCE PRODUCTS FUND
II (VIP II)

Contrafund Portfolio       Seeks long-term capital         Fidelity Management
                           appreciation by investing       & Research Company
                           primarily in common stocks and  (subadvised by
                           securities of companies whose   Fidelity Management
                           value it believes to have not   & Research (U.K.)
                           fully been recognized by the    Inc., Fidelity
                           public. This fund invests in    Management &
                           domestic and foreign issuers    Research (Far East)
                           and also invests in "growth"    Inc., and Fidelity
                           stocks or "value" stocks or     Investments Japan
                           both.                           Limited; beginning
                                                           January 1, 2001,
                                                           FMR Co., Inc. will
                                                           subadvise.)
---------------------------------------------------------------------------------
FIDELITY VARIABLE
INSURANCE PRODUCTS FUND
III (VIP III)

Growth & Income Portfolio  Seeks high total return         Fidelity Management
                           through a combination of        & Research Company
                           current income and capital      (subadvised by
                           appreciation by investing a     Fidelity Management
                           majority of assets in common    & Research (U.K.)
                           stocks with a focus on those    Inc., Fidelity
                           that pay current dividends and  Management &
                           show potential for capital      Research (Far East)
                           appreciation.                   Inc. and Fidelity
                                                           Investments Japan
                                                           Limited; beginning
                                                           January 1, 2001,
                                                           FMR Co., Inc. will
                                                           subadvise.)
---------------------------------------------------------------------------------

                                                             Adviser (and Sub-
Subaccount Investing In         Investment Objective      Adviser, as applicable)
---------------------------------------------------------------------------------
Mid-Cap Portfolio          Seeks long-term growth of       Fidelity Management
                           capital by investing primarily  & Research Company
                           in common stocks and at least   (subadvised by
                           65% of total assets in          Fidelity Management
                           securities of companies with    & Research (U.K.)
                           medium market capitalizations.  Inc., Fidelity
                                                           Management &
                                                           Research (Far East)
                                                           Inc. and Fidelity
                                                           Investments Japan
                                                           Limited; beginning
                                                           January 1, 2001,
                                                           FMR Co., Inc. will
                                                           subadvise.)
---------------------------------------------------------------------------------
GE INVESTMENTS FUNDS,
INC,

Mid-Cap Value Equity Fund  Objective of providing long-    GE Asset Management
                           term growth of capital and      Incorporated
                           future income by investing      (Subadvised by NWQ
                           primarily in equity securities  Investment
                           of companies that the           Management Company)
                           portfolio management believes
                           at the time of purchase offers
                           above average growth
                           potential.
---------------------------------------------------------------------------------
Money Market Fund          Objective of providing highest  GE Asset Management
                           level of current income as is   Incorporated
                           consistent with high liquidity
                           and safety of principal by
                           investing in various types of
                           good quality money market
                           securities.
---------------------------------------------------------------------------------
Premier Growth Equity      Objective of providing long-    GE Asset Management
Fund                       term growth of capital as well  Incorporated
                           as future (rather than
                           current) income by investing
                           primarily in growth-oriented
                           equity securities.
---------------------------------------------------------------------------------
S&P 500 Index Fund/1/      Objective of providing capital  GE Asset Management
                           appreciation and accumulation   Incorporated
                           of income that corresponds to   (Subadvised by
                           the investment return of the    State Street Global
                           Standard & Poor's 500           Advisers)
                           Composite Stock Price Index
                           through investment in common
                           stocks comprising the Index.
---------------------------------------------------------------------------------
Small-Cap Value Equity     Objective of providing long-    GE Asset Management
Fund                       term growth of capital by       Incorporated
                           investing primarily in equity   (Subadvised by
                           securities of small cap         Palisade Capital
                           undervalued U.S. companies      Management, L.L.C.)
                           that have solid growth
                           prospects the portfolio
                           management believes are
                           undervalued by the market but
                           have solid growth.
---------------------------------------------------------------------------------
U.S. Equity Fund           Objective of providing long-    GE Asset Management
                           term growth of capital through  Incorporated
                           investments primarily in
                           equity securities of U.S.
                           companies.
---------------------------------------------------------------------------------

/1/ "Standard & Poor's", "S&P", and "S&P 500" are trademarks of The McGraw-Hill
    Companies, Inc. and have been licensed for use by GE Asset Management Incorporated. The S&P 500 Index Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard and Poor's makes no representation or warranty, express or implied, regarding the advisability of investing in this Fund of the Policy.

                                                            Adviser (and Sub-
Subaccount Investing In        Investment Objective      Adviser, as applicable)
--------------------------------------------------------------------------------
Value Equity Fund         Objective of providing long-    GE Asset Management
                          term growth of capital and      Incorporated
                          future income. Pursues
                          investments in equity
                          securities of large
                          undervalued U.S. companies
                          that have solid growth
                          prospects.
--------------------------------------------------------------------------------
JANUS ASPEN SERIES

Aggressive Growth         Non-diversified portfolio       Janus Capital
Portfolio                 pursuing long-term growth of    Corporation
                          capital. Pursues this
                          objective by normally
                          investing at least 50% of its
                          assets in equity securities
                          issued by medium-sized
                          companies.
--------------------------------------------------------------------------------
Balanced Portfolio        Seeks long term growth of       Janus Capital
                          capital. Pursues this           Corporation
                          objective consistent with the
                          preservation of capital and
                          balanced by current income.
                          Normally invests 40-60% of its
                          assets in securities selected
                          primarily for their growth
                          potential and 40-60% of its
                          assets in securities selected
                          primarily for their income
                          potential.
--------------------------------------------------------------------------------
Capital Appreciation      Non-diversified portoflio       Janus Capital
Portfolio                 pursuing long-term growth of    Corporation
                          capital. Pursues this
                          objective by investing
                          primarily in common stocks of
                          companies of any size.
--------------------------------------------------------------------------------
Global Life Sciences      Invests primarily in equity     Janus Capital
Portfolio                 securities of U.S. and foreign  Corporation
                          companies selected for their
                          growth potential. Normally
                          invests at least 65% of its
                          total assets in securities of
                          companies that the portfolio
                          manager believes have a life
                          science orientation.
--------------------------------------------------------------------------------
Global Technology         Invests primarily in equity     Janus Capital
Portfolio                 securities of U.S. and foreign  Corporation
                          companies selected for their
                          growth potential. Under normal
                          circumstances, it invests at
                          least 65% of its total assets
                          in securities of companies
                          that the portfolio manager
                          believes will benefit
                          significantly from advances or
                          improvements in technology.
--------------------------------------------------------------------------------
Growth Portfolio          Seeks long-term capital growth  Janus Capital
                          consistent with the             Corporation
                          preservation of capital and
                          pursues its objective by
                          investing in common stocks of
                          companies of any size.
                          Emphasizes larger, more
                          established issuers.
--------------------------------------------------------------------------------
International Growth      Seeks long-term growth of       Janus Capital
Portfolio                 capital. Pursues this           Corporation
                          objective primarily through
                          investments in common stocks
                          of issuers located outside the
                          United States. The portfolio
                          normally invests at least 65%
                          of its total assets in
                          securities of issuers from at
                          least five different
                          countries, excluding the
                          United States.
--------------------------------------------------------------------------------

                                                            Adviser (and Sub-
Subaccount Investing In        Investment Objective      Adviser, as applicable)
--------------------------------------------------------------------------------
Value Equity Fund         Objective of providing long-    GE Asset Management
                          term growth of capital and      Incorporated
                          future income. Pursues
                          investments in equity
                          securities of large
                          undervalued U.S. companies
                          that have solid growth
                          prospects.
--------------------------------------------------------------------------------
JANUS ASPEN SERIES

Aggressive Growth         Non-diversified portfolio       Janus Capital
Portfolio                 pursuing long-term growth of    Corporation
                          capital. Pursues this
                          objective by normally
                          investing at least 50% of its
                          assets in equity securities
                          issued by medium-sized
                          companies.
--------------------------------------------------------------------------------
Balanced Portfolio        Seeks long term growth of       Janus Capital
                          capital. Pursues this           Corporation
                          objective consistent with the
                          preservation of capital and
                          balanced by current income.
                          Normally invests 40-60% of its
                          assets in securities selected
                          primarily for their growth
                          potential and 40-60% of its
                          assets in securities selected
                          primarily for their income
                          potential.
--------------------------------------------------------------------------------
Capital Appreciation      Non-diversified portoflio       Janus Capital
Portfolio                 pursuing long-term growth of    Corporation
                          capital. Pursues this
                          objective by investing
                          primarily in common stocks of
                          companies of any size.
--------------------------------------------------------------------------------
Global Life Sciences      Invests primarily in equity     Janus Capital
Portfolio                 securities of U.S. and foreign  Corporation
                          companies selected for their
                          growth potential. Normally
                          invests at least 65% of its
                          total assets in securities of
                          companies that the portfolio
                          manager believes have a life
                          science orientation.
--------------------------------------------------------------------------------
Global Technology         Invests primarily in equity     Janus Capital
Portfolio                 securities of U.S. and foreign  Corporation
                          companies selected for their
                          growth potential. Under normal
                          circumstances, it invests at
                          least 65% of its total assets
                          in securities of companies
                          that the portfolio manager
                          believes will benefit
                          significantly from advances or
                          improvements in technology.
--------------------------------------------------------------------------------
Growth Portfolio          Seeks long-term capital growth  Janus Capital
                          consistent with the             Corporation
                          preservation of capital and
                          pursues its objective by
                          investing in common stocks of
                          companies of any size.
                          Emphasizes larger, more
                          established issuers.
--------------------------------------------------------------------------------
International Growth      Seeks long-term growth of       Janus Capital
Portfolio                 capital. Pursues this           Corporation
                          objective primarily through
                          investments in common stocks
                          of issuers located outside the
                          United States. The portfolio
                          normally invests at least 65%
                          of its total assets in
                          securities of issuers from at
                          least five different
                          countries, excluding the
                          United States.
--------------------------------------------------------------------------------

                                                             Adviser (and Sub-
Subaccount Investing In         Investment Objective      Adviser, as applicable)
---------------------------------------------------------------------------------
Long-Term U.S. Government  Seeks to maximize total         Pacific Investment
Bond Portfolio             return, consistent with the     Management Company
                           preservation of capital and
                           prudent investment management.
                           Primarily invests in long-term
                           maturity fixed income
                           securities.
---------------------------------------------------------------------------------
RYDEX VARIABLE TRUST
Total Return Bond          Seeks to maximize total return  Pacific Investment
Portfolio                  consistent with preservation    Management Company
                           of capital and prudent
                           investment management.
                           Primarily invests in
                           intermediate maturity fixed
                           income securities.
---------------------------------------------------------------------------------
OTC Fund/2/                Non-diversified fund seeks to   Rydex Global
                           provide investment results      Advisors
                           that correspond to a benchmark
                           for over-the-counter
                           securities that invest
                           primarily in securities of
                           companies included in NASDAQ
                           100 Index(TM).
---------------------------------------------------------------------------------

/2/ THE NASDAQ 100 Index(TM) is an unmanaged index that is a widely recognized indicator of OTC Market performance.

Not all of these portfolios may be available in all states or markets.

We will purchase shares of the portfolios at net asset value and direct them to the appropriate Subaccounts of Separate Account III. We will redeem sufficient shares of the appropriate portfolios at net asset value to pay surrender/partial surrender proceeds or for other purposes described in the Policy. We automatically reinvest all dividends and capital gain distributions of the portfolios in shares of the distributing portfolios at their net asset value on the date of distribution. In other words, we do not pay portfolio dividends or portfolio distributions out to Owners as additional units, but instead reflect them in unit values.

Shares of the portfolios of the Funds are not sold directly to the general public. They are sold to us, and they may also be sold to other insurance companies that issue variable annuity and variable life insurance policies. In addition, they may be sold to retirement plans.

When a Fund sells shares in any of its portfolios both to variable annuity and to variable life insurance separate accounts, it engages in mixed funding. When a Fund sells shares in any of its portfolios to separate accounts of unaffiliated life insurance companies, it engages in shared funding.

Each Fund may engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various shareholders participating in a Fund could conflict. A Fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the Prospectuses for the Funds.

We have entered into agreements with either the investment adviser or distributor of the Funds under which the advsior or distributor pays us a fee ordinarily based upon a percentage of the average aggregate amount we have invested on behalf of Account III and other separate accounts. These percentages differ, and some investment advisers or distributors pay us a greater percentage than other advisers or distributors. The amounts we receive under these agreements may be significant. In addition, our affiliate, Capital Brokerage Corporation, the principal underwriter for the Policies, will receive 12b-1 fees deducted from the assets of certain portfolios for providing distribution and shareholder support services to these portfolios.

YOUR RIGHT TO VOTE PORTFOLIO SHARES

As required by law, we will vote the portfolio shares held in Separate Account III at meetings of the shareholders of the Funds. The voting will be done according to the instructions of Owners who have interests in any Subaccount which invest in the portfolios of the Funds. If the 1940 Act or any regulation under it should be amended, and if as a result we determine that we are permitted to vote the portfolios' shares in our own right, we may elect to do so.

We will determine the number of votes which you have the right to cast by applying your percentage interest in a Subaccount to the total number of votes attributable to the Subaccount. In determining the number of votes, we will recognize fractional shares.

We will vote portfolio shares of a class held in a Subaccount for which we received no timely instructions in proportion to the voting instructions which we received for all Policies participating in that Subaccount. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a Fund calls a shareholders meeting, each person having a voting interest in a Subaccount will receive proxy material, reports and other materials relating to the portfolio. Since each portfolio may engage in shared funding, other persons or entities besides the Company may vote portfolio shares. See Subaccounts.

The Guarantee Account

Due to certain exemptive and exclusionary provisions of the Federal securities laws, we have not registered interests in the Guarantee Account under the Securities Act of 1933 (the "1933 Act"), and we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither the interests in the Guarantee Account, nor our General Account are generally subject to regulation under the 1933 Act and the 1940 Act. Disclosures relating to the interests in the Guarantee Account, and the General Account, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy of statements made in a registration statement.

You may allocate some or all of your premium payments and transfer some or all of your Account Value to the Guarantee Account. We credit the portion of the Account Value allocated to the Guarantee Account with interest (as described below). Account Value in the Guarantee Account is subject to some, but not all, of the charges we assess in connection with the Policy. See Charges and Deductions.

Each time you allocate premium payments or transfer Account Value to the Guarantee Account, we establish an interest rate guarantee period. For each interest rate guarantee period, we guarantee an interest rate for a year. At the end of an interest rate guarantee period, a new interest rate will become effective, and a new interest rate guarantee period will commence with respect to that portion of the Account Value in the Guarantee Account represented by that particular allocation.

The initial interest rate guarantee period for any allocation will be one year. Subsequent interest rate guarantee periods will each be one year. We determine the interest rates in our sole discretion. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which we may acquire with the amounts we receive as premium payments or transfers of Account Value under the Policies. You will have no direct or indirect interest in these investments. We also will consider other factors in determining interest rates for a guarantee period including, but not limited to, regulatory and tax requirements, sales commissions, and administrative expenses borne by us, general economic trends, and competitive factors. Amounts you allocate to the Guarantee Account will not share in the investment performance of our General Account, or any portion thereof.
WE CANNOT PREDICT OR GUARANTEE THE LEVEL OF INTEREST RATES IN FUTURE GUARANTEE PERIODS. HOWEVER, THE INTEREST RATES FOR ANY INTEREST GUARANTEE PERIOD WILL BE AT LEAST THE GUARANTEED INTEREST RATE SHOWN IN YOUR POLICY.

We will notify Owners in writing at least 10 days prior to the expiration date of any interest rate guarantee period about the then currently available interest rate guarantee periods and the guaranteed interest rates applicable to such interest rate guarantee periods. A new one year interest rate guarantee period will commence automatically unless we receive written notice prior to the end of the 30 day period following the expiration of the interest rate guarantee period ("30 day window") of your election of a different interest rate guarantee period from among those being offered by us at the time, or instructions to transfer all or a portion of the remaining amount to one or more investment Subdivisions subject to certain restrictions. (See Transfers Before the Maturity Date.) During the 30 day window, the allocation will accrue interest at the new interest rate guarantee period's interest rate.

We reserve the right to credit bonus interest on premium payments and Account Value allocated to a Guarantee Account participating in the dollar-cost averaging program. See Dollar-Cost Averaging.

Charges And Deductions






This section describes the charges and deductions we make under the Policy to compensate for the services and benefits we provide, costs and expenses we incur, and risks we assume. The services and benefits we provide include:

 . the partial surrender, surrender, Policy loan and death benefits under the Policy;

 . investment options, including premium allocations, dollar-cost averaging, asset allocation and portfolio rebalancing programs;

 . administration of various elective options under the Policy; and

 . the distribution of various reports to Owners.

The costs and expenses we incur include:

 . those associated with underwriting applications and increases in Specified
  Amount;

 . various overhead and other expenses associated with providing the services and benefits provided by the Policy;

 . sales and marketing expenses; and

 . other costs of doing business, such as Federal, state and local premium and other taxes and fees.

The risks we assume include:

 . that insureds may live for a shorter period of time than estimated, resulting in the payment of greater death benefits than expected; and

 . that the costs of providing the services and benefits under the Policies will exceed the charges deducted.

We may profit from any charges deducted, such as the mortality and expense risk charge. We may use any such profits for any purpose, including payment of distribution expenses.

CHARGES ATTRIBUTABLE TO PREMIUM PAYMENTS

For ten years after each premium payment, we deduct a monthly premium tax charge equal to an annual rate of .20% (.0167% monthly) of the portion of the Policy's Account Value in Separate Account III attributable to each premium payment, and a monthly distribution expense charge equal to an annual rate of
 .30% (.025% monthly) of that portion of the Policy's Account Value in Separate Account III attributable to each premium payment. We deduct these charges proportionately from your assets in each Subaccount. We do not deduct these charges from Account Value in the Guarantee Account.

For purposes of calculating the premium tax charge and the distribution expense charge, we attribute a portion of the Policy's Account Value in the Separate Account to each premium payment at the time you make the premium payment. Your initial premium payment will represent 100 percent of Policy Account Value until you make a new premium payment. At the time you make that new premium payment, we will then determine the portion of the Policy's Account Value attributable to both the initial premium payment and the new premium payment. The portion of the Policy's Account Value attributable to the new premium payment will equal the percentage of the Policy's Account Value that premium payment represents at the time it is made with the remaining portion of the Policy's Account Value attribtuable to the initial premium payment. If you had previously made more than one premium payment, we would attribute the remaining Policy Account Value to each of those premium payments on a proportional basis. We will redetermine the portion of the Policy's Account Value attributable to premium payments you have made only when you make new premium payments.

MORTALITY AND EXPENSE RISK CHARGE

We currently deduct a monthly mortality and expense risk charge. This corresponds to an effective annual rate of 0.70% (.0583% monthly) of the Account Value in each subaccount during the first ten Policy Years decreasing to an effective annual rate of .35% (.0292% monthly) thereafter. This charge is not deducted from your assets in the Guarantee Account. We will not increase this charge for the duration of your Policy.

The mortality risk we assume is the risk that Insureds may live for a shorter period of time than estimated and, therefore, a greater amount of death benefit proceeds than expected will be payable. The expense risk we assume is that expenses incurred in issuing and administering the Policies will be greater than estimated and, therefore, will exceed the expense charge limits set by the Policies.

ADMINISTRATIVE EXPENSE CHARGE

We deduct a monthly administrative expense charge of .0333%. The effective annual rate of this charge is .40% of the Account Value in each subaccount. We also deduct an administrative expense charge monthly from the Account Value in the Guarantee Account at an effective annual rate of .40%. The minimum monthly deduction for the administrative expense charge is $8.00.

COST OF INSURANCE

We deduct a cost of insurance charge each month. The cost of insurance is a significant charge under your Policy because it is the primary charge for the death benefit we provide you. For a single life Policy, the current monthly cost of insurance charge is .0542% of the Account Value in each Subaccount and in the Guarantee Account. The effective annual rate of this charge is .65%. For a joint and last survivor Policy, the current monthly cost of insurance charge is .0292% of Account Value in each Subaccount and in the Guarantee Account. The effective annual rate of this charge is .35%. The maximum charge will never be more than the guaranteed monthly cost of insurance charge described below.

The maximum monthly cost of insurance charge equals (a) times (b) and then divided by (c), where:

(a) is the maximum cost of insurance rate per $1,000 shown in your Policy based on the Insured's or each Insured's Attained Age, gender and risk class;

(b) is an amount equal to the death benefit minus the Account Value; and

(c) is $1,000.

We guarantee that the cost of insurance rates will never exceed the maximum rates shown in your Policy. The cost of insurance rates are based on the Commissioners' 1980 Standard Ordinary Mortality Tables and vary based on age, gender and applicable risk class. We currently place Insureds in the following risk classes when we issue the Policy, based on our underwriting: a male or female or unisex risk class where appropriate under applicable law (currently including the State of Montana). The original risk class applies to the initial Specified Amount. If an increase in Specified Amount is approved, a different risk class may apply to the increase, based on the Insured's circumstances at the time of the increase. The maximum cost of insurance rates are based on the Insured's Attained Age. The guaranteed cost of insurance rates generally increase as the Insured's Attained Age increases. Modifications to cost of insurance rates are made for risk classes other than standard.

For a joint and last survivor Policy, we determine the maximum cost of insurance rates in a manner that reflects the anticipated mortality of both Insureds and the fact that the death benefit is not payable until the death of the Last Insured. As such, the death of the first Insured to die will not affect the cost of insurance scale for the second Insured.

Changes in the death benefit may affect the amount of the guaranteed cost of insurance charge deductible under the Policy. Because the guaranteed cost of insurance charge varies with the death benefit, an increase in specified amount or the calculation of the death benefit based on the corridor percentage (See, Death Benefit) may cause the guaranteed cost of insurance charge to increase.

We deduct the cost of insurance charge proportionately from your assets in the Subaccounts and/or the Guarantee Account. The monthly deduction for cost of insurance charges will end on the policy anniversary date on which the Insured's Attained Age is 100.

SURRENDER CHARGE

If you fully surrender your Policy within seven years of the initial premium payment, we will deduct a surrender charge. The total surrender charge will equal a percentage of the initial premium payment you made under the Policy. For purposes of this charge, we deem the initial premium payment to be made on the first day of the first Policy Year; therefore, one year elapses on each Policy Anniversary. We show the schedule of surrender charge percentage below:

      Policy Years
      Since
      Initial Premium   Surrender Charge
      Payment              Percentage
     -----------------------------------
              0                 6%
              1               5.5%
              2               4.5%
              3               3.5%
              4                 3%
              5                 2%
              6                 1%
              7+                0%

For a joint and last survivor Policy, the surrender charge may be lower if required by state non-forfeiture law.

We will deduct this surrender charge, along with any outstanding Policy Debt, from your Account Value to determine the amount payable upon surrender.

We do not access a surrender charge on additional Premium Payments you make under the Policy. We also do not assess a surrender charge for partial surrenders, but do assess a processing fee.

PARTIAL SURRENDER PROCESSING FEE

We deduct a partial surrender processing fee on partial surrenders you make. The fee equals the lesser of $25 or 2% of the amount withdrawn and will be deducted from the amount of the withdrawal. We will take the fee proportionately from the Subaccounts and/or the Guarantee Account from which you withdraw Account Value. We will not permit a partial surrender that would reduce Account Value below $25,000.

TRANSFER CHARGE

We currently do not assess a charge for transfers. We reserve the right, however, to assess a $10 transfer charge for each transfer after the first transfer you make in any calendar month. We would take this charge from the amount you transfer. For purposes of assessing such charge, we would consider each transfer request one transfer, regardless of the number of Subaccounts affected by the transfer. Multiple transfers within the same Valuation Period would also be considered one transfer for this purpose.

OTHER CHARGES

If you request an inforce illustration of life insurance benefits under the Policy, we reserve the right to charge a maximum fee of $25 for the cost of preparing the illustration.

There are deductions from and expenses paid out of the assets of each portfolio that are more fully described in each Fund's prospectus.

REDUCTION OF CHARGES FOR GROUP SALES

We may reduce charges and/or deductions for sales of the Policies to a trustee, employer or similar entity representing a group or to members of the group where such sales result in savings of sales or administrative expenses. We will base these discounts on the following:

1. The size of the group. Generally, the sales expenses for each individual owner for a larger group are less than for a smaller group because more Policies can be implemented with fewer sales contacts and less administrative cost.

2. The total amount of premium payments to be received from a group. Per Policy sales and other expenses are generally proportionately less on larger premium payments than on smaller ones.

3. The purpose for which the Policies are purchased. Certain types of plans are more likely to be stable than others. Such stability reduces the number of sales contacts and administrative and other services required, reduces sales administration and results in fewer Policy terminations. As a result, our sales and other expenses are reduced.

4. The nature of the group for which the Policies are purchased. Certain types of employee and professional groups are more likely to continue Policy participation for longer periods than are other groups with more mobile membership. If fewer Policies are terminated in a given group, our sales and other expenses are reduced.

5. Other circumstances. There may be other circumstances of which we are not presently aware, which could result in reduced sales expenses.

If, after we consider the factors listed above, we determine that a group purchase would result in reduced sales expenses, we may reduce the charges and/or deductions for each group. Reductions in these charges and/or deductions will not be unfairly discriminatory against any person, including the affected Owners and all other owners of policies funded by Separate Account III.

We may also reduce charges and/or deductions for sales of the Policies to registered representatives who sell the Policies to the extent we realize savings of sales and administrative expenses. Any such reduction in charges and/or deductions will be consistent with the standards we use in determining the reduction in charges and/or deductions for other group arrangements.

The Policy



APPLYING FOR A POLICY

To purchase a Policy, you must complete an application and you or your registered representative must submit it to us at our Home Office. You also must pay an initial premium of a sufficient amount. See Premiums. The minimum initial premium is $25,000. You can submit your initial premium with your application or at a later date. (If you submit your initial premium with your application, please remember that we will place your premium in a non-interest bearing account for a certain amount of time. See Allocating Premium.) Coverage generally becomes effective as of the Policy Date.

Generally, we will issue a Policy covering an Insured up to Age 90 if evidence of insurability satisfies our underwriting rules. Required evidence of insurability may include, among other things, a medical examination of the Insured. We may, in our sole discretion, issue a Policy covering an Insured over Age 90. We may reject an application for any lawful reason.

If you do not pay the full premium with your application, the insurance will become effective on the effective date. This date is the date that you pay your full premium and that we deliver your Policy. All persons proposed for insurance must be insurable on the Policy Date.

If you pay the full first premium with your application, we may give you a conditional receipt. This means that, subject to our underwriting requirements and subject to a maximum limitation, your insurance will become effective on the effective date we specified in the conditional receipt. This effective date will be the latest of (i) the date of completion of the application, (ii) the date of completion of all medical exams and tests we require, and (iii) the policy date you requested when that date is later than the date you completed your application.

OWNER

You have rights in the Policy during the Insured's lifetime under a single life Policy or the Insureds' lifetimes under a joint and last survivor Policy. If you die before the Insured under a single life Policy or the Last Insured under a joint and last survivor Policy and there is no contingent Owner, ownership will pass to your estate.

BENEFICIARY

You designate the primary Beneficiaries and contingent Beneficiaries when you apply for the Policy. You may name one or more primary Beneficiaries or contingent Beneficiaries. We will pay the death benefit Proceeds in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise.

Unless an optional payment plan is chosen, we will pay the death benefit Proceeds in a lump sum to the primary Beneficiary(ies). If the primary Beneficiary(ies) dies before the Insured under a single life Policy or the Insureds under a joint and last survivor Policy, we will pay the death benefit Proceeds to the contingent Beneficiary(ies). If there is no surviving Beneficiary(ies) we will pay the death benefit Proceeds to you or your estate.

CHANGING THE BENEFICIARY

If you reserve the right, you may change the Beneficiary during the Insured's life under a single life Policy or either Insured's life under a joint and last survivor Policy. To make this change, please write our Home Office. The request and the change must be in a form satisfactory to us and we must actually receive the request. The change will take effect as of the date you signed the request.

CANCELING A POLICY

You may cancel a Policy during the "free-look period" by returning it to us at our Home Office, or to the registered representative who sold it. The free-look period expires 10 days after you receive the Policy or within 45 days after you sign the application, whichever is later. The free-look period is longer if required by state law. If you decide to cancel the Policy during the free-look period, we will treat the Policy as if it had never been issued. Within seven calendar days after we receive the returned Policy, we will refund an amount equal to the sum of all premiums paid for the policy.

Premiums


GENERAL

We will usually credit your initial premium payment to the Policy on the later of the date we approve your application and the date we receive your payment. We will credit any subsequent premium payment to the Policy on the Valuation Day we receive it at our Home Office.

The total premiums you pay may not exceed guideline premium limitations for life insurance set forth in the Code and shown in your Policy. We may reject any premium, or any portion of a premium, that would result in the Policy being disqualified as life insurance under the Code. We will refund any rejected premium along with any interest it accrued. See Tax Considerations.

INITIAL PREMIUM

The initial premium is due on the Policy Date. Your initial premium will be shown in your Policy's data pages. The minimum initial premium is $25,000.

The total premium must equal the guideline single premium for life insurance as determined in the Internal Revenue Code for the Policy's initial Specified Amount. The relationship between the guideline single premium and the Specified Amount depends on the Age, gender (where applicable), and risk class of the Insured. Generally, the same guideline single premium will purchase a higher Specified Amount for a younger Insured than for an older Insured of the same gender and risk class. Likewise, the same guideline single premium will purchase a slightly higher Specified Amount for a female Insured than for a male Insured of the same age and risk class. Representative Specified Amounts for a $35,000 guideline single premium are set forth below:

          Specified Amount for a $35,000 Guideline Single Premium

                            SPVL AGE-SIZE LIST

                     (Assumed Single Premium = $35000)

                  Specified Amount
                         ($)
                  -----------------
            Age     Male    Female
              ---------------------
            10    $632,214 $816,388
            20     432,494  543,872
            30     290,655  356,528
            40     188,448  231,285
            50     125,525  154,327
            60      87,427  105,403
            70      64,806   73,913
            80      52,125   55,347
            90      45,371   45,886

                      JOINT OWNER SPVL AGE-SIZE LIST

                     (Assumed Single Premium = $35000)

            Male   Female
            ----   ------ Specified
            Age     Age   Amount ($)
            ----------------------
             20      20    976,524
             30      30    561,334
             40      40    346,643
             50      50    210,570
             60      60    131,557
             70      70     85,768
             80      80     60,523
             90      90     47,855

TAX FREE EXCHANGES (1035 EXCHANGES)

We will accept as part of your initial premium money from one contract that qualified for a tax-free exchange under Section 1035 of the Code. If you contemplate such an exchange, you should consult a competent tax advisor to learn the potential tax effects of such a transaction. We will accept 1035 exchanges even if there is an outstanding loan on the other policy, so long as the outstanding loan is no more than 40% of the total 1035 exchange value. We may allow a higher loan percentage. Replacing your existing coverage with this Policy may not be to your advantage.

ADDITIONAL PREMIUM PAYMENTS

Although the Policy is a single premium policy, you may make additional premium payments under certain circumstances, so long as there is no outstanding Policy Debt. If there is Policy Debt outstanding, we will consider any payment (other than an initial premium payment) we receive to be repayment of that debt. Should any such payment exceed the amount of Policy Debt outstanding, we will treat the amount in excess of Policy Debt as an additional premium payment. The circumstances under which you can make additional premium payments are listed below:

(1) Increases in Specified Amount -- After the first Policy Year, you may request an increase in Specified Amount. (See Changing the Specified Amount). If your request is approved, we will require you to make an additional premium payment in order for the increase to become effective.

(2) In Order to Prevent Termination -- If the Surrender Value on a Monthly Anniversary Day is insufficient to cover the monthly deduction due on that Monthly Anniversary Day, then in order to prevent termination, you must make a payment during the grace period sufficient to cover the monthly deduction. We will mail you a notice stating the minimum payment you must make to prevent termination. You may make an additional premium payment in an amount greater than that required to prevent termination as long as the total of all premium payments, immediately after the payment to prevent termination, is less than the maximum premiums limitation shown in your Policy's data pages.

(3) At Your Discretion -- You may make additional premium payments at your discretion, so long as the amount of the payment is at least $1,000 and the payment plus the total of all premiums previously paid does not exceed the maximum premiums limitation shown in your Policy's data pages. The maximum premiums limitation will be derived from the guideline premium test for life insurance set forth in the Internal Revenue Code. If the initial premium equals the maximum premiums limitation at issue, you normally will not be able to make discretionary additional premium payments during the early years of the Policy.

If you make a discretionary additional premium payment that causes the total amount of premiums paid under the Policy to exceed the maximum premiums limitation, we will accept only the portion of the premium which, together with premiums previously paid, equals the maximum premiums limitation, and will return the excess to you. Thereafter, we will not accept any discretionary additional premium payments until allowed by the maximum premiums limitation.

REPAYMENT OF OUTSTANDING POLICY DEBT

If there is any outstanding Policy Debt on the date we receive a payment (other than an initial premium payment), we will treat the payment first as a repayment of outstanding Policy Debt.

ALLOCATING PREMIUMS

When you apply for a Policy, you specify the percentage of your premium we allocate to each Subaccount and to the Guarantee Account. You may only direct your premiums and Account Value to ten Subaccounts at any given time. Allocations to the Guarantee Account do not count as one of the ten allocations we permit under the Policy. You can change the allocation percentages at any time by writing or calling our Home Office. The change will apply to all premiums we receive with or after we receive your instructions. Premium allocations must be in percentages totaling 100%, and each allocation percentage must at least be 1.0% of the premium.

Until we approve your application, receive all necessary forms (including any subsequent amendments to the application), and receive the entire initial premium, we will place any premium you pay into a non-interest bearing account.

Once we approve your application, receive all necessary forms (including any subsequent amendments to the application), and receive the entire initial premium, we will transfer your premium from the non-interest bearing account. At that point, we will transfer any portion of the initial premium you designated for the Subaccounts to the Subaccounts you choose in your application. We will transfer any portion of the initial premium you designated for the Guarantee Account to the Guarantee Account.

How Your Account Value Varies





ACCOUNT VALUE

The Account Value is the entire amount we hold under your Policy for you. The Account Value serves as a starting point for calculating certain values under a Policy. It is the sum of the total amount under the Policy in each Subaccount, the amount held in the Guarantee Account, and the Account Value held in the General Account to secure Policy Debt. See Loans. We determine Account Value first on your Policy Date (or on the date we receive your initial premium payment, if later) and after that on each Valuation Day. Your Account Value will vary to reflect the performance of the Subaccounts to which you have allocated amounts and interest we credit to the Guarantee Account, and also will vary to reflect Policy Debt, charges for the monthly deduction, transfers, partial surrenders, Policy loan interest, and Policy loan repayments. Your Account Value may be more or less than the premiums you paid.

SURRENDER VALUE

The Surrender Value on a Valuation Day is the Account Value reduced by both any surrender charge and any Policy Debt.

SUBACCOUNT VALUES

On any Valuation Day, the value of a Subaccount equals the number of Subaccount units we credit to the Policy multiplied by the Unit Value for that day. When you make allocations to a Subaccount, either by premium allocation, transfer of Account Value, transfer of loan interest from the General Account, or repayment of a Policy loan, we credit your Policy with units in that Subaccount. We determine the number of units by dividing the amount allocated, transferred or repaid to the Subaccount by the Subaccount's Unit Value for the Valuation Day when we effect the allocation, transfer or repayment.

The number of units we credit to a Policy will decrease whenever we take the allocated portion of the monthly deduction, you take a Policy loan or a partial surrender from the Subaccount, you transfer an amount from the Subaccount, you take a partial surrender from the Subaccount, or you surrender the Policy. (See Deduction from Assets)

UNIT VALUES

We arbitrarily set the unit value for each Subaccount at $10 when we established the Subaccount. After that, a Subaccount's Unit Value varies to reflect the investment experience of the underlying portfolio, and may increase or decrease from one Valuation Day to the next. We determine Unit Value, after a Subaccount's operations begin, by multiplying the net investment factor for that Valuation Period by the Unit Value for the immediately preceding period.

NET INVESTMENT FACTOR

The net investment factor for a Valuation Period is (a) divided by (b), where:

(a) is the result of:

  1. the value of the assets at the end of the preceding Valuation Period;
     plus

  2. the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus

  3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

  4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and

(b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period.

Transfers


GENERAL

You may transfer all or a portion of your Account Value between and among the Subaccounts of Separate Account III and the Guarantee Account subject to certain conditions. Transfers among the Subaccounts of Separate Account III and from a Subaccount to a Guarantee Account are made as of the end of the Valuation Period that the transfer request is received at our Home Office. Transfers to, from, or among the Subaccounts of Separate Account III may be postponed under certain circumstances. See Requesting Payments.

Transfers from any particular allocation of a Guarantee Account to a Subaccount are restricted. Unless you are participating in the dollar-cost averaging program (see Dollar-Cost Averaging), you may make such transfers only during the 30 day period beginning with the end of the preceding guarantee period applicable to that particular allocation. We also may limit the amount which may be transferred from the Guarantee Account to the Subaccounts, but we will not limit it to less than 25% of the original allocation, plus any accrued interest on that allocation remaining in the Guarantee Account. Further, we restrict certain transfers from a Subaccount to the Guarantee Account. You may not make any transfers from an Subaccount to the Guarantee Account during the six month period following the transfer of any amount from the Guarantee Account to any Subaccount.

We reserve the right to limit the number of transfers if it is necessary for the Policy to continue to be treated as a life insurance policy by the Internal Revenue Service. We also may not honor transfers made by third parties. (See Transfers by Third Parties.)

When thinking about a transfer of Account Value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time. We reserve the right to modify, restrict, suspend or eliminate the transfer privileges, including telephone transfer privileges, at any time, for any reason. In addition, we reserve the right to assess a $10 transfer charge, although we do not currently do so. See Transfer Charge.

DOLLAR-COST AVERAGING

The dollar-cost averaging program permits you to systematically transfer on a monthly or quarterly basis a set dollar amount from the Subaccount investing in the Money Market Fund of the GE Investments Funds (the "Money Market Subaccount") and/or the 12 month dollar-cost averaging option under the Guarantee Account to any combination of other Subaccounts (as long as the total number of Subaccounts used does not exceed the maximum number allowed under the Policy). The dollar-cost averaging method of investment is designed to reduce the risk of making purchases only when the price of units is high, but you should carefully consider your financial ability to continue the program over a long enough period of time to purchase units when their value is low as well as when it is high. Dollar-cost averaging does not assure a profit or protect against a loss.

You may participate in the dollar-cost averaging program by selecting the program on your application, completing a dollar-cost averaging agreement, or calling our Home Office. To use the dollar-cost averaging program, you must transfer at least $100 from the Money Market Subaccount and/or the Guarantee Account (if applicable) to any other Subaccount. If any transfer would leave less than $100 in the Money Market Subaccount or the Guarantee Account, we will transfer the entire amount. Once elected, dollar-cost averaging remains in effect from the date we receive your request until the value of the Subaccount or Guarantee Account from which transfers are being made is depleted, or until you cancel the program by written request or by telephone if we have your telephone authorization on file.

There is no additional charge for dollar-cost averaging, and we do not consider a transfer under this program a transfer for purposes of assessing a transfer charge, nor for calculating any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue or modify the dollar-cost averaging program at any time and for any reason.

PORTFOLIO REBALANCING

Once you allocate your money among the Subaccounts, the performance of each Subaccount may cause your allocation to shift. You may instruct us in writing to automatically rebalance (on a quarterly, semi-annual or annual basis) your Account Value to return to the percentages specified in your allocation instructions. The program does not include allocations to the Guarantee Account. You may elect to participate in the portfolio rebalancing program at any time by completing the portfolio rebalancing agreement. Your percentage allocations must be in whole percentages and be at least 1.0%. Subsequent changes to your percentage allocations may be made at any time by writing or calling our Home Office. Once elected, portfolio rebalancing remains in effect from the date we receive your request until you instruct us to discontinue portfolio rebalancing. There is no additional charge for using portfolio rebalancing, and we do not consider a portfolio rebalancing transfer a transfer for purposes of assessing a transfer charge, nor for calculating any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue or modify the portfolio rebalancing program at any time and for any reason. Portfolio rebalancing does not guarantee a profit or protect against a loss.

TRANSFER BY THIRD PARTIES

As a general rule and as a convenience to you, we allow you to give a third party the right to effect transfers on your behalf. However, when the same third party makes transfers for many Owners, the result can be simultaneous transfers involving large amounts of Account Value. Such transfers can disrupt the orderly management of the portfolios underlying the Policy, can result in higher costs to Owners, and are generally not compatible with the long-range goals of Owners. We believe that such simultaneous transfers effected by such third parties are not in the best interests of all shareholders of the Funds underlying the Policies, and the managements of those Funds share this position.

Therefore, to the extent necessary to reduce the adverse effects of simultaneous transfers made by third parties who make transfers on behalf of multiple owners, we may not honor such transfers. Also, we will institute procedures to assure that the transfer requests that we receive have, in fact, been made by the Owners in whose names they are submitted. These procedures will not, however, prevent Owners from making their own transfer requests.

Death Benefits


As long as the Policy remains in force, we will process a claim for death benefit Proceeds upon receipt at our Home Office of: (i) the Policy; (ii) satisfactory proof that the Insured under a single life Policy or both Insureds under a joint and last survivor Policy died while the Policy was in effect; and
(iii) proof of interest of the claimant. See Requesting Payments. We will pay the death benefit to the Beneficiary. Under a joint and last survivor Policy, no death benefit Proceeds are available at the death of the first Insured to die.

AMOUNT OF DEATH BENEFIT PAYABLE

If the Attained Age of the Insured under a single life Policy or the Attained Age of the Last Insured under a joint and last survivor Policy at death is less than 100, the amount of death benefit payable equals:

 . the greater of: 1) the Specified Amount; or 2) Account Value multiplied by the applicable corridor percentage as determined using the table of percentages shown below;

 . minus any Policy Debt on that date; and

 . minus the amount of any due and unpaid monthly deductions, if the date of death occurred during a grace period.

If the Attained Age of the Insured under a single life Policy or the Attained Age of the Last Insured under a joint and last survivor Policy at death is 100 or more, the amount of the death benefit payable equals:

 . Account Value multiplied by applicable corridor percentage;

 . minus any Policy Debt on that date; and

 . minus the amount of any due and unpaid monthly deductions, if the date of death occurred during a grace period.

Under certain circumstances, we may further adjust the amount of the death benefit payable. See Incontestability and Misstatement of Age or Gender.

We determine the Specified Amount and Account Value on the date of the Insured's death under a single life Policy or the date of death of the Last Insured under a Joint and last survivor Policy. For a single life Policy, the corridor percentage is 250% until attainment of Age 40 and declines after that as the Insured's Attained Age increases. For a joint and last survivor Policy, the corridor percentage is 250% until the younger Insured attains age 40 and declines after that as the younger Insured's Attained Age increases). If the younger Insured was the first to die, the corridor percentage will depend on the Attained Age that he or she would have been if still living. If the table of percentages currently in effect becomes inconsistent with any Federal income tax laws and/or regulations, we reserve the right to change the table.

                     Table of Percentages of Account Value

Attained     Corridor      Attained      Corridor       Attained        Corridor
  Age       Percentage       Age        Percentage         Age         Percentage
---------------------------------------------------------------------------------
  0-40         250%           54           157%                 68        117%
  41           243%           55           150%                 69        116%
  42           236%           56           146%                 70        115%
  43           229%           57           142%                 71        113%
  44           222%           58           138%                 72        111%
  45           215%           59           134%                 73        109%
  46           209%           60           130%                 74        107%
  47           203%           61           128%              75-90        105%
  48           197%           62           126%                 91        104%
  49           191%           63           124%                 92        103%
  50           185%           64           122%                 93        102%
  51           178%           65           120%        94 or older        101%
  52           171%           66           119%
  53           164%           67           118%

Corridor percentages may vary by state.

ACCELERATED BENEFIT RIDER

Provided the Accelerated Benefit Rider is approved in your state, you may elect an Accelerated Benefit if the Insured is terminally ill. The Accelerated Benefit Rider provides you with access to a portion of the death benefit during the Insured's lifetime, if the Insured is diagnosed with a terminal illness. Joint and Last survivor policies will be eligible for acceleration only after the death of the first Insured and the diagnosis of the terminal illness of the surviving Insured.

For purposes of determining if an Accelerated Benefit is available, we define terminal illness as a medical condition resulting from bodily injury or disease that:

 . has been diagnosed by a licensed physician;

 . the diagnosis is supported by clinical, radiological, laboratory or other evidence that is satisfactory to us; and

 . a licensed physician certifies is expected to result in death within 12 months from the date of the certification.

Any request for payment of an Accelerated Benefit must be in a form satisfactory to us, and any payment of an Accelerated Benefit requires satisfactory proof of a terminal illness and is subject to our administrative procedures as well as the conditions set forth in the Accelerated Benefit Rider.

The Accelerated Benefit will equal (a) minus (b) minus (c) minus (d), where:

(a) is the Eligible Proceeds;

(b) is the discount for early payment of a Death Benefit. The discount will be based on the annual interest rate charged for non-preferred policy loans;

(c) is the product of (1) the ratio of Eligible Proceeds to Total Proceeds, and
    (2) any Policy Debt; and

(d) is an administrative charge not to exceed $250.

Eligible proceeds is the lesser of (a) and (b), where:

(a) is 75% of the Total Proceeds; and

(b) is $250,000 for all the Insured's policies in force with us.

Total Proceeds includes the Policy's death benefit had the Insured's death occurred on the date of the approval of the Accelerated Benefit claim and any term insurance on the Insured, or in the case of joint and last survivor policies the surviving Insured, added by rider. Any such rider must have at least two years of the term remaining as measured from the date we received proof of terminal illness.

The Accelerated Benefit will be paid in one lump sum.

On payment of an Accelerated Benefit, the Policy will continue with the Specified Amount, Account Value, Policy Debt and any additional term insurance eligible to be accelerated under this rider reduced by the ratio of Eligible Proceeds to Total Proceeds. We will waive any surrender charge for the resulting decrease in Specified Amount as well as the minimum Specified Amount requirement under the Policy. Other rider benefits will continue without reduction.

Changing the Specified Amount

After the first Policy year, you may increase the Specified Amount. To make a change, you must send a written request and the Policy to our Home Office.

To apply for an increase, you must complete a supplemental application and submit evidence of insurability satisfactory to us. When you request the increase, the Insured under a single life Policy, or both Insureds under a joint and last survivor Policy, must be of the same risk class as at the time we issued the Policy. Any approved increase will become effective on the date shown in the supplemental Policy data page.

For an increase in the Specified Amount to become effective, you must make an additional premium payment. This payment will depend upon the amount of the increase requested and the Attained Age, gender (where appropriate), and risk class of the Insured under a single life Policy or the Insureds under a joint and last survivor Policy. The minimum increase in Specified Amount that we will allow is one which requires a $1,000 additional premium payment.

A partial surrender will reduce the Specified Amount in proportion to the amount the partial surrender reduces the Account Value.

A change in your Specified Amount may have Federal tax consequences. See Tax Considerations.

Surrenders And Partial Surrenders



SURRENDERS

You may cancel and surrender your Policy at any time before the Insured dies under a single life Policy or the Last Insured dies under a joint life and survivor Policy. The Policy will terminate on the Valuation Day we receive your request at our Home Office, and you will not be able to reinstate it.

We will pay you the Surrender Value in a lump sum unless you make other arrangements. You will incur a surrender charge if you surrender your Policy within 7 Policy Years of the initial premium payment. A surrender may have adverse tax consequences. (See Tax Considerations.)

PARTIAL SURRENDERS

After the first Policy Year, you may make one partial surrender each Policy Year thereafter. The minimum partial surrender amount is $1,000. The maximum partial surrender amount is the lesser of: a) the Surrender Value less $1,000; and b) the available loan amount (which is equal to 90% of the difference between Account Value and any surrender charges, minus any Policy Debt). We will not permit a partial surrender that would reduce Account Value below $25,000.

We will deduct a processing fee from each partial surrender. See Partial Surrender Processing Fee. No surrender charge will apply.

When you request a partial surrender, you can direct how we deduct the withdrawal from your Account Value. If you provide no directions, we will deduct the partial surrender first from the Subaccounts on a pro-rata basis, in proportion to the Account Value in each Subaccount. We will deduct any remaining amount from the Guarantee Account, starting with the amounts that have been in the Guarantee Account for the longest period of time.

EFFECT OF PARTIAL SURRENDERS ON ACCOUNT VALUE AND SPECIFIED AMOUNT

A partial surrender will reduce the Account Value by the amount of the partial surrender. A partial surrender will reduce the Specified Amount in proportion to the amount the partial surrender reduces the Account Value.

Loans


GENERAL

You may borrow up to the following amount:

 . 90% of the difference between your Account Value at the end of the Valuation
  Period during which we received your loan request and any surrender charges on the date of the loan; and

 . less any outstanding Policy Debt.

The minimum Policy Loan is $1,000. You may request Policy loans by writing our Home Office.

When you request a loan, we transfer an amount equal to the loan proceeds from your Account Value in Separate Account III to our General Account and hold it as "collateral" for the loan. If you do not direct an allocation for this transfer, we will make it on a pro-rata basis from each Subaccount in which you have invested. We will take any remaining collateral from your Account Value in the Guarantee Account, starting with the amounts that have been in the Guarantee Account for the longest period of time. We will credit interest at an annual rate of at least 4% on that collateral. We reserve the right to change, at our sole discretion, the interest rate we credit to the amount of Account Value we transferred to the General Account.

On each Policy Anniversary, we will transfer to Separate Account III and/or the Guarantee Account interest credited to collateral for the loan. If you provide no directions, we will allocate this amount among the Subaccounts and/or the Guarantee Account in the same manner as Policy loans are allocated.

You may repay a loan in part or in full at any time during the Insured's life under a single life Policy or either Insured's life under a joint and last survivor Policy, while your Policy is in effect. When you repay a loan, we transfer an amount equal to the repayment from our General Account to Separate Account III and/or the Guarantee Account and allocate it as you directed when you repaid the loan. If you provide no directions, we will allocate the amount according to your standing instructions for premium allocations.

PREFERRED POLICY DEBT

We will designate a portion of Policy loans taken or existing on or after the preferred loan availability date (as shown on the Policy data pages) as preferred policy debt. In Policy Years 2 and later, preferred policy debt will be at least as large as the Account Value minus the total premiums paid.

We assess a preferred loan interest rate on preferred policy debt as described below. We redetermine the amount of preferred policy debt each Policy Month. We reserve the right to change this practice at our sole discretion.

INTEREST RATE CHARGED

We will charge interest daily at an effective annual rate of 6% on any outstanding non-preferred policy debt and at an effective annual rate of 4% on preferred policy debt. Interest is due and payable at the end of each Policy Year while a Policy loan is outstanding. If, on any Policy Anniversary, you have not paid interest accrued since the last Policy Anniversary, we add the amount of the interest to the loan and this becomes part of your outstanding Policy Debt. We transfer the interest due from each Subaccount on a pro-rata basis; then we will take the remaining interest due from amounts you allocated to the Guarantee Account, starting with the amounts that have been in the Guarantee Account for the longest period of time.

REPAYMENT OF POLICY DEBT

You may repay all or part of your Policy Debt at any time while the Insured is living and the Policy is in force under a single life Policy and while either Insured is living and the Policy is in force under a joint and last survivor Policy. We will treat any payments by you (other than the initial premium) first as the repayment of any outstanding Policy Debt. We will treat the portion of the payment in excess of any outstanding Policy Debt as an additional premium payment. See Premiums.

When you repay a loan, we transfer an amount equal to the repayment from our General Account to Separate Account III and/or the Guarantee Account and allocate it as you directed when you repaid the loan. If you provide no directions, we will allocate the amount according to your standing instructions for premium allocations.

You must send loan repayments to our Home Office. We will credit the repayments as of the date we receive them.

EFFECT OF POLICY LOANS

A Policy loan affects the Policy, because we reduce the death benefit Proceeds and Surrender Value under the Policy by the amount of any outstanding loan plus interest you owe on the loan. Repaying the loan causes the death benefit Proceeds and Surrender Value to increase by the amount of the repayment. As long as a loan is outstanding, we hold an amount equal to the loan as collateral. We will credit interest at an annual rate of at least 4% on that collateral. The amount held as collateral is not affected by Separate Account III's investment performance or the interest we credit on the Guarantee Account. Amounts transferred from Separate Account III as collateral will affect the Account Value because we credit such amounts with an interest rate we declare rather than a rate of return reflecting the investment performance of Separate Account III.

There are risks involved in taking a Policy loan, a few of which include the potential for a Policy to lapse if projected earnings, taking into account outstanding loans, are not achieved. A Policy loan may also have adverse tax consequences. See Tax Considerations.

We will notify you if the sum of your loans plus any interest you owe on the loans is more than the Account Value less applicable surrender charges. If you do not submit a sufficient payment within 61 days from the date of the notice, your Policy may terminate.

Termination



PREMIUM TO PREVENT TERMINATION

Generally, if on a Monthly Anniversary Day, the Surrender Value of your Policy is too low to cover the monthly deduction, a Policy will be in default and a grace period will begin. In that case, we will mail you notice of the premium necessary to prevent your Policy from terminating. You will have a 61-day grace period from the date we mail the notice to make the required premium payment.

So long as there is outstanding Policy Debt, we will treat that portion of any sufficient payment received during the grace period that is less than or equal to the amount of the Policy Debt as a repayment of Policy Debt and not as an additional premium payment. If we treat a payment as a repayment of outstanding Policy Debt, we will transfer the amount of Account Value held in our General Account (as security for that part of the Policy Debt being repaid) into Separate Account III and/or the Guarantee Account, which increases the Surrender Value of the Policy, thereby preventing termination.

YOUR POLICY WILL REMAIN IN EFFECT DURING THE GRACE PERIOD

If the Insured under a single life Policy, or the Last Insured under a joint and last survivor Policy, should die during the grace period before you pay the required premium, the death benefit will still be payable to the Beneficiary, although we will reduce the amount of the death benefit Proceeds by the amount of any due and unpaid monthly deductions and by any outstanding Policy Debt. If you have not paid the required premium before the grace period ends, your Policy will terminate. It will have no value and no benefits will be payable. However, you may reinstate your Policy under certain circumstances.

REINSTATEMENT

If you have not surrendered your Policy, you may reinstate your Policy within three years after termination, subject to compliance with certain conditions, including the payment of a necessary premium and submission of satisfactory evidence of insurability. See your Policy for further information. On the date of reinstatement, the Account Value less any outstanding Policy Debt will be allocated to the Subaccounts of Separate Account III and/or the Guarantee Account.

Payments and Telephone Transactions

REQUESTING PAYMENTS

You may send your written requests for payment to our Home Office or give them to one of your registered representatives. We will ordinarily pay any death benefit Proceeds, loan proceeds or surrender or partial surrender proceeds in a lump sum within seven days after receipt at our Home Office of all the documents required for such a payment. Other than the death benefit Proceeds, which we determine as of the date of the Insured's death, the amount we pay is as of the date our Home Office receives all required documents. We may pay your death benefit Proceeds in a lump sum or under an optional payment plan. See Optional Payment Plans.

Any death benefit Proceeds that we pay in one lump sum will include interest from the date of death to the date of payment. We will pay interest at a rate we set, or a rate set by law if greater. The minimum interest rate which we may pay is 2.5%. We will not pay interest beyond one year or any longer time set by law. We will reduce death benefit Proceeds by any outstanding Policy Debt and any due and unpaid monthly deductions.

We may delay making a payment or processing a transfer request if:

 . the disposal or valuation of Separate Account III's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or

 . the SEC by order permits postponement of payment to protect our Policy
  Owners.

We also may defer making payments attributable to a check that has not cleared the bank on which it is drawn. Such payments may be deferred until the earlier of (1) 15 days after the check is first credited to the Policy or (2) after the check clears. We reserve the right to defer payments from the Guarantee Account for up to six months. We will not defer payments if the law requires us to pay earlier, or if the amount payable is to be used to pay premiums on policies with us.

TELEPHONE TRANSACTIONS

You may make certain requests under the Policy by telephone provided you sent us written authorization at our Home Office. These include requests for transfers, changes in premium allocation designations, dollar-cost averaging changes and changes in the portfolio rebalancing program. Our Home Office will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Such procedures may include, among others, requiring some form of personal identification prior to acting upon instructions received by telephone, providing written confirmation of such transactions, and/or tape recording of telephone instructions. Your request for telephone transactions authorizes us to record telephone calls. If we do not follow reasonable procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. However, if we follow reasonable procedures, we will not be liable for any losses due to unauthorized or fraudulent instructions.

Tax Considerations




FEDERAL TAX MATTERS

Introduction

This part of the Prospectus discusses the Federal income tax treatment of the Policy.

The Federal income tax treatment of the Policy is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances.

This discussion is general and is not intended as tax advice. It does not address all of the Federal income tax rules that may affect you and your Policy. This discussion also does not address Federal estate or gift tax consequences, or state or local tax consequences, associated with a Policy. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

Tax Status of the Policy

Federal income tax law generally grants favorable treatment to life insurance: the proceeds paid on the death of the insured are excluded from the gross income of the beneficiary, and the Owner is not taxed on increases in the cash value unless amounts are distributed while the Insured is alive. For this treatment to apply to your Policy, the premiums paid for your Policy must not exceed a limit established by the tax law. An increase or decrease in the Policy's Specified Amount may change this premium limit. Also, if the Policy is issued on a joint and last survivor basis due to the coverage of more than one Insured under the Policy, there is some uncertainty about how this limit should be calculated. As a result, we may need to return a portion of your premiums (with earnings) and impose higher cost of insurance charges in the future.

We will monitor the premiums paid for your Policy to keep them within the tax law's limit. However, for your Policy to receive favorable tax treatment as life insurance, two other requirements must be met:

 . The investments of Separate Account III must be "adequately diversified" in accordance with Internal Revenue Service ("IRS") regulations; and

 . your right to choose particular investments for a Policy must be limited.

Investments in Separate Account III must be diversified. The IRS has issued regulations that prescribe standards for determining whether the investments of Separate Account III, including the assets of the Funds in which Separate Account III invests, are "adequately diversified." If Separate Account III fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the Account Value over the premiums paid for the Policy.

Although we do not control the investments of all of the Funds (the Company only indirectly controls those of GE Investments Funds, Inc., through an affiliated company), we expect that the Funds will comply with the IRS regulations so that Separate Account III will be considered "adequately diversified."

Restrictions on the extent to which you can direct the investment of Account Values. Federal income tax law limits your right to choose particular investments for the Policy. The U.S. Treasury Department stated in 1986 that it expected to issue guidance clarifying those limits, but it has not yet done so. Thus, the nature of the limits is currently uncertain. As a result, your right to allocate Account Values among the Funds may exceed those limits. If so, you would be treated as the owner of a portion of the assets of Separate Account III and thus subject to current taxation on the income and gains from those assets.

The Company does not know what limits may be set forth in any guidance that the Treasury Department may issue, or whether any such limits will apply to existing Policies. The Company therefore reserves the right to modify the Policy without your consent to attempt to prevent the tax law from considering you to own a portion of the assets of Separate Account III.

No guarantees regarding tax treatment: The Company makes no guarantees regarding the tax treatment of any Policy or of any transaction involving a Policy. However, the remainder of this discussion assumes that your Policy will be treated as a life insurance contract for Federal income tax purposes and that the tax law will not impose tax on any increase in your Account Value until there is a distribution from your Policy.

Tax Treatment of Policies -- General

Death Proceeds and Account Value increases: A Policy's treatment as life insurance for Federal income tax purposes generally has the following results:

 . Death Proceeds are excludable from the gross income of the Beneficiary.

 . You are not taxed on increases in the Account Value unless amounts are distributed from the Policy while the Insured is alive.

 . The taxation of amounts distributed while the Insured is alive--and, in particular, withdrawals and loans -- depends upon whether your Policy is a "modified endowment contract." A withdrawal occurs when you receive less than the total amount of the Policy's Surrender Value; receipt of the entire Surrender Value is a full surrender. The term "modified endowment contract," or "MEC," is defined below.

Tax Treatment of Modified Endowment Contracts

Definition of a "modified endowment contract:" A Policy will be classified as a MEC if either of the following is true:

 . If premiums are paid more rapidly than allowed by a "7-pay test" under the tax law. At your request, we will let you know the amount of premium that may be paid for your Policy in any year that will avoid MEC treatment under the 7-pay test.

 . If the Policy is received in exchange for another policy that is a MEC.

In most cases, this Policy will constitute a MEC.

Tax treatment of distributions, including loans, from MECs: If a Policy is classified as a MEC, the following special rules apply:

 . A withdrawal will be taxable to you to the extent that the Account Value exceeds your "investment in the contract," as defined below.

 . A full surrender and any maturity benefits paid will be taxable to the extent the amount received plus Policy Debt exceeds your investment in the contract.

 . A loan from the Policy (together with any unpaid interest included in Policy
  Debt), and the amount of any assignment or pledge of the Policy, will be taxed in the same manner as a withdrawal.

 . A penalty tax of 10% will be imposed on the amount of any full or withdrawal, loan and unpaid loan interest included in Policy Debt, assignment, or pledge on which you must pay tax. However, the penalty tax does not apply to a distribution made:

 (1) after you attain age 59 1/2,

 (2) because you have become disabled, within the meaning of the tax law, or

 (3) in substantially equal periodic payments over your life or life expectancy (or over the joint lives or life expectancies of you and your beneficiary, within the meaning of the tax law).

You will be taxed on income from this Policy at ordinary income tax rates, not at lower capital gains tax rates. Your "investment in the contract" generally equals the total of the premiums paid for your Policy plus the amount of any loan that was includible in your income, reduced by any amounts you previously received from the Policy that you did not include in your income.

Special rules if you own more than one MEC: All MECs that we (or any of our affiliates) issue to you within the same calendar year will be combined to determine the amount of any distribution from the Policy that will be taxable to you.

Interpretative issues: The tax law's rules relating to MECs are complex and open to considerable variation in interpretation. You should consult your tax advisor before making any decisions regarding changes in coverage under or distributions from your Policy.

Tax Treatment of Policies That Are Not MECS

Partial withdrawals and full surrenders and maturity proceeds: If your Policy is not a MEC, you will generally pay tax on the amount of a withdrawal only to the extent it exceeds your investment in the contract.

Similarly, full surrenders and maturity proceeds are taxable to the extent the amount received plus Policy Debt exceeds your investment in the contract.

Loans: A loan received under a non-MEC Policy (i.e., Policy Debt) normally will be treated as your indebtedness. Hence, so long as the Policy remains in force, you will generally not be taxed on any part of a Policy loan. However, it is possible that you could have additional income for tax purposes if any of your Policy loan is attributable to Account Value in excess of premium payments made. If your Policy terminates (by a full surrender or by a lapse) while the Insured is alive, you will be taxed on the amount (if any) by which the Policy Debt plus any amount received in cash exceeds your investment in the contract.

Other Tax Rules Applicable to the Policies

Special rule for certain cash distributions in the first 15 policy years: During the first 15 years after your Policy is issued, if we distribute cash to you and reduce the death Proceeds (e.g., by decreasing the Policy's Specified Amount) at the same time, you may be required to pay tax on all or part of the cash payment, even if it is less than your investment in the contract. This also may occur if we distribute cash to you up to two years before the Proceeds are reduced, or if the cash payment is made in anticipation of the reduction. However, you will not be required to pay tax on more than the amount by which your Account Value exceeds your investment in the contract.

Considerations where Insured lives past age 100: If the Insured survives beyond the end of the mortality table used to measure charges under the Policy, which ends at age 100, the IRS may seek to deny the tax-free treatment of the death benefit Proceeds and instead to tax you on the amount by which your Account Value exceeds your "investment in the contract." Because we believe that the Policy complies with the tax definition of life insurance and, in most states, the Policy continues to have insurance risk beyond age 100, we believe that the proceeds will continue to be protected from taxation. Therefore, we have no current plans to withhold or report taxes in this situation.

Accelerated Benefit Rider: Your Policy may contain an Accelerated Benefit Rider, which provides you with access to a portion of the death benefit if the Insured becomes terminally ill. The accelerated benefit payment is treated in the same manner as death benefit Proceeds for tax purposes, meaning that it generally will be excludable from gross income. But if the Insured under the Policy is an officer, director, or employee of the Owner of the Policy, or is financially interested in the trade or business of the Owner, the payment would be taxable in part.

Loan interest: Generally, interest paid on Policy Debt or other indebtedness related to the Policy will not be tax deductible, except in the case of certain indebtedness under a Policy covering a "key person." A tax advisor should be consulted before taking any Policy loan.

Loans: A loan received under a non-MEC Policy (i.e., Policy Debt) normally will be treated as your indebtedness. Hence, so long as the Policy remains in force, you will generally not be taxed on any part of a Policy loan. However, it is possible that you could have additional income for tax purposes if any of your Policy loan is attributable to Account Value in excess of premium payments made. If your Policy terminates (by a full surrender or by a lapse) while the Insured is alive, you will be taxed on the amount (if any) by which the Policy Debt plus any amount received in cash exceeds your investment in the contract.

Other Tax Rules Applicable to the Policies

Special rule for certain cash distributions in the first 15 policy years: During the first 15 years after your Policy is issued, if we distribute cash to you and reduce the death Proceeds (E.G., by decreasing the Policy's Specified Amount) at the same time, you may be required to pay tax on all or part of the cash payment, even if it is less than your investment in the contract. This also may occur if we distribute cash to you up to two years before the Proceeds are reduced, or if the cash payment is made in anticipation of the reduction. However, you will not be required to pay tax on more than the amount by which your Account Value exceeds your investment in the contract.

Considerations where Insured lives past age 100: If the Insured survives beyond the end of the mortality table used to measure charges under the Policy, which ends at age 100, the IRS may seek to deny the tax-free treatment of the death benefit Proceeds and instead to tax you on the amount by which your Account Value exceeds your "investment in the contract." Because we believe that the Policy complies with the tax definition of life insurance and, in most states, the Policy continues to have insurance risk beyond age 100, we believe that the proceeds will continue to be protected from taxation. Therefore, we have no current plans to withhold or report taxes in this situation.

Accelerated Benefit Rider: Your Policy may contain an Accelerated Benefit Rider, which provides you with access to a portion of the death benefit if the Insured becomes terminally ill. The accelerated benefit payment is treated in the same manner as death benefit Proceeds for tax purposes, meaning that it generally will be excludable from gross income. But if the Insured under the Policy is an officer, director, or employee of the Owner of the Policy, or is financially interested in the trade or business of the Owner, the payment would be taxable in part.

Loan interest: Generally, interest paid on Policy Debt or other indebtedness related to the Policy will not be tax deductible, except in the case of certain indebtedness under a Policy covering a "key person." A tax advisor should be consulted before taking any Policy loan.

Other Considerations: The right to exchange the Policy for a permanent fixed benefit policy (see "Exchange Privilege"), the right to change Owners (see "Change of Owner"), and changes reducing future amounts of death Proceeds may have tax consequences depending upon the circumstances of each exchange or change.

Income Tax Withholding

We may be required to withhold and pay to the IRS a part of the taxable portion of each distribution made under a Policy. However, in many cases, the recipient may elect not to have any amounts withheld. You are responsible for payment of all taxes and early distribution penalties, regardless of whether you request that no taxes be withheld or if we do not withhold a sufficient amount of taxes. At the time you request a distribution from the Policy, we will send you forms that explain the withholding requirements.

Tax Status of the Company

Under existing Federal income tax law, we do not expect to incur any Federal income tax liability on the income or gains in Separate Account III. Based upon this expectation, we do not impose a charge for Federal income taxes. If Federal income tax law changes and we are required to pay taxes on some or all of the income and gains earned by Separate Account III, we may impose a charge for those taxes.

We may also incur state and local taxes, in addition to premium taxes for which a deduction from premiums is currently made. At present, these taxes are not significant. If there is a material change in state or local tax laws, we may impose a charge for any taxes attributable to Separate Account III.

Changes in the Law and Other Considerations

This discussion is based on our understanding of the Federal income tax law existing on the date of this Prospectus. Congress, the IRS, and the courts may modify these laws at any time, and may do so retroactively. Any person concerned about the tax implications of ownership of a Policy should consult a competent tax advisor.

Other Policy Information


EXCHANGE PRIVILEGE

During the first 24 Policy Months, you may convert the Policy to a permanent fixed benefit Policy. The amount of your new policy will be the Specified Amount of this Policy on the date of the exchange. We will base premiums on the same Age at issue and equivalent rating class of the Insured or Insureds, in the case of a joint and last survivor Policy, as the existing Policy. The conversion will be subject to an equitable adjustment in payments and Account Value to reflect variances, if any, in the payments and Account Value under the existing Policy and the new Policy. See your Policy for further information.

OPTIONAL PAYMENT PLANS

You may elect to have the death benefit Proceeds or the Surrender Value paid in the lump sum or under one of the following five optional payment plans:

Plan 1 -- Income For A Fixed Period. We will make equal periodic payments for a fixed period not longer than 30 years. Payments can be annual, semi-annual, quarterly, or monthly. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at a yearly rate of 3%. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

Plan 2 -- Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15, or 20 years. If the payee dies before the end of the guaranteed period, we will discount the amount of remaining payments for the minimum period at a yearly rate of 3%. We will pay the discounted amounts in one sum to the payee's estate unless otherwise provided.

Plan 3 -- Income of a Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly, or monthly. The amount we pay each year must be at least $120 for each $1,000 of Proceeds. Payments will continue until the Proceeds are exhausted. The last payment will equal the amount of any unpaid Proceeds. If the payee dies, we will pay the amount of the remaining Proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

Plan 4 -- Interest Income. We will make periodic payments of interest earned from the Proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly and will begin at the end of the first period chosen. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided.

Plan 5 -- Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10 year period at a yearly rate of 3%. We will pay the discounted amount in one sum to the survivor's estate unless otherwise provided.

In selecting an optional payment plan: (1) the payee under a plan cannot be a corporation, association or fiduciary; (2) the Proceeds applied under a plan must be at least $10,000; and (3) the amount of each payment under a plan must be at least $50.

You may select an optional payment plan in your application or by writing our Home Office. We will transfer any amount left with us for payment under an optional payment plan to our General Account. Payments under an optional payment plan will not vary with the investment performance of Separate Account III because they are forms of fixed-benefit annuities. Amounts allocated to an optional payment plan will earn interest of at least 3.0% compounded annually. Certain conditions and restrictions apply to payments received under an optional payment plan. For further information, please review your Policy or contact one of your registered representative.

DIVIDENDS

The Policy is non-participating. We will not pay dividends on the Policy.

INCONTESTABILITY

The Policy limits our right to contest the Policy as issued or as increased, except for material misstatements contained in the application or a supplemental application, after it has been in force for a minimum period, generally for two years from the Policy Date or effective date of the increase.

SUICIDE EXCLUSION

If the Insured under a single life Policy commits suicide while sane or insane within two years of the Policy Date, we will limit the death benefit Proceeds we pay under the Policy to all premiums paid (other than those required for an increase in Specified Amount), less outstanding Policy Debt and less amounts paid upon partial surrender of the Policy.

If the Insured under a single life Policy commits suicide while sane or insane more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, we will limit the death benefit Proceeds with respect to the increase. The death benefit Proceeds thus limited will equal the additional premium payment required for the increase.

If either Insured under a joint and last survivor Policy commits suicide while sane or insane within two years of the Policy Date, we will limit the amount of proceeds we pay under the Policy to all premiums paid (other than those required for an increase in Specified Amount), less outstanding Policy Debt and less amounts paid upon partial surrender of the Policy.

If the first Insured to die commits suicide while sane or insane more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, we will limit the death benefit Proceeds with respect to that increase. The death benefit Proceeds thus limited will equal the additional premium payment required for the increase. The amount payable will be treated as death benefit Proceeds and paid to the Beneficiary under the same conditions as the initial Specified Amount.

If the Last Insured commits suicide while sane or insane more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, we will limit the death benefit Proceeds with respect to that increase. The death benefit Proceeds thus limited will equal the additional premium payment required for the increase. The amount payable will be treated as death benefit Proceeds and paid to the Beneficiary under the same conditions as the initial Specified Amount.

MISSTATEMENT OF AGE OR GENDER

We will adjust the death benefit Proceeds if you misstated an Insured's Age or gender in your application.

WRITTEN NOTICE

You should send any written notice to us at our Home Office. The notice should include the Policy number and the Insured's full name. We will send any notice to the address shown in the application unless an appropriate address change form has been filed with us.

TRUSTEE

If you name a trustee as the Owner or Beneficiary of the Policy and the trustee subsequently exercises ownership rights or claims benefits thereunder, we will have no obligation to verify that a trust is in effect or that the trustee is acting within the scope of his/her authority. Payment of Policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. When we make a payment to the trustee, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

OTHER CHANGES

At any time, we may make such changes in the Policy as are necessary to assure compliance at all times with the definition of life insurance prescribed by the
Code:

 . to make the Policy, our operations, or the operation of Separate Account III to conform with any law or regulation issued by any government agency to which they are subject; or

 . to reflect a change in the operation of Separate Account III, if allowed by the Policy.

Only an authorized officer of GE Life & Annuity has the right to change the Policy. No registered representative has the authority to change the Policy or waive any of its terms. An officer of GE Life & Annuity must sign all endorsements, amendments, or riders to be valid.

REPORTS

We maintain records and accounts of all transactions involving the Policy, Separate Account III and Policy Debt. Within 30 days after each Policy Anniversary, we will send you a report showing information about your Policy.

The report will show:

 . Specified Amount;

 . the Account Value in each Subaccount and the Guarantee Account;

 . the Surrender Value;

 . Policy Debt; and

 . premiums paid and charges made during the Policy Year.

We also will send you an annual and a semi-annual report for each Fund underlying Separate Account III to which you have allocated Account Value, as required by the 1940 Act. In addition, when you pay premiums, or if you take out a Policy loan, make transfers or make partial surrenders, you will receive a written confirmation of these transactions.

CHANGE OF OWNER

You may change the Owner of the Policy by sending a written request on a form satisfactory to us to our Home Office while the Insured is alive and the Policy is in force. The change will take effect the date you sign the written request, but the change will not affect any action we have taken before we receive the written request. A change of Owner does not change the Beneficiary designation.

USING THE POLICY AS COLLATERAL

You can assign the Policy as collateral security. You must notify us in writing if you assign the Policy. Any payments we made before the assignment will not be affected. We are not responsible for the validity of an assignment. An assignment may affect your rights and the rights of the Beneficiary.

REINSURANCE

We intend to reinsure a portion of the risks assumed under the Policies.

LEGAL PROCEEDINGS

GE Life & Annuity, like all other companies, is involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, GE Life & Annuity believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on it or Separate Account III.

Additional Information


Sale of The Policies

Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Policies. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 6630 W. Broad St., Richmond, Virginia 23230.

Properly licensed registered representatives of independent and affiliated broker-dealers will sell the Policies. These broker-dealers have selling agreements with Capital Brokerage and have been licensed by state insurance departments to represent us. One of these affiliated broker-dealers is Terra Securities Corporation.

Properly licensed registered representatives of Capital Brokerage will also sell the Policies. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). We will offer the Policies in all states where we are licensed to do business.

We pay sales commissions and other expenses associated with the promotion and sales of the Policies to broker/dealers. Broker/dealers may receive aggregate commissions of up to 8.5% of your initial premium payment.

We may also pay override payments, expense allowances, bonuses, wholesaler fees and training allowances. Registered representatives earn commissions from the broker/dealer with which they are affiliated and such arrangements may vary. In addition, registered representatives who meet specified production levels may qualify, under sales incentive programs adopted by us, to receive non-cash compensation such as expenses-paid trips, expense-paid educational seminars and merchandise.

Capital Brokerage will receive 12b-1 fees from return portfolios as compensation for providing certain distribution and shareholder support services.

Legal Matters

The legal matters in connection with the Policy described in this prospectus have been passed on by Donita King Senior Vice President, General Counsel and Secretary of GE Life & Annuity. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on matters relating to the Federal securities laws.

Experts

The consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, and the financial statements of GE Life & Annuity Separate Account III, as of December 31, 1999 and for each of the years or lesser periods in the three-year period ended December 31, 1999, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP dated January 21, 2000 with respect to the audited consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary, contains an explanatory paragraph that states that the Company changed its method of accounting for insurance-related assessments in 1999.

Actuarial Matters

Actuarial matters included in this prospectus have been examined by Paul Haley, an actuary of GE Life & Annuity, whose opinion we filed as an exhibit to the registration statement.

Financial Statements

You should distinguish the consolidated financial statements of GE Life & Annuity and subsidiary included in this prospectus from the financial statements of Separate Account III. Please consider the financial statements of GE Life & Annuity only as bearing on our ability to meet our obligations under the Policies. You should not consider the financial statements of GE Life & Annuity and subsidiary as affecting the investment performance of the assets held in Separate Account III.

The Separate Account III financial statements included in this Prospectus profile have several Subaccounts that are not available to this Policy. The new Subaccounts in Separate Account III that are available to this Policy did not begin operation before the date of this Prospectus.

Executive Officers and Directors

We are managed by a board of directors. The following table sets forth the name, address and principal occupations during the past five years of each of our executive officers and directors.

                           Positions and Offices with Depositor for Last Five
 Name                                             years
-------------------------------------------------------------------------------
 Michael D. Fraizer      Chairman of the Board and Chief Executive Officer of
                         GE Financial Assurance since 1996.

 Pamela S. Schutz        President, GE Life & Annuity since 5/98; President of
                         The Harvest Life Insurance Company 9/97-12/98;
                         President, GE Capital Realty Group 2/78-5/97.

 Selwyn L. Flournoy, Jr. Director, GE Life & Annuity since 5/89; Senior Vice
                         President, GE Life & Annuity, since 1980; Chief
                         Financial Officer 1980-1998.

 Victor C. Moses         Director, GE Life & Annuity, since 5/96; Director of
                         GNA since April, 1994; Senior Vice President, Business
                         Development and Chief Actuary of GNA since May, 1993.

 Thomas M. Stinson       Director and Senior Vice President, Senior Vice
                         President GE Life and Annuity Assurance Company, since
                         4/00. President; Personal Financial Services GE Life
                         and Annuity Assurance Company; General Manager Home
                         Depot Credit Services 1989-1999.

 Leon E. Roday           Senior Vice President & Director, GE Life & Annuity
                         since 6/99; Senior Vice President & Director, GE
                         Financial Assurance since 1996. LeBoeuf, Lamb, Greene
                         & MacRae, L.L.P. 1982-1996.

 Geoffrey S. Stiff       Senior Vice President, GE Life & Annuity, since 3/99;
                         Director, GE Life & Annuity, since 5/96; Vice
                         President, GE Life & Annuity 5/96-3/99; Director of
                         GNA since April, 1994; Senior Vice President, Chief
                         Financial Officer and Treasurer of GNA since May,
                         1993; Senior Vice President, Controller and Treasurer
                         of GNA Investors Trust since 1993.

 Donita M. King          Senior Vice President, General Counsel and Secretary,
                         GE Life & Annuity since 3/99, Assistant General
                         Counsel, Prudential Insurance Company of America,
                         3/89-3/99.

 Elliot A. Rosenthal     Director and Senior Vice President of GE Life and
                         Annuity Assurance Company since June, 2000; Senior
                         Vice President and Senior Investment Officer of the GE
                         Financial Assurance Institutional Stable Value Group
                         since 1982.

 Timothy C. Stonesifer   Senior Vice President and Chief Financial Officer of
                         GE Life and Annuity Assurance Company since July,
                         2000; Chief Financial Officer of GE Financial
                         Assurance, 2/98 to 7/2000; Auditor and Financial
                         Analyst, General Electric Corporation, 7/89-2/98.

 Gary T. Prizzia         Treasurer, GE Life and Annuity Assurance/GE Financial
                         Assurance Company since 1/00. Treasurer/Risk Manager,
                         Budapest Bank, 10/96-01/00.

 Kelly L. Groh           Vice President and Controller/Sr. Finance Analyst, GE
                         Life and Annuity Assurance Company since 3/96; Staff
                         Accountant, Price Waterhouse, 9/90-3/96.
-------------------------------------------------------------------------------

The principal business address of each person listed, unless otherwise indicated, is GE Life and Annuity Assurance Company, 6610 W. Broad Street, Richmond, Virginia 23230.

The principal business address for Mr. Fraizer is GE Financial Assurance, 6604
W. Broad Street, Richmond, Virginia 23230.

The principal business address for Mr. Moses is GNA Corporation, Two Union Square, 601 Union Street, Seattle, WA 98101.

Other Information

We have filed a Registration Statement with the SEC, under the Securities Act of 1933 as amended, for the Policies being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about Separate Account III, the Company, and the Policies offered. Statements in this Prospectus about the content of Policies and other legal instruments are summaries. For the complete text of those Policies and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

Hypothetical Illustrations

The following tables illustrate how the death benefits, Account Values and Surrender Values of a Policy change with the investment experience of Separate Account III and with changes in the cost of insurance charges. The tables illustrate the Policy values that would result based upon the hypothetical investment rates of return if premiums are paid as indicated, if all premiums are allocated to Separate Account III, and if no Policy loans, partial surrenders or transfer requests have been made. The tables are also based on the assumption that the Policyowner has not requested an increase in the Specified Amount of the Policy.

The tables illustrate both a single life and joint and last survivor Policy issued to a male insured, age 60, with a total planned premium of $70,000 (single life); and a male insured, age 60, and a female insured, age 60, with a total planned premium of $70,000, (joint life). The second column of each illustration shows the accumulated value of the premiums paid at the stated interest rate. The remaining columns illustrate the death benefit, Account Value and Surrender Value of a Policy over the designated period under varying assumptions of investment rates of return and cost of insurance charges. Death benefits, cash and surrender values also take into account charges deducted from premium payments. (See Charges and Deductions.)

The guaranteed cost of insurance charges allowable under the Policy (shown in the illustrations as "guaranteed") are based upon the 1980 Commissioners' Standard Ordinary Mortality Table, adjusted for any substandard rating class. These guaranteed charges are used to determine the maximum monthly deduction for cost of insurance. GE Life & Annuity currently deducts lower cost of insurance charges (shown in the illustrations as "current") and anticipates deducting these charges for the foreseeable future.

The current cost of insurance charge is equal to .0542% of the Policy's Account Value in each Subaccount and the Guarantee Account on the Monthly Anniversary Day. This is equivalent to an annual rate of .65% of the Policy's Account Value in Separate Account III and the Guarantee Account.

The illustration columns using the guaranteed cost of insurance charges will show the minimum values that would be available under the Policy's terms based on the assumed investment rates of return of 0%, 6% or 12%. The death benefits, Account Values and Surrender Values would be different from those shown if the gross annual investment rates of return averaged 0%, 6% or 12%, over a period of years, but fluctuated above and below those averages for individual Policy years.

The illustration columns using the cost of insurance charges currently deducted by GE Life & Annuity assume those current cost of insurance charges are continued for the entire period indicated. Although GE Life & Annuity currently makes deductions for cost of insurance based upon the current charges, and anticipates continuing such practice for the foreseeable future, THERE IS NO GUARANTEE THAT SUCH CHARGES

WILL BE CONTINUED. At the discretion of GE Life & Annuity, the charges could be increased or decreased, based upon its estimate of expected mortality. Thus, the values in the illustrations using current cost of insurance charges indicate values that would be available, assuming the stated investment rates of return, if the current cost of insurance charges are continued. THOSE COLUMNS DO NOT ILLUSTRATE VALUES THAT WOULD BE GUARANTEED IF THE HYPOTHETICAL INVESTMENT RATES OF RETURN WERE EARNED.

The illustrations reflect an average annual charge of 0.94% of the average daily net assets of the portfolios for investment management fees, 12b-1 fees and other operating expenses. Assumed charges for fees and other expenses, as an annual percentage of the average daily net assets of the Funds, are based on the actual fees and expenses incurred by the funds in 1999, or on estimates as described below. Actual fees and expenses charged to a policy will depend on the Subaccounts chosen by the Policyowner. After deduction of these amounts, the illustrated gross annual investment rates of return of 0%, 6% and 12% correspond to approximate net annual rates of -.94%, 5.06% and 11.06%, respectively.

The average daily charge for the portfolio expenses reflects voluntary expense agreements between certain of the portfolios and their investment managers. These expense agreements could terminate at any time. See Portfolio Annual Expense. If these agreements terminate, the values shown on the following page would less.

All of the information used to determine average fees and expenses for the illustrations was provided by the Funds. In some cases, estimates were substituted by the Funds for the actual fees and expenses. GE Life & Annuity does not represent that such estimates are true and complete, and has not independently verified these figures.

The illustrations also take into account the monthly charges by GE Life & Annuity for the premium tax charge, distribution expense charge, mortality and expense risk charge, administrative expense charge and cost of insurance.

The hypothetical values shown in the tables do not reflect any charges for Federal income taxes against Separate Account III, since GE Life & Annuity is not currently making such charges. However, such charges may be made in the future and, in that event, the gross annual investment rate of return would have to exceed 0%, 6% or 12% by an amount sufficient to cover the tax charges in order to produce the death benefits and Account Values illustrated. (See Federal Tax Matters.)

The tables also do not reflect any reduction in sales charges available to certain groups (See Reduction in Charges for Group Sales); if the reduced charges were illustrated they would show increased Account Values.

Upon request, GE Life & Annuity will provide a personalized illustration based upon the age, gender, and risk class of the proposed Insured under a single life Policy or the proposed Insureds under a joint and last survivor Policy and the proposed premium payments.

Single Life
Variable Life Insurance


Male Issue Age 60       Initial Specified Amount  $174,853
Rating 100% (Standard)  Initial Premium            $70,000
Level Death Benefit     Total Planned Premium (1)  $70,000

                     0% Assumed Hypothetical   6% Assumed Hypothetical    12% Assumed Hypothetical
                     Gross Annual Investment   Gross Annual Investment     Gross Annual Investment
         Premiums      Return with Maximum       Return with Maximum         Return with Maximum
        Accumulated      Charges (2)(3)            Charges (2)(3)              Charges (2)(3)
End of     At 5%    ------------------------- ------------------------- -----------------------------
Policy   Interest   Surrender Account  Death  Surrender Account  Death  Surrender  Account    Death
 Year    Per Year     Value    Value  Benefit   Value    Value  Benefit   Value     Value    Benefit
-----------------------------------------------------------------------------------------------------
 1         73,500    62,343   66,543  174,853  66,453   70,653  174,853    70,564    74,764   174,853
 2         77,175    59,106   62,956  174,853  67,330   71,180  174,853    76,052    79,902   174,853
 3         81,034    56,057   59,207  174,853  68,408   71,558  174,853    82,304    85,454   174,853
 4         85,085    52,808   55,258  174,853  69,303   71,753  174,853    89,016    91,466   174,853
 5         89,340    48,968   51,068  174,853  69,634   71,734  174,853    95,898    97,998   174,853
 6         93,807    45,194   46,594  174,853  70,066   71,466  174,853   103,723   105,123   174,853
 7         98,497    41,094   41,794  174,853  70,216   70,916  174,853   112,238   112,938   174,853
 8        103,422    36,619   36,619  174,853  70,044   70,044  174,853   121,560   121,560   174,853
 9        108,593    31,015   31,015  174,853  68,804   68,804  174,853   131,132   131,132   174,853
 10       114,023    24,911   24,911  174,853  67,138   67,138  174,853   141,825   141,825   174,853
 15       145,525       *        *       *     49,711   49,711  174,853   219,111   219,111   234,449
 20       185,731       *        *       *        *        *       *      341,279   341,279   358,343
 25       237,045       *        *       *        *        *       *      525,896   525,896   552,190
 30       302,536       *        *       *        *        *       *      796,650   796,650   836,482
 35       386,121       *        *       *        *        *       *    1,217,923 1,217,923 1,230,102
-----------------------------------------------------------------------------------------------------

 * Premium in addition to the planned premium is required to keep the policy in effect.
(1) The values illustrated assume a single premium of $70,000 with no additional premiums. Values would be different if premiums are paid with a different frequency or in different amounts.
(2) The values and benefits are as of the end of the year shown. They assume that no Policy loans or withdrawals have been made. Excessive loans or withdrawals may cause this Policy to lapse because of insufficient account value.

(3) The values and benefits are shown using the maximum expense charges and cost of insurance rates allowable under the Policy. Accordingly, if the assumed hypothetical gross annual investment return were earned, the values and benefits of an actual Policy with the listed specifications could never be less than those shown, and in some cases may be greater than those shown.

The hypothetical gross annual investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return.

Actual investment rates of return may be more or less than those shown and will depend on a number of factors, including prevailing interest rates, rates of inflation, and the allocations made by an owner among the investment options. The gross hypothetical investment rates of return of 0%, 6%, and 12% shown above correspond to net annual rates of -.94%, 5.06%, and 11.06%. The Death Benefit and Account Value for a policy will be different from those shown if the actual investment rate of return averages 0%, 6%, and 12% over a period of years, but fluctuated above or below those averages for individual policy years. No representations can be made by GE Life & Annuity or the funds that these hypothetical investment rates of return can be achieved for any one year or sustained over any period of time.

Single Life
Variable Life Insurance

Male Issue Age 60       Initial Specified Amount  $174,853
Rating 100% (Standard)  Initial Premium            $70,000
Level Death Benefit     Total Planned Premium (1)  $70,000

                     0% Assumed Hypothetical   6% Assumed Hypothetical    12% Assumed Hypothetical
                     Gross Annual Investment   Gross Annual Investment     Gross Annual Investment
         Premiums      Return with Current       Return with Current         Return with Current
        Accumulated      Charges (2)(3)            Charges (2)(3)              Charges (2)(3)
End of     At 5%    ------------------------- ------------------------- -----------------------------
Policy   Interest   Surrender Account  Death  Surrender Account  Death  Surrender  Account    Death
 Year    Per Year     Value    Value  Benefit   Value    Value  Benefit   Value     Value    Benefit
-----------------------------------------------------------------------------------------------------
 1         73,500    63,598   67,798  174,853   67,704   71,904 174,853    71,811    76,011   174,853
 2         77,175    61,815   65,665  174,853   70,010   73,860 174,853    78,688    82,538   174,853
 3         81,034    60,449   63,599  174,853   72,720   75,870 174,853    86,475    89,625   174,853
 4         85,085    59,148   61,598  174,853   75,484   77,934 174,853    94,871    97,321   174,853
 5         89,340    57,560   59,660  174,853   77,954   80,054 174,853   103,577   105,677   174,853
 6         93,807    56,383   57,783  174,853   80,831   82,231 174,853   113,352   114,752   174,853
 7         98,497    55,266   55,966  174,853   83,768   84,468 174,853   123,905   124,605   174,853
 8        103,422    54,205   54,205  174,853   86,766   86,766 174,853   135,305   135,305   174,853
 9        108,593    52,500   52,500  174,853   89,127   89,127 174,853   146,923   146,923   174,853
 10       114,023    50,848   50,848  174,853   91,551   91,551 174,853   159,627   159,627   185,168
 15       145,525    44,102   44,102  174,853  106,547  106,547 174,853   247,001   247,001   264,291
 20       185,731    38,251   38,251  174,853  124,000  124,000 174,853   384,719   384,719   403,955
 25       237,045    33,176   33,176  174,853  144,311  144,311 174,853   593,174   593,174   622,833
 30       302,536    28,774   28,774  174,853  167,950  167,950 176,347   911,302   911,302   956,867
 35       386,121    24,957   24,957  174,853  196,493  196,493 198,458 1,407,447 1,407,447 1,421,521
-----------------------------------------------------------------------------------------------------

(1) The values illustrated assume a single premium of $70,000 with no additional premiums. Values would be different if premiums are paid with a different frequency or in different amounts.
(2) The values and benefits are as of the end of the year shown. They assume that no Policy loans or withdrawals have been made. Excessive loans or withdrawals may cause this Policy to lapse because of insufficient account value.
(3) The values and benefits are shown using the expense charges and cost of insurance rates currently in effect. Although GE Life & Annuity anticipates deducting these charges for the forseeable future, THESE CHARGES ARE NOT GUARANTEED AND COULD BE RAISED AT THE DISCRETION OF GE LIFE & ANNUITY. Accordingly, even if the assumed hypothetical gross annual investment return were earned, the values and benefits under an actual Policy with the listed specifications may be less than those shown if the cost of insurance charges were increased.

The hypothetical gross annual investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return.

Actual investment rates of return may be more or less than those shown and will depend on a number of factors, including prevailing interest rates, rates of inflation, and the allocations made by an owner among the investment options. The gross hypothetical investment rates of return of 0%, 6%, and 12% shown above correspond to net annual rates of -.94%, 5.06%, and 11.06%. The Death Benefit and Account Value for a policy will be different from those shown if the actual investment rate of return averages 0%, 6%, and 12% over a period of years, but fluctuated above or below those averages for individual policy years. No representations can be made by GE Life & Annuity or the funds that these hypothetical investment rates of return can be achieved for any one year or sustained over any period of time.

Joint and Survivor
Variable Life Insurance

Male Issue Age 60 Rating 100% (Standard)    Initial Specified Amount  $263,113
Female Issue Age 60 Rating 100% (Standard)  Initial Premium            $70,000
Level Death Benefit                         Total Planned Premium (1)  $70,000

                     0% Assumed Hypothetical   6% Assumed Hypothetical    12% Assumed Hypothetical
                     Gross Annual Investment   Gross Annual Investment     Gross Annual Investment
         Premiums      Return with Maximum       Return with Maximum         Return with Maximum
        Accumulated      Charges (2)(3)            Charges (2)(3)              Charges (2)(3)
End of     At 5%    ------------------------- ------------------------- -----------------------------
Policy   Interest   Surrender Account  Death  Surrender Account  Death  Surrender  Account    Death
 Year    Per Year     Value    Value  Benefit   Value    Value  Benefit   Value     Value    Benefit
-----------------------------------------------------------------------------------------------------
 1         73,500    64,012   68,212  263,113  68,145   72,345  263,113    72,277    76,477   263,113
 2         77,175    62,552   66,402  263,113  70,852   74,702  263,113    79,641    83,491   263,113
 3         81,034    61,404   64,554  263,113  73,911   77,061  263,113    87,933    91,083   263,113
 4         85,085    60,198   62,648  263,113  76,953   79,403  263,113    96,846    99,296   263,113
 5         89,340    58,559   60,659  263,113  79,608   81,708  263,113   106,077   108,177   263,113
 6         93,807    57,158   58,558  263,113  82,551   83,951  263,113   116,379   117,779   263,113
 7         98,497    55,613   56,313  263,113  85,407   86,107  263,113   127,466   128,166   263,113
 8        103,422    53,892   53,892  263,113  88,148   88,148  263,113   139,412   139,412   263,113
 9        108,593    51,259   51,259  263,113  90,047   90,047  263,113   151,609   151,609   263,113
 10       114,023    48,373   48,373  263,113  91,768   91,768  263,113   164,863   164,863   263,113
 15       145,525    27,941   27,941  263,113  97,346   97,346  263,113   256,982   256,982   274,970
 20       185,731       *        *       *     83,883   83,883  263,113   404,477   404,477   424,701
 25       237,045       *        *       *     13,135   13,135  263,113   630,505   630,505   662,031
 30       302,536       *        *       *        *        *       *      965,670   965,670 1,013,954
 35       386,121       *        *       *        *        *       *    1,483,207 1,483,207 1,498,039
-----------------------------------------------------------------------------------------------------

 * Premium in addition to the planned premium is required to keep the policy in effect.
(1) The values illustrated assume a single premium of $70,000 with no additional premiums. Values would be different if premiums are paid with a different frequency or in different amounts.
(2) The values and benefits are as of the end of the year shown. They assume that no Policy loans or withdrawals have been made. Excessive loans or withdrawals may cause this Policy to lapse because of insufficient account value.

(3) The values and benefits are shown using the maximum expense charges and cost of insurance rates allowable under the Policy. Accordingly, if the assumed hypothetical gross annual investment return were earned, the values and benefits of an actual Policy with the listed specifications could never be less than those shown, and in some cases may be greater than those shown.

The hypothetical gross annual investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return.

Actual investment rates of return may be more or less than those shown and will depend on a number of factors, including prevailing interest rates, rates of inflation, and the allocations made by an owner among the investment options. The gross hypothetical investment rates of return of 0%, 6%, and 12% shown above correspond to net annual rates of -.94%, 5.06%, and 11.06%. The Death Benefit and Account Value for a policy will be different from those shown if the actual investment rate of return averages 0%, 6%, and 12% over a period of years, but fluctuated above or below those averages for individual policy years. No representations can be made by GE Life & Annuity or the funds that these hypothetical investment rates of return can be achieved for any one year or sustained over any period of time.

Joint and Survivor
Variable Life Insurance

Male Issue Age 60 Rating 100% (Standard)    Initial Specified Amount  $263,113
Female Issue Age 60 Rating 100% (Standard)  Initial Premium            $70,000
Level Death Benefit                         Total Planned Premium (1)  $70,000

                     0% Assumed Hypothetical   6% Assumed Hypothetical    12% Assumed Hypothetical
                     Gross Annual Investment   Gross Annual Investment     Gross Annual Investment
         Premiums      Return with Current       Return with Current         Return with Current
        Accumulated      Charges (2)(3)            Charges (2)(3)              Charges (2)(3)
End of     At 5%    ------------------------- ------------------------- -----------------------------
Policy   Interest   Surrender Account  Death  Surrender Account  Death  Surrender  Account    Death
 Year    Per Year     Value    Value  Benefit   Value    Value  Benefit   Value     Value    Benefit
-----------------------------------------------------------------------------------------------------
 1         73,500    64,012   68,212  263,113   68,145   72,345 263,113    72,277    76,477   263,113
 2         77,175    62,552   66,402  263,113   70,852   74,702 263,113    79,641    83,491   263,113
 3         81,034    61,404   64,554  263,113   73,911   77,061 263,113    87,933    91,083   263,113
 4         85,085    60,261   62,711  263,113   76,953   79,403 263,113    96,846    99,296   263,113
 5         89,340    58,821   60,921  263,113   79,709   81,809 263,113   106,077   108,177   263,113
 6         93,807    57,782   59,182  263,113   82,887   84,287 263,113   116,419   117,819   263,113
 7         98,497    56,793   57,493  263,113   86,141   86,841 263,113   127,621   128,321   263,113
 8        103,422    55,852   55,852  263,113   89,471   89,471 263,113   139,759   139,759   263,113
 9        108,593    54,258   54,258  263,113   92,182   92,182 263,113   152,217   152,217   263,113
 10       114,023    52,709   52,709  263,113   94,975   94,975 263,113   165,785   165,785   263,113
 15       145,525    46,408   46,408  263,113  112,205  112,205 263,113   259,264   259,264   277,413
 20       185,731    40,860   40,860  263,113  132,560  132,560 263,113   408,069   408,069   428,473
 25       237,045    35,975   35,975  263,113  156,609  156,609 263,113   637,279   637,279   669,143
 30       302,536    31,675   31,675  263,113  185,020  185,020 263,113   993,880   993,880 1,043,574
 35       386,121    27,888   27,888  263,113  218,586  218,586 263,113 1,551,998 1,551,998 1,567,518
-----------------------------------------------------------------------------------------------------

(1) The values illustrated assume a single premium of $70,000 with no additional premiums. Values would be different if premiums are paid with a different frequency or in different amounts.
(2) The values and benefits are as of the end of the year shown. They assume that no Policy loans or withdrawals have been made. Excessive loans or withdrawals may cause this Policy to lapse because of insufficient account value.
(3) The values and benefits are shown using the expense charges and cost of insurance rates currently in effect. Although GE Life & Annuity anticipates deducting these charges for the forseeable future, THESE CHARGES ARE NOT GUARANTEED AND COULD BE RAISED AT THE DISCRETION OF GE LIFE & ANNUITY. Accordingly, even if the assumed hypothetical gross annual investment return were earned, the values and benefits under an actual Policy with the listed specifications may be less than those shown if the cost of insurance charges were increased.

The hypothetical gross annual investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return.

Actual investment rates of return may be more or less than those shown and will depend on a number of factors, including prevailing interest rates, rates of inflation, and the allocations made by an owner among the investment options. The gross hypothetical investment rates of return of 0%, 6%, and 12% shown above correspond to net annual rates of -.94%, 5.06%, and 11.06%. The Death Benefit and Account Value for a policy will be different from those shown if the actual investment rate of return averages 0%, 6%, and 12% over a period of years, but fluctuated above or below those averages for individual policy years. No representations can be made by GE Life & Annuity or the funds that these hypothetical investment rates of return can be achieved for any one year or sustained over any period of time.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                              Financial Statements

                     For the six months ended June 30, 2000

                                  (Unaudited)

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               Table of Contents

                     For the six months ended June 30, 2000

                                                                            Page
                                                                            ----
Financial Statements (Unaudited):
  Statements of Assets and Liabilities.....................................  F-1
  Statements of Operations.................................................  F-8
  Statements of Changes in Net Assets...................................... F-14
Notes to Financial Statements (Unaudited).................................. F-26

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                      Statements of Assets and Liabilities

                                 June 30, 2000
                                  (Unaudited)


                                          GE Investments Funds, Inc.
                          ----------------------------------------------------------
                           S&P 500                 Total                 Real Estate
                            Index       Money     Return   International Securities
                             Fund    Market Fund   Fund     Equity Fund     Fund
                          ---------- ----------- --------- ------------- -----------
Assets
Investment in GE
 Investments Funds,
 Inc.,
 at fair value (note 2):
  S&P 500 Index Fund
   (284,329 shares;
   cost -- $7,007,861)..  $7,941,321        --         --         --           --
  Money Market Fund
   (13,679,548 shares;
   cost --
    $13,679,548)........         --  13,679,548        --         --           --
  Total Return Fund
   (106,574 shares;
   cost -- $1,528,974)..         --         --   1,743,555        --           --
  International Equity
   Fund (29,799 shares;
   cost -- $422,979)....         --         --         --     441,028          --
  Real Estate Securities
   Fund (48,018 shares;
   cost -- $690,829)....         --         --         --         --       606,941
Receivable from
 affiliate..............         --         --         258        --           --
Receivable for units
 sold...................         --   2,215,612        250        --           --
                          ---------- ----------  ---------    -------      -------
 Total assets...........   7,941,321 15,895,160  1,744,063    441,028      606,941
                          ---------- ----------  ---------    -------      -------
Liabilities
Accrued expenses payable
 to affiliate (note 3)..       6,046    631,749        500     24,956        5,325
Payable for units
 withdrawn..............         181        --         --         --           --
                          ---------- ----------  ---------    -------      -------
 Total liabilities......       6,227    631,749        500     24,956        5,325
                          ---------- ----------  ---------    -------      -------
Net assets attributable
 to variable life
 policyholders..........  $7,935,094 15,263,411  1,743,563    416,072      601,616
                          ========== ==========  =========    =======      =======
Outstanding units.......     155,896    920,037     50,774     21,991       35,389
                          ========== ==========  =========    =======      =======
Net asset value per
 unit...................  $    50.90      16.59      34.34      18.92        17.00
                          ========== ==========  =========    =======      =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


                                  GE Investments Funds, Inc. (continued)
                           ----------------------------------------------------
                           Global    Mid-Cap               U.S.      Premier
                           Income  Value Equity  Income   Equity  Growth Equity
                            Fund       Fund       Fund     Fund       Fund
                           ------- ------------ --------- ------- -------------
Assets
Investment in GE
 Investments Funds, Inc.,
 at fair value (note 2):
  Global Income Fund
   (2,681 shares; cost --
    $25,075).............  $25,420       --           --      --         --
  Mid-Cap Value Equity
   Fund (47,588 shares;
   cost -- $721,627).....      --    719,060          --      --         --
  Income Fund (103,512
   shares; cost of
   $1,248,714)...........      --        --     1,231,791     --         --
  U.S. Equity Fund (3,332
   shares; cost
   $123,109).............      --        --           --  126,574        --
  Premier Growth Equity
   Fund (5,995 shares;
   cost $477,113)........      --        --           --      --     528,610
Receivable from
 affiliate...............    1,048       --           --      --          57
                           -------   -------    --------- -------    -------
 Total assets............   26,468   719,060    1,231,791 126,574    528,667
                           -------   -------    --------- -------    -------
Liabilities
Accrued expenses payable
 to affiliate (note 3)...        8     1,148          975   1,306        151
Payable for units
 withdrawn...............      --        --           --      670        --
                           -------   -------    --------- -------    -------
 Total liabilities.......        8     1,148          975   1,976        151
                           -------   -------    --------- -------    -------
Net assets attributable
 to variable life
 policyholders...........  $26,460   717,912    1,230,816 124,598    528,516
                           =======   =======    ========= =======    =======
Outstanding units........    2,574    47,138      115,461   9,936     45,483
                           =======   =======    ========= =======    =======
Net asset value per
 unit....................  $ 10.28     15.23        10.66   12.54      11.62
                           =======   =======    ========= =======    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


                                    Oppenheimer Variable Account Funds
                          -------------------------------------------------------
                                     Aggressive   Capital      High     Multiple
                             Bond      Growth   Appreciation  Income   Strategies
                           Fund/VA    Fund/VA     Fund/VA     Fund/VA   Fund/VA
                          ---------- ---------- ------------ --------- ----------
Assets
Investment in
 Oppenheimer Variable
 Account Funds, at fair
 value (note 2):
  Bond Fund/VA (123,699
   shares; cost --
    $1,432,216).........  $1,337,181        --         --          --        --
  Aggressive Growth
   Fund/VA (116,544
   shares; cost --
    $6,532,736).........         --  11,262,767        --          --        --
  Capital Appreciation
   Fund/VA (103,963
   shares; cost --
    $4,885,814).........         --         --   5,316,654         --        --
  High Income Fund/VA
   (413,314 shares;
   cost -- $4,406,121)..         --         --         --    3,955,415       --
  Multiple Strategies
   Fund/VA (194,922
   shares; cost --
    $3,187,130).........         --         --         --          --  3,233,757
Receivable from
 affiliate..............         369        973        --        1,033       --
Receivable for units
 sold...................         376        --         106         221       471
                          ---------- ----------  ---------   --------- ---------
 Total assets...........   1,337,926 11,263,740  5,316,760   3,956,669 3,234,228
                          ---------- ----------  ---------   --------- ---------
Liabilities
Accrued expenses payable
 to affiliate (note 3)..         384      3,224     12,303       1,134     1,070
Payable for units
 withdrawn..............         --         925        --          --        --
                          ---------- ----------  ---------   --------- ---------
 Total liabilities......         384      4,149     12,303       1,134     1,070
                          ---------- ----------  ---------   --------- ---------
Net assets attributable
 to variable life
 policyholders..........  $1,337,542 11,259,591  5,304,457   3,955,535 3,233,158
                          ========== ==========  =========   ========= =========
Outstanding units.......      58,690    139,940     93,570     121,934   100,659
                          ========== ==========  =========   ========= =========
Net asset value per
 unit...................  $    22.79      80.46      56.69       32.44     32.12
                          ========== ==========  =========   ========= =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


                                 Variable Insurance         Variable Insurance    Variable Insurance
                                   Products Fund             Products Fund II      Products Fund III
                          -------------------------------- -------------------- -----------------------
                                                                                 Growth
                            Equity-                          Asset                  &        Growth
                            Income      Growth   Overseas   Manager  Contrafund  Income   Opportunities
                           Portfolio  Portfolio  Portfolio Portfolio Portfolio  Portfolio   Portfolio
                          ----------- ---------- --------- --------- ---------- --------- -------------
Assets
Investment in Variable
 Insurance Products
 Fund, at fair value
  (note 2):
  Equity-Income
   Portfolio (562,340
   shares; cost --
    $12,640,853)........  $12,883,204        --        --        --         --        --         --
  Growth Portfolio
   (310,111 shares;
   cost --
    $13,927,742)........          --  15,983,101       --        --         --        --         --
  Overseas Portfolio
   (186,561 shares;
   cost -- $4,375,887)..          --         --  4,376,723       --         --        --         --
Investment in Variable
 Insurance Products Fund
 II, at fair value
  (note 2):
  Asset Manager
   Portfolio (479,209
   shares; cost --
    $7,461,238).........          --         --        --  7,926,121        --        --         --
  Contrafund Portfolio
   (415,626 shares;
   cost -- $9,518,116)..          --         --        --        --  10,428,062       --         --
Investment in Variable
 Insurance Products Fund
 III, at fair value
  (note 2):
  Growth & Income
  Portfolio (71,507
  shares; cost --
   $1,170,974)..........          --         --        --        --         --  1,106,925        --
  Growth Opportunities
   Portfolio (31,782
   shares; cost --
    $657,442)...........          --         --        --        --         --        --     655,017
Receivable from
 affiliate..............        2,193        --        --        --         --        --         --
Receivable for units
 sold...................           55        --        --        471        490       --         --
                          ----------- ---------- --------- --------- ---------- ---------    -------
 Total assets...........   12,885,452 15,983,101 4,376,723 7,926,592 10,428,552 1,106,925    655,017
                          ----------- ---------- --------- --------- ---------- ---------    -------
Liabilities
Accrued expenses payable
 to affiliate (note 3)..        3,700     11,129    39,513    23,727      7,378     1,129      1,081
Payable for units
 withdrawn..............          --      78,271       178       --         --        --         --
                          ----------- ---------- --------- --------- ---------- ---------    -------
 Total liabilities......        3,700     89,400    39,691    23,727      7,378     1,129      1,081
                          ----------- ---------- --------- --------- ---------- ---------    -------
Net assets attributable
 to variable life
 policyholders..........  $12,881,752 15,893,701 4,337,032 7,902,865 10,421,174 1,105,796    653,936
                          =========== ========== ========= ========= ========== =========    =======
Outstanding units.......      351,672    243,060   156,628   265,464    331,357    66,775     43,918
                          =========== ========== ========= ========= ========== =========    =======
Net asset value per
 unit...................  $     36.63      65.39     27.69     29.77      31.45     16.56      14.89
                          =========== ========== ========= ========= ========== =========    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


                                                                                 PBHG Insurance
                          Federated Insurance Series    Alger American Fund     Series Fund, Inc.
                         ---------------------------- ------------------------ -------------------
                                                                                 PBHG
                         American High Income             Small                Large Cap   PBHG
                         Leaders     Bond     Utility Capitalization  Growth    Growth   Growth II
                         Fund II    Fund II   Fund II   Portfolio    Portfolio Portfolio Portfolio
                         -------- ----------- ------- -------------- --------- --------- ---------
Assets
Investment in Federated
 Insurance Series, at
 fair value (note 2):
  American Leaders Fund
   II (39,097 shares;
   cost -- $769,495)...  $750,263       --        --          --           --       --         --
  High Income Bond Fund
   II (77,322 shares;
   cost -- $739,329)...       --    705,178       --          --           --       --         --
  Utility Fund II
   (31,923 shares;
   cost -- $429,322)...       --        --    430,647         --           --       --         --
Investment in Alger
 American Fund, at fair
 value (note 2):
  Small Capitalization
   Portfolio (89,739
   shares; cost --
    $3,668,522)........       --        --        --    2,894,964          --       --         --
  Growth Portfolio
   (100,868 shares;
   cost --
    $5,411,364)........       --        --        --          --     5,789,840      --         --
Investment in PBHG
 Insurance Series Fund,
 Inc., at fair value
 (note 2):
  PBHG Large Cap Growth
   Portfolio (23,060
   shares; cost --
    $571,067)..........       --        --        --          --           --   693,635        --
  PBHG Growth II
   Portfolio
   (99,015 shares;
   cost --
    $2,657,861)........       --        --        --          --           --       --   2,740,743
Receivable from
 affiliate.............       --         68       --          --           467      --         --
Receivable for units
 sold..................        55       --        808         --           --       --         --
                         --------   -------   -------   ---------    ---------  -------  ---------
 Total assets..........   750,318   705,246   431,455   2,894,964    5,790,307  693,635  2,740,743
                         --------   -------   -------   ---------    ---------  -------  ---------
Liabilities
Accrued expenses
 payable to affiliate
 (note 3)..............       934       234     1,000       1,687        1,659   32,586      3,289
Payable for units
 withdrawn.............       --        --        --          --        76,797      --   2,087,321
                         --------   -------   -------   ---------    ---------  -------  ---------
 Total liabilities.....       934       234     1,000       1,687       78,456   32,586  2,090,610
                         --------   -------   -------   ---------    ---------  -------  ---------
Net assets attributable
 to variable life
 policyholders.........  $749,384   705,012   430,455   2,893,277    5,711,851  661,049    650,133
                         ========   =======   =======   =========    =========  =======  =========
Outstanding units......    44,633    46,969    23,130     170,193      215,298   22,905     24,478
                         ========   =======   =======   =========    =========  =======  =========
Net asset value per
 unit..................  $  16.79     15.01     18.61       17.00        26.53    28.86      26.56
                         ========   =======   =======   =========    =========  =======  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)

                                                             Janus Aspen Series
                    ----------------------------------------------------------------------------------------------------
                                                                                                     Global
                    Aggressive            Worldwide            Flexible  International   Capital      Life      Global
                      Growth     Growth     Growth   Balanced   Income      Growth     Appreciation Sciences  Technology
                    Portfolio  Portfolio  Portfolio  Portfolio Portfolio   Portfolio    Portfolio   Portfolio Portfolio
                    ---------- ---------- ---------- --------- --------- ------------- ------------ --------- ----------
Assets
Investment in
 Janus Aspen
 Series, at fair
 value (note 2):
 Aggressive
  Growth
  Portfolio
  (151,162
  shares; cost --
   $8,426,739)....  $8,434,848        --         --        --       --           --           --        --         --
 Growth Portfolio
  (327,542 shares;
  cost --
   $8,416,608)....         --  10,772,853        --        --       --           --           --        --         --
 Worldwide Growth
  Portfolio
  (394,264
  shares; cost --
   $15,252,448)...         --         --  18,936,501       --       --           --           --        --         --
 Balanced
  Portfolio
  (281,961 shares;
  cost --
   $5,883,947)....         --         --         --  7,421,222      --           --           --        --         --
 Flexible Income
  Portfolio
  (21,164 shares;
  cost --
   $247,035)......         --         --         --        --   238,091          --           --        --         --
 International
  Growth
  Portfolio
  (102,476 shares;
  cost --
   $4,027,303)....         --         --         --        --       --     4,067,260          --        --         --
 Capital
  Appreciation
  Portfolio
  (100,339 shares;
  cost --
   $2,822,714)....         --         --         --        --       --           --     3,183,743       --         --
 Global Life
  Sciences
  Portfolio
  (7,030 shares;
  costs --
   $56,970).......         --         --         --        --       --           --           --     60,596        --
 Global
  Technology
  Portfolio
  (3,631 shares;
  cost --
   $35,495).......         --         --         --        --       --           --           --        --      35,660
Receivable from
 affiliate........         --       1,760      5,501       929      --           --           --        --         --
Receivable for
 units sold.......         --         806      3,170       --       --           --           --        --         --
                    ---------- ---------- ---------- ---------  -------    ---------    ---------    ------     ------
 Total assets.....   8,434,848 10,775,419 18,945,172 7,422,151  238,091    4,067,260    3,183,743    60,596     35,660
                    ---------- ---------- ---------- ---------  -------    ---------    ---------    ------     ------
Liabilities
Accrued expenses
 payable to
 affiliate (note
 3)...............      13,683      2,981      5,331     2,019      625        1,570        3,963        17         10
Payable for units
 withdrawn........       2,293        --         --        651      --           --           761       --         --
                    ---------- ---------- ---------- ---------  -------    ---------    ---------    ------     ------
 Total
  liabilities.....      15,976      2,981      5,331     2,670      625        1,570        4,724        17         10
                    ---------- ---------- ---------- ---------  -------    ---------    ---------    ------     ------
Net assets
 attributable to
 variable life
 policyholders....  $8,418,872 10,772,438 18,939,841 7,419,481  237,466    4,065,690    3,179,019    60,579     35,650
                    ========== ========== ========== =========  =======    =========    =========    ======     ======
Outstanding
 units............     166,942    316,093    484,147   304,576   17,525      139,907      103,450     5,683      3,488
                    ========== ========== ========== =========  =======    =========    =========    ======     ======
Net asset value
 per unit.........  $    50.43      34.08      39.12     24.36    13.55        29.06        30.73     10.66      10.22
                    ========== ========== ========== =========  =======    =========    =========    ======     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


                                               Goldman Sachs  Salomon Brothers
                                                 Variable     Variable Series
                                              Insurance Trust    Funds Inc.
                                              --------------- ----------------
                                              Growth
                                                and   Mid Cap           Total
                                              Income   Value  Investors Return
                                               Fund    Fund     Fund     Fund
                                              ------- ------- --------- ------
Assets
Investment in Goldman Sachs Variable
 Insurance Trust, at fair value (note 2):
  Growth and Income Fund (3,963 shares;
   cost -- $44,565).......................... $43,477     --       --     --
  Mid Cap Value Fund (31,081 shares; cost --
    $245,732)................................     --  271,963      --     --
Investment in Salomon Brothers Variable
 Series Funds Inc., at fair value (note 2):
  Investors Fund (11,749 shares; cost --
    $156,620)................................     --      --   156,849    --
  Total Return Fund (836 shares; cost --
    $9,010)..................................     --      --       --   8,822
Receivable from affiliate....................       7     --       --       1
                                              ------- -------  -------  -----
 Total assets................................  43,484 271,963  156,849  8,823
                                              ------- -------  -------  -----
Liabilities
Accrued expenses payable to affiliate (note
 3)..........................................      12     157       35      3
Payable for units withdrawn..................     --      743      --     --
                                              ------- -------  -------  -----
 Total liabilities...........................      12     900       35      3
                                              ------- -------  -------  -----
Net assets attributable to variable life
 policyholders............................... $43,472 271,063  156,814  8,820
                                              ======= =======  =======  =====
Outstanding units............................   4,715  31,373   10,807    811
                                              ======= =======  =======  =====
Net asset value per unit..................... $  9.22    8.64    14.51  10.88
                                              ======= =======  =======  =====

           See accompanying notes to unaudited financial statements.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                            Statements of Operations
                                  (Unaudited)


                                                 GE Investments Funds, Inc.
                                              --------------------------------
                                                              Money     Total
                                              S&P 500 Index   Market   Return
                                                  Fund         Fund     Fund
                                              ------------- ---------- -------
                                               Six months ended June 30, 2000
                                              --------------------------------
Investment income:
  Income -- Ordinary Dividends...............   $     --     412,925       --
  Expenses -- Mortality and expense risk
   charges and administrative expenses (note
   3)........................................      52,889     88,280    11,488
                                                ---------    -------   -------
Net investment income (expense)..............     (52,889)   324,645   (11,488)
                                                ---------    -------   -------
Net realized and unrealized gain (loss) on
 investments:
  Net realized gain (loss)...................     181,722        --     12,484
  Unrealized appreciation (depreciation).....    (242,929)       --     40,688
  Capital gain distributions.................         --         --        --
                                                ---------    -------   -------
Net realized and unrealized gain (loss) on
 investments.................................     (61,207)       --     53,172
                                                ---------    -------   -------
Increase (decrease) in net assets from
 operations..................................   $(114,096)   324,645    41,684
                                                =========    =======   =======
                                                 GE Investments Funds, Inc.
                                                        (continued)
                                              --------------------------------
                                                               Real
                                                              Estate   Global
                                              International Securities Income
                                               Equity Fund     Fund     Fund
                                              ------------- ---------- -------
                                               Six months ended June 30, 2000
                                              --------------------------------
Investment income:
  Income -- Ordinary Dividends...............   $     --         --        --
  Expenses -- Mortality and expense risk
   charges and administrative expenses (note
   3)........................................       3,107      3,977       506
                                                ---------    -------   -------
Net investment income (expense)..............      (3,107)    (3,977)     (506)
                                                ---------    -------   -------
Net realized and unrealized gain (loss) on
 investments:
  Net realized gain (loss)...................      36,422    (36,933)  (12,622)
  Unrealized appreciation (depreciation).....     (28,996)   123,444       930
  Capital gain distributions.................         --         --        --
                                                ---------    -------   -------
Net realized and unrealized gain (loss) on
 investments.................................       7,426     86,511   (11,692)
                                                ---------    -------   -------
Increase (decrease) in net assets from
 operations..................................   $   4,319     82,534   (12,198)
                                                =========    =======   =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                                GE Investments Funds, Inc.
                                                        (continued)
                                              ---------------------------------
                                              Mid-Cap                   Premier
                                               Value              U.S.  Growth
                                               Equity   Income   Equity Equity
                                                Fund     Fund     Fund   Fund
                                              --------  -------  ------ -------
                                              Six months ended June 30, 2000
                                              ---------------------------------
Investment income:
  Income -- Ordinary Dividends............... $    --       --     --      --
  Expenses -- Mortality and expense risk
   charges and administrative expenses (note
   3)........................................    4,869    8,414    872   3,399
                                              --------  -------   ----  ------
Net investment income (expense)..............   (4,869)  (8,414)  (872) (3,399)
                                              --------  -------   ----  ------
Net realized and unrealized gain (loss) on
 investments:
  Net realized gain (loss)...................    4,871  (18,122)   988   4,948
  Unrealized appreciation (depreciation).....  (31,344)  59,328    (55) (3,249)
  Capital gain distributions.................      --       --     --      --
                                              --------  -------   ----  ------
Net realized and unrealized gain (loss) on
 investments.................................  (26,473)  41,206    933   1,699
                                              --------  -------   ----  ------
Increase (decrease) in net assets from
 operations.................................. $(31,342)  32,792     61  (1,700)
                                              ========  =======   ====  ======


                                  Oppenheimer Variable Account Funds
                         -------------------------------------------------------
                                   Aggressive    Capital      High     Multiple
                           Bond      Growth    Appreciation  Income   Strategies
                         Fund/VA    Fund/VA      Fund/VA    Fund/VA    Fund/VA
                         --------  ----------  ------------ --------  ----------
                                    Six months ended June 30, 2000
                         -------------------------------------------------------
Investment income:
  Income -- Ordinary
   Dividends............ $108,521        --         6,341    414,296    145,756
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    9,591     70,333       35,041     27,491     21,296
                         --------  ---------     --------   --------   --------
Net investment income
 (expense)..............   98,930    (70,333)     (28,700)   386,805    124,460
                         --------  ---------     --------   --------   --------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  (53,962)   648,214      804,899    (42,282)     4,777
  Unrealized
   appreciation
   (depreciation).......  (31,732)   902,131     (673,984)  (398,786)  (153,516)
  Capital gain
   distributions........      --     389,633      338,409        --     211,696
                         --------  ---------     --------   --------   --------
Net realized and
 unrealized gain (loss)
 on investments.........  (85,694) 1,939,978      469,324   (441,068)    62,957
                         --------  ---------     --------   --------   --------
Increase (decrease) in
 net assets from
 operations............. $ 13,236  1,869,645      440,625    (54,263)   187,417
                         ========  =========     ========   ========   ========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                           Variable Insurance Products Fund
                                          ------------------------------------
                                          Equity-Income   Growth     Overseas
                                            Portfolio   Portfolio   Portfolio
                                          ------------- ----------  ----------
                                            Six months ended June 30, 2000
                                          ------------------------------------
Investment income:
  Income -- Ordinary Dividends...........  $   248,784      16,715      65,884
  Expenses -- Mortality and expense risk
   charges and administrative expenses
   (note 3)..............................       89,136     103,893      31,837
                                           -----------  ----------  ----------
Net investment income (expense)..........      159,648     (87,178)     34,047
                                           -----------  ----------  ----------
Net realized and unrealized gain (loss)
 on investments:
  Net realized gain (loss)...............      (48,152)    401,629     385,641
  Unrealized appreciation
   (depreciation)........................   (1,653,726) (1,321,104) (1,117,777)
  Capital gain distributions.............      937,281   1,663,182     414,893
                                           -----------  ----------  ----------
Net realized and unrealized gain (loss)
 on investments..........................     (764,597)    743,707    (317,243)
                                           -----------  ----------  ----------
Increase (decrease) in net assets from
 operations..............................  $  (604,949)    656,529    (283,195)
                                           ===========  ==========  ==========


                                 Variable Insurance       Variable Insurance
                                  Products Fund II         Products Fund III
                               -----------------------  ------------------------
                                  Asset                 Growth &      Growth
                                 Manager    Contrafund   Income    Opportunities
                                Portfolio   Portfolio   Portfolio    Portfolio
                               -----------  ----------  ---------  -------------
                                  Six months ended         Six months ended
                                   June 30, 2000             June 30, 2000
                               -----------------------  ------------------------
Investment income:
  Income -- Ordinary
   Dividends.................. $   274,793      39,966    15,017       10,736
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses
   (note 3)...................      55,487      73,295     7,884        4,807
                               -----------  ----------  --------      -------
Net investment income
 (expense)....................     219,306     (33,329)    7,133        5,929
                               -----------  ----------  --------      -------
Net realized and unrealized
 gain (loss) on investments:
  Net realized gain (loss)....     223,226     295,657   (39,106)      (3,503)
  Unrealized appreciation
   (depreciation).............  (1,221,801) (1,987,830) (118,781)     (98,718)
  Capital gain distributions..     647,393   1,450,776    98,008       54,448
                               -----------  ----------  --------      -------
Net realized and unrealized
 gain (loss) on investments...    (351,182)   (241,397)  (59,879)     (47,773)
                               -----------  ----------  --------      -------
Increase (decrease) in net
 assets from operations....... $  (131,876)   (274,725)  (52,746)     (41,844)
                               ===========  ==========  ========      =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                                   Federated Insurance Series
                                                  -----------------------------
                                                  American  High Income
                                                  Leaders      Bond     Utility
                                                  Fund II     Fund II   Fund II
                                                  --------  ----------- -------
                                                        Six months ended
                                                         June 30, 2000
                                                  -----------------------------
Investment income:
  Income -- Ordinary Dividends..................  $  7,773     83,925    12,337
  Expenses -- Mortality and expense risk charges
   and administrative expenses (note 3).........     5,230      6,701     2,787
                                                  --------   --------   -------
Net investment income (expense).................     2,543     77,224     9,550
                                                  --------   --------   -------
Net realized and unrealized gain on investments:
  Net realized gain (loss)......................     2,260    (77,307)    4,693
  Unrealized appreciation (depreciation)........   (68,814)   (29,235)  (32,723)
  Capital gain distributions....................    23,521        --      8,200
                                                  --------   --------   -------
Net realized and unrealized gain (loss) on
 investments....................................   (43,033)  (106,542)  (19,830)
                                                  --------   --------   -------
Increase (decrease) in net assets from
 operations.....................................  $(40,489)   (29,318)  (10,280)
                                                  ========   ========   =======


                                                               PBHG Insurance
                                     Alger American Fund      Series Fund, Inc.
                                   ------------------------  -------------------
                                                               PBHG
                                       Small                 Large Cap   PBHG
                                   Capitalization  Growth     Growth   Growth II
                                     Portfolio    Portfolio  Portfolio Portfolio
                                   -------------- ---------  --------- ---------
                                       Six months ended       Six months ended
                                        June 30, 2000           June 30, 2000
                                   ------------------------  -------------------
Investment income:
  Income -- Ordinary Dividends....  $       --         --        --         --
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses (note
   3).............................       19,589     37,453     2,888      5,397
                                    -----------   --------    ------    -------
Net investment income (expense)...      (19,589)   (37,453)   (2,888)    (5,397)
                                    -----------   --------    ------    -------
Net realized and unrealized gain
 (loss) on investments:
  Net realized gain (loss)........      400,885    108,693    34,052    192,166
  Unrealized appreciation
   (depreciation).................   (1,435,058)  (656,576)   11,383      1,153
  Capital gain distributions......    1,020,453    732,190       --         --
                                    -----------   --------    ------    -------
Net realized and unrealized gain
 (loss) on investments............      (13,720)   184,307    45,435    193,319
                                    -----------   --------    ------    -------
Increase (decrease) in net assets
 from operations..................  $   (33,309)   146,854    42,547    187,922
                                    ===========   ========    ======    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                               Janus Aspen Series
                                   ---------------------------------------------
                                   Aggressive              Worldwide
                                     Growth      Growth      Growth    Balanced
                                    Portfolio   Portfolio  Portfolio   Portfolio
                                   -----------  ---------  ----------  ---------
                                         Six months ended June 30, 2000
                                   ---------------------------------------------
Investment income:
  Income -- Ordinary Dividends.... $       --        --           --        --
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses (note
   3).............................      72,178    68,774      130,260    48,868
                                   -----------  --------   ----------  --------
Net investment income (expense)...     (72,178)  (68,774)    (130,260)  (48,868)
                                   -----------  --------   ----------  --------
Net realized and unrealized gain
 (loss) on investments:
  Net realized gain (loss)........   2,726,250   636,607    3,969,731   143,574
  Unrealized appreciation
   (depreciation).................  (3,466,076) (906,904)  (3,809,510) (557,003)
  Capital gain distributions......     809,741   415,299      271,412   470,225
                                   -----------  --------   ----------  --------
Net realized and unrealized gain
 (loss) on investments............      69,915   145,002      431,633    56,796
                                   -----------  --------   ----------  --------
Increase (decrease) in net assets
 from operations.................. $    (2,263)   76,228      301,373     7,928
                                   ===========  ========   ==========  ========


                                            Janus Aspen Series (continued)
                         --------------------------------------------------------------------
                         Flexible  International   Capital      Global Life       Global
                          Income      Growth     Appreciation    Sciences       Technology
                         Portfolio   Portfolio    Portfolio      Portfolio       Portfolio
                         --------- ------------- ------------ --------------- ---------------
                                                                Period from     Period from
                                                              June 1, 2000 to June 6, 2000 to
                            Six months ended June 30, 2000     June 30, 2000   June 30, 2000
                         ------------------------------------ --------------- ---------------
Investment income:
  Income -- Ordinary
   Dividends............  $   --           --           --           --             --
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    1,788       29,884       23,740           58             24
                          -------   ----------     --------        -----            ---
Net investment income
 (expense)..............   (1,788)     (29,884)     (23,740)         (58)           (24)
                          -------   ----------     --------        -----            ---
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............   (5,949)   1,588,305      379,076            1            --
  Unrealized
   appreciation
   (depreciation).......    2,569   (1,469,842)    (532,711)       3,626            166
  Capital gain
   distributions........    6,385       10,273       11,285          --             --
                          -------   ----------     --------        -----            ---
Net realized and
 unrealized gain (loss)
 on investments.........    3,005      128,736     (142,350)       3,627            166
                          -------   ----------     --------        -----            ---
Increase (decrease) in
 net assets from
 operations.............  $ 1,217       98,852     (166,090)       3,569            142
                          =======   ==========     ========        =====            ===

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                           Goldman Sachs
                         Variable Insurance
                             Trust Fund       Salomon Brothers Variable Series Funds Inc.
                         ------------------  ---------------------------------------------
                         Growth and Mid Cap
                           Income    Value     Strategic                     Total Return
                            Fund     Fund      Bond Fund    Investors Fund       Fund
                         ---------- -------  ------------- ----------------- -------------
                                              Six months      Period from     Six months
                          Six months ended       ended     March 31, 2000 to     ended
                           June 30, 2000     June 30, 2000   June 30, 2000   June 30, 2000
                         ------------------  ------------- ----------------- -------------
Investment income:
  Income -- Ordinary
   Dividends............  $   --        --          --            --              --
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....      424     1,720         485            55              50
                          -------   -------     -------           ---             ---
Net investment income
 (expense)..............     (424)   (1,720)       (485)          (55)            (50)
                          -------   -------     -------           ---             ---
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............   (1,555)  (47,679)      5,604             1              (6)
  Unrealized
   appreciation
   (depreciation).......    1,704    53,143     (10,939)          229             236
  Capital gain
   distributions........      --        --          --            --              --
                          -------   -------     -------           ---             ---
Net realized and
 unrealized gain (loss)
 on investments.........      149     5,464      (5,335)          230             230
                          -------   -------     -------           ---             ---
Increase (decrease) in
 net assets from
 operations.............  $  (275)    3,744      (5,820)          175             180
                          =======   =======     =======           ===             ===

           See accompanying notes to unaudited financial statements.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                      Statements of Changes in Net Assets
                                  (Unaudited)


                                               GE Investments Funds, Inc.
                                             ---------------------------------
                                                           Money       Total
                                              S&P 500      Market     Return
                                             Index Fund     Fund       Fund
                                             ----------  ----------  ---------
                                             Six months ended June 30, 2000
                                             ---------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)........... $  (52,889)    324,645    (11,488)
  Net realized gain (loss)..................    181,722         --      12,484
  Unrealized appreciation (depreciation) on
   investments..............................   (242,929)        --      40,688
  Capital gain distributions................        --          --         --
                                             ----------  ----------  ---------
Increase (decrease) in net assets from
 operations.................................   (114,096)    324,645     41,684
                                             ----------  ----------  ---------
From capital transactions:
  Net premiums..............................     10,143   2,203,887      1,250
  Loan interest.............................       (934)     32,589       (240)
  Transfers (to) from the general account of
   GE Life & Annuity:
    Death benefits..........................    (95,421)        --         --
    Surrenders..............................   (132,996) (2,470,638)   (87,095)
    Loans...................................     (4,052)   (774,164)    (3,031)
    Cost of insurance and administrative
     expense (note 3).......................    (39,556)    (81,383)    (8,152)
    Transfer gain (loss) and transfer fees..     (1,852) (1,820,915)       336
  Transfers (to) from the Guarantee Account
   (note 1).................................    (14,838)   (131,309)       500
  Interfund transfers.......................    (45,351)  2,549,977     35,592
                                             ----------  ----------  ---------
Increase (decrease) in net assets from
 capital transactions.......................   (324,857)   (491,956)   (60,840)
                                             ----------  ----------  ---------
  Increase (decrease) in net assets.........   (438,953)   (167,311)   (19,156)
Net assets at beginning of year.............  8,374,047  15,430,722  1,762,719
                                             ----------  ----------  ---------
Net assets at end of period................. $7,935,094  15,263,411  1,743,563
                                             ==========  ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                     GE Investments Funds, Inc. (continued)
                                    ------------------------------------------
                                                     Real              Mid-Cap
                                                    Estate    Global    Value
                                    International Securities  Income   Equity
                                     Equity Fund     Fund      Fund     Fund
                                    ------------- ---------- --------  -------
                                         Six months ended June 30, 2000
                                    ------------------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)..   $ (3,107)     (3,977)      (506)  (4,869)
  Net realized gain (loss).........     36,422     (36,933)   (12,622)   4,871
  Unrealized appreciation
   (depreciation) on investments...    (28,996)    123,444        930  (31,344)
  Capital gain distributions.......        --          --         --       --
                                      --------     -------   --------  -------
Increase (decrease) in net assets
 from operations...................      4,319      82,534    (12,198) (31,342)
                                      --------     -------   --------  -------
From capital transactions:
  Net premiums.....................        --        5,000        --     4,254
  Loan interest....................        --         (439)       892     (900)
  Transfers (to) from the general
   account of GE Life & Annuity:
    Death benefits.................        --          --         --       --
    Surrenders.....................        --          --         --       --
    Loans..........................       (100)     (2,894)       --       --
    Cost of insurance and
     administrative expense (note
     3)............................     (1,986)     (3,054)      (152)  (3,678)
  Transfer gain (loss) and transfer
   fees............................    (10,247)       (474)   464,789   (7,335)
  Transfers (to) from the Guarantee
   Account (note 1)................        --          --         --       --
  Interfund transfers..............     14,260     (93,544)  (454,714)   1,567
                                      --------     -------   --------  -------
Increase (decrease) in net assets
 from capital transactions.........      1,927     (95,405)    10,815   (6,092)
                                      --------     -------   --------  -------
  Increase (decrease) in net
   assets..........................      6,246     (12,871)    (1,383) (37,434)
Net assets at beginning of year....    409,826     614,487     27,843  755,346
                                      --------     -------   --------  -------
Net assets at end of period........   $416,072     601,616     26,460  717,912
                                      ========     =======   ========  =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                                GE Investments Funds, Inc.
                                                       (continued)
                                             ----------------------------------
                                                          U.S.       Premier
                                               Income    Equity   Growth Equity
                                                Fund      Fund        Fund
                                             ----------  -------  -------------
                                              Six months ended June 30, 2000
                                             ----------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)........... $   (8,414)    (872)     (3,399)
  Net realized gain (loss)..................    (18,122)     988       4,948
  Unrealized appreciation (depreciation) on
   investments..............................     59,328      (55)     (3,249)
  Capital gain distributions................        --       --          --
                                             ----------  -------     -------
Increase (decrease) in net assets from
 operations.................................     32,792       61      (1,700)
                                             ----------  -------     -------
From capital transactions:
  Net premiums..............................        --     1,273         --
  Loan interest.............................       (668)     --          --
  Transfers (to) from the general account of
   GE Life & Annuity:
    Death benefits..........................        --       --          --
    Surrenders..............................    (51,628)     --          --
    Loans...................................    (10,684)     --          --
    Cost of insurance and administrative
     expense (note 3).......................     (6,434)    (640)     (2,724)
    Transfer gain (loss) and transfer fees..        (25)     241          89
  Transfers (to) from the Guarantee Account
   (note 1).................................        --     3,580       3,961
  Interfund transfers.......................    (56,887)  (8,772)     67,090
                                             ----------  -------     -------
Increase (decrease) in net assets from
 capital transactions.......................   (126,326)  (4,318)     68,416
                                             ----------  -------     -------
  Increase (decrease) in net assets.........    (93,534)  (4,257)     66,716
Net assets at beginning of year.............  1,324,350  128,855     461,800
                                             ----------  -------     -------
Net assets at end of period................. $1,230,816  124,598     528,516
                                             ==========  =======     =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                           Oppenheimer Variable Account Funds
                                           ------------------------------------
                                                       Aggressive    Capital
                                              Bond       Growth    Appreciation
                                            Fund/VA     Fund/VA      Fund/VA
                                           ----------  ----------  ------------
                                             Six months ended June 30, 2000
                                           ------------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)......... $   98,930     (70,333)    (28,700)
  Net realized gain.......................    (53,962)    648,214     804,899
  Unrealized appreciation (depreciation)
   on investments.........................    (31,732)    902,131    (673,984)
  Capital gain distributions..............        --      389,633     338,409
                                           ----------  ----------   ---------
Increase (decrease) in net assets from
 operations...............................     13,236   1,869,645     440,625
                                           ----------  ----------   ---------
From capital transactions:
  Net premiums............................        --       25,098      20,472
  Loan interest...........................      1,324      (2,788)     (1,155)
  Transfers (to) from the general account
   of GE Life & Annuity:
    Death benefits........................        --          --          --
    Surrenders............................    (13,237)   (250,252)    (66,466)
    Loans.................................    (14,340)    (48,820)   (571,432)
    Cost of insurance and administrative
     expense (note 3).....................     (7,116)    (48,494)    (23,232)
    Transfer gain (loss) and transfer
     fees.................................    446,347       6,198      24,116
  Transfers from the Guarantee Account
   (note 1)...............................      1,405       6,212      46,140
  Interfund transfers.....................   (698,505)    564,191     517,174
                                           ----------  ----------   ---------
Increase (decrease) in net assets from
 capital transactions.....................   (284,122)    251,345     (54,384)
                                           ----------  ----------   ---------
  Increase (decrease) in net assets.......   (270,886)  2,120,990     386,241
Net assets at beginning of year...........  1,608,428   9,138,601   4,918,216
                                           ----------  ----------   ---------
Net assets at end of period............... $1,337,542  11,259,591   5,304,457
                                           ==========  ==========   =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)

                                                         Oppenheimer Variable
                                                             Accounts Fund
                                                              (continued)
                                                         ----------------------
                                                            High      Multiple
                                                           Income    Strategies
                                                          Fund/VA     Fund/VA
                                                         ----------  ----------
                                                           Six months ended
                                                             June 30, 2000
                                                         ----------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)....................... $  386,805    124,460
  Net realized gain (loss)..............................    (42,282)     4,777
  Unrealized appreciation (depreciation) on
   investments..........................................   (398,786)  (153,516)
  Capital gain distributions............................        --     211,696
                                                         ----------  ---------
Increase (decrease) in net assets from operations.......    (54,263)   187,417
                                                         ----------  ---------
From capital transactions:
  Net premiums..........................................        --         --
  Loan interest.........................................      1,818      9,156
  Transfers (to) from the general account of GE Life &
   Annuity:
    Death benefits......................................        --         --
    Surrenders..........................................   (105,238)   (52,029)
    Loans...............................................    (21,941)    (7,277)
    Cost of insurance and administrative expense (note
     3).................................................    (19,986)   (15,131)
    Transfer gain (loss) and transfer fees..............    432,765        361
  Transfers (to) from the Guarantee Account (note 1)....      4,023        943
  Interfund transfers...................................   (800,830)    (7,737)
                                                         ----------  ---------
Increase (decrease) in net assets from capital
 transactions...........................................   (509,389)   (71,714)
                                                         ----------  ---------
  Increase (decrease) in net assets.....................   (563,652)   115,703
Net assets at beginning of year.........................  4,519,187  3,117,455
                                                         ----------  ---------
Net assets at end of period............................. $3,955,535  3,233,158
                                                         ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)

                                           Variable Insurance Products Fund
                                          ------------------------------------
                                          Equity-Income   Growth     Overseas
                                            Portfolio   Portfolio   Portfolio
                                          ------------- ----------  ----------
                                            Six months ended June 30, 2000
                                          ------------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)........  $   159,648     (87,178)     34,047
  Net realized gain (loss)...............      (48,152)    401,629     385,641
  Unrealized appreciation (depreciation)
   on investments........................   (1,653,726) (1,321,104) (1,117,777)
  Capital gain distributions.............      937,281   1,663,182     414,893
                                           -----------  ----------  ----------
Increase (decrease) in net assets from
 operations..............................     (604,949)    656,529    (283,195)
                                           -----------  ----------  ----------
From capital transactions:
  Net premiums...........................        1,230       9,495       2,530
  Loan interest..........................       (7,786)    (18,435)     (2,838)
  Transfers (to) from the general account
   of GE Life & Annuity:
    Death benefits.......................     (139,146)   (135,401)        --
    Surrenders...........................     (365,593)   (539,015)    (73,493)
    Loans................................      (14,620)    (83,320)   (611,272)
    Cost of insurance and administrative
     expense.............................      (58,950)    (70,080)    (21,850)
    Transfer gain (loss) and transfer
     fees................................       29,338        (408)     51,884
  Transfers from the Guarantee Account
   (note 1)..............................        6,715      53,849         443
  Interfund transfers....................   (1,133,707)    246,303     547,850
                                           -----------  ----------  ----------
Increase (decrease) in net assets from
 capital transactions....................   (1,682,519)   (537,012)   (106,746)
                                           -----------  ----------  ----------
  Increase (decrease) in net assets......   (2,287,468)    119,517    (389,941)
Net assets at beginning of year..........   15,169,220  15,774,184   4,726,973
                                           -----------  ----------  ----------
Net assets at end of period..............  $12,881,752  15,893,701   4,337,032
                                           ===========  ==========  ==========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)

                                 Variable Insurance       Variable Insurance
                                  Products Fund II         Products Fund III
                               -----------------------  ------------------------
                                  Asset                 Growth &      Growth
                                 Manager    Contrafund   Income    Opportunities
                                Portfolio   Portfolio   Portfolio    Portfolio
                               -----------  ----------  ---------  -------------
                                  Six months ended         Six months ended
                                   June 30, 2000             June 30, 2000
                               -----------------------  ------------------------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense).................  $   219,306     (33,329)     7,133       5,929
  Net realized gain (loss)...      223,226     295,657    (39,106)     (3,503)
  Unrealized appreciation
   (depreciation) on
   investments...............   (1,221,801) (1,987,830)  (118,781)    (98,718)
  Capital gain
   distributions.............      647,393   1,450,776     98,008      54,448
                               -----------  ----------  ---------    --------
Increase (decrease) in net
 assets from operations......     (131,876)   (274,725)   (52,746)    (41,844)
                               -----------  ----------  ---------    --------
From capital transactions:
  Net premiums...............          --       25,797        --          --
  Loan interest..............       (6,194)     (4,747)       782         (41)
  Transfers (to) from the
   general account of GE Life
   & Annuity:
    Death benefits...........          --     (123,201)       --          --
    Surrenders...............     (349,608)   (128,306)   (14,475)    (39,679)
    Loans....................       (8,961)   (124,208)   (28,635)    (38,083)
    Cost of insurance and
     administrative expense
     (note 3)................      (39,956)    (49,711)    (5,426)     (3,232)
    Transfer gain (loss) and
     transfer fees...........        2,733      (8,151)     1,884      (4,114)
  Transfers (to) from
   Guarantee Account (note
   1)........................        1,808       2,315    (10,233)        --
  Interfund transfers........   (1,092,403)   (661,170)  (299,971)   (126,157)
                               -----------  ----------  ---------    --------
Increase (decrease) in net
 assets from capital
 transactions................   (1,492,581) (1,071,382)  (356,074)   (211,306)
                               -----------  ----------  ---------    --------
  Increase (decrease) in net
   assets....................   (1,624,457) (1,346,107)  (408,820)   (253,150)
Net assets at beginning of
 year........................    9,527,322  11,767,281  1,514,616     907,086
                               -----------  ----------  ---------    --------
Net assets at end of period..  $ 7,902,865  10,421,174  1,105,796     653,936
                               ===========  ==========  =========    ========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                                 Federated Insurance Series
                                                ------------------------------
                                                American   High Income
                                                 Leaders      Bond     Utility
                                                 Fund II     Fund II   Fund II
                                                ---------  ----------- -------
                                                      Six months ended
                                                        June 30, 2000
                                                ------------------------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense).............. $   2,543      77,224    9,550
  Net realized gain (loss).....................     2,260     (77,307)   4,693
  Unrealized appreciation (depreciation) on
   investments.................................   (68,814)    (29,235) (32,723)
  Capital gain distributions...................    23,521         --     8,200
                                                ---------   ---------  -------
Increase (decrease) in net assets from
 operations....................................   (40,489)    (29,318) (10,280)
                                                ---------   ---------  -------
From capital transactions:
  Net premiums.................................     4,082       3,600      --
  Loan interest................................        (4)       (973)    (209)
  Transfers (to) from the general account of GE
   Life & Annuity:
    Death benefits.............................       --          --       --
    Surrenders.................................    (6,843)     (3,957)  (9,261)
    Loans......................................    (1,277)    (12,274)  (1,826)
    Cost of insurance and administrative
     expense (note 3)..........................    (3,885)     (5,217)  (1,965)
    Transfer gain (loss) and transfer fees.....      (803)    435,646   37,448
  Transfers (to) from the Guarantee Account
   (note 1)....................................   (14,910)        --     2,400
  Interfund transfers..........................  (111,971)   (698,651)     760
                                                ---------   ---------  -------
Increase (decrease) in net assets from capital
 transactions..................................  (135,611)   (281,826)  27,347
                                                ---------   ---------  -------
  Increase (decrease) in net assets............  (176,100)   (311,144)  17,067
Net assets at beginning of year................   925,484   1,016,156  413,388
                                                ---------   ---------  -------
Net assets at end of period.................... $ 749,384     705,012  430,455
                                                =========   =========  =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                                             PBHG Insurance
                                   Alger American Fund      Series Fund, Inc.
                                 ------------------------  -------------------
                                                             PBHG
                                     Small                 Large Cap   PBHG
                                 Capitalization  Growth     Growth   Growth II
                                   Portfolio    Portfolio  Portfolio Portfolio
                                 -------------- ---------  --------- ---------
                                     Six months ended       Six months ended
                                      June 30, 2000           June 30, 2000
                                 ------------------------  -------------------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense)....................  $   (19,589)    (37,453)   (2,888)   (5,397)
  Net realized gain (loss)......      400,885     108,693    34,052   192,166
  Unrealized appreciation
   (depreciation) on
   investments..................   (1,435,058)   (656,576)   11,383     1,153
  Capital gain distributions....    1,020,453     732,190       --        --
                                  -----------   ---------   -------  --------
Increase (decrease) in net
 assets from operations.........      (33,309)    146,854    42,547   187,922
                                  -----------   ---------   -------  --------
From capital transactions:
  Net premiums..................       26,092      10,678       250     4,082
  Loan interest.................         (432)     (2,154)     (104)      (86)
  Transfers (to) from the
   general account of
   GE Life & Annuity:
    Death benefits..............          --          --        --        --
    Surrenders..................      (46,275)    (62,092)  (17,527)      --
    Loans.......................         (489)     (5,123)     (464)  (15,906)
    Cost of insurance and
     administrative expense
     (note 3)...................      (13,891)    (26,299)   (2,128)   (2,238)
    Transfer gain (loss) and
     transfer fees..............       37,626      30,315      (971) (552,401)
  Transfers (to) from the
   Guarantee Account (note 1)...       44,693         747       --     41,500
  Interfund transfers...........       60,136      95,013   351,484   658,177
                                  -----------   ---------   -------  --------
Increase (decrease) in net
 assets from capital
 transactions...................      107,460      41,085   330,540   133,128
                                  -----------   ---------   -------  --------
  Increase (decrease) in net
   assets.......................       74,151     187,939   373,087   321,050
Net assets at beginning of
 year...........................    2,819,126   5,523,912   287,962   329,083
                                  -----------   ---------   -------  --------
Net assets at end of period.....  $ 2,893,277   5,711,851   661,049   650,133
                                  ===========   =========   =======  ========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                            Janus Aspen Series
                                ----------------------------------------------
                                Aggressive               Worldwide
                                  Growth       Growth      Growth    Balanced
                                 Portfolio   Portfolio   Portfolio   Portfolio
                                -----------  ----------  ----------  ---------
                                      Six months ended June 30, 2000
                                ----------------------------------------------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense)................... $   (72,178)    (68,774)   (130,260)   (48,868)
  Net realized gain (loss).....   2,726,250     636,607   3,969,731    143,574
  Unrealized appreciation
   (depreciation) on
   investments.................  (3,466,076)   (906,904) (3,809,510)  (557,003)
  Capital gain distributions...     809,741     415,299     271,412    470,225
                                -----------  ----------  ----------  ---------
Increase (decrease) in net
 assets from operations........      (2,263)     76,228     301,373      7,928
                                -----------  ----------  ----------  ---------
From capital transactions:
  Net premiums.................      20,040      36,989      50,800     25,452
  Loan interest................      13,094      (4,592)       (254)   (12,843)
  Transfers (to) from the
   general account of GE Life &
   Annuity:
    Death benefits.............         --          --          --         --
    Surrenders.................    (161,852)   (120,530)   (190,237)       --
    Loans......................    (164,529)    (77,969)   (592,187)   (36,470)
    Cost of insurance and
     administrative expense
     (note 3)..................     (46,568)    (47,713)    (85,913)   (31,309)
    Transfer gain (loss) and
     transfer fees.............     238,892      26,813      87,975     48,025
  Transfers (to) from the
   Guarantee Account (note 1)..      74,738      51,050      35,692     (6,095)
  Interfund transfers..........  (2,102,805)    936,245     948,244    487,222
                                -----------  ----------  ----------  ---------
Increase (decrease) in net
 assets from capital
 transactions..................  (2,128,990)    800,293     254,120    473,982
                                -----------  ----------  ----------  ---------
  Increase (decrease) in net
   assets......................  (2,131,253)    876,521     555,493    481,910
Net assets at beginning of
 year..........................  10,550,125   9,895,917  18,384,348  6,937,571
                                -----------  ----------  ----------  ---------
Net assets at end of period.... $ 8,418,872  10,772,438  18,939,841  7,419,481
                                ===========  ==========  ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                                             Janus Aspen Series (continued)
                          ---------------------------------------------------------------------
                          Flexible   International   Capital      Global Life       Global
                           Income       Growth     Appreciation    Sciences       Technology
                          Portfolio    Portfolio    Portfolio      Portfolio       Portfolio
                          ---------  ------------- ------------ --------------- ---------------
                                                                  Period from     Period from
                                                                June 1, 2000 to June 6, 2000 to
                             Six months ended June 30, 2000      June 30, 2000   June 30, 2000
                          ------------------------------------- --------------- ---------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $  (1,788)     (29,884)     (23,740)         (58)            (24)
  Net realized gain
   (loss)...............     (5,949)   1,588,305      379,076            1             --
  Unrealized
   appreciation
   (depreciation) on
   investments..........      2,569   (1,469,842)    (532,711)       3,626             166
  Capital gain
   distributions........      6,385       10,273       11,285          --              --
                          ---------   ----------    ---------       ------          ------
Increase (decrease) in
 net assets from
 operations.............      1,217       98,852     (166,090)       3,569             142
                          ---------   ----------    ---------       ------          ------
From capital
 transactions:
  Net premiums..........        --         7,965       39,137          --              --
  Loan interest.........        469       (1,891)      (1,680)         --              --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......        --           --           --           --              --
    Surrenders..........    (41,001)    (349,380)     (53,039)         --              --
    Loans...............      9,718     (570,600)     (28,091)         --              --
    Cost of insurance
     and administrative
     expense (note 3)...     (1,285)     (20,635)     (16,549)          (6)            (26)
    Transfer gain (loss)
     and transfer fees..         (9)     116,665          417          --              --
  Transfers (to) from
   the Guarantee Account
   (note 1).............          1          --        24,901          --              --
  Interfund transfers...    (93,062)     967,584     (267,511)      57,016          35,534
                          ---------   ----------    ---------       ------          ------
Increase (decrease) in
 net assets from capital
 transactions...........   (125,169)     149,708     (302,415)      57,010          35,508
                          ---------   ----------    ---------       ------          ------
  Increase (decrease) in
   net assets...........   (123,952)     248,560     (468,505)      60,579          35,650
Net assets at beginning
 of year................    361,418    3,817,130    3,647,524          --              --
                          ---------   ----------    ---------       ------          ------
Net assets at end of
 period.................  $ 237,466    4,065,690    3,179,019       60,579          35,650
                          =========   ==========    =========       ======          ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  (Unaudited)


                            Goldman Sachs
                          Variable Insurance
                                Trust          Salomon Brothers Variable Series Funds Inc.
                          ------------------  ---------------------------------------------
                          Growth and Mid Cap
                            Income    Value     Strategic                     Total Return
                             Fund     Fund      Bond Fund    Investors Fund       Fund
                          ---------- -------  ------------- ----------------- -------------
                                               Six months      Period from     Six months
                           Six months ended       ended     March 31, 2000 to     ended
                            June 30, 2000     June 30, 2000   June 30, 2000   June 30, 2000
                          ------------------  ------------- ----------------- -------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............   $   (424)  (1,720)       (485)            (55)           (50)
  Net realized gain
   (loss)...............     (1,555) (47,679)      5,604               1             (6)
  Unrealized
   appreciation
   (depreciation) on
   investments..........      1,704   53,143     (10,939)            229            236
  Capital gain
   distributions........        --       --          --              --             --
                           --------  -------    --------         -------          -----
Increase (decrease) in
 net assets from
 operations.............       (275)   3,744      (5,820)            175            180
                           --------  -------    --------         -------          -----
From capital
 transactions:
  Net premiums..........        --     2,000         --              --             --
  Loan interest.........        --       --          892             --             --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......        --       --          --              --             --
    Surrenders..........        --       --          --              --             --
    Loans...............        --       --          --              --             --
    Cost of insurance
     and administrative
     expense (note 3)...       (281)  (1,338)       (135)            (18)           (68)
    Transfer gain (loss)
     and transfer fees..        416   (2,405)    449,397              (1)            33
  Transfers from the
   Guarantee Account
   (note 1).............        --       --          --              --             --
  Interfund transfers...    (24,957)  25,160    (546,782)        156,658          2,250
                           --------  -------    --------         -------          -----
Increase (decrease) in
 net assets from capital
 transactions...........    (24,822)  23,417     (96,628)        156,639          2,215
                           --------  -------    --------         -------          -----
  Increase (decrease) in
   net assets...........    (25,097)  27,161    (102,448)        156,814          2,395
Net assets at beginning
 of year................     68,569  243,902     102,448             --           6,425
                           --------  -------    --------         -------          -----
Net assets at end of
 period.................   $ 43,472  271,063         --          156,814          8,820
                           ========  =======    ========         =======          =====

                See accompanying notes to financial statements.

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                         Notes to Financial Statements

                                 June 30, 2000
                                  (Unaudited)

(1)Description of Entity

  GE Life & Annuity Separate Account III (the Account) is a separate investment account established in 1986 by GE Life and Annuity Assurance Company (GE Life & Annuity) under the laws of the Commonwealth of Virginia. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account is used to fund certain benefits for variable life insurance policies issued by GE Life & Annuity. GE Life & Annuity is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. A majority of the capital stock of GE Life & Annuity is owned by General Electric Capital Assurance Company. General Electric Capital Assurance Company and its parent, GE Financial Assurance Holdings, Inc., are indirect, wholly-owned subsidiaries of General Electric Capital Corporation (GE Capital). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company (GE), a New York corporation.

  During the second quarter of 2000, two new investment subdivisions were added to the Account. The Global Life Sciences Portfolio and the Global Technology Portfolio each invests solely in a designated portfolio of the Janus Aspen Series. All designated portfolios described above are series type mutual funds.

  For policies issued after May 1, 1995, some policyowners may transfer cash values between the Account's portfolios and the Guarantee Account that is part of the general account of GE Life & Annuity. Amounts transferred to the Guarantee Account earn interest at the interest rate effective at the time of such transfer and remain in effect for one year, after which a new rate may be declared.

(2)Summary of Significant Accounting Policies

 (a) Unit Classes

  There is one unit class included in the Account. Units are sold under policy form P1097. Effective on or after September 15, 2000, Type II units will be sold under policy forms P1254 and P1255.

 (b) Investments

  Investments are stated at fair value which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable period.

  The aggregate cost of the investments acquired and the aggregate proceeds of investments sold, for the six months or lesser period ended June 30, 2000 were:

                                                           Cost of    Proceeds
                                                           Shares       from
Fund/Portfolio                                            Acquired   Shares Sold
--------------                                           ----------- -----------
GE Investment Funds, Inc.:
  S&P 500 Index Fund.................................... $ 1,418,842  1,771,025
  Money Market Fund.....................................  86,220,993 88,520,604
  Total Return Fund.....................................      53,124    126,339
  International Equity Fund.............................   2,989,641  2,990,464
  Real Estate Securities Fund...........................      31,988    130,870
  Global Income Fund....................................   1,542,190  1,532,064
  Mid-Cap Value Equity Fund.............................     575,933    587,226
  Income Fund...........................................     248,476    383,678
  U.S. Equity Fund......................................      32,772     37,338
  Premier Growth Equity Fund............................     109,004     44,135

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


(2)Summary of Significant Accounting Policies -- Continued

                                                           Cost of    Proceeds
                                                           Shares       from
Fund/Portfolio                                            Acquired   Shares Sold
--------------                                           ----------- -----------
Oppenheimer Variable Account Funds:
  Bond Fund/VA.......................................... $ 1,622,844  1,809,473
  Aggressive Growth Fund/VA.............................   2,066,576  1,497,779
  Capital Appreciation Fund/VA..........................   6,137,140  5,882,523
  High Income Fund/VA...................................   3,353,965  3,525,675
  Multiple Strategies Fund/VA...........................     446,610    183,567
Variable Insurance Products Fund:
  Equity-Income Portfolio...............................   4,575,675  5,167,202
  Growth Portfolio......................................   3,863,856  2,751,794
  Overseas Portfolio....................................  11,727,388 11,388,912
Variable Insurance Products Fund II:
  Asset Manager Portfolio...............................   1,291,736  2,027,115
  Contrafund Portfolio..................................   3,276,615  2,911,971
Variable Insurance Products Fund III:
  Growth & Income Portfolio.............................     408,076    659,631
  Growth Opportunties Portfolio.........................      97,063    248,399
Federated Insurance Series:
  American Leaders Fund II..............................      88,661    198,671
  High Income Bond Fund II..............................   3,888,816  4,094,305
  Utility Fund II.......................................     189,339    145,205
Alger American Fund:
  Small Capitalization Portfolio........................   4,929,425  3,821,921
  Growth Portfolio......................................   1,502,576    691,731
PBHG Insurance Series Fund, Inc.
  PBHG Large Cap Growth Portfolio.......................     566,751    234,174
  PBHG Growth II Portfolio..............................  13,225,055 11,009,053
Janus Aspen Series:
  Aggressive Growth Portfolio...........................  21,834,306 23,227,401
  Growth Portfolio......................................   3,277,562  2,134,879
  Worldwide Growth Portfolio............................  13,080,652 12,695,367
  Balanced Portfolio....................................   1,503,600    503,189
  Flexible Income Portfolio.............................     117,281    238,001
  International Growth Portfolio........................  11,146,350 11,017,687
  Capital Appreciation Portfolio........................   1,714,867  2,030,472
  Global Life Sciences Portfolio........................      57,016         47
  Global Technology Portfolio...........................      35,534         39
Goldman Sachs Variable Insurance Trust:
  Growth and Income Fund................................      31,673     56,950
  Mid Cap Value Fund....................................   1,532,402  1,510,015
Salomon Brothers Variable Series Funds Inc.:
  Strategic Bond Fund...................................   1,425,836  1,523,006
  Investors Fund........................................     156,658         39
  Total Return Fund.....................................       2,283        119

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


(2)Summary of Significant Accounting Policies -- Continued

 (c) Capital Transactions

  The increase (decrease) in outstanding units from capital transactions for six months or lesser period ended June 30, 2000 is as follows:

                                       GE Investments Funds, Inc.
                            ---------------------------------------------------
                            S&P 500   Money   Total                 Real Estate
                             Index   Market   Return  International Securities
                             Fund     Fund     Fund    Equity Fund     Fund
                            -------  -------  ------  ------------- -----------
Units outstanding at
 December 31, 1999......... 162,477  951,339  52,618     22,022       41,745
                            -------  -------  ------     ------       ------
From capital transactions:
  Net premiums.............     207  (51,910)     37        --           334
  Loan Interest............     (19)    (768)     (7)       --           (29)
  Transfers (to) from the
   general account of GE
   Life & Annuity:
    Death benefits.........  (1,944)     --      --         --           --
    Surrenders.............  (2,710)  58,193  (2,625)       --           --
    Loans..................     (83)  18,235     (91)       --          (194)
    Cost of insurance and
     administrative
     expenses..............    (806)   1,917    (246)         5         (204)
  Transfers (to) from the
   Guarantee Account.......    (302)   3,093      15        --           --
  Interfund transfers......    (924) (60,062)  1,073        (36)      (6,263)
                            -------  -------  ------     ------       ------
Net increase (decrease) in
 units from capital
 transactions..............  (6,581) (31,302) (1,844)       (31)      (6,356)
                            -------  -------  ------     ------       ------
Units outstanding at June
 30, 2000.................. 155,896  920,037  50,774     21,991       35,389
                            =======  =======  ======     ======       ======


                                  GE Investments Funds, Inc. (continued)
                             ---------------------------------------------------
                             Global    Mid-Cap              U.S.      Premier
                             Income  Value Equity Income   Equity  Growth Equity
                              Fund       Fund      Fund     Fund       Fund
                             ------  ------------ -------  ------  -------------
Units outstanding at
 December 31, 1999.......... 2,659      47,150    127,587  10,235     39,302
                             -----      ------    -------  ------     ------
From capital transactions:
  Net premiums..............   --          (42)         1      83        --
  Loan Interest.............   --            9        (64)    --         --
  Transfers (to) from the
   general account of GE
   Life & Annuity:
    Death benefits..........   --          --         --      --         --
    Surrenders..............   --          --      (4,957)    --         --
    Loans...................   --          --      (1,026)    --         --
    Cost of insurance and
     administrative
     expenses...............   --           36       (618)    (42)      (246)
  Transfers (to) from the
   Guarantee Account........   --          --         --      235        358
  Interfund transfers.......   (85)        (15)    (5,462)   (575)     6,069
                             -----      ------    -------  ------     ------
Net increase (decrease) in
 units from capital
 transactions...............   (85)        (12)   (12,126)   (299)     6,181
                             -----      ------    -------  ------     ------
Units outstanding at June
 30, 2000................... 2,574      47,138    115,461   9,936     45,483
                             =====      ======    =======  ======     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


(2)Summary of Significant Accounting Policies -- Continued

                                    Oppenheimer Variable Account Funds
                            ----------------------------------------------------
                                     Aggressive   Capital     High     Multiple
                             Bond      Growth   Appreciation Income   Strategies
                            Fund/VA   Fund/VA     Fund/VA    Fund/VA   Fund/VA
                            -------  ---------- ------------ -------  ----------
Units outstanding at
 December 31, 1999........   71,486   136,764      94,309    137,529   102,886
                            -------   -------      ------    -------   -------
From capital transactions:
  Net premiums............      --        325         194        --          1
  Loan Interest...........       23       (36)        (11)        30       283
  Transfers (to) from the
   general account of GE
   Life & Annuity:
    Death benefits........      --        --          --         --        --
    Surrenders............     (232)   (3,242)       (626)    (1,742)   (1,608)
    Loans.................     (251)     (632)     (5,380)      (363)     (225)
    Cost of insurance and
     administrative
     expenses.............     (125)     (628)       (219)      (331)     (468)
  Transfers (to) from the
   Guarantee Account......       25        80         434         67        29
  Interfund transfers.....  (12,236)    7,309       4,869    (13,256)     (239)
                            -------   -------      ------    -------   -------
Net increase (decrease) in
 units from capital
 transactions.............  (12,796)    3,176        (739)   (15,595)   (2,227)
                            -------   -------      ------    -------   -------
Units outstanding at June
 30, 2000.................   58,690   139,940      93,570    121,934   100,659
                            =======   =======      ======    =======   =======


                                                                 Variable Insurance    Variable Insurance
                         Variable Insurance Products Fund         Products Fund II      Products Fund III
                         ------------------------------------   -------------------- -----------------------
                          Equity-                                 Asset              Growth &     Growth
                           Income       Growth      Overseas     Manager  Contrafund  Income   Opportunities
                         Portfolio    Portfolio    Portfolio    Portfolio Portfolio  Portfolio   Portfolio
                         ----------   ----------   ----------   --------- ---------- --------- -------------
Units outstanding at
 December 31, 1999......     400,455      251,944      161,000   315,788   366,925     88,834      58,334
                          ----------   ----------   ----------   -------   -------    -------     -------
From capital
 transactions:
  Net premiums..........          35          156           70       --        863          1           1
  Loan Interest.........        (222)        (305)         (78)     (208)     (159)        48          (3)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......      (3,965)      (2,242)         --        --     (4,121)       --          --
    Surrenders..........     (10,418)      (8,924)      (2,026)  (11,766)   (4,292)      (892)     (2,761)
    Loans...............        (417)      (1,379)     (16,847)     (302)   (4,155)    (1,765)     (2,650)
    Cost of insurance
     and administrative
     expenses...........      (1,680)      (1,160)        (602)   (1,345)   (1,663)      (334)       (225)
  Transfers (to) from
   the Guarantee
   Account..............         191          892           12        61        77       (631)        --
  Interfund transfers...     (32,307)       4,078       15,099   (36,764)  (22,118)   (18,486)     (8,778)
                          ----------   ----------   ----------   -------   -------    -------     -------
Net increase (decrease)
 in units from capital
 transactions...........     (48,783)      (8,884)      (4,372)  (50,324)  (35,568)   (22,059)    (14,416)
                          ----------   ----------   ----------   -------   -------    -------     -------
Units outstanding at
 June 30, 2000..........     351,672      243,060      156,628   265,464   331,357     66,775      43,918
                          ==========   ==========   ==========   =======   =======    =======     =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


(2)Summary of Significant Accounting Policies -- Continued

                                                                                   PBHG Insurance
                          Federated Insurance Series     Alger American Fund     Series Fund, Inc.
                         ----------------------------  ------------------------ --------------------
                         American    High                  Small                PBHG Large   PBHG
                         Leaders  Income Bond Utility  Capitalization  Growth   Cap Growth Growth II
                         Fund II    Fund II   Fund II    Portfolio    Portfolio Portfolio  Portfolio
                         -------- ----------- -------  -------------- --------- ---------- ---------
Units outstanding at
 December 31, 1999......  52,435     65,984   21,792      164,765      214,105    11,687    14,784
                          ------    -------   ------      -------      -------    ------    ------
From capital
 transactions:
  Net premiums..........     236         95      --         2,029        1,183         9        58
  Loan Interest.........     --         (26)      28          (34)        (239)       (4)       (1)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......     --         --       --           --           --        --        --
    Surrenders..........    (396)      (105)   1,227       (3,597)      (6,878)     (593)      --
    Loans...............     (74)      (325)     242          (38)        (567)      (16)     (225)
    Cost of insurance
     and administrative
     expenses...........    (225)      (138)     260       (1,080)      (2,913)      (72)      (32)
  Transfers (to) from
   the Guarantee
   Account..............    (863)       --      (318)       3,474           83       --        587
  Interfund transfers...  (6,480)   (18,516)    (101)       4,674       10,524    11,894     9,307
                          ------    -------   ------      -------      -------    ------    ------
Net increase (decrease)
 in units from capital
 transactions...........  (7,802)   (19,015)   1,338        5,428        1,193    11,218     9,694
                          ------    -------   ------      -------      -------    ------    ------
Units outstanding at
 June 30, 2000..........  44,633     46,969   23,130      170,193      215,298    22,905    24,478
                          ======    =======   ======      =======      =======    ======    ======


                                             Janus Aspen Series
                             --------------------------------------------------
                             Aggressive           Worldwide           Flexible
                               Growth    Growth    Growth   Balanced   Income
                             Portfolio  Portfolio Portfolio Portfolio Portfolio
                             ---------- --------- --------- --------- ---------
Units outstanding at
 December 31, 1999..........  211,129    293,473   476,525   284,911   26,831
                              -------    -------   -------   -------   ------
From capital transactions:
  Net premiums..............      373      1,081     2,331     1,175      --
  Loan Interest.............      244       (134)      (12)     (593)      35
  Transfers (to) from the
   general account of GE
   Life & Annuity:
    Death benefits..........      --         --        --        --       --
    Surrenders..............   (3,020)    (3,525)   (8,727)      --    (3,049)
    Loans...................   (3,070)    (2,280)  (27,167)   (1,684)     723
    Cost of insurance and
     administrative
     expenses...............     (869)    (1,395)   (3,941)   (1,445)     (96)
  Transfers (to) from the
   Guarantee Account........    1,395      1,493     1,637      (281)     --
  Interfund transfers.......  (39,240)    27,380    43,501    22,493   (6,919)
                              -------    -------   -------   -------   ------
Net increase (decrease) in
 units from capital
 transactions...............  (44,187)    22,620     7,622    19,665   (9,306)
                              -------    -------   -------   -------   ------
Units outstanding at June
 30, 2000...................  166,942    316,093   484,147   304,576   17,525
                              =======    =======   =======   =======   ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


(2)Summary of Significant Accounting Policies -- Continued

                                        Janus Aspen Series (continued)
                                -----------------------------------------------
                                                            Global
                                International   Capital      Life      Global
                                   Growth     Appreciation Sciences  Technology
                                  Portfolio    Portfolio   Portfolio Portfolio
                                ------------- ------------ --------- ----------
Units outstanding at December
 31, 1999......................    134,264      113,207        --        --
                                   -------      -------      -----     -----
From capital transactions:
  Net premiums.................      1,360        1,261        --        --
  Loan Interest................       (323)         (54)       --        --
  Transfers (to) from the
   general account of GE Life &
   Annuity:
    Death benefits.............        --           --         --        --
    Surrenders.................    (59,666)      (1,709)       --        --
    Loans......................    (97,445)        (905)       --        --
    Cost of insurance and
     administrative expenses...     (3,524)        (533)        (1)       (3)
  Transfers (to) from the
   Guarantee Account...........        --           802        --        --
  Interfund transfers..........    165,241       (8,619)     5,684     3,491
                                   -------      -------      -----     -----
Net increase (decrease) in
 units from capital
 transactions..................      5,643       (9,757)     5,683     3,488
                                   -------      -------      -----     -----
Units outstanding at June 30,
 2000..........................    139,907      103,450      5,683     3,488
                                   =======      =======      =====     =====


                                     Goldman Sachs
                                   Variable Insurance  Salomon Brothers Variable
                                         Trust             Series Funds Inc.
                                   ------------------  --------------------------
                                   Growth and Mid Cap                      Total
                                     Income    Value   Strategic Investors Return
                                      Fund     Fund    Bond Fund   Fund     Fund
                                   ---------- -------  --------- --------- ------
Units outstanding at December 31,
 1999............................     7,445   29,140     10,103      --     606
                                     ------   ------    -------   ------    ---
From capital transactions:
  Net premiums...................       --       173        --       --     --
  Loan Interest..................       --       --          17      --     --
  Transfers (to) from the general
   account of GE Life & Annuity:
    Death benefits...............       --       --         --       --     --
    Surrenders...................       --       --         --       --     --
    Loans........................       --       --         --       --     --
    Cost of insurance and
     administrative expenses.....       (30)    (116)        (3)      (1)    (6)
  Transfers (to) from the
   Guarantee Account.............       --       --         --       --     --
  Interfund transfers............    (2,700)   2,176    (10,117)  10,808    211
                                     ------   ------    -------   ------    ---
Net increase (decrease) in units
 from capital transactions.......    (2,730)   2,233    (10,103)  10,807    205
                                     ------   ------    -------   ------    ---
Units outstanding at June 30,
 2000............................     4,715   31,373        --    10,807    811
                                     ======   ======    =======   ======    ===

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 June 30, 2000
                                  (Unaudited)


 (d) Federal Income Taxes

  The Account is not taxed separately because the operations of the Account are part of the total operations of GE Life & Annuity. GE Life & Annuity is taxed as a life insurance company under the Internal Revenue Code (the Code). GE Life & Annuity is included in the General Electric Capital Assurance Company consolidated federal income tax return. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.

 (e) Use of Estimates

  Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.

(3)Related Party Transactions

  The premiums transferred from GE Life & Annuity to the Account represent gross premiums recorded by GE Life & Annuity on its variable life insurance policies. During the first ten years following a premium payment, a charge is deducted monthly at an effective annual rate of .50% of the premium payment from the policy cash value to cover distribution expenses and premiums taxes. If a policy is surrendered or lapses during the first nine years, a charge is made by GE Life & Annuity to cover the expenses of issuing the policy. Subject to certain limitations, the charge generally equals 6% of the premium withdrawn in the first four years, and this charge decreases 1% per year for every year thereafter. A charge equal to the lesser of $25 or 2% of the amount paid on a partial surrender will be made to compensate GE Life & Annuity for the costs incurred in connection with the partial surrender.

  A charge based on the policy specified amount of insurance, death benefit option, cash values, duration, the insured's sex, issue age and risk class is deducted from the policy cash values each month to compensate GE Life & Annuity for the cost of insurance. In addition, GE Life & Annuity charges the Account for the mortality and expense (M&E) risk that GE Life & Annuity assumes. This M&E charge is deducted daily and equals the effective annual rate of .90% of the net assets of the Account. GE Life & Annuity also charges the Account for certain administrative charges which are deducted daily and equal the effective annual rate of .40% of the net assets of the Account.

  GE Investments Funds, Inc. (the Fund) is an open-end diversified management investment company.

  Capital Brokerage Corporation, an affiliate of GE Life & Annuity, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation serves as principal underwriter for variable life insurance policies and variable annuities issued by GE Life & Annuity.

  GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .50% for the Money Market, Income, and Total Return Funds, 1.00% for the International Equity Fund, .85% for the Real Estate Securities Fund, .60% for the Global Income Fund, .55% for the U.S. Equity Fund, and .65% for the Value Equity and Premier Growth Equity Funds. Prior to May 1, 1997, Aon Advisors, Inc. served as investment advisor to the Fund and was subject to the same compensation arrangement as GE Investment Management Incorporated.

  Certain officers and directors of GE Life & Annuity are also officers and directors of Capital Brokerage Corporation.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                              FINANCIAL STATEMENTS

                               December 31, 1999
                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report

Policyholders
GE Life & Annuity Separate Account III
 and
The Board of Directors
GE Life and Annuity Assurance Company:

   We have audited the accompanying statements of assets and liabilities of GE Life & Annuity Separate Account III (the Account) (comprising the GE Investments Funds, Inc.--S&P 500 Index, Money Market, Total Return, International Equity, Real Estate Securities, Global Income, Value Equity, Income, U.S. Equity, and Premier Growth Equity Funds; the Oppenheimer Variable Account Funds--Bond/VA, Aggressive Growth/VA, Capital Appreciation/VA, High Income/VA and Multiple Strategies/VA Funds; the Variable Insurance Products Fund--Equity-Income, Growth and Overseas Portfolios; the Variable Insurance Products Fund II--Asset Manager and Contrafund Portfolios; the Variable Insurance Products Fund III--Growth & Income and Growth Opportunities Portfolios; the Federated Insurance Series--American Leaders, High Income Bond and Utility Funds II; the Alger American Fund--Small Capitalization and Growth Portfolios; the PBHG Insurance Series Fund, Inc.--PBHG Large Cap Growth and PBHG Growth II Portfolios; the Janus Aspen Series--Aggressive Growth, Growth, Worldwide Growth, Balanced, Flexible Income, International Growth and Capital Appreciation Portfolios; the Goldman Sachs Variable Insurance Trust--Growth and Income, and Mid Cap Value Funds; and the Salomon Brothers Variable Series Fund Inc.--Strategic Bond and Total Return Funds) as of December 31, 1999 and the related statements of operations and changes in net assets for the aforementioned funds and the GE Investments Funds, Inc.--Government Securities Fund; the Oppenheimer Variable Account Funds--Money Fund; the Variable Insurance Products Fund--Money Market and High Income Portfolios; and the Neuberger & Berman Advisers Management Trust--Balanced, Bond and Growth Portfolios, for each of the years or lesser periods in the three-year period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the underlying mutual funds or their transfer agent. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting GE Life & Annuity Separate Account III as of December 31, 1999 and the results of their operations and changes in their net assets for each of the years or lesser periods in the three-year period then ended in conformity with generally accepted accounting principles.


                                         /s/ KPMG LLP

Richmond, Virginia
February 11, 2000

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                      Statements of Assets and Liabilities

                               December 31, 1999


                                         GE Investments Funds, Inc.
                          ---------------------------------------------------------
                           S&P 500     Money      Total                 Real Estate
                            Index      Market    Return   International Securities
                             Fund       Fund      Fund     Equity Fund     Fund
                          ---------- ---------- --------- ------------- -----------
Assets
Investment in GE Invest-
 ments Funds, Inc.,
 at fair value (note 2):
  S&P 500 Index Fund
   (297,321 shares;
   cost --
    $7,178,322)........   $8,354,713        --        --         --           --
  Money Market Fund
   (15,979,159 shares;
   cost --
    $15,979,159)........         --  15,979,159       --         --           --
  Total Return Fund
   (111,198 shares;
   cost -- $1,589,705)..         --         --  1,763,598        --           --
  International Equity
   Fund (30,022 shares;
   cost -- $387,380)....         --         --        --     434,424          --
  Real Estate Securities
   Fund (56,974 shares;
   cost -- $826,644)....         --         --        --         --       619,311
Receivable from affili-
 ate....................         --         --          5        --           --
Receivable for units
 sold...................      28,428     67,844       --         --           --
                          ---------- ---------- ---------    -------      -------
 Total assets...........   8,383,141 16,047,003 1,763,603    434,424      619,311
                          ---------- ---------- ---------    -------      -------
Liabilities
Accrued expenses payable
 to affiliate (note 3)..       9,094    616,281       884     24,598        4,824
Payable for units with-
 drawn..................         --         --        --         --           --
                          ---------- ---------- ---------    -------      -------
 Total liabilities......       9,094    616,281       884     24,598        4,824
                          ---------- ---------- ---------    -------      -------
Net assets attributable
 to variable life
 policyholders..........  $8,374,047 15,430,722 1,762,719    409,826      614,487
                          ========== ========== =========    =======      =======
Outstanding units.......     162,477    951,339    52,618     22,022       41,745
                          ========== ========== =========    =======      =======
Net asset value per
 unit...................  $    51.54      16.22     33.50      18.61        14.72
                          ========== ========== =========    =======      =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                      Statements of Assets and Liabilities

                               December 31, 1999


                                     GE Investments Funds, Inc. (continued)
                                 -----------------------------------------------
                                 Global   Value             U.S.      Premier
                                 Income  Equity   Income   Equity  Growth Equity
                                  Fund    Fund     Fund     Fund       Fund
                                 ------- ------- --------- ------- -------------
ASSETS
Investment in GE Investments
 Funds, Inc., at fair value
 (note 2):
  Global Income Fund (2,814
   shares; cost -- $27,571)....   26,986     --        --      --         --
  Value Equity Fund (47,931
   shares;
   cost -- $728,049)...........      --  756,828       --      --         --
  Income Fund (115,186 shares;
   cost of $1,402,038).........      --      --  1,325,786     --         --
  U.S. Equity Fund (3,436
   shares; cost $126,687)......      --      --        --  130,206        --
  Premier Growth Equity Fund
   (5,212 shares;
   cost $407,296)..............      --      --        --      --     462,041
Receivable from affiliate......      869     --        --      --         --
Receivable for units sold......      --      --        --      --         --
                                 ------- ------- --------- -------    -------
 Total assets..................   27,855 756,828 1,325,786 130,206    462,041
                                 ------- ------- --------- -------    -------
Liabilities
Accrued expenses payable to af-
 filiate (note 3)..............       12   1,482     1,436   1,351        241
Payable for units withdrawn....      --      --        --      --         --
                                 ------- ------- --------- -------    -------
 Total liabilities.............       12   1,482     1,436   1,351        241
                                 ------- ------- --------- -------    -------
Net assets attributable to
 variable life policyholders...  $27,843 755,346 1,324,350 128,855    461,800
                                 ======= ======= ========= =======    =======
Outstanding units..............    2,659  47,150   127,587  10,235     39,302
                                 ======= ======= ========= =======    =======
Net asset value per unit.......  $ 10.47   16.02     10.38   12.59      11.75
                                 ======= ======= ========= =======    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


                                   Oppenheimer Variable Account Funds
                         -------------------------------------------------------
                                    Aggressive   Capital      High     Multiple
                            Bond      Growth   Appreciation  Income   Strategies
                          Fund/VA    Fund/VA     Fund/VA     Fund/VA   Fund/VA
                         ---------- ---------- ------------ --------- ----------
Assets
Investment in Oppen-
 heimer Variable Ac-
 count Funds,
 at fair value (note
 2):
  Bond Fund/VA (139,174
   shares;
   cost --
    $1,672,807)........  $1,609,507       --          --          --        --
  Aggressive Growth
   Fund/VA (111,088
   shares;
   cost --
    $5,315,725)........         --  9,143,625         --          --        --
  Capital Appreciation
   Fund/VA (98,939
   shares;
   cost --
    $3,826,298)........         --        --    4,931,122         --        --
  High Income Fund/VA
   (426,138 shares;
   cost --
    $4,620,113)........         --        --          --    4,568,195       --
  Multiple Strategies
   Fund/VA (178,663
   shares;
   cost --
    $2,919,310)........         --        --          --          --  3,119,454
Receivable from
 affiliate.............         --        --          --          167       --
Receivable for units
 sold..................         --        --          --          --        --
                         ---------- ---------   ---------   --------- ---------
 Total assets..........   1,609,507 9,143,625   4,931,122   4,568,362 3,119,454
                         ---------- ---------   ---------   --------- ---------
Liabilities
Accrued expenses
 payable to affiliate
 (note 3)..............       1,079     5,024      12,906       2,299     1,999
Payable for units
 withdrawn.............         --        --          --       46,876       --
                         ---------- ---------   ---------   --------- ---------
 Total liabilities.....       1,079     5,024      12,906      49,175     1,999
                         ---------- ---------   ---------   --------- ---------
Net assets attributable
 to variable life
 policyholders.........  $1,608,428 9,138,601   4,918,216   4,519,187 3,117,455
                         ========== =========   =========   ========= =========
Outstanding units......      71,486   136,764      94,309     137,529   102,886
                         ========== =========   =========   ========= =========
Net asset value per
 unit..................  $    22.50     66.82       52.15       32.86     30.30
                         ========== =========   =========   ========= =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


                                    Variable Insurance         Variable Insurance    Variable Insurance
                                      Products Fund             Products Fund II      Products Fund III
                             -------------------------------- -------------------- -----------------------
                               Equity-                          Asset               Growth      Growth
                               Income      Growth   Overseas   Manager  Contrafund & Income  Opportunities
                              Portfolio  Portfolio  Portfolio Portfolio Portfolio  Portfolio   Portfolio
                             ----------- ---------- --------- --------- ---------- --------- -------------
Assets
Investment in Variable
 Insurance
 Products Fund,
 at fair value
  (note 2):
  Equity-Income Portfolio
   (590,300 shares;
   cost -- $13,280,532)...   $15,716,608        --        --        --         --        --         --
  Growth Portfolio
   (287,466 shares;
   cost -- $12,414,051)...           --  15,790,513       --        --         --        --         --
  Overseas Portfolio
   (173,848 shares;
   cost -- $3,651,770)....           --         --  4,770,384       --         --        --         --
Investment in Variable
 Insurance
 Products
 Fund II, at
 fair value
  (note 2):
  Asset Manager Portfolio
   (517,412 shares;
   cost -- $7,973,391)....           --         --        --  9,660,076        --        --         --
  Contrafund Portfolio
   (403,279 shares;
   cost -- $8,857,815)....           --         --        --        --  11,755,590       --         --
Investment in Variable
 Insurance
 Products Fund
 III,
 at fair value
  (note 2):
  Growth & Income
  Portfolio (87,651
  shares;
  cost -- $1,461,635).....           --         --        --        --         --  1,516,368        --
  Growth Opportunities
   Portfolio (39,247
   shares;
   cost -- $812,281)......           --         --        --        --         --        --     908,574
Receivable from affiliate...         230        --        --        --      23,428       --         --
                             ----------- ---------- --------- --------- ---------- ---------    -------
 Total assets.............    15,716,838 15,790,513 4,770,384 9,660,076 11,779,018 1,516,368    908,574
                             ----------- ---------- --------- --------- ---------- ---------    -------
Liabilities
Accrued expenses payable to
 affiliate (note 3).........       7,618     16,329    43,411    27,664     11,737     1,752      1,488
Payable for units
 withdrawn..................         --         --        --    105,090        --        --         --
                             ----------- ---------- --------- --------- ---------- ---------    -------
 Total liabilities........         7,618     16,329    43,411   132,754     11,737     1,752      1,488
                             ----------- ---------- --------- --------- ---------- ---------    -------
Net assets attributable to
 variable
 life policyholders......... $15,169,220 15,774,184 4,726,973 9,527,322 11,767,281 1,514,616    907,086
                             =========== ========== ========= ========= ========== =========    =======
Outstanding units...........     400,455    251,944   161,000   315,788    366,925    88,834     58,334
                             =========== ========== ========= ========= ========== =========    =======
Net asset value per unit.... $     37.88      62.61     29.36     30.17      32.07     17.05      15.55
                             =========== ========== ========= ========= ========== =========    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

                                                                                  PBHG Insurance
                          Federated Insurance Series     Alger American Fund     Series Fund, Inc.
                         ----------------------------- ------------------------ -------------------
                                                                                  PBHG
                         American  High Income             Small                Large Cap   PBHG
                          Leaders     Bond     Utility Capitalization  Growth    Growth   Growth II
                          Fund II    Fund II   Fund II   Portfolio    Portfolio Portfolio Portfolio
                         --------- ----------- ------- -------------- --------- --------- ---------
Assets
Investment in Federated
 Insurance Series, at
 fair value (note 2):
  American Leaders Fund
   II (44,516 shares;
   cost -- $877,245)...  $ 926,827        --       --          --           --       --        --
  High Income Bond Fund
   II (99,337 shares;
   cost -- $1,022,125)
   ....................        --   1,017,207      --          --           --       --        --
  Utility Fund II
   (28,888 shares; cost
   -- $380,495)........        --         --   414,542         --           --       --        --
Investment in Alger
 American Fund, at fair
 value (note 2):
  Small Capitalization
   Portfolio (51,163
   shares;
   cost --
    $2,160,133)........        --         --       --    2,821,633          --       --        --
  Growth Portfolio
   (85,848 shares;
   cost --
    $4,491,826)........        --         --       --          --     5,526,879      --        --
Investment in PBHG
 Insurance Series Fund,
 Inc. at fair value
 (note 2):
  PBHG Large Cap Growth
   Portfolio (12,373
   shares;
   cost -- $204,438)...        --         --       --          --           --   315,623       --
  PBHG Growth II
   Portfolio (14,378
   shares;
   cost -- $249,693)...        --         --       --          --           --       --    331,421
Receivable for units
 sold..................        --         --       --          --           --       --        --
                         ---------  ---------  -------   ---------    ---------  -------   -------
 Total assets..........    926,827  1,017,207  414,542   2,821,633    5,526,879  315,623   331,421
                         ---------  ---------  -------   ---------    ---------  -------   -------
Liabilities
Accrued expenses
 payable to affiliate
 (note 3)..............      1,343      1,051    1,154       2,507        2,967   27,661     2,338
Payable for units
 withdrawn.............        --         --       --          --           --       --        --
                         ---------  ---------  -------   ---------    ---------  -------   -------
 Total liabilities.....      1,343      1,051    1,154       2,507        2,967   27,661     2,338
                         ---------  ---------  -------   ---------    ---------  -------   -------
Net assets attributable
 to variable life
 policyholders.........  $ 925,484  1,016,156  413,388   2,819,126    5,523,912  287,962   329,083
                         =========  =========  =======   =========    =========  =======   =======
Outstanding units......     52,435     65,984   21,792     164,765      214,105   11,687    14,784
                         =========  =========  =======   =========    =========  =======   =======
Net asset value per
 unit..................  $   17.65      15.40    18.97       17.11        25.80    24.64     22.26
                         =========  =========  =======   =========    =========  =======   =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

                                                        Janus Aspen Series
                          -------------------------------------------------------------------------------
                          Aggressive            Worldwide            Flexible  International   Capital
                            Growth     Growth     Growth   Balanced   Income      Growth     Appreciation
                           Portfolio  Portfolio Portfolio  Portfolio Portfolio   Portfolio    Portfolio
                          ----------- --------- ---------- --------- --------- ------------- ------------
Assets
Investment in Janus
 Aspen Series, at fair
 value (note 2):
  Aggressive Growth
   Portfolio (177,044
   shares; cost --
   $7,093,584)..........  $10,567,769       --         --        --       --           --           --
  Growth Portfolio
   (294,219 shares;
   cost -- $6,637,318)..          --  9,900,467        --        --       --           --           --
  Worldwide Growth
   Portfolio (385,152
   shares; cost --
   $10,897,432).........          --        --  18,390,996       --       --           --           --
  Balanced Portfolio
   (244,779 shares;
   cost -- $4,739,962)..          --        --         --  6,834,240      --           --           --
  Flexible Income
   Portfolio (31,715
   shares; cost --
    $373,704)...........          --        --         --        --   362,191          --           --
  International Growth
   Portfolio (98,788
   shares; cost --
   $2,310,335)..........          --        --         --        --       --     3,820,134          --
  Capital Appreciation
   Portfolio (110,129
   shares; cost --
   $2,759,243)..........          --        --         --        --       --           --     3,652,983
Receivable from
 affiliate..............          --        370      2,629       --       --           --           --
Receivable for units
 sold...................          --        --         --    106,766      --           --           --
                          ----------- --------- ---------- ---------  -------    ---------    ---------
 Total assets...........   10,567,769 9,900,837 18,393,625 6,941,006  362,191    3,820,134    3,652,983
                          ----------- --------- ---------- ---------  -------    ---------    ---------
Liabilities
Accrued expenses payable
 to affiliate (note 3)..       17,644     4,920      9,277     3,435      773        3,004        5,459
Payable for units
 withdrawn..............          --        --         --        --       --           --           --
                          ----------- --------- ---------- ---------  -------    ---------    ---------
 Total liabilities......       17,644     4,920      9,277     3,435      773        3,004        5,459
                          ----------- --------- ---------- ---------  -------    ---------    ---------
Net assets attributable
 to variable life
 policyholders..........  $10,550,125 9,895,917 18,384,348 6,937,571  361,418    3,817,130    3,647,524
                          =========== ========= ========== =========  =======    =========    =========
Outstanding units.......      211,129   293,473    476,525   284,911   26,831      134,264      113,207
                          =========== ========= ========== =========  =======    =========    =========
Net asset value per
 unit...................  $     49.97     33.72      38.58     24.35    13.47        28.43        32.22
                          =========== ========= ========== =========  =======    =========    =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

                                              Goldman Sachs
                                                 Variable     Salomon Brothers
                                                Insurance         Variable
                                                  Trust       Series Fund Inc.
                                             ---------------- ----------------
                                              Growth
                                               and    Mid Cap Strategic Total
                                              Income   Value    Bond    Return
                                               Fund    Fund     Fund     Fund
                                             -------- ------- --------- ------
Assets
Investment in Goldman Sachs Variable
 Insurance Trust, at fair value (note 2):
  Growth and Income Fund (6,300 shares;
   cost -- $71,397)......................... $ 68,606     --       --     --
  Mid Cap Value Fund (28,992 shares; cost --
    $271,024)...............................      --  244,112      --     --
Investment in Salomon Brothers Variable
 Series Fund Inc., at fair value (note 2):
  Strategic Bond Fund (10,611 shares;
   cost -- $106,829)........................      --      --   102,505    --
  Total Return Fund (628 shares; cost --
    $6,852).................................                       --   6,428
Receivable from affiliate...................      --      --       --     --
Receivable for units sold...................      --      --       --     --
                                             -------- -------  -------  -----
 Total assets...............................   68,606 244,112  102,505  6,428
                                             -------- -------  -------  -----
Liabilities
Accrued expenses payable to affiliate (note
 3).........................................       37     210       57      3
Payable for units withdrawn.................      --      --       --     --
                                             -------- -------  -------  -----
 Total liabilities..........................       37     210       57      3
                                             -------- -------  -------  -----
Net assets attributable to variable life
 policyholders.............................. $ 68,569 243,902  102,448  6,425
                                             ======== =======  =======  =====
Outstanding units...........................    7,445  29,140   10,103    606
                                             ======== =======  =======  =====
Net asset value per unit.................... $   9.21    8.37    10.14  10.61
                                             ======== =======  =======  =====

                See accompanying notes to financial statements.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                            Statements of Operations


                                           GE Investments Funds, Inc.
                                    -------------------------------------------
                                              S&P 500               Government
                                               Index                Securities
                                                Fund                   Fund
                                    ------------------------------ ------------
                                      Year ended December 31,      Period ended
                                    ------------------------------ December 11,
                                       1999       1998      1997       1997
                                    ----------  ---------  ------- ------------
Investment income:
  Income -- Ordinary Dividends..... $   57,860     50,925   38,392       --
  Expenses -- Mortality and expense
   risk charges and administrative
   expenses (note 3)...............     97,457     62,371   30,270     9,821
                                    ----------  ---------  -------   -------
Net investment income (expense)....    (39,597)   (11,446)   8,122    (9,821)
                                    ----------  ---------  -------   -------
Net realized and unrealized gain
 (loss) on investments:
  Net realized gain (loss).........    547,538    398,018  125,533     2,596
  Unrealized appreciation
   (depreciation)..................    714,039    497,472  337,547    46,607
  Capital gain distributions.......     79,903    180,554   45,068       --
                                    ----------  ---------  -------   -------
Net realized and unrealized gain
 (loss) on investments.............  1,341,480  1,076,044  508,148    49,203
                                    ----------  ---------  -------   -------
Increase (decrease) in net assets
 from operations................... $1,301,883  1,064,598  516,270    39,382
                                    ==========  =========  =======   =======


                                  GE Investments Funds, Inc. (continued)
                             ---------------------------------------------------
                                   Money Market               Total Return
                                       Fund                       Fund
                             --------------------------  -----------------------
                              Year ended December 31,    Year ended December 31,
                             --------------------------  -----------------------
                               1999    1998      1997     1999    1998    1997
                             -------- -------  --------  ------- ------- -------
Investment income:
  Income -- Ordinary
   Dividends...............  $666,017 667,640   524,091   36,096  91,033  43,451
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses
   (note 3)................   173,939 165,220   134,484   24,550  22,215  20,274
                             -------- -------  --------  ------- ------- -------
Net investment income
 (expense).................   492,078 502,420   389,607   11,546  68,818  23,177
                             -------- -------  --------  ------- ------- -------
Net realized and unrealized
 gain (loss) on
 investments:
  Net realized gain
   (loss)..................       --   (2,104) (256,503)  34,289   4,509   1,710
  Unrealized appreciation
   (depreciation)..........       --    2,104   287,655  110,595 183,805  26,729
  Capital gain
   distributions...........       --      --        --    42,374     --  185,237
                             -------- -------  --------  ------- ------- -------
Net realized and unrealized
 gain (loss) on
 investments...............       --      --     31,152  187,258 188,314 213,676
                             -------- -------  --------  ------- ------- -------
Increase (decrease) in net
 assets from operations....  $492,078 502,420   420,759  198,804 257,132 236,853
                             ======== =======  ========  ======= ======= =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               GE Investments Funds, Inc. (continued)
                         ------------------------------------------------------
                               International               Real Estate
                                Equity Fund              Securities Fund
                         --------------------------  --------------------------
                          Year ended December 31,    Year ended December 31,
                         --------------------------  --------------------------
                           1999     1998     1997     1999      1998     1997
                         --------  ------- --------  -------  --------  -------
Investment income:
  Income -- Ordinary
   Dividends............  $ 1,099   16,301    6,900   34,118    28,292   38,975
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    4,573    4,237   11,206    9,016    11,845   10,398
                         --------  ------- --------  -------  --------  -------
Net investment income
 (expense)..............   (3,474)  12,064   (4,306)  25,102    16,447   28,577
                         --------  ------- --------  -------  --------  -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............      166    1,173  146,386  (51,641)  (76,333) 142,744
  Unrealized
   appreciation
   (depreciation).......   72,780    5,854   (6,150)  15,871  (155,043) (97,672)
  Capital gain
   distributions........   26,382      --    79,345    1,796    26,116   72,382
                         --------  ------- --------  -------  --------  -------
Net realized and
 unrealized gain (loss)
 on investments.........   99,328    7,027  219,581  (33,974) (205,260) 117,454
                         --------  ------- --------  -------  --------  -------
Increase (decrease) in
 net assets from
 operations.............  $95,854   19,091  215,275   (8,872) (188,813) 146,031
                         ========  ======= ========  =======  ========  =======


                                                 GE Investments Funds, Inc.
                                                        (continued)
                                              ---------------------------------
                                                           Global
                                                        Income Fund
                                              ---------------------------------
                                                                   Period from
                                                  Year ended      September 15,
                                                 December 31,        1997 to
                                              ------------------- December 31,
                                                1999       1998       1997
                                              ---------  -------- -------------
Investment income:
  Income -- Ordinary Dividends............... $     376    1,547        629
  Expenses -- Mortality and expense risk
   charges and administrative expenses (note
   3)........................................    10,893      292         19
                                              ---------  -------      -----
Net investment income (expense)..............   (10,517)   1,255        610
                                              ---------  -------      -----
Net realized and unrealized gain (loss) on
 investments:
  Net realized gain (loss)...................  (174,205)      11
  Unrealized appreciation (depreciation).....    (1,207)   1,291       (669)
  Capital gain distributions.................        28       64         55
                                              ---------  -------      -----
Net realized and unrealized gain (loss) on
 investments.................................  (175,384)   1,366       (614)
                                              ---------  -------      -----
Increase (decrease) in net assets from
 operations.................................. $(185,901)   2,621         (4)
                                              =========  =======      =====

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 GE Investments Funds, Inc. (continued)
                         ----------------------------------------------------------
                              Value Equity Fund                Income Fund
                         ----------------------------- ----------------------------
                                          Period from                  Period from
                           Year ended       June 17,     Year ended    December 12,
                          December 31,      1997 to     December 31,     1997 to
                         ---------------  December 31, --------------- December 31,
                          1999     1998       1997      1999     1998      1997
                         -------  ------  ------------ -------  ------ ------------
Investment income:
  Income -- Ordinary
   Dividends............ $ 6,020   2,603       368      69,103  69,756     3,329
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....   9,700   7,471       710      18,770  18,068       733
                         -------  ------     -----     -------  ------    ------
Net investment income
 (expense)..............  (3,680) (4,868)     (342)     50,333  51,688     2,596
                         -------  ------     -----     -------  ------    ------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  68,899   1,355       208        (784)  9,720    (2,508)
  Unrealized
   appreciation
   (depreciation).......  24,230   2,571     1,977     (90,951) 13,245     1,454
  Capital gain
   distributions........     --   12,708     2,263       2,137  12,310       --
                         -------  ------     -----     -------  ------    ------
Net realized and
 unrealized gain (loss)
 on investments.........  93,129  16,634     4,448     (89,598) 35,275    (1,054)
                         -------  ------     -----     -------  ------    ------
Increase (decrease) in
 net assets from
 operations............. $89,449  11,766     4,106     (39,265) 86,963     1,542
                         =======  ======     =====     =======  ======    ======


                                         GE Investments Funds, Inc. (continued)
                                         ---------------------------------------
                                                                      Premier
                                                                   Growth Equity
                                             U.S. Equity Fund          Fund
                                         ------------------------- -------------
                                                      Period from   Period from
                                                      May 5, 1998  June 11, 1999
                                          Year ended       to           to
                                         December 31, December 31, December 31,
                                             1999         1998         1999
                                         ------------ ------------ -------------
Investment income:
  Income -- Ordinary Dividends.........     $  687          90           425
  Expenses -- Mortality and expense
   risk charges and administrative
   expenses (note 3)...................        702          39         1,970
                                            ------        ----        ------
Net investment income (expense)........        (15)         51        (1,545)
                                            ------        ----        ------
Net realized and unrealized gain (loss)
 on investments:
  Net realized gain (loss).............        520          89           139
  Unrealized appreciation
   (depreciation)......................      3,276         243        54,745
  Capital gain distributions...........      6,179         199        13,746
                                            ------        ----        ------
Net realized and unrealized gain (loss)
 on investments........................      9,975         531        68,630
                                            ------        ----        ------
Increase (decrease) in net assets from
 operations............................     $9,960         582        67,085
                                            ======        ====        ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                      Oppenheimer Variable Account Funds
                         -----------------------------------------------------------------
                          Money
                           Fund         Bond Fund/VA          Aggressive Growth Fund/VA
                         -------- -------------------------- -----------------------------
                          Period
                          ended
                         December
                           11,    Year Ended December 31,      Year ended December 31,
                         -------- -------------------------- -----------------------------
                           1997     1999     1998     1997     1999       1998      1997
                         -------- --------  -------  ------- ---------  ---------  -------
Investment income:
  Income -- Ordinary
   Dividends............ $ 7,779    96,549   30,639  123,712        --     16,972   13,590
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....   1,958    30,625   44,412   21,914    89,368     92,177   80,784
                         -------  --------  -------  ------- ---------  ---------  -------
  Net investment income
   (expense)............   5,821    65,924   13,773  101,798   (89,368)   (75,205) (67,194)
                         -------  --------  -------  ------- ---------  ---------  -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss) ..............     --    (61,516) 140,916   11,410 1,178,701  1,139,675  362,326
  Unrealized
   appreciation
   (depreciation).......     --    (84,560) (22,639)  14,947 3,216,453   (392,601)  69,894
  Capital gain distribu-
   tions................     --      9,549   28,282    4,923       --     171,601  258,219
                         -------  --------  -------  ------- ---------  ---------  -------
  Net realized and
   unrealized gain
   (loss) on
   investments..........     --   (136,527) 146,559   31,280 4,395,154    918,675  690,439
                         -------  --------  -------  ------- ---------  ---------  -------
  Increase (decrease) in
   net assets from
   operations........... $ 5,821   (70,603) 132,786  133,078 4,305,786    843,470  623,245
                         =======  ========  =======  ======= =========  =========  =======


                                                         Oppenheimer Variable Account Funds
                                   ------------------------------------------------------------------------------------
                                      Capital Appreciation                                      Multiple Strategies
                                             Fund/VA                High Income Fund/VA               Fund/VA
                                   ----------------------------- ---------------------------  -------------------------
                                     Year Ended December 31,      Year ended December 31,     Year ended December 31,
                                   ----------------------------- ---------------------------  -------------------------
                                      1999       1998     1997     1999      1998     1997     1999     1998     1997
                                   ----------  --------  ------- --------  --------  -------  ------- --------  -------
Investment income:
  Income -- Ordinary Dividends.... $   15,085    30,546  137,266  348,986   120,682  392,523  109,789   29,411  108,613
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses
   (note 3).......................     62,566    56,132   39,859   71,383    83,415   56,210   42,535   42,195   36,789
                                   ----------  --------  ------- --------  --------  -------  ------- --------  -------
  Net investment income  ex-
   pense).........................    (47,481)  (25,586)  97,407  277,603    37,267  336,313   67,254  (12,784)  71,824
                                   ----------  --------  ------- --------  --------  -------  ------- --------  -------
Net realized and unrealized gain
 (loss) on investments:
  Net realized gain (loss) .......    900,975   779,763  211,799  (31,032) (157,587) 180,406   20,609  353,554   34,009
  Unrealized appreciation
   (depreciation).................    646,214  (197,508) 311,259  (77,143)      402  (53,341)  68,454 (372,624) 206,122
  Capital gain distributions......    173,473   351,282      --       --    147,500    2,806  157,988  166,660   95,618
                                   ----------  --------  ------- --------  --------  -------  ------- --------  -------
  Net realized and unrealized gain
   (loss) on investments..........  1,720,662   933,537  523,058 (108,175)   (9,685) 129,871  247,051  147,590  335,749
                                   ----------  --------  ------- --------  --------  -------  ------- --------  -------
  Increase (decrease) in net as-
   sets from operations........... $1,673,181   907,951  620,465  169,428    27,582  466,184  314,305  134,806  407,573
                                   ==========  ========  ======= ========  ========  =======  ======= ========  =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                    Variable Insurance Products Fund
                         --------------------------------------------------------
                         Money Market High Income         Equity-Income
                          Portfolio    Portfolio            Portfolio
                         ------------ ------------ ------------------------------
                         Period ended Period ended   Year ended December 31,
                         December 11, December 11, ------------------------------
                             1997         1997       1999      1998       1997
                         ------------ ------------ --------  ---------  ---------
Investment income:
  Income -- Ordinary
   Dividends............   $ 91,625      94,018     241,170    221,548    218,168
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....     10,228      15,435     220,388    217,902    186,346
                           --------     -------    --------  ---------  ---------
Net investment income
 (expense)..............     81,397      78,583      20,782      3,646     31,822
                           --------     -------    --------  ---------  ---------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............        --      185,532     949,231  1,283,354  1,197,816
  Unrealized
   appreciation
   (depreciation).......        --      (92,552)   (762,258)  (494,927) 1,016,128
  Capital gain
   distributions........        --       11,620     536,798    785,489  1,065,171
                           --------     -------    --------  ---------  ---------
Net realized and
 unrealized gain (loss)
 on investments.........        --      104,600     723,771  1,573,916  3,279,115
                           --------     -------    --------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............   $ 81,397     183,183     744,553  1,577,562  3,310,937
                           ========     =======    ========  =========  =========


                                Variable Insurance Products Fund (continued)
                         --------------------------------------------------------------
                                     Growth                         Overseas
                                   Portfolio                        Portfolio
                         --------------------------------  ----------------------------
                            Year ended December 31,          Year ended December 31,
                         --------------------------------  ----------------------------
                            1999       1998       1997       1999      1998      1997
                         ----------  ---------  ---------  --------- --------  --------
Investment income:
  Income -- Ordinary
   Dividends............ $   30,736     56,532     56,737     59,843   87,981   101,260
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    187,151    156,899    121,040     58,174   62,196    73,250
                         ----------  ---------  ---------  --------- --------  --------
Net investment income
 (expense)..............   (156,415)  (100,367)   (64,303)     1,669   25,785    28,010
                         ----------  ---------  ---------  --------- --------  --------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  1,288,523  1,619,202  1,766,746    694,024 (178,639)  801,884
  Unrealized
   appreciation
   (depreciation).......  1,712,349    667,154   (282,336)   859,657  349,052  (489,713)
  Capital gain
   distributions........  1,506,084  1,356,757    258,471     97,639  263,943   405,040
                         ----------  ---------  ---------  --------- --------  --------
Net realized and
 unrealized gain (loss)
 on investments.........  4,506,956  3,643,113  1,742,881  1,651,320  434,356   717,211
                         ----------  ---------  ---------  --------- --------  --------
Increase (decrease) in
 net assets from
 operations............. $4,350,541  3,542,746  1,678,578  1,652,989  460,141   745,221
                         ==========  =========  =========  ========= ========  ========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                    Variable Insurance Products Fund II
                         --------------------------------------------------------------
                           Asset Manager Portfolio          Contrafund Portfolio
                         ------------------------------ -------------------------------
                           Year ended December 31,         Year ended December 31,
                         ------------------------------ -------------------------------
                           1999      1998       1997      1999       1998       1997
                         --------  ---------  --------- ---------  ---------  ---------
Investment income:
  Income -- Ordinary
   Dividends............ $338,815    304,810    291,804    49,344     54,962     40,502
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....  133,280    131,037    120,291   137,209    110,295     81,691
                         --------  ---------  --------- ---------  ---------  ---------
Net investment income
 (expense)..............  205,535    173,773    171,513   (87,865)   (55,333)   (41,189)
                         --------  ---------  --------- ---------  ---------  ---------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  259,916    252,067    187,349   971,552  1,254,204    268,831
  Unrealized
   appreciation
   (depreciation).......   (9,876)   (67,659)   534,401   885,621    648,485    823,917
  Capital gain
   distributions........  431,219    914,428    714,417   361,853    403,057    109,504
                         --------  ---------  --------- ---------  ---------  ---------
Net realized and
 unrealized gain (loss)
 on investments.........  681,259  1,098,836  1,436,167 2,219,026  2,305,746  1,202,252
                         --------  ---------  --------- ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations............. $886,794  1,272,609  1,607,680 2,131,161  2,250,413  1,161,063
                         ========  =========  ========= =========  =========  =========


                                    Variable Insurance Product Fund III
                         --------------------------------------------------------------
                                                             Growth Opportunities
                           Growth & Income Portfolio              Portfolio
                         ------------------------------- ------------------------------
                                            Period from                    Period from
                            Year ended        May 16,      Year ended        May 16,
                           December 31,       1997 to     December 31,       1997 to
                         -----------------  December 31, ----------------  December 31,
                           1999     1998        1997      1999     1998        1997
                         --------  -------  ------------ -------  -------  ------------
Investment income:
  Income -- Ordinary
   Dividends............ $  6,549      --         --       6,596    4,014        --
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....   22,680   10,395      1,712      9,994    5,891      1,910
                         --------  -------     ------    -------  -------     ------
Net investment income
 (expense)..............  (16,131) (10,395)    (1,712)    (3,398)  (1,877)    (1,910)
                         --------  -------     ------    -------  -------     ------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  160,560  100,071      6,219     32,368   15,522        876
  Unrealized
   appreciation
   (depreciation).......  (48,360)  91,779     11,314    (18,063)  75,120     39,235
  Capital gain
   distributions........   13,296    1,681        --      12,249   14,232        --
                         --------  -------     ------    -------  -------     ------
Net realized and
 unrealized gain (loss)
 on investments.........  125,496  193,531     17,533     26,554  104,874     40,111
                         --------  -------     ------    -------  -------     ------
Increase (decrease) in
 net assets from
 operations............. $109,365  183,136     15,821     23,156  102,997     38,201
                         ========  =======     ======    =======  =======     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                      Federated Insurance Series
                             --------------------------------------------------
                                American Leaders       High Income Bond Fund
                                    Fund II                      II
                             ------------------------  ------------------------
                                   Year ended                Year ended
                                  December 31,              December 31,
                             ------------------------  ------------------------
                               1999     1998    1997    1999     1998     1997
                             --------  ------  ------  -------  -------  ------
Investment income:
  Income -- Ordinary
   Dividends................ $  9,786   2,959     909   84,197   48,396  42,534
  Expenses -- Mortality and
   expense risk charges and
   administrative expenses
   (note 3).................   14,056  11,035   3,437   17,569   17,967  10,943
                             --------  ------  ------  -------  -------  ------
Net investment income
 (expense)..................   (4,270) (8,076) (2,528)  66,628   30,429  31,591
                             --------  ------  ------  -------  -------  ------
Net realized and unrealized
 gain on investments:
  Net realized gain (loss)..   19,046  (4,077) 11,788  (82,162)  85,989   5,827
  Unrealized appreciation
   (depreciation)...........  (65,306) 58,884  53,148      543  (90,012) 55,167
  Capital gain
   distributions............   98,945  39,312     571    7,321   13,650   2,683
                             --------  ------  ------  -------  -------  ------
Net realized and unrealized
 gain (loss) on
 investments................   52,685  94,119  65,507  (74,298)   9,627  63,677
                             --------  ------  ------  -------  -------  ------
Increase (decrease) in net
 assets from operations..... $ 48,415  86,043  62,979   (7,670)  40,056  95,268
                             ========  ======  ======  =======  =======  ======


                                                        Federated Insurance
                                                         Series (continued)
                                                       ------------------------
                                                          Utility Fund II
                                                       ------------------------
                                                             Year ended
                                                            December 31,
                                                       ------------------------
                                                         1999     1998    1997
                                                       --------  ------  ------
Investment income:
  Income -- Ordinary Dividends........................ $ 13,222   4,053   6,464
  Expenses -- Mortality and expense risk charges and
   administrative expenses (note 3)...................    6,330   6,146   3,837
                                                       --------  ------  ------
Net investment income (expense).......................    6,892  (2,093)  2,627
                                                       --------  ------  ------
Net realized and unrealized gain on investments:
  Net realized gain (loss)............................   10,756  25,956  11,484
  Unrealized appreciation (depreciation)..............  (42,270)  8,478  50,092
  Capital gain distributions..........................   25,666  24,895   5,733
                                                       --------  ------  ------
Net realized and unrealized gain (loss) on
 investments..........................................   (5,848) 59,329  67,309
                                                       --------  ------  ------
Increase (decrease) in net assets from operations..... $  1,044  57,236  69,936
                                                       ========  ======  ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                          Alger American Fund
                         ----------------------------------------------------------
                           Small Capitalization
                                 Portfolio                 Growth Portfolio
                         ---------------------------  -----------------------------
                          Year ended December 31,       Year ended December 31,
                         ---------------------------  -----------------------------
                           1999      1998     1997      1999       1998      1997
                         --------  --------  -------  ---------  ---------  -------
Investment income:
  Income -- Ordinary
   Dividends............ $    --        --       --       4,197      7,214    5,656
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....   28,322    21,533   18,711     57,600     31,716   21,426
                         --------  --------  -------  ---------  ---------  -------
Net investment income
 (expense)..............  (28,322)  (21,533) (18,711)   (53,403)   (24,502) (15,770)
                         --------  --------  -------  ---------  ---------  -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  263,133  (361,335) 155,266    367,836    342,335  121,886
  Unrealized
   appreciation
   (depreciation).......  286,111   411,856  (23,084)   477,546    332,102  195,886
  Capital gain
   distributions........  250,852   207,517   42,941    415,458    353,476   10,056
                         --------  --------  -------  ---------  ---------  -------
Net realized and
 unrealized gain (loss)
 on investments.........  800,096   258,038  175,123  1,260,840  1,027,913  327,828
                         --------  --------  -------  ---------  ---------  -------
Increase (decrease) in
 net assets from
 operations............. $771,774   236,505  156,412  1,207,437  1,003,411  312,058
                         ========  ========  =======  =========  =========  =======


                                     PBHG Insurance Series Fund, Inc.
                         ------------------------------------------------------------
                            PBHG Large Cap Growth
                                  Portfolio              PBHG Growth II Portfolio
                         ------------------------------ -----------------------------
                                           Period from                   Period from
                           Year ended        July 22,     Year ended     May 22, 1997
                          December 31,       1997 to     December 31,         to
                         ----------------  December 31, ---------------  December 31,
                           1999     1998       1997      1999     1998       1997
                         --------  ------  ------------ -------  ------  ------------
Investment income:
  Income -- Ordinary
   Dividends............ $    --      --        --          --      --        --
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    1,948   1,340       205       3,631   1,328       540
                         --------  ------     -----     -------  ------     -----
Net investment income
 (expense)..............   (1,948) (1,340)     (205)     (3,631) (1,328)     (540)
                         --------  ------     -----     -------  ------     -----
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............   29,261  12,396        (1)    127,082  36,908     1,296
  Unrealized
   appreciation
   (depreciation).......   99,164  11,365       656      66,595  15,978      (846)
  Capital gain
   distributions........      --      --        --          --      --        --
                         --------  ------     -----     -------  ------     -----
Net realized and
 unrealized gain (loss)
 on investments.........  128,425  23,761       655     193,677  52,886       450
                         --------  ------     -----     -------  ------     -----
Increase (decrease) in
 net assets from
 operations............. $126,477  22,421       450     190,046  51,558       (90)
                         ========  ======     =====     =======  ======     =====

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                              Neuberger & Berman Advisers
                                                    Management Trust
                                         --------------------------------------
                                           Balanced       Bond        Growth
                                          Portfolio    Portfolio    Portfolio
                                         ------------ ------------ ------------
                                         Period ended Period ended Period ended
                                         December 11, December 11, December 11,
                                             1997         1997         1997
                                         ------------ ------------ ------------
Investment income:
  Income -- Ordinary Dividends..........  $  34,494      36,455          --
  Expenses -- Mortality and expense risk
   charges and administrative expenses
   (note 3).............................     24,999       6,443        9,747
                                          ---------     -------      -------
Net investment income (expense).........      9,495      30,012       (9,747)
                                          ---------     -------      -------
Net realized and unrealized gain (loss)
 on investments:
  Net realized gain (loss)..............    315,380      (3,318)     150,610
  Unrealized appreciation
   (depreciation).......................   (146,827)     (1,629)     (55,310)
  Capital gain distributions............     88,699         --        64,488
                                          ---------     -------      -------
Net realized and unrealized gain (loss)
 on investments.........................    257,252      (4,947)     159,788
                                          ---------     -------      -------
Increase (decrease) in net assets from
 operations.............................  $ 266,747      25,065      150,041
                                          =========     =======      =======

                                           Janus Aspen Series
                         ----------------------------------------------------------
                             Aggressive Growth
                                 Portfolio                  Growth Portfolio
                         ----------------------------  ----------------------------
                          Year ended December 31,        Year ended December 31,
                         ----------------------------  ----------------------------
                            1999      1998     1997      1999       1998     1997
                         ----------  -------  -------  ---------  --------- -------
Investment income:
  Income -- Ordinary
   Dividends............ $   41,689      --       --      17,258    186,177  58,424
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....     66,736   31,583   28,915     99,371     67,687  49,779
                         ----------  -------  -------  ---------  --------- -------
Net investment income
 (expense)..............    (25,047) (31,583) (28,915)   (82,113)   118,490   8,645
                         ----------  -------  -------  ---------  --------- -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  1,877,887  678,326  192,226    732,403    870,857 243,734
  Unrealized
   appreciation
   (depreciation).......  3,056,764  307,545   99,444  2,126,069    434,354 376,858
  Capital gain
   distributions........     70,984      --       --      38,444    150,149  54,303
                         ----------  -------  -------  ---------  --------- -------
Net realized and
 unrealized gain (loss)
 on investments.........  5,005,635  985,871  291,670  2,896,916  1,455,360 674,895
                         ----------  -------  -------  ---------  --------- -------
Increase (decrease) in
 net assets from
 operations............. $4,980,588  954,288  262,755  2,814,803  1,573,850 683,540
                         ==========  =======  =======  =========  ========= =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                       Janus Aspen Series (continued)
                         ------------------------------------------------------------
                           Worldwide Growth Portfolio         Balanced Portfolio
                         -------------------------------  ---------------------------
                            Year ended December 31,         Year ended December 31,
                         -------------------------------  ---------------------------
                            1999       1998      1997       1999      1998     1997
                         ----------  --------- ---------  --------- --------- -------
Investment income:
  Income -- Ordinary
   Dividends............ $   22,883    283,470    77,270    134,118   156,510  52,809
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....    173,236    132,642    91,422     77,430    53,807  15,089
                         ----------  --------- ---------  --------- --------- -------
Net investment income
 (expense)..............   (150,353)   150,828   (14,152)    56,688   102,703  37,720
                         ----------  --------- ---------  --------- --------- -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............  1,684,622  1,535,984   457,649    397,981    75,042  16,368
  Unrealized
   appreciation
   (depreciation).......  5,709,994    417,036   666,571    859,559 1,021,865 172,861
  Capital gain
   distributions........        --     114,875    36,750        --     26,713   1,466
                         ----------  --------- ---------  --------- --------- -------
Net realized and
 unrealized gain (loss)
 on investments.........  7,394,616  2,067,895 1,160,970  1,257,540 1,123,620 190,695
                         ----------  --------- ---------  --------- --------- -------
Increase (decrease) in
 net assets from
 operations............. $7,244,263  2,218,723 1,146,818  1,314,228 1,226,323 228,415
                         ==========  ========= =========  ========= ========= =======


                                   Janus Aspen Series (continued)
                         -----------------------------------------------------
                                                      International Growth
                         Flexible Income Portfolio          Portfolio
                         -------------------------- --------------------------
                          Year ended December 31,    Year ended December 31,
                         -------------------------- --------------------------
                           1999      1998    1997     1999      1998    1997
                         ---------  ------- ------- ---------  ------- -------
Investment income:
  Income -- Ordinary
   Dividends............ $  23,898   22,361  11,966     5,822   54,292  11,016
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....     5,169    4,450   2,246    34,028   31,407  19,234
                         ---------  ------- ------- ---------  ------- -------
Net investment income
 (expense)..............    18,729   17,911   9,720   (28,206)  22,885  (8,218)
                         ---------  ------- ------- ---------  ------- -------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............     2,310    2,524   3,107   452,801  171,620 145,208
  Unrealized
   appreciation
   (depreciation).......   (20,012)   3,399   4,489 1,288,333  158,124  45,943
  Capital gain
   distributions........     1,152    1,021      76       --     7,791   2,276
                         ---------  ------- ------- ---------  ------- -------
Net realized and
 unrealized gain (loss)
 on investments.........   (16,550)   6,944   7,672 1,741,134  337,535 193,427
                         ---------  ------- ------- ---------  ------- -------
Increase (decrease) in
 net assets from
 operations............. $   2,179   24,855  17,392 1,712,928  360,420 185,209
                         =========  ======= ======= =========  ======= =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                              Janus Aspen Series (continued)
                                              ---------------------------------
                                              Capital Appreciation Portfolio
                                              ---------------------------------
                                                                   Period from
                                                  Year ended         May 22,
                                                 December 31,        1997 to
                                              -------------------  December 31,
                                                1999       1998        1997
                                              ----------  -------  ------------
Investment income:
  Income -- Ordinary Dividends............... $      935      555         37
  Expenses -- Mortality and expense risk
   charges and administrative expenses (note
   3)........................................     32,166    6,271        112
                                              ----------  -------    -------
Net investment income (expense)..............    (31,231)  (5,716)       (75)
                                              ----------  -------    -------
Net realized and unrealized gain (loss) on
 investments:
  Net realized gain (loss)...................    435,959  225,641     (7,519)
  Unrealized appreciation (depreciation).....    837,570   56,754       (582)
  Capital gain distributions.................     10,754      --         --
                                              ----------  -------    -------
Net realized and unrealized gain (loss) on
 investments.................................  1,284,283  282,395     (8,101)
                                              ----------  -------    -------
Increase (decrease) in net assets from
 operations.................................. $1,253,052  276,679     (8,176)
                                              ==========  =======    =======

                                            Goldman Sachs                           Salomon Brothers
                                      Variable Insurance Trust                 Variable Series Funds Inc.
                         --------------------------------------------------- -------------------------------
                             Growth and Income           Mid Cap Value       Strategic Bond   Total Return
                                   Fund                      Fund                 Fund            Fund
                         ------------------------- ------------------------- --------------- ---------------
                                      Period from               Period from
                                       October 6,                 June 25,     Period from     Period from
                          Year ended    1998 to     Year ended    1998 to    March 19, 1999   July 14, 1999
                         December 31, December 31, December 31, December 31, to December 31, to December 31,
                             1999         1998         1999         1998          1999            1999
                         ------------ ------------ ------------ ------------ --------------- ---------------
Investment income:
  Income -- Ordinary
   Dividends............   $   766          48         1,901         662           5,114            154
  Expenses -- Mortality
   and expense risk
   charges and
   administrative
   expenses (note 3)....       648          11         4,901         237           6,264             39
                           -------        ----       -------        ----         -------          -----
Net investment income
 (expense)..............       118          37        (3,000)        425          (1,150)           115
                           -------        ----       -------        ----         -------          -----
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss)...............       573          58        84,871         (16)        (14,814)            (8)
  Unrealized
   appreciation
   (depreciation).......    (2,840)         49       (27,108)        196          (4,324)          (424)
  Capital gain
   distributions........       --          --            --          --              --             --
                           -------        ----       -------        ----         -------          -----
Net realized and
 unrealized gain (loss)
 on investments.........    (2,267)        107        57,763         180         (19,138)          (432)
                           -------        ----       -------        ----         -------          -----
Increase (decrease) in
 net assets from
 operations.............   $(2,149)        144        54,763         605         (20,288)          (317)
                           =======        ====       =======        ====         =======          =====

                See accompanying notes to financial statements.

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                      Statements of Changes in Net Assets


                                         GE Investments Funds, Inc.
                                 ----------------------------------------------
                                            S&P 500                 Government
                                             Index                  Securities
                                              Fund                     Fund
                                 --------------------------------  ------------
                                    Year ended December 31,        Period ended
                                 --------------------------------  December 11,
                                    1999       1998       1997         1997
                                 ----------  ---------  ---------  ------------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense).................... $  (39,597)   (11,446)     8,122      (9,821)
  Net realized gain (loss)......    547,538    398,018    125,533       2,596
  Unrealized appreciation
   (depreciation) on
   investments..................    714,039    497,472    337,547      46,607
  Capital gain distributions....     79,903    180,554     45,068         --
                                 ----------  ---------  ---------    --------
Increase (decrease) in net
 assets from operations.........  1,301,883  1,064,598    516,270      39,382
                                 ----------  ---------  ---------    --------
From capital transactions:
  Net premiums..................    209,250    364,101     29,621      13,143
  Loan interest.................     (3,621)    (1,758)      (472)       (455)
  Transfers (to) from the
   general account of GE Life &
   Annuity:
    Death benefits..............        --     (26,898)    (1,802)        --
    Surrenders..................   (571,204)  (122,586)   (50,594)   (262,974)
    Loans.......................    (14,382)    (8,955)   (10,019)    (23,924)
    Cost of insurance and
     administrative expense
     (note 3)...................    (76,602)   (54,690)   (24,852)     (8,334)
    Transfer gain (loss) and
     transfer fees..............     (2,154)   190,048     (2,909)     (3,207)
  Transfers (to) from the
   Guarantee Account (note 1)...      1,200    156,285     33,241         288
  Interfund transfers...........  1,450,154  1,318,239  1,154,053    (529,174)
                                 ----------  ---------  ---------    --------
Increase (decrease) in net
 assets from capital
 transactions...................    992,641  1,813,786  1,126,267    (814,637)
                                 ----------  ---------  ---------    --------
  Increase (decrease) in net
   assets.......................  2,294,524  2,878,384  1,642,537    (775,255)
Net assets at beginning of
 year...........................  6,079,523  3,201,139  1,558,602     775,255
                                 ----------  ---------  ---------    --------
Net assets at end of year....... $8,374,047  6,079,523  3,201,139         --
                                 ==========  =========  =========    ========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                       GE Investments Funds, Inc. (continued)
                          ---------------------------------------------------------------------
                                     Money Market                       Total Return
                                         Fund                               Fund
                          ------------------------------------  -------------------------------
                               Year ended December 31,             Year ended December 31,
                          ------------------------------------  -------------------------------
                             1999         1998        1997        1999       1998       1997
                          -----------  ----------  -----------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   492,078     502,420      389,607     11,546     68,818     23,177
  Net realized gain
   (loss)...............          --       (2,104)    (256,503)    34,289      4,509      1,710
  Unrealized
   appreciation
   (depreciation) on
   investments..........          --        2,104      287,655    110,595    183,805     26,729
  Capital gain
   distributions........          --          --           --      42,374        --     185,237
                          -----------  ----------  -----------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............      492,078     502,420      420,759    198,804    257,132    236,853
                          -----------  ----------  -----------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........    7,275,148  10,323,239   14,800,378      9,104     13,446     37,415
  Loan interest.........       33,105      15,680       25,356       (740)      (107)        77
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......          --       (9,663)         --         --         --    (122,969)
    Surrenders..........   (4,064,746)   (492,391)     (81,503)  (134,715)  (163,264)    (9,555)
    Loans...............     (733,748) (1,044,167)    (259,694)    (5,353)   (33,631)   (31,550)
    Cost of insurance
     and administrative
     expense (note 3)...     (151,555)   (149,692)    (124,687)   (18,760)   (17,774)   (16,232)
  Transfer gain (loss)
   and transfer fees....      (55,274)      3,729     (135,353)     1,266        643     (3,467)
  Transfers (to) from
   the Guarantee Account
   (note 1).............          --      (57,398)     (32,069)       500     10,426     45,496
  Interfund transfers...    1,796,890  (9,507,257) (13,250,370)   (74,939)    52,057    134,091
                          -----------  ----------  -----------  ---------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........    4,099,820    (917,920)     942,058   (223,637)  (138,204)    33,306
                          -----------  ----------  -----------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........    4,591,898    (415,500)   1,362,817    (24,833)   118,928    270,159
Net assets at beginning
 of year................   10,838,824  11,254,324    9,891,507  1,787,552  1,668,624  1,398,465
                          -----------  ----------  -----------  ---------  ---------  ---------
Net assets at end of
 year...................  $15,430,722  10,838,824   11,254,324  1,762,719  1,787,552  1,668,624
                          ===========  ==========  ===========  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  GE Investments Funds, Inc. (continued)
                          -----------------------------------------------------------
                                International                   Real Estate
                                 Equity Fund                  Securities Fund
                          ----------------------------  -----------------------------
                           Year ended December 31,        Year ended December 31,
                          ----------------------------  -----------------------------
                            1999      1998      1997     1999      1998       1997
                          ---------  -------  --------  -------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $  (3,474)  12,064    (4,306)  25,102     16,447     28,577
  Net realized gain
   (loss)...............        166    1,173   146,386  (51,641)   (76,333)   142,744
  Unrealized
   appreciation
   (depreciation) on
   investments..........     72,780    5,854    (6,150)  15,871   (155,043)   (97,672)
  Capital gain
   distributions........     26,382      --     79,345    1,796     26,116     72,382
                          ---------  -------  --------  -------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............     95,854   19,091   215,275   (8,872)  (188,813)   146,031
                          ---------  -------  --------  -------  ---------  ---------
From capital
 transactions:
  Net premiums..........        --     1,056     1,056    9,200     41,531     62,904
  Loan interest.........         (6)     (50)      (12)  (1,009)      (188)       --
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......        --       --        --       --         --         --
    Surrenders..........        --       --        --   (35,918)    (2,915)       --
    Loans...............        --     3,954     1,860   (4,066)   (15,423)   (16,740)
    Cost of insurance
     and administrative
     expense (note 3)...     (3,710)  (3,955)   (9,446)  (8,475)   (11,347)    (9,178)
    Transfer gain (loss)
     and transfer fees..     (5,641)  26,258   (16,723)   2,893      1,201     (5,456)
  Transfers (to) from
   the Guarantee Account
   (note 1).............        --    25,276       --         7     35,000      3,269
  Interfund transfers...     23,090  (28,632) (727,513) (46,114)  (222,532)   661,463
                          ---------  -------  --------  -------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........     13,733   23,907  (750,778) (83,482)  (174,673)   696,262
                          ---------  -------  --------  -------  ---------  ---------
  Increase (decrease) in
   net assets...........    109,587   42,998  (535,503) (92,354)  (363,486)   842,293
Net assets at beginning
 of year................    300,239  257,241   792,744  706,841  1,070,327    228,034
                          ---------  -------  --------  -------  ---------  ---------
Net assets at end of
 year...................  $ 409,826  300,239   257,241  614,487    706,841  1,070,327
                          =========  =======  ========  =======  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                    GE Investments Funds, Inc. (continued)
                          ---------------------------------------------------------------
                                  Global Income                    Value Equity
                                       Fund                            Fund
                          -------------------------------- ------------------------------
                                              Period from                    Period from
                             Year ended      September 15,   Year ended        June 17,
                            December 31,        1997 to     December 31,       1997 to
                          -----------------  December 31,  ----------------  December 31,
                            1999      1998       1997       1999     1998        1997
                          ---------  ------  ------------- -------  -------  ------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $ (10,517)  1,255        610      (3,680)  (4,868)      (342)
  Net realized gain
   (loss)...............   (174,205)     11        --       68,899    1,355        208
  Unrealized
   appreciation
   (depreciation) on
   investments..........     (1,207)  1,291       (669)     24,230    2,571      1,977
  Capital gain
   distributions........         28      64         55         --    12,708      2,263
                          ---------  ------     ------     -------  -------    -------
Increase (decrease) in
 net assets from
 operations.............   (185,901)  2,621         (4)     89,449   11,766      4,106
                          ---------  ------     ------     -------  -------    -------
From capital
 transactions:
  Net premiums..........      3,403     --         --        3,802   19,404      4,596
  Loan interest.........        227     --         --       (1,028)  (1,009)       --
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......        --      --         --          --       --         --
    Surrenders..........        --      --         --          --       --         --
    Loans...............     15,465     --         --       (6,939)  (1,441)       --
    Cost of insurance
     and administrative
     expense (note 3)...     (4,487)   (264)       (18)     (8,194)  (5,910)      (615)
    Transfer gain (loss)
     and transfer fees..        329      (3)       --       (1,865) (39,597)       360
  Transfers (to) from
   the Guarantee Account
   (note 1).............        --      --         --       29,405      --         --
  Interfund transfers...    170,322  12,432     13,721     118,008  297,789    243,259
                          ---------  ------     ------     -------  -------    -------
Increase (decrease) in
 net assets from capital
 transactions...........    185,259  12,165     13,703     133,189  269,236    247,600
                          ---------  ------     ------     -------  -------    -------
  Increase (decrease) in
   net assets...........       (642) 14,786     13,699     222,638  281,002    251,706
Net assets at beginning
 of year................     28,485  13,699        --      532,708  251,706        --
                          ---------  ------     ------     -------  -------    -------
Net assets at end of
 year...................  $  27,843  28,485     13,699     755,346  532,708    251,706
                          =========  ======     ======     =======  =======    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                              GE Investments Funds, Inc. (continued)
                          --------------------------------------------------------------------------------
                                                                                               Premier
                                                                                            Growth Equity
                                     Income Fund                    U.S. Equity Fund            Fund
                          ----------------------------------- ---------------------------- ---------------
                                                 Period from
                               Year ended        December 12,                Period from     Period from
                              December 31,         1997 to     Year ended    May 5, 1998    June 11, 1999
                          ---------------------  December 31, December 31, to December 31, to December 31,
                             1999       1998         1997         1999          1998            1999
                          ----------  ---------  ------------ ------------ --------------- ---------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   50,333     51,688       2,596         (15)           51           (1,545)
  Net realized gain
   (loss)...............        (784)     9,720      (2,508)        520            89              139
  Unrealized
   appreciation
   (depreciation) on
   investments..........     (90,951)    13,245       1,454       3,276           243           54,745
  Capital gain
   distributions........       2,137     12,310         --        6,179           199           13,746
                          ----------  ---------   ---------     -------        ------          -------
Increase (decrease) in
 net assets from
 operations.............     (39,265)    86,963       1,542       9,960           582           67,085
                          ----------  ---------   ---------     -------        ------          -------
From capital
 transactions:
  Net premiums..........      16,162        --          --          --            --               --
  Loan interest.........      (4,763)    (3,764)        --          --            --               --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......         --         --          --          --            --               --
    Surrenders..........     (87,362)    (2,594)        --          --            --               --
    Loans...............      (4,459)   (21,862)     (2,396)        --            --              (300)
    Cost of insurance
     and administrative
     expense (note 3)...     (15,183)   (15,101)       (742)       (540)          (30)          (2,033)
    Transfer gain (loss)
     and
     transfer fees......        (139)      (703)       (202)       (188)         (108)           3,988
  Transfers (to) from
   the Guarantee Account
   (note 1).............      20,109      7,872         --          --            --               --
  Interfund transfers...     (27,799)   196,041   1,221,995     109,461         9,718          393,060
                          ----------  ---------   ---------     -------        ------          -------
Increase (decrease) in
 net assets from capital
 transactions...........    (103,434)   159,889   1,218,655     108,733         9,580          394,715
                          ----------  ---------   ---------     -------        ------          -------
  Increase (decrease) in
   net assets...........    (142,699)   246,852   1,220,197     118,693        10,162          461,800
Net assets at beginning
 of year................   1,467,049  1,220,197         --       10,162           --               --
                          ----------  ---------   ---------     -------        ------          -------
Net assets at end of
 year...................  $1,324,350  1,467,049   1,220,197     128,855        10,162          461,800
                          ==========  =========   =========     =======        ======          =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                     Oppenheimer Variable Account Funds
                                 ---------------------------------------------
                                  Money Fund           Bond Fund/VA
                                 ------------ --------------------------------
                                 Period ended    Year ended December 31,
                                 December 11, --------------------------------
                                     1997       1999        1998       1997
                                 ------------ ---------  ----------  ---------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense)....................  $   5,821      65,924     (13,773)   101,798
  Net realized gain (loss)......        --      (61,516)    140,916     11,410
  Unrealized appreciation
   (depreciation) on
   investments..................        --      (84,560)    (22,639)    14,947
  Capital gain distributions....        --        9,549      28,282      4,923
                                  ---------   ---------  ----------  ---------
Increase (decrease) in net
 assets from operations.........      5,821     (70,603)    132,786    133,078
                                  ---------   ---------  ----------  ---------
From capital transactions:
  Net premiums..................        --       21,642      63,953     12,401
  Loan interest.................        --        3,160       1,867        224
  Transfers (to) from the
   general account of GE Life &
   Annuity:
    Death benefits..............        --          --          --         --
    Surrenders..................        --      (35,960)    (80,793)       --
    Loans.......................        --      (30,925)       (717)   (20,518)
    Cost of insurance and
     administrative expense
     (note 3)...................     (1,618)    (21,619)    (29,054)   (17,321)
    Transfer gain (loss) and
     transfer fees..............         26      23,758     (48,553)     4,175
  Transfers (to) from the
   Guarantee Account (note 1)...        --        6,580       8,443     10,164
  Interfund transfers...........   (160,456)   (761,210) (1,102,223) 1,749,977
                                  ---------   ---------  ----------  ---------
Increase (decrease) in net
 assets from capital
 transactions...................   (162,048)   (794,574) (1,187,077) 1,739,102
                                  ---------   ---------  ----------  ---------
  Increase (decrease) in net
   assets.......................   (156,227)   (865,177) (1,054,291) 1,872,180
Net assets at beginning of
 year...........................    156,227   2,473,605   3,527,896  1,655,716
                                  ---------   ---------  ----------  ---------
Net assets at end of year.......  $     --    1,608,428   2,473,605  3,527,896
                                  =========   =========  ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                  Oppenheimer Variable Account Funds (continued)
                          --------------------------------------------------------------------
                             Aggressive Growth Fund/VA         Capital Appreciation Fund/VA
                          ----------------------------------  --------------------------------
                              Year ended December 31,            Year ended December 31,
                          ----------------------------------  --------------------------------
                             1999         1998       1997        1999       1998       1997
                          -----------  ----------  ---------  ----------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   (89,368)    (75,205)   (67,194)    (47,481)   (25,586)    97,407
  Net realized gain
   (loss)...............    1,178,701   1,139,675    362,326     900,975    779,763    211,799
  Unrealized
   appreciation
   (depreciation) on
   investments..........    3,216,453    (392,601)    69,894     646,214   (197,508)   311,259
  Capital gain
   distributions........          --      171,601    258,219     173,473    351,282        --
                          -----------  ----------  ---------  ----------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............    4,305,786     843,470    623,245   1,673,181    907,951    620,465
                          -----------  ----------  ---------  ----------  ---------  ---------
From capital
 transactions:
  Net premiums..........       54,210     106,960    160,331      34,750    130,707    136,857
  Loan interest.........       (5,149)      7,156       (478)     (2,980)    (2,818)    (1,570)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......      (22,618)        --         --          --         --         --
    Surrenders..........     (421,155)   (235,363)    (5,632)   (638,691)  (143,689)       --
    Loans...............     (124,739)   (644,066)   (76,259)   (159,747)  (119,579)   (52,908)
    Cost of insurance
     and administrative
     expense (note 3)...      (68,853)    (81,387)   (69,581)    (44,705)   (46,695)   (33,074)
    Transfer gain (loss)
     and transfer fees..      (53,960)   (865,659)   (10,950)   (247,728)   130,682      5,703
  Transfers from the
   Guarantee Account
   (note 1).............        8,140       7,563     86,490           7     58,430     67,111
  Interfund transfers...   (1,031,745)    515,285    786,921  (2,684,688) 2,177,306  1,239,168
                          -----------  ----------  ---------  ----------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........   (1,665,869) (1,189,511)   870,842  (3,743,782) 2,184,344  1,361,287
                          -----------  ----------  ---------  ----------  ---------  ---------
  Increase (decrease) in
   net assets...........    2,639,917    (346,041) 1,494,087  (2,070,601) 3,092,295  1,981,752
Net assets at beginning
 of year................    6,498,684   6,844,725  5,350,638   6,988,817  3,896,522  1,914,770
                          -----------  ----------  ---------  ----------  ---------  ---------
Net assets at end of
 year...................  $ 9,138,601   6,498,684  6,844,725   4,918,216  6,988,817  3,896,522
                          ===========  ==========  =========  ==========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                 Oppenheimer Variable Account Funds (continued)
                          ------------------------------------------------------------------
                                High Income Fund/VA           Multiple Strategies Fund/VA
                          ---------------------------------  -------------------------------
                              Year ended December 31,           Year ended December 31,
                          ---------------------------------  -------------------------------
                             1999        1998       1997       1999       1998       1997
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   277,603     37,267    336,313     67,254    (12,784)    71,824
  Net realized gain
   (loss)...............      (31,032)  (157,587)   180,406     20,609    353,554     34,009
  Unrealized
   appreciation
   (depreciation) on
   investments..........      (77,143)       402    (53,341)    68,454   (372,624)   206,122
  Capital gain
   distributions........          --     147,500      2,806    157,988    166,660     95,618
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............      169,428     27,582    466,184    314,305    134,806    407,573
                          -----------  ---------  ---------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........        6,954     11,471     94,743     37,781      1,000     12,358
  Loan interest.........       (2,114)    (1,733)      (628)      (208)      (877)      (722)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......          --     (45,936)       --         --     (18,545)    (2,000)
    Surrenders..........      (96,824)  (576,832)    (9,092)  (189,005)  (140,865)       --
    Loans...............     (118,625)   (34,516)   (29,617)   (10,720)   (50,344)     8,746
    Cost of insurance
     and administrative
     expense (note 3)...      (52,357)   (62,108)   (45,518)   (31,574)   (31,968)   (29,942)
    Transfer gain (loss)
     and transfer fees..        9,892    (53,899)    32,059      1,885      6,332        356
  Transfers from the
   Guarantee Account
   (note 1).............          443     28,238        --         943     29,334     23,966
  Interfund transfers...   (1,558,865)   191,267  2,226,116   (254,274)   108,424    447,254
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........   (1,811,496)  (544,048) 2,268,063   (445,172)   (97,509)   460,016
                          -----------  ---------  ---------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........   (1,642,068)  (516,466) 2,734,247   (130,867)    37,297    867,589
Net assets at beginning
 of year................    6,161,255  6,677,721  3,943,474  3,248,322  3,211,025  2,343,436
                          -----------  ---------  ---------  ---------  ---------  ---------
Net assets at end of
 year...................  $ 4,519,187  6,161,255  6,677,721  3,117,455  3,248,322  3,211,025
                          ===========  =========  =========  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                       Variable Insurance Products Fund
                          -------------------------------------------------------------
                          Money Market  High Income
                           Portfolio     Portfolio       Equity-Income Portfolio
                          ------------  ------------ ----------------------------------
                          Period ended  Period ended     Year ended December 31,
                          December 11,  December 11, ----------------------------------
                              1997          1997        1999        1998        1997
                          ------------  ------------ ----------  ----------  ----------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $    81,397        78,583      20,782       3,646      31,822
  Net realized gain
   (loss)...............          --        185,532     949,231   1,283,354   1,197,816
  Unrealized
   appreciation
   (depreciation) on
   investments..........          --        (92,552)   (762,258)   (494,927)  1,016,128
  Capital gain
   distributions........          --         11,620     536,798     785,489   1,065,171
                          -----------    ----------  ----------  ----------  ----------
Increase (decrease) in
 net assets from
 operations.............       81,397       183,183     744,553   1,577,562   3,310,937
                          -----------    ----------  ----------  ----------  ----------
From capital
 transactions:
  Net premiums..........          --            --       30,709     146,903     215,369
  Loan interest.........       (8,013)            6     (12,986)    (10,898)     (5,772)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......          --            --          --      (61,020)    (18,249)
    Surrenders..........      (11,729)     (163,901)   (531,791)   (222,133)    (71,914)
    Loans...............      (17,933)       (6,459)   (229,126)   (402,392)   (121,271)
    Cost of insurance
     and administrative
     expense............       (8,075)      (11,738)   (153,739)   (167,638)   (151,529)
    Transfer gain (loss)
     and transfer fees..      (66,375)      (44,309)      7,118      15,304      58,911
  Transfers from the
   Guarantee Account
   (note 1).............          --            --     (128,390)    122,727     112,723
  Interfund transfers...   (1,079,728)   (1,280,202) (1,383,061)   (202,161)    311,215
                          -----------    ----------  ----------  ----------  ----------
Increase (decrease) in
 net assets from capital
 transactions...........   (1,191,853)   (1,506,603) (2,401,266)   (781,308)    329,483
                          -----------    ----------  ----------  ----------  ----------
  Increase (decrease) in
   net assets...........   (1,110,456)   (1,323,420) (1,656,713)    796,254   3,640,420
Net assets at beginning
 of year................    1,110,456     1,323,420  16,825,933  16,029,679  12,389,259
                          -----------    ----------  ----------  ----------  ----------
Net assets at end of
 year...................  $       --            --   15,169,220  16,825,933  16,029,679
                          ===========    ==========  ==========  ==========  ==========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                    Variable Insurance Products Fund (continued)
                          ----------------------------------------------------------------------
                                  Growth Portfolio                   Overseas Portfolio
                          -----------------------------------  ---------------------------------
                               Year ended December 31,             Year ended December 31,
                          -----------------------------------  ---------------------------------
                             1999         1998        1997        1999       1998        1997
                          -----------  ----------  ----------  ----------  ---------  ----------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $  (156,415)   (100,367)    (64,303)      1,669     25,785      28,010
  Net realized gain
   (loss)...............    1,288,523   1,619,202   1,766,746     694,024   (178,639)    801,884
  Unrealized
   appreciation
   (depreciation) on
   investments..........    1,712,349     667,154    (282,336)    859,657    349,052    (489,713)
  Capital gain
   distributions........    1,506,084   1,356,757     258,471      97,639    263,943     405,040
                          -----------  ----------  ----------  ----------  ---------  ----------
Increase (decrease) in
 net assets from
 operations.............    4,350,541   3,542,746   1,678,578   1,652,989    460,141     745,221
                          -----------  ----------  ----------  ----------  ---------  ----------
From capital
 transactions:
  Net premiums..........      161,347      50,433      78,875      18,135     19,010      12,810
  Loan interest.........      (16,324)    (17,111)     (3,060)     (2,376)    (1,529)     (2,436)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......          --      (24,255)     (1,634)    (21,324)   (30,475)        --
    Surrenders..........   (1,385,411)   (572,105)    (28,946)   (191,090)  (214,745)    (26,126)
    Loans...............     (164,276)   (532,091)   (153,343)   (107,707)   (93,248)   (140,934)
    Cost of insurance
     and administrative
     expense............     (133,989)   (123,718)    (99,653)    (40,060)   (47,188)    (59,162)
    Transfer gain (loss)
     and transfer fees..      (48,212)    177,115      26,694     (29,352)    66,028     (12,801)
  Transfers from the
   Guarantee Account
   (note 1).............        5,600     100,312      44,630         443     (8,627)     61,472
  Interfund transfers...     (452,607)    463,637      44,400  (1,559,209)   294,585  (1,392,016)
                          -----------  ----------  ----------  ----------  ---------  ----------
Increase (decrease) in
 net assets from capital
 transactions...........   (2,033,872)   (477,783)    (92,037) (1,932,540)   (16,189) (1,559,193)
                          -----------  ----------  ----------  ----------  ---------  ----------
  Increase (decrease) in
   net assets...........    2,316,669   3,064,963   1,586,541    (279,551)   443,952    (813,972)
Net assets at beginning
 of year................   13,457,515  10,392,552   8,806,011   5,006,524  4,562,572   5,376,544
                          -----------  ----------  ----------  ----------  ---------  ----------
Net assets at end of
 year...................  $15,774,184  13,457,515  10,392,552   4,726,973  5,006,524   4,562,572
                          ===========  ==========  ==========  ==========  =========  ==========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                        Variable Insurance Products Fund II
                          ---------------------------------------------------------------------
                              Asset Manager Portfolio              Contrafund Portfolio
                          ----------------------------------  ---------------------------------
                              Year ended December 31,             Year ended December 31,
                          ----------------------------------  ---------------------------------
                             1999         1998       1997        1999        1998       1997
                          -----------  ----------  ---------  ----------  ----------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   205,535     173,773    171,513     (87,865)    (55,333)   (41,189)
  Net realized gain
   (loss)...............      259,916     252,067    187,349     971,552   1,254,204    268,831
  Unrealized
   appreciation
   (depreciation) on
   investments..........       (9,876)    (67,659)   534,401     885,621     648,485    823,917
  Capital gain
   distributions........      431,219     914,428    714,417     361,853     403,057    109,504
                          -----------  ----------  ---------  ----------  ----------  ---------
Increase (decrease) in
 net assets from
 operations.............      886,794   1,272,609  1,607,680   2,131,161   2,250,413  1,161,063
                          -----------  ----------  ---------  ----------  ----------  ---------
From capital
 transactions:
  Net premiums..........        2,300       2,300     98,687      71,587     177,753    171,916
  Loan interest.........       (8,302)     (7,000)    (4,946)     (8,628)     (6,910)    (3,288)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......          --      (41,112)  (149,074)    (23,810)    (24,991)    (1,797)
    Surrenders..........     (786,658)   (325,417)    (8,956)   (549,804)    (22,516)    (9,456)
    Loans...............      (58,273)   (241,371)   (97,092)   (153,985)    (85,784)  (118,554)
    Cost of insurance
     and administrative
     expense (note 3)...      (98,577)   (101,341)   (98,131)   (102,249)    (94,295)   (72,675)
    Transfer gain (loss)
     and transfer fees..      (47,936)    (13,045)       397     (21,586)     59,824     34,177
  Transfers (to) from
   Guarantee Account
   (note 1).............       38,441      69,851     33,707       6,587      84,180    150,028
  Interfund transfers...     (748,397)    156,323    (59,803)   (759,216)    989,747  1,827,255
                          -----------  ----------  ---------  ----------  ----------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........   (1,707,402)   (500,812)  (285,211) (1,541,104)  1,077,008  1,977,606
                          -----------  ----------  ---------  ----------  ----------  ---------
  Increase (decrease) in
   net assets...........     (820,608)    771,797  1,322,469     590,057   3,327,421  3,138,669
Net assets at beginning
 of year................   10,347,930   9,576,133  8,253,664  11,177,224   7,849,803  4,711,134
                          -----------  ----------  ---------  ----------  ----------  ---------
Net assets at end of
 year...................  $ 9,527,322  10,347,930  9,576,133  11,767,281  11,177,224  7,849,803
                          ===========  ==========  =========  ==========  ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                       Variable Insurance Products Fund III
                          ------------------------------------------------------------------
                                                                  Growth Opportunities
                              Growth & Income Portfolio                Portfolio
                          ----------------------------------- ------------------------------
                                                 Period from                    Period from
                               Year ended        May 16, 1997   Year ended      May 16, 1997
                              December 31,            to       December 31,          to
                          ---------------------  December 31, ----------------  December 31,
                             1999       1998         1997      1999     1998        1997
                          ----------  ---------  ------------ -------  -------  ------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $  (16,131)   (10,395)    (1,712)    (3,398)  (1,877)    (1,910)
  Net realized gain
   (loss)...............     160,560    100,071      6,219     32,368   15,522        876
  Unrealized
   appreciation
   (depreciation) on
   investments..........     (48,360)    91,779     11,314    (18,063)  75,120     39,235
  Capital gain
   distributions........      13,296      1,681        --      12,249   14,232        --
                          ----------  ---------    -------    -------  -------    -------
Increase (decrease) in
 net assets from
 operations.............     109,365    183,136     15,821     23,156  102,997     38,201
                          ----------  ---------    -------    -------  -------    -------
From capital
 transactions:
  Net premiums..........      11,807     23,295     12,486        589   39,535     18,354
  Loan interest.........         (19)      (393)       --         (95)    (134)       --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......         --         --         --         --       --         --
    Surrenders..........     (33,425)       --         --     (17,405)     --         --
    Loans...............      (9,320)    (3,183)       --        (979)     --         --
    Cost of insurance
     and administrative
     expense (note 3)...     (15,670)    (7,686)    (1,616)    (8,389)  (5,140)    (1,627)
    Transfer gain (loss)
     and transfer fees..      43,657     28,249     10,283         (7)   1,640        (20)
  Transfers (to) from
   Guarantee Account
   (note 1).............      10,278     13,857        --         --     8,711      2,963
  Interfund transfers...     392,746    357,477    373,471    265,913  145,247    293,576
                          ----------  ---------    -------    -------  -------    -------
Increase (decrease) in
 net assets from capital
 transactions...........     400,054    411,616    394,624    239,627  189,859    313,246
                          ----------  ---------    -------    -------  -------    -------
  Increase (decrease) in
   net assets...........     509,419    594,752    410,445    262,783  292,856    351,447
Net assets at beginning
 of year................   1,005,197    410,445        --     644,303  351,447        --
                          ----------  ---------    -------    -------  -------    -------
Net assets at end of
 year...................  $1,514,616  1,005,197    410,445    907,086  644,303    351,447
                          ==========  =========    =======    =======  =======    =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                          Federated Insurance Series
                          ----------------------------------------------------------------
                                    American                       High Income
                                Leaders Fund II                    Bond Fund II
                          ------------------------------  --------------------------------
                            Year ended December 31,          Year ended December 31,
                          ------------------------------  --------------------------------
                             1999       1998      1997      1999        1998       1997
                          ----------  ---------  -------  ---------  ----------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   (4,270)    (8,076)  (2,528)    66,628      30,429     31,591
  Net realized gain
   (loss)...............      19,046     (4,077)  11,788    (82,162)     85,989      5,827
  Unrealized
   appreciation
   (depreciation) on
   investments..........     (65,306)    58,884   53,148        543     (90,012)    55,167
  Capital gain
   distributions........      98,945     39,312      571      7,321      13,650      2,683
                          ----------  ---------  -------  ---------  ----------  ---------
Increase (decrease) in
 net assets from
 operations.............      48,415     86,043   62,979     (7,670)     40,056     95,268
                          ----------  ---------  -------  ---------  ----------  ---------
From capital
 transactions:
  Net premiums..........      57,574     96,517   92,480     17,397      28,358     43,594
  Loan interest.........         (79)      (225)      (3)      (244)       (409)    (1,353)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......         --         --       --         --          --         --
    Surrenders..........         --         --       --     (28,048)        --         --
    Loans...............      (6,155)   (12,883)     205    (73,906)    (14,686)   (11,473)
    Cost of insurance
     and administrative
     expense (note 3)...     (12,640)   (11,161)  (3,145)   (13,418)    (14,411)    (8,961)
    Transfer gain (loss)
     and transfer fees..       1,294      2,778    1,084    (13,811)        706       (359)
  Transfers (to) from
   the Guarantee Account
   (note 1).............       9,174     16,071    5,323        --        6,031      5,441
  Interfund transfers...    (210,684)   343,685  341,074      6,333  (1,149,736) 1,432,858
                          ----------  ---------  -------  ---------  ----------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........    (161,516)   434,782  437,018   (105,697) (1,144,147) 1,459,747
                          ----------  ---------  -------  ---------  ----------  ---------
  Increase (decrease) in
   net assets...........    (113,101)   520,825  499,997   (113,367) (1,104,091) 1,555,015
Net assets at beginning
 of year................   1,038,585    517,760   17,763  1,129,523   2,233,614    678,599
                          ----------  ---------  -------  ---------  ----------  ---------
Net assets at end of
 year...................  $  925,484  1,038,585  517,760  1,016,156   1,129,523  2,233,614
                          ==========  =========  =======  =========  ==========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                                           Federated
                                                       Insurance Series
                                                          (continued)
                                                   ---------------------------
                                                        Utility Fund II
                                                   ---------------------------
                                                    Year ended December 31,
                                                   ---------------------------
                                                     1999      1998     1997
                                                   ---------  -------  -------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)................. $   6,892   (2,093)   2,627
  Net realized gain (loss)........................    10,756   25,956   11,484
  Unrealized appreciation (depreciation) on
   investments....................................   (42,270)   8,478   50,092
  Capital gain distributions......................    25,666   24,895    5,733
                                                   ---------  -------  -------
Increase (decrease) in net assets from
 operations.......................................     1,044   57,236   69,936
                                                   ---------  -------  -------
From capital transactions:
  Net premiums....................................       --    21,133      --
  Loan interest...................................      (581)    (807)     (55)
  Transfers (to) from the general account of GE
   Life & Annuity:
    Death benefits................................       --       --       --
    Surrenders....................................   (14,150)     --       --
    Loans.........................................   (27,345) (18,860) (34,631)
    Cost of insurance and administrative expense
     (note 3).....................................    (5,113)  (5,595)  (3,486)
    Transfer gain (loss) and transfer fees........        76      690    2,314
  Transfers (to) from the Guarantee Account
   (note 1).......................................       --       --    10,521
  Interfund transfers.............................   (67,113)  79,433  107,029
                                                   ---------  -------  -------
Increase (decrease) in net assets from capital
 transactions.....................................  (114,226)  75,994   81,692
                                                   ---------  -------  -------
  Increase (decrease) in net assets...............  (113,182) 133,230  151,628
Net assets at beginning of year...................   526,570  393,340  241,712
                                                   ---------  -------  -------
Net assets at end of year......................... $ 413,388  526,570  393,340
                                                   =========  =======  =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                               Alger American Fund
                          ------------------------------------------------------------------
                                                                        Growth
                          Small Capitalization Portfolio               Portfolio
                          ---------------------------------  -------------------------------
                              Year ended December 31,           Year ended December 31,
                          ---------------------------------  -------------------------------
                             1999        1998       1997       1999       1998       1997
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   (28,322)   (21,533)   (18,711)   (53,403)   (24,502)   (15,770)
  Net realized gain
   (loss)...............      263,133   (361,335)   155,266    367,836    342,335    121,886
  Unrealized
   appreciation
   (depreciation) on
   investments..........      286,111    411,856    (23,084)   477,546    332,102    195,886
  Capital gain
   distributions........      250,852    207,517     42,941    415,458    353,476     10,056
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............      771,774    236,505    156,412  1,207,437  1,003,411    312,058
                          -----------  ---------  ---------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........       47,061     53,010     88,579     61,208     49,615     23,449
  Loan interest.........       (4,390)      (394)         2     (2,317)      (929)      (449)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......          --     (13,545)       --     (26,523)   (19,533)       --
    Surrenders..........          --     (70,773)    (1,243)  (286,712)   (43,795)    (4,963)
    Loans...............        3,449     22,480    (51,090)   (87,064)   (69,736)   (60,475)
    Cost of insurance
     and administrative
     expense (note 3)...      (25,363)   (19,635)   (17,890)   (46,522)   (27,911)   (20,884)
    Transfer gain (loss)
     and transfer fees..       46,137     68,756     (6,935)    (7,321)    30,431    (16,706)
  Transfers (to) from
   the Guarantee Account
   (note 1).............       11,769     23,461     72,126        500     35,331     25,127
  Interfund transfers...   (1,053,597) 1,262,264    148,081  1,365,674    631,892    147,496
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........     (974,934) 1,325,624    231,630    970,923    585,365     92,595
                          -----------  ---------  ---------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........     (203,160) 1,562,129    388,042  2,178,360  1,588,776    404,653
Net assets at beginning
 of year................    3,022,286  1,460,157  1,072,115  3,345,552  1,756,776  1,352,123
                          -----------  ---------  ---------  ---------  ---------  ---------
Net assets at end of
 year...................  $ 2,819,126  3,022,286  1,460,157  5,523,912  3,345,552  1,756,776
                          ===========  =========  =========  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                       PBHG Insurance Series Fund, Inc.
                          --------------------------------------------------------------
                                      PBHG
                                Large Cap Growth                      PBHG
                                    Portfolio                 Growth II Portfolio
                          ------------------------------- ------------------------------
                                             Period from                    Period from
                             Year ended        July 22,     Year ended        May 22,
                            December 31,       1997 to     December 31,       1997 to
                          -----------------  December 31, ----------------  December 31,
                            1999     1998        1997      1999     1997        1997
                          --------  -------  ------------ -------  -------  ------------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $ (1,948)  (1,340)      (205)    (3,631)  (1,328)      (540)
  Net realized gain
   (loss)...............    29,261   12,396         (1)   127,082   36,908      1,296
  Unrealized
   appreciation
   (depreciation) on
   investments..........    99,164   11,365        656     66,595   15,978       (846)
  Capital gain
   distributions........       --       --         --         --       --         --
                          --------  -------     ------    -------  -------     ------
Increase (decrease) in
 net assets from
 operations.............   126,477   22,421        450    190,046   51,558        (90)
                          --------  -------     ------    -------  -------     ------
From capital
 transactions:
  Net premiums..........     6,138      --         --       2,000    3,717      4,615
  Loan interest.........        26      --         --        (191)     (58)       --
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......       --       --         --         --       --         --
    Surrenders..........       --    (3,629)       --         --       --         --
    Loans...............      (678)    (817)       --     (10,000)     --         --
    Cost of insurance
     and administrative
     expense (note 3)...    (1,747)  (2,407)      (134)    (4,856)  (1,168)      (460)
    Transfer gain (loss)
     and transfer fees..    (6,275)  (2,844)        53    (19,026) (36,339)     1,309
  Transfers (to) from
   the Guarantee Account
   (note 1).............       --       --       3,269        --    25,929      2,518
  Interfund transfers...   128,326   (8,883)    28,216     33,117    2,248     84,214
                          --------  -------     ------    -------  -------     ------
Increase (decrease) in
 net assets from capital
 transactions...........   125,790  (18,580)    31,404      1,044   (5,671)    92,196
                          --------  -------     ------    -------  -------     ------
  Increase (decrease) in
   net assets...........   252,267    3,841     31,854    191,090   45,887     92,106
Net assets at beginning
 of year................    35,695   31,854        --     137,993   92,106        --
                          --------  -------     ------    -------  -------     ------
Net assets at end of
 year...................  $287,962   35,695     31,854    329,083  137,993     92,106
                          ========  =======     ======    =======  =======     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                               Janus Aspen Series
                          ------------------------------------------------------------------
                            Aggressive Growth Portfolio            Growth Portfolio
                          ---------------------------------  -------------------------------
                              Year ended December 31,           Year ended December 31,
                          ---------------------------------  -------------------------------
                             1999        1998       1997       1999       1998       1997
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $   (25,047)   (31,583)   (28,915)   (82,113)   118,490      8,645
  Net realized gain
   (loss)...............    1,877,887    678,326    192,226    732,403    870,857    243,734
  Unrealized
   appreciation
   (depreciation) on
   investments..........    3,056,764    307,545     99,444  2,126,069    434,354    376,858
  Capital gain
   distributions........       70,984        --         --      38,444    150,149     54,303
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............    4,980,588    954,288    262,755  2,814,803  1,573,850    683,540
                          -----------  ---------  ---------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........       29,506     42,148     60,192     83,311     64,698    100,831
  Loan interest.........       (3,772)    (1,997)       (77)    (8,033)    (5,496)      (600)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......          --         --         --     (23,434)       --         --
    Surrenders..........     (147,936)    (9,219)      (318)  (332,087)  (103,135)   (11,331)
    Loans...............     (100,897)   (24,856)   (68,184)  (113,712)  (159,214)  (101,750)
    Cost of insurance
     and administrative
     expense (note 3)...      (51,847)   (25,282)   (24,702)   (72,587)   (55,256)   (43,347)
    Transfer gain (loss)
     and transfer fees..       78,299   (164,381)    43,699      9,023     16,223        594
  Transfers (to) from
   the Guarantee Account
   (note 1).............          --       8,345     34,546      3,568     18,355     84,063
  Interfund transfers...    2,991,895   (793,229)   503,885  1,275,017    305,817  1,105,318
                          -----------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........    2,795,248   (968,471)   549,041    821,066     81,992  1,133,778
                          -----------  ---------  ---------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........    7,775,836    (14,183)   811,796  3,635,869  1,655,842  1,817,318
Net assets at beginning
 of year................    2,774,289  2,788,472  1,976,676  6,260,048  4,604,206  2,786,888
                          -----------  ---------  ---------  ---------  ---------  ---------
Net assets at end of
 year...................  $10,550,125  2,774,289  2,788,472  9,895,917  6,260,048  4,604,206
                          ===========  =========  =========  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                          Janus Aspen Series (continued)
                          -------------------------------------------------------------------
                             Worldwide Growth Portfolio            Balanced Portfolio
                          ----------------------------------  -------------------------------
                              Year ended December 31,            Year ended December 31,
                          ----------------------------------  -------------------------------
                             1999         1998       1997       1999       1998       1997
                          -----------  ----------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............  $  (150,353)    150,828    (14,152)    56,688    102,703     37,720
  Net realized gain
   (loss)...............    1,684,622   1,535,984    457,649    397,981     75,042     16,368
  Unrealized
   appreciation
   (depreciation) on
   investments..........    5,709,994     417,036    666,571    859,559  1,021,865    172,861
  Capital gain
   distributions........          --      114,875     36,750        --      26,713      1,466
                          -----------  ----------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............    7,244,263   2,218,723  1,146,818  1,314,228  1,226,323    228,415
                          -----------  ----------  ---------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........      181,280     276,172    334,686     39,986     20,390     32,001
  Loan interest.........       (5,533)     (3,134)      (933)    (7,355)    (4,091)       (48)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......      (23,423)    (68,985)    (1,737)   (24,021)   (18,660)       --
    Surrenders..........     (306,760)   (104,833)    (5,393)  (382,801)    (5,329)    (2,416)
    Loans...............      (86,961)    (97,145)   (74,934)  (339,651)   (78,415)    26,990
    Cost of insurance
     and administrative
     expense (note 3)...     (127,864)   (110,038)   (79,593)   (55,893)   (43,371)   (13,436)
    Transfer gain (loss)
     and transfer fees..        3,589      12,636     14,879     (6,027)       989        606
  Transfers (to) from
   the Guarantee Account
   (note 1).............       35,983     (12,929)   109,443     14,501     46,495     41,217
  Interfund transfers...      269,462     863,455  1,831,317  1,299,658    395,097  2,601,676
                          -----------  ----------  ---------  ---------  ---------  ---------
Increase (decrease) in
 net assets from capital
 transactions...........      (60,227)    755,199  2,127,735    538,397    313,105  2,686,590
                          -----------  ----------  ---------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........    7,184,036   2,973,922  3,274,553  1,852,625  1,539,428  2,915,005
Net assets at beginning
 of year................   11,200,312   8,226,390  4,951,837  5,084,946  3,545,518    630,513
                          -----------  ----------  ---------  ---------  ---------  ---------
Net assets at end of
 year...................  $18,384,348  11,200,312  8,226,390  6,937,571  5,084,946  3,545,518
                          ===========  ==========  =========  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                     Janus Aspen Series (continued)
                         ------------------------------------------------------------
                                 Flexible                     International
                                  Income                         Growth
                                 Portfolio                      Portfolio
                         ---------------------------  -------------------------------
                          Year ended December 31,        Year ended December 31,
                         ---------------------------  -------------------------------
                           1999      1998     1997      1999       1998       1997
                         ---------  -------  -------  ---------  ---------  ---------
Increase (decrease) in
 net assets
From operations:
  Net investment income
   (expense)............ $  18,729   17,911    9,720    (28,206)    22,885     (8,218)
  Net realized gain
   (loss)...............     2,310    2,524    3,107    452,801    171,620    145,208
  Unrealized
   appreciation
   (depreciation) on
   investments..........   (20,012)   3,399    4,489  1,288,333    158,124     45,943
  Capital gain
   distributions........     1,152    1,021       76        --       7,791      2,276
                         ---------  -------  -------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 operations.............     2,179   24,855   17,392  1,712,928    360,420    185,209
                         ---------  -------  -------  ---------  ---------  ---------
From capital
 transactions:
  Net premiums..........     9,934    5,245   21,946     18,930     36,145     60,001
  Loan interest.........       (42)    (324)     (28)     1,974       (617)    (1,662)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......       --       --       --         --     (11,677)       --
    Surrenders..........       --   (52,087)     --     (13,011)   (60,448)       --
    Loans...............     2,596   21,183  (30,720)    (7,155)     4,516    (10,000)
    Cost of insurance
     and administrative
     expense (note 3)...    (4,230)  (3,675)  (1,977)   (25,425)   (24,306)   (16,021)
    Transfer gain (loss)
     and transfer fees..       225     (208)    (429)    (1,336)    59,856     12,507
  Transfers (to) from
   the Guarantee Account
   (note 1).............       --        85    3,243        --      77,727    122,804
  Interfund transfers...   (85,330) 269,008    3,106   (913,181)   813,972  1,044,932
                         ---------  -------  -------  ---------  ---------  ---------
Increase (decrease) in
 net assets from
 capital transactions...   (76,847) 239,227   (4,859)  (939,204)   895,168  1,212,561
                         ---------  -------  -------  ---------  ---------  ---------
  Increase (decrease) in
   net assets...........   (74,668) 264,082   12,533    773,724  1,255,588  1,397,770
Net assets at beginning
 of year................   436,086  172,004  159,471  3,043,406  1,787,818    390,048
                         ---------  -------  -------  ---------  ---------  ---------
Net assets at end of
 year................... $ 361,418  436,086  172,004  3,817,130  3,043,406  1,787,818
                         =========  =======  =======  =========  =========  =========

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                           Janus Aspen Series (continued)
                                        ---------------------------------------
                                                       Capital
                                                    Appreciation
                                                      Portfolio
                                        ---------------------------------------
                                                                   Period from
                                        Year ended December 31,      May 22,
                                        -------------------------- December 31,
                                            1999          1998         1997
                                        -------------  ----------- ------------
Increase (decrease) in net assets
From operations:
  Net investment income (expense)...... $     (31,231)     (5,716)       (75)
  Net realized gain (loss).............       435,959     225,641     (7,519)
  Unrealized appreciation
   (depreciation) on investments.......       837,570      56,754       (582)
  Capital gain distributions...........        10,754         --         --
                                        -------------  ----------     ------
Increase (decrease) in net assets from
 operations............................     1,253,052     276,679     (8,176)
                                        -------------  ----------     ------
From capital transactions:
  Net premiums.........................        73,275      12,000        --
  Loan interest........................        (1,142)        --         --
  Transfers (to) from the general
   account of GE Life & Annuity:
    Death benefits.....................           --          --         --
    Surrenders.........................       (41,706)        --         --
    Loans..............................        (7,970)    (37,337)       --
    Cost of insurance and
     administrative expense (note 3)...       (28,392)     (8,261)      (181)
    Transfer gain (loss) and transfer
     fees..............................       119,454      (4,436)       (24)
  Transfers (to) from the Guarantee
   Account (note 1)....................           --          --         --
  Interfund transfers..................     1,353,094     677,289     20,306
                                        -------------  ----------     ------
Increase (decrease) in net assets from
 capital transactions..................     1,466,613     639,255     20,101
                                        -------------  ----------     ------
  Increase (decrease) in net assets....     2,719,665     915,934     11,925
Net assets at beginning of year........       927,859      11,925        --
                                        -------------  ----------     ------
Net assets at end of year.............. $   3,647,524     927,859     11,925
                                        =============  ==========     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                             Neuberger & Berman Advisers Management Trust
                             --------------------------------------------------
                                Balanced             Bond            Growth
                               Portfolio          Portfolio        Portfolio
                             ----------------   --------------   --------------
                              Period ended       Period ended     Period ended
                              December 11,       December 11,     December 11,
                                  1997               1997             1997
                             ----------------   --------------   --------------
Increase (decrease) in net
 assets
From operations:
  Net investment income
   (expense)...............  $          9,495            30,012           (9,747)
  Net realized gain
   (loss)..................           315,380            (3,318)         150,610
  Unrealized appreciation
   (depreciation) on
   investments.............          (146,827)           (1,629)         (55,310)
  Capital gain
   distributions...........            88,699               --            64,488
                             ----------------     -------------    -------------
Increase (decrease) in net
 assets from operations....           266,747            25,065          150,041
                             ----------------     -------------    -------------
From capital transactions:
 Net premiums..............               --                --               --
 Loan interest.............              (669)           (2,301)            (894)
 Transfers (to) from the
  general account of GE
  Life & Annuity:
  Death benefits...........               --                --               --
  Surrenders...............           (19,398)              --               --
  Loans....................            (4,103)           53,065           (7,618)
  Cost of insurance and
   administrative expense
   (note 3)................           (19,558)           (5,054)          (7,810)
  Transfer gain (loss) and
   transfer fees...........               669           (38,185)          (1,185)
 Interfund transfers.......        (2,096,250)         (670,024)        (881,910)
                             ----------------     -------------    -------------
Increase (decrease) in net
 assets from capital trans-
 actions...................        (2,139,309)         (662,499)        (899,417)
                             ----------------     -------------    -------------
Increase (decrease) in net
 assets....................        (1,872,562)         (637,434)        (749,376)
Net assets at beginning of
 year......................         1,872,562           637,434          749,376
                             ----------------     -------------    -------------
Net assets at end of year..  $            --                --               --
                             ================     =============    =============

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                                                                                                  Salomon Brothers
                                            Goldman Sachs Variable Insurance Trust           Variable Series Funds Inc.
                                      --------------------------------------------------- ---------------------------------
                                                                                           Strategic Bond    Total Return
                                       Growth and Income Fund      Mid Cap Value Fund           Fund             Fund
                                      ------------------------- ------------------------- ---------------- ----------------
                                                   Period from               Period from
                                                    October 6,                 June 25,     Period from      Period from
                                       Year ended    1998 to     Year ended    1998 to    March 19, 1999    July 14, 1999
                                      December 31, December 31, December 31, December 31, to December 31,  to December 31,
                                          1999         1998         1999         1998           1999             1999
                                      ------------ ------------ ------------ ------------ ---------------- ----------------
Increase (decrease) in net assets
 From operations:
  Net investment income (expense)....   $   118          37        (3,000)         425         (1,150)            115
  Net realized gain (loss)...........       573          58        84,871          (16)       (14,814)             (8)
  Unrealized appreciation
   (depreciation) on investments.....    (2,840)         49       (27,108)         196         (4,324)           (424)
  Capital gain distributions.........       --          --            --           --             --              --
                                        -------       -----       -------       ------        -------           -----
Increase (decrease) in net assets
 from operations.....................    (2,149)        144        54,763          605        (20,288)           (317)
                                        -------       -----       -------       ------        -------           -----
From capital transactions:
  Net premiums.......................     1,250         --          7,450          --             --              --
  Loan interest......................       (86)        --            945          --             227             --
  Transfers (to) from the general
   account of
   GE Life & Annuity:
    Death benefits
    Surrenders.......................       --          --            --           --             --              --
    Loans............................       --          --            --           --             --              --
    Cost of insurance and
     administrative expense..........       --          --            --           --          11,465            (134)
      (note 3).......................      (497)        (10)       (2,968)        (279)        (2,472)            (65)
    Transfer gain (loss) and transfer
     fees............................       (19)         63        35,817          116           (471)              1
  Transfers (to) from the Guarantee
   Account (note 1)..................       --          --         23,524          --             --              --
  Interfund transfers................    64,781       5,092        44,102       79,827        113,987           6,940
                                        -------       -----       -------       ------        -------           -----
Increase (decrease) in net assets
 from capital transactions...........    65,429       5,145       108,870       79,664        122,736           6,742
                                        -------       -----       -------       ------        -------           -----
  Increase (decrease) in net assets..    63,280       5,289       163,633       80,269        102,448           6,425
Net assets at beginning of year......     5,289         --         80,269          --             --              --
                                        -------       -----       -------       ------        -------           -----
Net assets at end of year............   $68,569       5,289       243,902       80,269        102,448           6,425
                                        =======       =====       =======       ======        =======           =====

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                         Notes to Financial Statements

                               December 31, 1999


(1)Description of Entity

   GE Life & Annuity Separate Account III, formerly Life of Virginia Separate Account III, (the Account) is a separate investment account established in 1986 by GE Life and Annuity Assurance Company (GE Life & Annuity), formerly The Life Insurance Company of Virginia, under the laws of the Commonwealth of Virginia. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account is used to fund certain benefits for variable life insurance policies issued by GE Life & Annuity. GE Life & Annuity is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. A majority of the capital stock of GE Life & Annuity is owned by General Electric Capital Assurance Company. General Electric Capital Assurance Company and its parent, GE Financial Assurance Holdings, Inc., are indirect, wholly-owned subsidiaries of General Electric Capital Corporation (GE Capital). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company
(GE), a New York corporation.

   In June 1999, a new investment subdivision was added to the Account. The Premier Growth Equity Fund, which invests solely in a designated portfolio of the GE Investment Funds, Inc., was added to the Account. The fund is a series type mutual fund. Between 1997 and 1999, the Oppenheimer Variable Account Capital Appreciation Fund changed its name to the Oppenheimer Variable Account Aggressive Growth Fund/VA and the Oppenheimer Variable Account Growth Fund changed its name to the Oppenheimer Variable Account Capital Appreciation Fund/VA.

   In October 1998, three new investment subdivisions were added to the Account. The Investors Fund, Strategic Bond Fund, and the Total Return Fund each invest solely in a designated portfolio of the Salomon Brothers Variable Series Fund. All designated portfolios described above are series type mutual funds. There were no amounts issued in the Investors Fund during 1998 or 1999.

   In May 1998, three new investment subdivisions were added to the Account. The U.S. Equity Fund invests solely in a designated portfolio of the GE Investments Funds, Inc. The Growth and Income, and Mid Cap Value (formerly Mid Cap Equity) Funds each invest solely in a designated portfolio of the Goldman Sachs Variable Insurance Trust Fund. All designated portfolios described above are series type mutual funds.

   On December 12, 1997, the Account added the GE Investments Funds, Inc.-- Income Fund as a new investment subdivision and made the following substitutions of shares held by the investment subdivisions:

Before the Substitution                              After the Substitution
-----------------------                              ----------------------
Shares of Money Market Portfolio--      Shares of Money Market Fund--
Variable Insurance Products Fund        GE Investments Funds, Inc.

Shares of Money Fund--                  Shares of Money Market Fund--
Oppenheimer Variable Account Funds      GE Investments Funds, Inc.

Shares of Government Securities Fund--  Shares of Income Fund--
GE Investments Funds, Inc.              GE Investments Funds, Inc.

Shares of Bond Portfolio--              Shares of Income Fund--
Neuberger & Berman Advisers Management  GE Investments Funds, Inc.
Trust

Shares of High Income Portfolio--       Shares of High Income Fund--
Variable Insurance Products Fund        Oppenheimer Variable Account Funds

Shares of Growth Portfolio--            Shares of Growth Portfolio--
Neuberger & Berman Advisers Management  Variable Insurance Products Fund
Trust

Shares of Balanced Portfolio--          Shares of Balanced Portfolio--
Neuberger & Berman Advisers Management  Janus Aspen Series
Trust

   The foregoing substitutions were carried out pursuant to an order of the Securities and Exchange Commission (Commission) issued on December 11, 1997, with the approval of any necessary department of insurance. The effect of such a share substitution was to replace certain portfolios of Variable Insurance Products Fund, Oppenheimer Variable Account Funds, GE Investments Funds, Inc., and Neuberger & Berman Advisers Management Trust with those of GE Investments Funds, Inc., Oppenheimer Variable Account Funds, Variable Insurance Products Fund, and Janus Aspen Series.

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

(1)Description of Entity -- Continued

   In May 1997, seven new investment subdivisions were added to the Account. The Growth & Income Portfolio and Growth Opportunities Portfolio each invest solely in a designated portfolio of the Variable Insurance Products Fund III. The Global Income Fund and the Value Equity Fund each invest solely in a designated portfolio of the GE Investments Funds, Inc. The Capital Appreciation Portfolio invests solely in a designated portfolio of the Janus Aspen Series. The Growth II Portfolio and the Large Cap Growth Portfolio each invest solely in a designated portfolio of the PBHG Insurance Series Fund, Inc. All designated portfolios described above are series type mutual funds.

   For policies issued after May 1, 1995, some policyowners may transfer cash values between the Account's portfolios and the Guarantee Account that is part of the general account of GE Life & Annuity. Amounts transferred to the Guarantee Account earn interest at the interest rate effective at the time of such transfer and remain in effect for one year, after which a new rate may be declared.

(2)Summary of Significant Accounting Policies

 (a) Investments

   Investments are stated at fair value which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable year or period.

   The aggregate cost of the investments acquired and the aggregate proceeds of investments sold, for the year or period ended December 31, 1999, were:

                                                        Cost of      Proceeds
                                                         Shares        from
Fund/Portfolio                                          Acquired   Shares Sold
--------------                                        ------------ ------------
GE Investments Funds, Inc.:
  S&P 500 Index Fund................................. $  8,074,508    7,214,880
  Money Market Fund..................................  142,550,663  137,813,632
  Total Return Fund..................................      252,045      423,194
  International Equity Fund..........................       95,821       53,745
  Real Estate Securities Fund........................      129,373      186,650
  Global Income Fund.................................    8,053,103    7,879,226
  Value Equity Fund..................................    2,236,005    2,105,030
  Income Fund........................................      217,788      270,438
  U.S. Equity Fund...................................      125,476       10,321
  Premier Growth Equity Fund.........................      411,273        4,116
Oppenheimer Variable Account Funds:
  Bond Fund/VA.......................................    4,664,510    5,368,442
  Aggressive Growth Fund/VA..........................   10,318,765   12,079,719
  Capital Appreciation Fund/VA.......................   13,344,120   14,752,551
  High Income Fund/VA................................    5,801,753    9,370,017
  Multiple Strategies Fund/VA........................      409,651      632,184

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

(2) Summary of Significant Accounting Policies -- Continued

                                                         Cost of     Proceeds
                                                          Shares       from
Fund/Portfolio                                           Acquired   Shares Sold
--------------                                         ------------ -----------
Variable Insurance Products Fund:
  Equity-Income Portfolio............................. $  4,915,891   6,821,877
  Growth Portfolio....................................   22,585,871  23,276,357
  Overseas Portfolio..................................    7,307,789   9,133,870
Variable Insurance Products Fund II:
  Asset Manager Portfolio.............................    1,254,832   2,225,955
  Contrafund Portfolio................................    4,543,326   5,813,319
Variable Insurance Products Fund III:
  Growth & Income Portfolio...........................    5,056,011   4,659,241
  Growth Opportunities Portfolio......................      517,132     269,032
Federated Insurance Series:
  American Leaders Fund II............................      369,678     437,325
  High Income Bond Fund II............................    4,343,137   4,376,296
  Utility Fund II.....................................       64,465     146,678
Alger American Fund:
  Small Capitalization Portfolio......................    6,407,968   7,157,866
  Growth Portfolio....................................    4,227,645   2,891,282
PBHG Insurance Series Fund, Inc.:
  PBHG Large Cap Growth Portfolio.....................      285,430     150,633
  PBHG Growth II Portfolio............................    7,159,550   7,161,161
Janus Aspen Series:
  Aggressive Growth Portfolio.........................   43,175,696  40,322,321
  Growth Portfolio....................................    4,678,348   3,905,156
  Worldwide Growth Portfolio..........................    7,097,136   7,336,085
  Balanced Portfolio..................................    2,045,928   1,567,384
  Flexible Income Portfolio...........................      303,173     360,565
  International Growth Portfolio......................    5,200,086   6,170,402
  Capital Appreciation Portfolio......................   36,142,487  34,686,023
Goldman Sachs Variable Insurance Trust:
  Growth and Income Fund..............................       93,553      27,975
  Mid Cap Value Fund..................................    3,431,804   3,325,911
Salomon Brothers Variable Series Fund Inc.:
  Strategic Bond Fund.................................    5,645,594   5,523,951
  Total Return Fund...................................        7,094         234

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

 (b) Capital Transactions

   The increase (decrease) of outstanding units from capital transactions for the years or periods ended December 31, 1999, 1998 and 1997 are as follows:

                                          GE Investments Funds, Inc.
                          --------------------------------------------------------------
                                                                                 Real
                          S&P 500  Government  Money    Total   International   Estate
                           Index   Securities  Market   Return     Equity     Securities
                           Fund       Fund      Fund     Fund       Fund         Fund
                          -------  ---------- --------  ------  ------------- ----------
Units outstanding at De-
 cember 31, 1996........   58,616    43,554    683,115  62,796      69,054      14,627
                          -------   -------   --------  ------     -------     -------
From capital transac-
 tions:
  Net premiums..........      918       705    888,521   1,582          69       3,906
  Loan interest.........      (15)      (24)     1,522       3          (1)        --
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......      (56)      --         --   (5,200)        --          --
    Surrenders..........   (1,568)  (14,115)    (4,893)   (404)        --          --
    Loans...............     (310)   (1,284)   (15,590) (1,334)        123      (1,039)
    Cost of insurance
     and administrative
     expenses...........     (770)     (447)    (7,485)   (686)       (623)       (570)
  Transfers (to) from
   the Guarantee Ac-
   count................    1,030        15     (1,925)  1,924         --          203
  Interfund transfers...   35,756   (28,404)  (795,469)  5,670     (48,010)     41,075
                          -------   -------   --------  ------     -------     -------
Net increase (decrease)
 in units from capital
 transactions...........   34,985   (43,554)    64,681   1,555     (48,442)     43,575
                          -------   -------   --------  ------     -------     -------
Units outstanding at De-
 cember 31, 1997........   93,601       --     747,796  64,351      20,612      58,202
                          -------   -------   --------  ------     -------     -------
From capital transac-
 tions:
  Net premiums..........   10,503       --     318,502     457         (63)      2,573
  Loan interest.........      (51)      --         939      (4)          3         (12)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......     (776)      --        (579)    --          --          --
    Surrenders..........   (3,536)      --     (29,501) (5,534)        --         (181)
    Loans...............     (258)      --     (62,560) (1,140)       (230)       (955)
    Cost of insurance
     and administrative
     expenses...........   (1,578)      --      (8,969)   (602)        231        (703)
  Transfers (to) from
   the Guarantee Ac-
   count................    4,508       --      (3,439)    353      (1,473)      2,167
  Interfund transfers...   38,024       --    (569,612)  1,764       1,669     (13,779)
                          -------   -------   --------  ------     -------     -------
Net increase (decrease)
 in units from capital
 transactions...........   46,836       --     (55,219) (4,706)        137     (10,890)
                          -------   -------   --------  ------     -------     -------
Units outstanding at De-
 cember 31, 1998........  140,437       --     692,577  59,645      20,749      47,312
                          -------   -------   --------  ------     -------     -------
From capital transac-
 tions:
  Net premiums..........    4,635       --     453,065     283         --          593
  Loan interest.........      (80)      --       2,062     (23)        --          (65)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......      --        --         --      --          --          --
    Surrenders..........  (12,655)      --    (253,135) (4,209)        --       (2,315)
    Loans...............     (319)      --     (45,695)   (167)        --         (262)
    Cost of insurance
     and administrative
     expenses...........   (1,697)      --      (9,438)   (586)       (244)       (546)
  Transfers (to) from
   the Guarantee Ac-
   count................       27       --         --       16         --          --
  Interfund transfers...   32,129       --     111,903  (2,341)      1,517      (2,972)
                          -------   -------   --------  ------     -------     -------
Net increase (decrease)
 in units from capital
 transactions...........   22,040       --     258,762  (7,027)      1,273      (5,567)
                          -------   -------   --------  ------     -------     -------
Units outstanding at De-
 cember 31, 1999........  162,477       --     951,339  52,618      22,022      41,745
                          =======   =======   ========  ======     =======     =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                  GE Investments Funds, Inc. (continued)
                                ----------------------------------------------
                                Global  Value             U.S.      Premier
                                Income  Equity  Income   Equity  Growth Equity
                                 Fund    Fund    Fund     Fund       Fund
                                ------  ------  -------  ------  -------------
Units outstanding at December
 31, 1996......................   --       --       --      --         --
                                -----   ------  -------  ------     ------
From capital transactions:
  Net premiums.................   --       356      --      --         --
  Loan interest................   --       --       --      --         --
  Transfers (to) from the gen-
   eral account of
   GE Life & Annuity:
    Death benefits.............   --       --       --      --         --
    Surrenders.................   --       --       --      --         --
    Loans......................   --       --      (240)    --         --
    Cost of insurance and ad-
     ministrative expenses.....    (2)     (48)     (74)    --         --
  Transfers (to) from the
   Guarantee Account...........   --       --       --      --         --
  Interfund transfers.......... 1,338   18,848  122,212     --         --
                                -----   ------  -------  ------     ------
Net increase (decrease) in
 units from capital
 transactions.................. 1,336   19,156  121,898     --         --
                                -----   ------  -------  ------     ------
Units outstanding at December
 31, 1997...................... 1,336   19,156  121,898     --         --
                                -----   ------  -------  ------     ------
From capital transactions:
  Net premiums.................   --     1,214        1     --         --
  Loan interest................   --       (63)    (366)    --         --
  Transfers (to) from the gen-
   eral account of
   GE Life & Annuity:
    Death benefits.............   --       --       --      --         --
    Surrenders.................   --       --      (252)    --         --
    Loans......................   --       (90)  (2,123)    --         --
    Cost of insurance and ad-
     ministrative expenses.....   (25)    (370)  (1,466)     (3)       --
  Transfers (to) from the
   Guarantee Account...........   --       --       764     --         --
  Interfund transfers.......... 1,172   18,643   19,037     955        --
                                -----   ------  -------  ------     ------
Net increase (decrease) in
 units from capital
 transactions.................. 1,147   19,334   15,595     952        --
                                -----   ------  -------  ------     ------
Units outstanding at December
 31, 1998...................... 2,483   38,490  137,493     952        --
                                -----   ------  -------  ------     ------
From capital transactions:
  Net premiums.................     3      243    1,551     --          (1)
  Loan interest................   --       (66)    (457)    --         --
  Transfers (to) from the gen-
   eral account of
   GE Life & Annuity:
    Death benefits.............   --       --       --      --         --
    Surrenders.................   --       --    (8,378)    --         --
    Loans......................    15     (445)    (428)    --         (30)
    Cost of insurance and ad-
     ministrative expenses.....    (4)    (525)  (1,456)    (46)      (204)
  Transfers (to) from the
   Guarantee Account...........   --     1,886    1,928     --         --
  Interfund transfers..........   162    7,567   (2,666)  9,329     39,537
                                -----   ------  -------  ------     ------
Net increase (decrease) in
 units from capital
 transactions..................   176    8,660   (9,906)  9,283     39,302
                                -----   ------  -------  ------     ------
Units outstanding at December
 31, 1999...................... 2,659   47,150  127,587  10,235     39,302
                                =====   ======  =======  ======     ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                      Oppenheimer Variable Account Funds
                          -------------------------------------------------------------
                                            Aggressive   Capital     High     Multiple
                           Money    Bond      Growth   Appreciation Income   Strategies
                           Fund    Fund/VA   Fund/VA     Fund/VA    Fund/VA   Fund/VA
                          -------  -------  ---------- ------------ -------  ----------
Units outstanding at De-
 cember 31, 1996........   10,387   81,322   177,408      78,571    135,468   103,922
                          -------  -------   -------     -------    -------   -------
From capital transac-
 tions:
  Net premiums..........      --       567     5,184       4,979      3,036       515
  Loan interest.........      --        10       (15)        (57)       (20)      (30)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......      --       --        --          --         --        (83)
    Surrenders..........      --       --       (182)        --        (291)      --
    Loans...............      --      (938)   (2,466)     (1,925)      (949)      364
    Cost of insurance
     and administrative
     expenses...........     (104)    (792)   (2,250)     (1,203)    (1,459)   (1,248)
  Transfers (to) from
   the Guarantee Ac-
   count................      --       465     2,796       2,441        --        999
  Interfund transfers...  (10,283)  80,017    25,443      45,075     71,340    18,636
                          -------  -------   -------     -------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........  (10,387)  79,329    28,510      49,310     71,657    19,153
                          -------  -------   -------     -------    -------   -------
Units outstanding at De-
 cember 31, 1997........      --   160,651   205,918     127,881    207,125   123,075
                          -------  -------   -------     -------    -------   -------
From capital transac-
 tions:
  Net premiums..........      --     3,023     9,796       3,787        331        45
  Loan interest.........      --        88       655         (82)       (50)      (40)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......      --       --        --          --      (1,322)     (854)
    Surrenders..........      --    (3,818)  (21,555)     (4,162)   (16,597)   (6,487)
    Loans...............      --       (34)  (58,985)     (3,464)      (993)   (2,318)
    Cost of insurance
     and administrative
     expenses...........      --    (1,373)   (7,454)     (1,353)    (1,787)   (1,472)
  Transfers (to) from
   the Guarantee Ac-
   count................      --       399       693       1,693        812     1,351
  Interfund transfers...      --   (52,085)   47,191      63,068      5,503     4,993
                          -------  -------   -------     -------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........      --   (53,800)  (29,659)     59,487    (14,103)   (4,782)
                          -------  -------   -------     -------    -------   -------
Units outstanding at De-
 cember 31, 1998........      --   106,851   176,259     187,368    193,022   118,293
                          -------  -------   -------     -------    -------   -------
From capital transac-
 tions:
  Net premiums..........      --       934     1,328         925        212     1,302
  Loan interest.........      --       137      (126)        (79)       (64)       (7)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......      --       --       (554)        --         --        --
    Surrenders..........      --    (1,554)  (10,319)    (17,001)    (2,950)   (6,514)
    Loans...............      --    (1,336)   (3,056)     (4,252)    (3,614)     (369)
    Cost of insurance
     and administrative
     expenses...........      --      (934)   (1,687)     (1,190)    (1,595)   (1,088)
  Transfers (to) from
   the Guarantee Ac-
   count................      --       284       199         --          13        32
  Interfund transfers...      --   (32,896)  (25,280)    (71,462)   (47,495)   (8,763)
                          -------  -------   -------     -------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........      --   (35,365)  (39,495)    (93,059)   (55,493)  (15,407)
                          -------  -------   -------     -------    -------   -------
Units outstanding at De-
 cember 31, 1999........      --    71,486   136,764      94,309    137,529   102,886
                          =======  =======   =======     =======    =======   =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                                                             Variable Insurance
                                  Variable Insurance Products Fund            Products Fund II
                          ------------------------------------------------- --------------------
                            Money     High     Equity                         Asset
                           Market    Income    Income    Growth   Overseas   Manager  Contrafund
                          Portfolio Portfolio Portfolio Portfolio Portfolio Portfolio Portfolio
                          --------- --------- --------- --------- --------- --------- ----------
Units outstanding at De-
 cember 31, 1996........    73,394    53,819   478,350   320,102   315,896   405,585   283,121
                           -------   -------   -------   -------   -------   -------   -------
From capital transac-
 tions:
  Net premiums..........       --        --      8,841     6,684       600     3,583     9,027
  Loan interest.........      (523)      --       (237)     (259)     (114)     (180)     (173)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......       --        --       (749)     (139)      --     (5,411)      (94)
    Surrenders..........      (765)   (6,032)   (2,952)   (2,453)   (1,224)     (325)     (497)
    Loans...............    (1,169)     (238)   (4,978)  (12,995)   (6,601)   (3,524)   (6,225)
    Cost of insurance
     and administrative
     expenses...........      (526)     (432)   (6,220)   (8,445)   (2,771)   (3,562)   (3,816)
  Transfers (to) from
   the Guarantee
   Account..............       --        --      4,627     3,782     2,879     1,223     7,878
  Interfund transfers...   (70,411)  (47,117)   12,774     3,763   (65,198)   (2,171)   95,951
                           -------   -------   -------   -------   -------   -------   -------
Net increase (decrease)
 in units from capital
 transactions...........   (73,394)  (53,819)   11,106   (10,062)  (72,429)  (10,367)  102,051
                           -------   -------   -------   -------   -------   -------   -------
Units outstanding at De-
 cember 31, 1997........       --        --    489,456   310,040   243,467   395,218   385,172
                           -------   -------   -------   -------   -------   -------   -------
From capital transac-
 tions:
  Net premiums..........       --        --      4,258     1,424       799        92     7,384
  Loan interest.........       --        --       (318)     (483)      (64)     (276)     (287)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......       --        --     (1,780)     (685)   (1,283)   (1,619)   (1,038)
    Surrenders..........       --        --     (6,479)  (16,160)   (9,040)  (12,811)     (935)
    Loans...............       --        --    (11,737)  (15,030)   (3,925)   (9,503)   (3,564)
    Cost of insurance
     and administrative
     expenses...........       --        --     (4,890)   (3,495)   (1,986)   (3,990)   (3,917)
  Transfers (to) from
   the Guarantee
   Account..............       --        --      3,580     2,834      (363)    2,750     3,497
  Interfund transfers...       --        --     (5,896)   13,096    12,401     6,154    41,115
                           -------   -------   -------   -------   -------   -------   -------
Net increase (decrease)
 in units from capital
 transactions...........       --        --    (23,235)  (18,499)   (3,461)  (19,203)   42,255
                           -------   -------   -------   -------   -------   -------   -------
Units outstanding at De-
 cember 31, 1998........       --        --    466,221   291,541   240,006   376,015   427,427
                           -------   -------   -------   -------   -------   -------   -------
From capital transac-
 tions:
  Net premiums..........       --        --        839     3,218       754        84     2,850
  Loan interest.........       --        --       (355)     (326)      (99)     (301)     (344)
  Transfers (to) from
   the general account
   of
   GE Life & Annuity:
    Death benefits......       --        --        --        --       (885)      --       (948)
    Surrenders..........       --        --    (14,522)  (27,627)   (7,933)  (28,550)  (21,891)
    Loans...............       --        --     (6,257)   (3,276)   (4,471)   (2,115)   (6,131)
    Cost of insurance
     and administrative
     expenses...........       --        --     (4,198)   (2,672)   (1,663)   (3,578)   (4,071)
  Transfers (to) from
   the Guarantee
   Account..............       --        --     (3,506)      112        18     1,395       262
  Interfund transfers...       --        --    (37,767)   (9,026)  (64,727)  (27,162)  (30,229)
                           -------   -------   -------   -------   -------   -------   -------
Net increase (decrease)
 in units from capital
 transactions...........       --        --    (65,766)  (39,597)  (79,006)  (60,227)  (60,502)
                           -------   -------   -------   -------   -------   -------   -------
Units outstanding at De-
 cember 31, 1999........       --        --    400,455   251,944   161,000   315,788   366,925
                           =======   =======   =======   =======   =======   =======   =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999

(2) Summary of Significant Accounting Policies -- Continued

                         Variable Insurance Products              Neuberger & Berman
                                  Fund III                     Advisers Management Trust
                         --------------------------------    ------------------------------
                          Growth &            Growth
                           Income          Opportunities     Balanced     Bond     Growth
                          Portfolio          Portfolio       Portfolio  Portfolio Portfolio
                         -------------    ---------------    ---------  --------- ---------
Units outstanding at
 December 31, 1996......            --                 --     114,320     52,241    49,204
                          -------------      -------------   --------    -------   -------
From capital
 transactions:
  Net premiums..........          1,078              1,677        --         --        --
  Loan interest.........            --                 --         (36)      (192)      (49)
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......            --                 --         --         --        --
    Surrenders..........            --                 --      (1,036)       --        --
    Loans...............            --                 --        (219)     4,440      (417)
    Cost of insurance
     and administrative
     expenses...........           (139)              (149)    (1,045)      (423)     (428)
  Transfers (to) from
   the Guarantee
   Account..............            --                 271        --         --        --
  Interfund transfers...         32,242             26,820   (111,984)   (56,066)  (48,310)
                          -------------      -------------   --------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........         33,181             28,619   (114,320)   (52,241)  (49,204)
                          -------------      -------------   --------    -------   -------
Units outstanding at
 December 31, 1997......         33,181             28,619        --         --        --
                          -------------      -------------   --------    -------   -------
From capital
 transactions:
  Net premiums..........          1,845              2,945        --         --        --
  Loan interest.........            (31)               (10)       --         --        --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......            --                 --         --         --        --
    Surrenders..........            --                 --         --         --        --
    Loans...............           (252)               --         --         --        --
    Cost of insurance
     and administrative
     expenses...........           (609)              (383)       --         --        --
  Transfers (to) from
   the Guarantee
   Account..............          1,097                649        --         --        --
  Interfund transfers...         28,309             10,821        --         --        --
                          -------------      -------------   --------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........         30,359             14,022        --         --        --
                          -------------      -------------   --------    -------   -------
Units outstanding at
 December 31, 1998......         63,540             42,641        --         --        --
                          -------------      -------------   --------    -------   -------
From capital
 transactions:
  Net premiums..........            837                 38        --         --        --
  Loan interest.........             (1)                (6)       --         --        --
  Transfers (to) from
   the general account
   of GE Life & Annuity:
    Death benefits......            --                 --         --         --        --
    Surrenders..........         (2,372)            (1,140)       --         --        --
    Loans...............           (661)               (64)       --         --        --
    Cost of insurance
     and administrative
     expenses...........         (1,112)              (549)       --         --        --
  Transfers (to) from
   the Guarantee
   Account..............            729                --         --         --        --
  Interfund transfers...         27,874             17,414        --         --        --
                          -------------      -------------   --------    -------   -------
Net increase (decrease)
 in units from capital
 transactions...........         25,294             15,693        --         --        --
                          -------------      -------------   --------    -------   -------
Units outstanding at
 December 31, 1999......         88,834             58,334        --         --        --
                          =============      =============   ========    =======   =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                                                                                          PBHG Insurance
                                                Federated Insurance Series      Alger American Fund     Series Fund, Inc.
                                               -----------------------------  ------------------------ --------------------
                                               American     High                  Small                PBHG Large   PBHG
                                               Leaders   Income Bond Utility  Capitalization  Growth   Cap Growth Growth II
                                               Fund II     Fund II   Fund II    Portfolio    Portfolio Portfolio  Portfolio
                                               --------  ----------- -------  -------------- --------- ---------- ---------
Units outstanding at December 31, 1996.......    1,606      50,680   17,985      111,215      125,545       --        --
                                               -------     -------   ------      -------      -------    ------    ------
From capital transactions:
  Loan interest..............................      --          (91)      (4)         --           (24)      --        --
  Transfers (to) from the general account of
   GE Life & Annuity:
    Death benefits...........................      --          --       --           --           --        --        --
    Surrenders...............................      --          --       --          (138)        (266)      --        --
    Loans....................................       16        (768)  (2,368)      (5,683)      (3,238)      --        --
    Cost of insurance and administrative
     expenses................................     (247)       (600)    (238)      (1,990)      (1,118)      (11)      (44)
  Transfers (to) from the Guarantee Account..      418         364      719        8,023        1,345       283       239
  Interfund transfers........................   26,797      95,909    7,319       16,471        7,897     2,446     8,006
                                               -------     -------   ------      -------      -------    ------    ------
Net increase (decrease) in units from capital
 transactions................................   34,250      97,733    5,428       26,536        5,852     2,718     8,640
                                               -------     -------   ------      -------      -------    ------    ------
Units outstanding at December 31, 1997.......   35,856     148,413   23,413      137,751      131,397     2,718     8,640
                                               -------     -------   ------      -------      -------    ------    ------
From capital transactions:
  Net premiums...............................    5,835       1,842    1,248        4,733        3,551        (1)      424
  Loan interest..............................      (14)        (27)     (48)         (35)         (66)      --         (7)
  Transfers (to) from the general account of
   GE Life & Annuity:
    Death benefits...........................      --          --       --        (1,209)      (1,398)      --        --
    Surrenders...............................      --          --       --        (6,320)      (3,136)      (82)      --
    Loans....................................     (779)       (954)  (1,114)       2,007       (4,993)      (18)      --
    Cost of insurance and administrative
     expenses................................     (675)       (936)    (330)      (1,753)      (1,998)      (54)     (133)
  Transfers (to) from the Guarantee Account..      971         392      --         2,095        2,530       --      2,947
  Interfund transfers........................   20,774     (74,663)   4,692      112,713       45,241      (201)      255
                                               -------     -------   ------      -------      -------    ------    ------
Net increase (decrease) in units from capital
 transactions................................   26,112     (74,346)   4,448      112,231       39,731      (356)    3,486
                                               -------     -------   ------      -------      -------    ------    ------
Units outstanding at December 31, 1998.......   61,968      74,067   27,861      249,982      171,128     2,362    12,126
                                               -------     -------   ------      -------      -------    ------    ------
From capital transactions:
  Net premiums...............................    3,371       1,529       (1)       3,927        2,689       433       264
  Loan interest..............................       (5)        (21)     (31)        (366)        (102)        2       (25)
  Transfers (to) from the general account of
   GE Life & Annuity:
    Death benefits...........................      --          --       --           --        (1,165)      --        --
    Surrenders...............................      --       (2,467)    (751)         --       (12,596)      --        --
    Loans....................................     (360)     (6,501)  (1,452)         288       (3,825)      (48)   (1,324)
    Cost of insurance and administrative
     expenses................................     (740)     (1,180)    (271)      (2,117)      (2,044)     (123)     (643)
  Transfers (to) from the Guarantee Account..      537         --       --           982           22       --        --
  Interfund transfers........................  (12,336)        557   (3,563)     (87,931)      59,998     9,061     4,386
                                               -------     -------   ------      -------      -------    ------    ------
Net increase (decrease) in units from capital
 transactions................................   (9,533)     (8,083)  (6,069)     (85,217)      42,977     9,325     2,658
                                               -------     -------   ------      -------      -------    ------    ------
Units outstanding at December 31, 1999.......   52,435      65,984   21,792      164,765      214,105    11,687    14,784
                                               =======     =======   ======      =======      =======    ======    ======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                                                           Janus Aspen Series
                                              -----------------------------------------------------------------------------
                                              Aggressive           Worldwide           Flexible  International   Capital
                                                Growth    Growth    Growth   Balanced   Income      Growth     Appreciation
                                              Portfolio  Portfolio Portfolio Portfolio Portfolio   Portfolio    Portfolio
                                              ---------- --------- --------- --------- --------- ------------- ------------
Units outstanding at December 31, 1996.....    129,703    190,622   319,680    51,766   14,100       33,423          --
                                               -------    -------   -------   -------   ------      -------      -------
From capital transactions:
  Net premiums.............................      4,146      6,158    19,120     2,260    1,522        4,872          --
  Loan interest............................         (5)       (37)      (53)       (3)      (2)        (135)         --
  Transfers (to) from the general account
   of GE Life & Annuity:
    Death benefits.........................        --         --        (99)      --       --           --           --
    Surrenders.............................        (22)      (692)     (308)     (171)     --           --           --
    Loans..................................     (4,697)    (6,214)   (4,281)    1,907   (2,130)        (812)         --
    Cost of insurance and administrative
     expenses..............................     (1,702)    (2,647)   (4,547)     (949)    (137)      (1,301)          (9)
  Transfers (to) from the Guarantee Account..    2,380      5,134     6,252     2,912      225        9,973          --
  Interfund transfers......................     34,709     67,507   104,621   183,798      215       84,860          959
                                               -------    -------   -------   -------   ------      -------      -------
Net increase (decrease) in units from
 capital transactions......................     34,809     69,209   120,705   189,754     (307)      97,457          950
                                               -------    -------   -------   -------   ------      -------      -------
Units outstanding at December 31, 1997.....    164,512    259,831   440,385   241,520   13,793      130,880          950
                                               -------    -------   -------   -------   ------      -------      -------
From capital transactions:
  Net premiums.............................      2,149      3,907    11,534     1,293      409        2,672          867
  Loan interest............................       (102)      (332)     (131)     (259)     (25)         (46)         --
  Transfers (to) from the general account
   of GE Life & Annuity:
    Death benefits.........................        --         --     (2,881)   (1,183)     --          (863)         --
    Surrenders.............................       (470)    (6,229)   (4,378)     (338)  (4,063)      (4,468)         --
    Loans..................................     (1,267)    (9,616)   (4,057)   (4,970)   1,652          334       (2,698)
    Cost of insurance and administrative
     expenses..............................     (1,289)    (3,337)   (4,595)   (2,749)    (287)      (1,797)        (597)
  Transfers (to) from the Guarantee Account..      425      1,109      (540)    2,947        7        5,745          --
  Interfund transfers......................    (40,437)    18,470    36,057    25,041   20,985       60,164       48,939
                                               -------    -------   -------   -------   ------      -------      -------
Net increase (decrease) in units from
 capital transactions......................    (40,991)     3,972    31,009    19,782   18,678       61,741       46,511
                                               -------    -------   -------   -------   ------      -------      -------
Units outstanding at December 31, 1998.....    123,521    263,803   471,394   261,302   32,471      192,621       47,461
                                               -------    -------   -------   -------   ------      -------      -------
From capital transactions:
  Net premiums.............................        951      3,045   (14,576)    1,734      727        1,178        3,576
  Loan interest............................       (122)      (294)      445      (319)      (3)         123          (56)
  Transfers (to) from the general account
   of GE Life & Annuity:
    Death benefits.........................        --        (856)    1,883    (1,042)     --           --           --
    Surrenders.............................     (4,770)   (12,134)   24,665   (16,600)     --          (810)      (2,035)
    Loans..................................     (3,253)    (4,155)    6,992   (14,729)     190         (445)        (389)
    Cost of insurance and administrative
     expenses..............................     (1,672)    (2,652)   10,281    (2,424)    (310)      (1,582)      (1,386)
  Transfers (to) from the Guarantee Account..      --         130    (2,893)      629      --           --           --
  Interfund transfers......................     96,474     46,586   (21,666)   56,360   (6,244)     (56,821)      66,036
                                               -------    -------   -------   -------   ------      -------      -------
Net increase (decrease) in units from
 capital transactions......................     87,608     29,670     5,131    23,609   (5,640)     (58,357)      65,746
                                               -------    -------   -------   -------   ------      -------      -------
Units outstanding at December 31, 1999.....    211,129    293,473   476,525   284,911   26,831      134,264      113,207
                                               =======    =======   =======   =======   ======      =======      =======

                     GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999


(2) Summary of Significant Accounting Policies -- Continued

                                                Goldman Sachs
                                                  Variable      Salomon Brothers
                                                  Insurance     Variable Series
                                                    Trust          Fund Inc.
                                                --------------  ----------------
                                                Growth   Mid
                                                 and     Cap              Total
                                                Income  Value   Strategic Return
                                                 Fund    Fund   Bond Fund  Fund
                                                ------  ------  --------- ------
Units outstanding at December 31, 1996.........   --       --       --     --
                                                -----   ------   ------    ---
From capital transactions:
  Net premiums.................................   --       --       --     --
  Loan interest................................   --       --       --     --
  Transfers (to) from the general account of GE
   Life & Annuity:
    Death benefits.............................   --       --       --     --
    Surrenders.................................   --       --       --     --
    Loans......................................   --       --       --     --
    Cost of insurance and administrative
     expenses..................................   --       --       --     --
  Transfers (to) from the Guarantee Account....   --       --       --     --
  Interfund transfers..........................   --       --       --     --
                                                -----   ------   ------    ---
Net increase (decrease) in units from capital
 transactions..................................   --       --       --     --
                                                -----   ------   ------    ---
Units outstanding at December 31, 1997.........   --       --       --     --
                                                -----   ------   ------    ---
From capital transactions:
  Net premiums.................................   --       --       --     --
  Loan interest................................   --       --       --     --
  Transfers (to) from the general account of GE
   Life & Annuity:
    Death benefits.............................   --       --       --     --
    Surrenders.................................   --       --       --     --
    Loans......................................   --       --       --     --
    Cost of insurance and administrative
     expenses..................................   --       (33)     --     --
  Transfers (to) from the Guarantee Account....   --       --       --     --
  Interfund transfers..........................   598    9,410      --     --
                                                -----   ------   ------    ---
Net increase (decrease) in units from capital
 transactions..................................   598    9,377      --     --
                                                -----   ------   ------    ---
Units outstanding at December 31, 1998.........   598    9,377      --     --
                                                -----   ------   ------    ---
From capital transactions:
  Net premiums.................................   131    2,015      --     --
  Loan interest................................    (9)     256       19    --
  Transfers (to) from the general account of GE
   Life & Annuity:
    Death benefits.............................   --       --       --     --
    Surrenders.................................   --       --       --     --
    Loans......................................   --       --       940    (12)
    Cost of insurance and administrative
     expenses..................................   (52)    (803)    (203)    (6)
  Transfers (to) from the Guarantee Account....   --     6,364      --     --
  Interfund transfers.......................... 6,777   11,931    9,347    624
                                                -----   ------   ------    ---
Net increase (decrease) in units from capital
 transactions.................................. 6,847   19,763   10,103    606
                                                -----   ------   ------    ---
Units outstanding at December 31, 1999......... 7,445   29,140   10,103    606
                                                =====   ======   ======    ===

                    GE LIFE & ANNUITY SEPARATE ACCOUNT III

                               December 31, 1999




 (c) Federal Income Taxes

   The Account is not taxed separately because the operations of the Account are part of the total operations of GE Life & Annuity. GE Life & Annuity is taxed as a life insurance company under the Internal Revenue Code (the Code). GE Life & Annuity is included in the General Electric Capital Assurance Company consolidated federal income tax return. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.

 (d) Use of Estimates

   Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.

(3) Related Party Transactions

   The premiums transferred from GE Life & Annuity to the Account represent gross premiums recorded by GE Life & Annuity on its variable life insurance policies. During the first ten years following a premium payment, a charge is deducted monthly at an effective annual rate of .50% of the premium payment from the policy cash value to cover distribution expenses and premiums taxes. If a policy is surrendered or lapses during the first nine years, a charge is made by GE Life & Annuity to cover the expenses of issuing the policy. Subject to certain limitations, the charge generally equals 6% of the premium withdrawn in the first four years, and this charge decreases 1% per year for every year thereafter. A charge equal to the lesser of $25 or 2% of the amount paid on a partial surrender will be made to compensate GE Life & Annuity for the costs incurred in connection with the partial surrender.

   A charge based on the policy specified amount of insurance, death benefit option, cash values, duration, the insured's sex, issue age and risk class is deducted from the policy cash values each month to GE Life & Annuity for the cost of insurance. In addition, GE Life & Annuity charges the Account for the mortality and expense (M&E) risk that GE Life & Annuity assumes. This M&E charge is deducted daily and equals the effective annual rate of .90% of the net assets of the Account. GE Life & Annuity also charges the Account for certain administrative charges which are deducted daily at the effective annual rate of .40% of the net assets of the Account.

   GE Investments Funds, Inc. (the Fund) is an open-end diversified management investment company.

   Capital Brokerage Corporation, an affiliate of GE Life & Annuity, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation serves as principal underwriter for variable life insurance policies and variable annuities issued by GE Life & Annuity.

   GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .50% for the Money Market, Income, and Total Return Funds, 1.00% for the International Equity Fund, .85% for the Real Estate Securities Fund, .60% for the Global Income Fund, .55% for the U.S. Equity Fund and .65% for the Value Equity and Premier Growth Equity Funds. Prior to May 1, 1997, Aon Advisors, Inc. served as investment advisor to the Fund and was subject to the same compensation arrangement as GE Investment Management Incorporated.

   Certain officers and directors of GE Life & Annuity are also officers and directors of Capital Brokerage Corporation.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                     For the Six Months Ended June 30, 2000
                                  (Unaudited)

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                               TABLE OF CONTENTS

                                 June 30, 2000

                                                                            Page
                                                                            ----
Financial Statements:
(Unaudited)
  Consolidated Balance Sheet...............................................   2
  Consolidated Statement of Income.........................................   3
  Consolidated Statement of Shareholders' Interest.........................   4
Notes to Consolidated Financial Statements (Unaudited).....................   5

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheet
                                 June 30, 2000
                                  (Unaudited)
             (Dollar amounts in millions, except per share amounts)

Assets
Investments:
 Fixed maturities available-for-sale, at fair value............. $ 8,228.8
 Equity securities available-for-sale, at fair value:
  Common stocks.................................................       8.7
  Preferred stocks, non-redeemable..............................      18.7
 Investment in subsidiary.......................................       2.6
 Mortgage loans, net of valuation allowance of $24.5 and $21.9
  at June 30, 2000 and 1999, respectively.......................     923.7
 Policy loans...................................................      76.7
 Real estate owned..............................................       2.5
 Other invested assets..........................................     168.6
                                                                 ---------
  Total investments.............................................   9,430.3
                                                                 ---------
Cash............................................................       --
Accrued investment income.......................................     188.0
Deferred acquisition costs......................................     630.2
Intangible assets...............................................     449.6
Reinsurance recoverable.........................................      95.9
Deferred income tax asset.......................................     102.4
Other assets....................................................     110.4
Separate account assets.........................................  10,855.4
                                                                 ---------
  Total assets.................................................. $21,862.2
                                                                 =========
Liabilities and Shareholders' Interest
Liabilities:
 Future annuity and contract benefits........................... $ 9,244.2
 Liability for policy and contract claims.......................     121.7
 Other policyholder liabilities.................................     158.0
 Accounts payable and accrued expenses..........................     231.1
 Separate account liabilities...................................  10,855.4
                                                                 ---------
  Total liabilities.............................................  20,610.4
                                                                 ---------
Shareholders' interest:
 Net unrealized investment losses...............................    (153.7)
                                                                 ---------
 Accumulated non-owner changes in equity........................    (153.7)
 Preferred stock, Series A ($1,000 par value, $1,000 redemption and liquidation value, 200,000 shares authorized, 120,000
  shares issued and outstanding)................................     120.0
 Common stock ($1,000 par value, 50,000 authorized, 25,651
  shares issued and outstanding)................................      25.6
 Additional paid-in capital.....................................   1,050.7
 Retained earnings..............................................     209.2
                                                                 ---------
  Total shareholders' interest..................................   1,251.8
                                                                 ---------
  Total liabilities and shareholders' interest.................. $21,862.2
                                                                 =========

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                        Consolidated Statement of Income
                         Six Months Ended June 30, 2000
                                  (Unaudited)
                          (Dollar amounts in millions)

Revenues:
 Net investment income................................................ $ 345.7
 Net realized investment gains (losses)...............................    (0.8)
 Premiums.............................................................    60.5
 Cost of insurance....................................................    64.2
 Variable product fees................................................    70.4
 Other income.........................................................    33.2
                                                                       -------
  Total revenues......................................................   573.2
                                                                       -------
Benefits and expenses:
 Interest credited....................................................   252.5
 Benefits and other changes in policy reserves........................   128.8
 Commissions..........................................................   133.2
 General expenses.....................................................    62.0
 Amortization of intangibles, net.....................................    27.0
 Change in deferred acquisition costs, net............................  (139.4)
 Interest expense.....................................................     0.2
                                                                       -------
  Total benefits and expenses.........................................   464.3
                                                                       -------
  Income before income taxes and cumulative effect of accounting
   change.............................................................   108.9
Provision for income taxes............................................    38.5
                                                                       -------
  Net income..........................................................    70.4
                                                                       =======

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' INTEREST
               (Dollar amounts in millions, except share amounts)
                                  (Unaudited)

                                                        Common Stock
                            Preferred                     Declared                    Accumulated
                              Stock      Common Stock  but not Issued      Additional  Non-owner  Retained      Total
                          -------------- ------------- -----------------    Paid-In     Changes   Earnings  Shareholders'
                          Shares  Amount Shares Amount Shares    Amount     Capital    in Equity  (Deficit)   Interest
                          ------- ------ ------ ------ -------   -------   ---------- ----------- --------- -------------
Balances at December 31,
 1999...................  120,000 120.0  25,651  25.6       --        --    1,050.7     (134.2)     143.6      1,205.7
Changes other than
 transactions with
 shareholders:
Net income..............      --    --      --    --        --        --        --         --        70.4         70.4
Net unrealized gains
 on investment
 securities (a).........      --    --      --    --        --        --        --       (19.5)       --         (19.5)
                                                                                                               -------
 Total changes other
  than transactions with
  shareholders..........                                                                                          50.9
Cash dividend declared
 and paid...............      --    --      --    --        --        --        --         --        (4.8)        (4.8)
                          ------- -----  ------  ----   -------   -------   -------     ------      -----      -------
Balances at June 30,
 2000...................      --  120.0  25,651  25.6       --        --    1,050.7     (153.7)      65.6      1,251.8
                          ======= =====  ======  ====   =======   =======   =======     ======      =====      =======

--------
(a) Presented net of deferred taxes of $82.8 at June 30, 2000.

          See accompanying notes to consolidated financial statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                                 June 30, 2000
                                  (Unaudited)

1. The accompanying consolidated year-to-date financial statements represent GE Life and Annuity Assurance Company and its consolidated subsidiary, Assigned Settlements Inc. (collectively "the Company"). All significant intercompany transactions have been eliminated.

2. The consolidated year-to-date financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. The results reported in these consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

3. A summary of changes in shareholder's interest that do not result directly from transactions with the shareholder follows:

                                                                Six Months Ended
                                                                 June 30, 2000
                                                                ----------------
                                                                 (In millions)
   Net income..................................................      $ 70.4
   Unrealized losses on investment securities -- net...........       (19.5)
                                                                     ------
     Total.....................................................      $ 50.9
                                                                     ======

4. The Financial Accounting Standards Board has issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for the Company on January 1, 2001. Upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) will be recognized in consolidated statements of financial position at fair value, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. Changes in the values of derivatives meeting these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of qualifying changes in fair value are to be recorded in shareholder's interest pending recognition in earnings. Management has not determined the total probable effects on its financial statements of adopting SFAS No. 133, as amended, and does not believe that an estimate of such effects would be meaningful at this time.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999
                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report


The Board of Directors
GE Life and Annuity Assurance Company:

  We have audited the accompanying consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' interest, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Life and Annuity Assurance Company and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

  As discussed in note 15 to the consolidated financial statements, the Company changed its method of accounting for insurance-related assessments in 1999.

                                 /s/ KPMG LLP

Richmond, Virginia
January 21, 2000

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
             (Dollar amounts in millions, except per share amounts)

                                                              December 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
Assets
Investments:
 Fixed maturities available-for-sale, at fair value....... $ 8,033.7  $ 7,022.8
 Equity securities available-for-sale, at fair value:
  Common stocks...........................................       9.2        6.1
  Preferred stocks, non-redeemable........................      23.9       48.3
 Investment in subsidiary.................................       2.6        2.6
 Mortgage loans, net of valuation allowance of $23.3 and
  $20.9 at December 31, 1999 and 1998, respectively.......     810.5      745.8
 Policy loans.............................................      58.5      204.4
 Real estate owned........................................       2.5        2.5
 Other invested assets....................................     141.5      130.8
                                                           ---------  ---------
  Total investments.......................................   9,082.4    8,163.3
                                                           ---------  ---------
Cash......................................................      21.2       11.1
Accrued investment income.................................     190.2      141.5
Deferred acquisition costs................................     482.5      282.8
Intangible assets.........................................     472.8      458.3
Reinsurance recoverable...................................      72.4       68.9
Deferred income tax asset.................................     120.3       42.1
Other assets..............................................     269.7       64.2
Separate account assets...................................   9,245.8    5,528.7
                                                           ---------  ---------
  Total Assets............................................ $19,957.3  $14,760.9
                                                           =========  =========
Liabilities and Shareholders' Interest
Liabilities:
 Future annuity and contract benefits..................... $ 9,063.0  $ 7,538.1
 Liability for policy and contract claims.................     110.7      154.2
 Other policyholder liabilities...........................     138.8      118.9
 Accounts payable and accrued expenses....................     193.3      127.2
 Separate account liabilities.............................   9,245.8    5,528.7
                                                           ---------  ---------
  Total liabilities.......................................  18,751.6   13,467.1
                                                           ---------  ---------
Shareholders' interest:
 Net unrealized investment gains (losses).................    (134.2)      57.8
                                                           ---------  ---------
 Accumulated non-owner changes in equity..................    (134.2)      57.8
 Preferred stock, Series A ($1,000 par value, $1,000
  redemption and liquidation value, 200,000 shares
  authorized, 120,000 shares issued and outstanding)......     120.0      120.0
 Common stock ($1,000 par value, 50,000 authorized, 25,651
  shares issued and outstanding in 1999; 7,010 issued and
  outstanding, 18,641 declared but not issued in 1998)....      25.6       25.6
 Additional paid-in capital...............................   1,050.7    1,050.1
 Retained earnings........................................     143.6       40.3
                                                           ---------  ---------
  Total shareholders' interest............................   1,205.7    1,293.8
                                                           ---------  ---------
  Total Liabilities and Shareholders' Interest............ $19,957.3  $14,760.9
                                                           =========  =========

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                          (Dollar amounts in millions)

                                                    Years Ended December 31,
                                                    ---------------------------
                                                      1999     1998     1997
                                                    --------  -------- --------
Revenues:
 Net investment income............................. $  638.2  $ 574.7  $ 562.7
 Net realized investment gains.....................     12.0     29.6     19.0
 Premiums..........................................    123.9    123.1    171.8
 Cost of insurance.................................    129.0    128.5    127.2
 Variable product fees.............................     90.2     60.8     44.4
 Other income......................................     24.6     22.3     23.7
                                                    --------  -------  -------
  Total revenues...................................  1,017.9    939.0    948.8
                                                    --------  -------  -------
Benefits and expenses:
 Interest credited.................................    440.8    378.4    373.7
 Benefits and other changes in policy reserves.....    214.7    178.4    217.2
 Commissions.......................................    192.1    112.8    139.1
 General expenses..................................    124.7    111.0     92.2
 Amortization of intangibles, net..................     58.3     64.8     69.7
 Change in deferred acquisition costs, net.........   (179.1)   (74.7)  (112.6)
 Interest expense..................................      1.9      2.2      --
                                                    --------  -------  -------
  Total benefits and expenses......................    853.4    772.9    779.3
                                                    --------  -------  -------
  Income before income taxes and cumulative effect
   of accounting change............................    164.5    166.1    169.5
Provision for income taxes.........................     56.6     60.3     62.1
                                                    --------  -------  -------
  Income before cumulative effect of accounting
   change..........................................    107.9    105.8    107.4
                                                    --------  -------  -------
Cumulative effect of accounting change, net of
 tax...............................................      5.0      --       --
                                                    --------  -------  -------
  Net Income....................................... $  112.9  $ 105.8  $ 107.4
                                                    ========  =======  =======

          See accompanying notes to consolidated financial statements.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INTEREST
                          (Dollar amounts in millions)

                                                        Common Stock
                            Preferred                     Declared                 Accumulated
                              Stock      Common Stock  but not Issued   Additional  Non-owner               Total
                          -------------- ------------- ---------------   Paid-In     Changes   Retained Shareholders'
                          Shares  Amount Shares Amount Shares   Amount   Capital    in Equity  Earnings   Interest
                          ------- ------ ------ ------ -------  ------  ---------- ----------- -------- -------------
Balances at December 31,
 1996...................      --    --    7,010   7.0      --     --     1,060.6       25.8       85.7     1,179.1
Changes other than
 transactions with
 shareholders:
 Net income.............      --    --      --    --       --     --         --         --       107.4       107.4
 Net unrealized gains on
  investment securities
  (a)...................      --    --      --    --       --     --         --        61.9        --         61.9
                                                                                                           -------
 Total changes other
  than transactions with
  shareholders..........                                                                                     169.3
Adjustment to reflect
 purchase method........      --    --      --    --       --     --        (2.2)       --         --         (2.2)
                          ------- -----  ------  ----  -------  -----    -------     ------     ------     -------
Balances at December 31,
 1997...................      --    --    7,010   7.0      --     --     1,058.4       87.7      193.1     1,346.2
Changes other than
 transactions with
 shareholders:
 Net income.............      --    --      --    --       --     --         --         --       105.8       105.8
 Net unrealized losses
  on investment
  securities (a)........      --    --      --    --       --     --         --       (29.9)       --        (29.9)
                                                                                                           -------
 Total changes other
  than transactions with
  shareholders..........                                                                                      75.9
Cash dividend declared
 and paid...............      --    --      --    --       --     --         --         --      (120.0)     (120.0)
Preferred stock
 dividend...............  120,000 120.0     --    --       --     --         --         --      (120.0)        --
Common stock dividend
 declared but not
 issued.................      --    --      --    --    18,641   18.6        --         --       (18.6)        --
Adjustment to reflect
 purchase method........      --    --      --    --       --     --        (8.3)       --         --         (8.3)
                          ------- -----  ------  ----  -------  -----    -------     ------     ------     -------
Balances at December 31,
 1998...................  120,000 120.0   7,010   7.0   18,641   18.6    1,050.1       57.8       40.3     1,293.8
Changes other than
 transactions with
 shareholders:
 Net income.............      --    --      --    --       --     --         --         --       112.9       112.9
 Net unrealized losses
  on investment
  securities (a)........      --    --      --    --       --     --         --      (192.0)       --       (192.0)
                                                                                                           -------
 Total changes other
  than transactions with
  shareholders..........                                                                                     (79.1)
Cash dividend declared
 and paid...............      --    --      --    --       --     --         --         --        (9.6)       (9.6)
Common stock issued.....      --    --   18,641  18.6  (18,641) (18.6)       --         --         --          --
Adjustment to reflect
 purchase method........      --    --      --    --       --     --         0.6        --         --          0.6
                          ------- -----  ------  ----  -------  -----    -------     ------     ------     -------
Balances at December 31,
 1999...................  120,000 120.0  25,651  25.6      --     --     1,050.7     (134.2)     143.6     1,205.7
                          ======= =====  ======  ====  =======  =====    =======     ======     ======     =======

-------
(a) Presented net of deferred taxes of $72.2, $(31.1) and $(47.2) in 1999, 1998, and 1997, respectively.

          See accompanying notes to consolidated financial statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In millions)

                                                 Years Ended December 31,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net income................................... $   112.9  $   105.8  $   107.4
                                               ---------  ---------  ---------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Cost of insurance and surrender fees........    (169.5)    (171.6)    (170.7)
  Increase in future policy benefits..........     565.5      440.6      461.2
  Net realized investment gains...............     (12.0)     (29.6)     (19.0)
  Amortization of investment premiums and
   discounts..................................      (1.3)      (1.3)       4.7
  Amortization of intangibles.................      58.3       64.8       69.7
  Deferred income tax expense (benefit).......      25.0       29.5       (9.6)
  Change in certain assets and liabilities:
   Decrease (increase) in:
    Accrued investment income.................     (48.6)       1.5       (5.7)
    Deferred acquisition costs................    (179.1)     (74.7)    (112.6)
    Other assets, net.........................    (200.1)     (30.3)     (14.3)
   Increase (decrease) in:
    Policy and contract claims................     (43.4)      18.0       36.4
    Other policyholder liabilities............      20.0        2.5       (0.4)
    Accounts payable and accrued expenses.....      73.8       19.6     (113.3)
                                               ---------  ---------  ---------
     Total adjustments........................      88.6      269.0      126.4
                                               ---------  ---------  ---------
     Net cash provided by operating
      activities..............................     201.5      374.8      233.8
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Proceeds from sales and maturities of
  investment securities and other invested
  assets......................................   1,702.2    2,238.0      992.3
 Principal collected on mortgage loans........     103.3      138.3       91.8
 Proceeds collected from securitization.......     145.1        --         --
 Purchase of investment securities and other
  invested assets.............................  (3,086.2)  (2,685.4)  (1,232.6)
 Mortgage loans originations and increase in
  policy loans................................    (170.4)    (212.3)    (121.5)
                                               ---------  ---------  ---------
     Net cash used in investing activities....  (1,306.0)    (521.4)    (270.0)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Proceeds from issuance of investment
  contracts...................................   4,717.6    2,280.0    1,961.9
 Redemption and benefit payments on investment
  contracts...................................  (3,593.4)  (2,016.2)  (1,973.4)
 Cash dividend to shareholders................      (9.6)    (120.0)       --
                                               ---------  ---------  ---------
     Net cash provided by (used in) financing
      activities..............................   1,114.6      143.8      (11.5)
                                               ---------  ---------  ---------
     Net increase (decrease) in cash and
      equivalents.............................      10.1       (2.8)     (47.7)
Cash and cash equivalents at beginning of
 year.........................................      11.1       13.9       61.6
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $    21.2  $    11.1  $    13.9
                                               =========  =========  =========

          See accompanying notes to consolidated financial statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   The accompanying consolidated financial statements include the historical operations and accounts of GE Life and Annuity Assurance Company and its subsidiary, Assigned Settlements Inc. (collectively the "Company" or "GELAAC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

   Effective January 1, 1999, an affiliated company, The Harvest Life Insurance Company ("Harvest") merged into The Life Insurance Company of Virginia ("LOV") with the merged Company renamed GE Life and Annuity Assurance Company ("GELAAC"). Harvest's former parent, Federal Home Life Insurance Company ("FHLIC"), received common stock of GELAAC in exchange for its interest in Harvest. FHLIC is an indirect wholly-owned subsidiary of GE Financial Assurance Holdings, Inc. ("GEFAHI"). As the merged entities were under common control, the transaction has been accounted for similar to a pooling of interests. Accordingly, the GELAAC consolidated financial statements have been restated for the years ended December 31, 1998 and 1997 as if Harvest had been a part of LOV as of January 1, 1997.

   The majority of GELAAC's outstanding common stock is owned by General Electric Capital Assurance Company ("GECA"). GECA is a wholly-owned subsidiary of GEFAHI, which is an indirect wholly-owned subsidiary of General Electric Capital Corporation ("GECC"). GECC is an indirect wholly-owned subsidiary of General Electric Company.

 (b) Basis of Presentation

   The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") for insurance companies, which vary in several respects from accounting practices prescribed or permitted by the Insurance Commissioner of the state where the Company is domiciled. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

 (c) Products

   The Company's product offerings are divided along two major segments of consumer needs: (i) Wealth Accumulation and Transfer and (ii) Lifestyle Protection and Enhancement.

   The Company's principal product lines under the Wealth Accumulation and Transfer segment are (i) annuities (deferred and immediate; either fixed or variable); (ii) life insurance (universal, ordinary and group), (iii) guaranteed investment contracts ("GICs") including funding agreements and (iv) mutual funds. Wealth Accumulation and Transfer products are used by customers as vehicles for accumulating wealth, often on a tax-deferred basis, transferring wealth to beneficiaries, or providing a means to replace the insured's income in the event of premature death. The Company's distribution of Wealth Accumulation and Transfer products is accomplished through two distribution methods: (i) intermediaries and (ii) career or dedicated sales forces.

   The Company's principal product lines under the Lifestyle Protection and Enhancement segment are (i) long-term care insurance and (ii) supplemental accident and health insurance. Lifestyle Protection and Enhancement products are used by customers as vehicles to protect their income and assets from the adverse economic impacts of significant health care costs or other unanticipated events that cause temporary or permanent loss of earnings capabilities (including the ability to repay certain indebtedness). The Company's distribution of Lifestyle Protection and Enhancement products is accomplished through two distribution methods: (i) intermediaries and (ii) career or dedicated sales forces.

   Approximately 17%, 20% and 27% of premium and annuity consideration collected, in 1999, 1998, and 1997, respectively, came from customers residing in the South Atlantic region of the United States, and approximately 17%, 27% and 13% of premium and annuity consideration collected, in 1999, 1998, and 1997, respectively, came from customers residing in the Mid-Atlantic region of the United States.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(1) Summary of Significant Accounting Policies -- Continued

   Although the Company markets its products through numerous distributors, approximately 28%, 20% and 19% of the Company's sales in 1999, 1998, and 1997, respectively, have been through two specific national stockbrokerage firms (part of the Wealth Accumulation and Transfer segment.) Loss of all or a substantial portion of the business provided by these stockbrokerage firms could have a material adverse effect on the business and operations of the Company. The Company does not believe, however, that the loss of such business would have a long-term adverse effect because of the Company's competitive position in the marketplace and the availability of business from other distributors.

 (d) Revenues

   Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent immediate annuities, when the contracts are issued. Premiums received under annuity contracts without significant mortality risk and premiums received on universal life products are not reported as revenues but as future annuity and contract benefits. Cost of insurance is charged to universal life policyholders based upon at risk amounts, and is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged. Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

 (e) Investments

   The Company has designated its fixed maturities (bonds, notes, mortgage-backed securities, asset-backed securities, and redeemable preferred stock) and equity securities (common and non-redeemable preferred stock) as available-for-sale. The fair value for fixed maturities and equity securities is based on individual quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the credit quality, call features and maturity of the investments, as applicable.

   Changes in the market values of investments available-for-sale, net of the effect on deferred policy acquisition costs, present value of future profits and deferred federal income taxes are reflected as unrealized investment gains or losses and, accordingly, have no effect on net income, but are shown as a separate component of accumulated non-owner changes in equity in the consolidated statements of shareholders' interest. Unrealized losses that are considered other than temporary are recognized in earnings through an adjustment to the amortized cost basis of the underlying securities. Additionally, reserves for mortgage loans and certain other long-term investments are established based on an evaluation of the respective investment portfolio, past credit loss experience, and current economic conditions. Writedowns and the change in reserves are included in realized investment gains and losses in the consolidated statements of income. In general, the Company ceases to accrue investment income when interest or dividend payments are 90 days in arrears.

   Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income. Realized gains and losses are accounted for on the specific identification method.

   Mortgage loans and policy loans are carried at their unpaid principal balance, net of allowances for estimated uncollectible amounts. Short-term investments are carried at amortized cost which approximates fair value. Equity securities are carried at fair value. Investments in limited partnerships are accounted for under the equity method of accounting. Real estate is carried generally at cost less accumulated depreciation. Other long-term investments are carried generally at amortized cost.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(1) Summary of Significant Accounting Policies -- Continued

   Under certain securities lending transactions, the Company requires the borrower provide collateral, consisting primarily of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the market value of the applicable securities loaned.

 (f) Deferred Acquisition Costs

   Acquisition costs include costs and expenses which vary with and are primarily related to the acquisition of insurance and investment contracts.

   Deferred acquisition costs include first-year commissions in excess of recurring renewal commissions, certain solicitation and printing costs, and certain support costs such as underwriting and policy issue expenses. For investment and universal life type contracts, amortization is based on the present value of anticipated gross profits from investments, interest credited, surrender and other policy charges, and mortality and maintenance expenses. Amortization is adjusted retroactively when current or estimates of future gross profits to be realized are revised. For other long-duration insurance contracts, the acquisition costs are amortized in relation to the estimated benefit payments or the present value of expected future premiums.

   Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not considered recoverable, are charged to expense.

 (g) Intangible Assets

   Present Value of Future Profits -- In conjunction with the acquisition of the Company, a portion of the purchase price was assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called present value of future profits
(PVFP), represents the actuarially determined present value of the projected future cash flows from the acquired policies.

   Goodwill -- Goodwill is amortized over a period of 20 years on the straight-line method. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value. No such write-downs have occurred.

 (h) Federal Income Taxes

   Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

 (i) Reinsurance

   Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

 (j) Future Annuity and Contract Benefits

   Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(1) Summary of Significant Accounting Policies -- Continued

 (k) Liability for Policy and Contract Claims

   The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of (a) claims that have been reported to the insurer, and (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated.

 (l) Separate Account Assets and Liabilities

   The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life contract owners. The Company receives mortality risk fees and administration charges from the variable mutual fund portfolios. The separate account assets are carried at fair value and are equivalent to the liabilities that represent the policyholders' equity in those assets.

   The Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in new mutual fund portfolios. As of December 31, 1999, approximately $44.3 of the Company's other invested assets related to its capital investments in the separate accounts.

 (m) Interest Rate Risk Management

   As a matter of policy, the Company does not engage in derivatives trading, market-making or other speculative activities.

   The Company uses interest rate floors primarily to minimize risk on investment contracts with minimum guaranteed interest rates. The Company requires all interest rate floors to be designated and accounted for as hedges of specific assets, liabilities or committed transactions; resulting payments and receipts are recognized contemporaneously with effects of hedged transactions. A payment or receipt arising from early termination of an effective hedge is accounted for as an adjustment to the basis of the hedged transaction.

   Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedged instruments must be highly correlated with changes in market values of underlying hedges items both at inception of the hedge and over the life of the hedge contract. Any instrument designated but ineffective as a hedge is marked to market and recognized in operations immediately.

(2) Investments

 (a) General

   The sources of investment income of the Company for the years ended December 31, were as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Fixed maturities..................................... $560.1  $489.8  $477.2
   Equity securities....................................    --      4.9     7.3
   Mortgage loans.......................................   66.9    64.2    61.0
   Policy loans.........................................   14.0    14.4    13.7
   Other investments....................................    2.5     6.7     9.0
                                                         ------  ------  ------
   Gross investment income..............................  643.5   580.0   568.2
   Investment expenses..................................   (5.3)   (5.3)   (5.5)
                                                         ------  ------  ------
   Net investment income................................ $638.2  $574.7  $562.7
                                                         ======  ======  ======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(2) Investments -- Continued

   For the years ended December 31, sales proceeds and gross realized investment gains and losses from the sales of investment securities available-for-sale were as follows:

                                                        1999     1998     1997
                                                       ------  --------  ------
   Sales proceeds..................................... $590.3  $1,330.0  $483.6
                                                       ======  ========  ======
   Gross realized investment:
    Gains.............................................   28.6      43.8    24.5
    Losses............................................  (16.6)    (14.2)   (5.5)
                                                       ------  --------  ------
   Net realized investment gains...................... $ 12.0  $   29.6  $ 19.0
                                                       ======  ========  ======

   The additional proceeds from the investments presented in the consolidated statements of cash flows result from principal collected on mortgage-backed securities, asset-backed securities, maturities, calls and sinking fund payments.

   Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to the present value of future profits and deferred policy acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities and other invested assets reflected as a separate component of shareholders' interest as of December 31, are summarized as follows:

                                                       1999     1998    1997
                                                      -------  ------  ------
Net unrealized gains/(losses) on available-for-sale
 investment securities and other invested assets
 before adjustments:
 Fixed maturities.................................... $(245.0) $138.2  $192.2
 Equity securities...................................    (0.4)    5.5    14.6
 Other invested assets...............................    (4.1)    2.3     6.4
                                                      -------  ------  ------
  Subtotal...........................................  (249.5)  146.0   213.2
                                                      -------  ------  ------
Adjustments to the present value of future profits
 and deferred acquisition costs                          43.1   (57.1)  (78.3)
Deferred income taxes................................    72.2   (31.1)  (47.2)
                                                      -------  ------  ------
  Net unrealized gains/(losses)...................... $(134.2) $ 57.8  $ 87.7
                                                      =======  ======  ======

   At December 31, the amortized cost, gross unrealized gains and losses, and fair values of the Company's fixed maturities and equity securities available-for-sale were as follows:

                                                   Gross      Gross
                                       Amortized unrealized unrealized   Fair
1999                                     cost      gains      losses    value
----                                   --------- ---------- ---------- --------
Fixed maturities:
U.S. government and agency...........  $    9.8    $ 0.1     $  (0.2)  $    9.7
State and municipal..................       1.5      --          --         1.5
Non-U.S. government..................       3.0      --         (0.2)       2.8
U.S. corporate.......................   4,936.3     21.4      (227.6)   4,730.1
Non-U.S. corporate...................     624.6      8.1       (17.8)     614.9
Mortgage-backed......................   1,696.5     16.9       (27.4)   1,686.0
Asset-backed.........................   1,007.0      1.5       (19.8)     988.7
                                       --------    -----     -------   --------
  Total fixed maturities.............   8,278.7     48.0      (293.0)   8,033.7
Common stocks and non-redeemable
 preferred stocks....................      33.5      1.3        (1.7)      33.1
                                       --------    -----     -------   --------
Total available-for-sale securities..  $8,312.2    $49.3     $(294.7)  $8,066.8
                                       ========    =====     =======   ========


             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(2) Investments -- Continued

                                                   Gross      Gross
                                       Amortized unrealized unrealized   Fair
1998                                     cost      gains      losses    value
----                                   --------- ---------- ---------- --------
Fixed maturites:
U.S. government and agency...........  $   66.3    $  2.2     $ (0.1)  $   68.4
State and municipal..................       1.6       0.4        --         2.0
Non-U.S. government..................       3.0       --        (0.4)       2.6
U.S. corporate.......................   4,223.8     142.2      (54.6)   4,311.4
Non-U.S. corporate...................     314.3       6.4       (9.0)     311.7
Mortgage-backed......................   1,665.0        58         (9)   1,714.0
Asset-backed.........................     610.6       7.8       (5.7)     612.7
                                       --------    ------     ------   --------
  Total fixed maturities.............   6,884.6     217.0      (78.8)   7,022.8
Common stocks and non-redeemable
 preferred stocks....................      48.9       5.8       (0.3)      54.4
                                       --------    ------     ------   --------
Total available-for-sale securities..  $6,933.5    $222.8     $(79.1)  $7,077.2
                                       ========    ======     ======   ========

   The scheduled maturity distribution of the fixed maturity portfolio at December 31, 1999 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due in one year or less.................................. $  332.4  $  329.7
   Due one year through five years..........................  2,222.5   2,170.0
   Due five years through ten years.........................  1,663.2   1,565.5
   Due after ten years......................................  1,357.1   1,293.8
                                                             --------  --------
     Subtotals..............................................  5,575.2   5,359.0
   Mortgage-backed securities...............................  1,696.5   1,686.0
   Asset-backed securities..................................  1,007.0     988.7
                                                             --------  --------
     Totals................................................. $8,278.7  $8,033.7
                                                             ========  ========

   As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $5.9 and $10.8 as of December 31, 1999 and 1998, respectively.

   As of December 31, 1999, approximately 26.1% and 16.1% of the Company's investment portfolio is comprised of securities issued by the manufacturing and financial industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of the Company's investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

   As of December 31, 1999 the Company did not hold any fixed maturity securities which exceeded 10% of shareholders' interest.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(2) Investments -- Continued

   The credit quality of the fixed maturity portfolio at December 31, follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                                     1999             1998
                                               ---------------- ----------------
                                                 Fair             Fair
                                                value   Percent  value   Percent
                                               -------- ------- -------- -------
   Agencies and treasuries.................... $  284.7    3.5% $  536.0    7.6%
   AAA/Aaa....................................  2,080.7   25.9   1,696.1   24.2
   AA/Aa......................................    461.7    5.7     415.2    5.9
   A/A........................................  1,807.5   22.5   1,388.8   19.8
   BBB/Baa....................................  2,078.2   25.9   1,980.8   28.2
   BB/Ba......................................    368.2    4.6     401.5    5.7
   B/B........................................    191.6    2.4     188.5    2.7
   CCC/Ca.....................................      0.7    0.0       --     --
   CC/Ca......................................      0.1    0.0       --     --
   Not rated..................................    760.3    9.5     415.9    5.9
                                               --------  -----  --------  -----
   Totals..................................... $8,033.7  100.0% $7,022.8  100.0%
                                               ========  =====  ========  =====

   Bonds with ratings ranging from AAA/Aaa to BBB-/Baa are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

   At December 31, 1999 and 1998, there were fixed maturities in default with a fair value of $1.0 and $4.5, respectively.

 (b) Mortgage and Real Estate Portfolio

   The Company's mortgage and real estate portfolio is distributed by geographic location and type. However, the Company has concentration exposures in certain regions and in certain types as shown in the following two tables.

   Geographic distribution as of December 31, 1999:

                                                            Mortgage Real Estate
                                                            -------- -----------
   South Atlantic..........................................   30.0%     100.0%
   Pacific.................................................   26.0        --
   East North Central......................................   15.0        --
   West South Central......................................   10.0        --
   Mountain................................................    5.0        --
   Other...................................................   14.0        --
                                                             -----      -----
   Totals..................................................  100.0%     100.0%
                                                             =====      =====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(2) Investments -- Continued

   Type distribution as of December 31, 1999:

                                                            Mortgage Real Estate
                                                            -------- -----------
   Office Building.........................................   22.0%       -- %
   Retail..................................................   30.0      100.0
   Industrial..............................................   23.0        --
   Apartments..............................................   15.0        --
   Other...................................................   10.0        --
                                                             -----      -----
   Totals..................................................  100.0%     100.0%
                                                             =====      =====

   "Impaired" loans are defined under generally accepted accounting principles as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Company's commercial loans.

   Under these principles, the Company has two types of "impaired" loans as of December 31, 1999 and 1998: loans requiring allowances for losses and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($12.5 and $11.3, respectively). There was no allowance for losses on these loans as of December 31, 1999 or 1998. Average investment in impaired loans during 1999, 1998 and 1997 was $15.0, $20.0 and $23.0 and interest income earned on these loans while they were considered impaired was $2.6, $1.8 and $2.0 for the years ended 1999, 1998 and 1997, respectively.

   The following table shows the activity in the allowance for losses during the years ended December 31:

                                                              1999  1998  1997
                                                              ----- ----- -----
   Balance on January 1...................................... $20.9 $17.7 $21.0
   Provision charged to operations...........................   1.6   1.5   1.4
   Amounts written off, net of recoveries....................   0.8   1.7  (4.7)
                                                              ----- ----- -----
   Balance at December 31.................................... $23.3 $20.9 $17.7
                                                              ===== ===== =====

   The allowance for losses on mortgage loans at December 31, 1999 and 1998 represented 2.8% and 2.7% of gross mortgage loans, respectively.

   The Company had $4.5 and $5.6 of non-income producing mortgage loan investments as of December 31, 1999 and 1998 respectively.

(3) Deferred Acquisition Costs

   Activity impacting deferred policy acquisition costs for the years ended December 31, was as follows:

                                                        1999    1998    1997
                                                       ------  ------  ------
   Unamortized balance -- at January 1................ $296.1  $221.4  $108.8
   Costs deferred.....................................  218.9   107.0   130.6
   Amortization, net..................................  (39.8)  (32.3)  (18.0)
                                                       ------  ------  ------
   Unamortized balance -- at December 31..............  475.2   296.1   221.4
   Cumulative effect of net unrealized investment
    (gains) losses....................................    7.3   (13.3)  (14.8)
                                                       ------  ------  ------
   Balance at December 31............................. $482.5  $282.8  $206.6
                                                       ======  ======  ======

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(4) Intangibles

 (a) Present Value of Future Profits

   PVFP reflects the estimated fair value of the Company's life insurance business in-force and represents the portion of the cost to acquire the Company that is allocated to the value of the right to receive future cash flows from investment and insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected cash flows for the acquired policies discounted at an appropriate rate.

   PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such a comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

   PVFP is further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in the Company's net income but rather as a credit or charge to shareholders' interest, net of applicable income tax.

   The components of PVFP are as follows:

                                                        1999    1998    1997
                                                       ------  ------  ------
   Unamortized balance -- at January 1................ $367.0  $426.9  $487.9
   Interest accreted at 7.19%, 6.25% and 6.75% for
    1999, 1998, and 1997, respectively................   21.9    24.0    28.4
   Amortization.......................................  (74.1)  (83.9)  (89.4)
                                                       ------  ------  ------
   Unamortized balance -- at December 31..............  314.8   367.0   426.9
   Cumulative effect of net unrealized investment
    (gains) losses....................................   35.8   (43.8)  (63.5)
                                                       ------  ------  ------
   Balance at December 31............................. $350.6  $323.2  $363.4
                                                       ======  ======  ======

   The estimated percentage of the December 31, 1999 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

              2000................................... 14.7%
              2001................................... 12.4
              2002................................... 10.2
              2003...................................  8.5
              2004...................................  7.2

 (b) Goodwill

   Goodwill represents the excess of purchase price over the fair value of the assets acquired, less the fair value of the liabilities assumed which has been pushed-down to the consolidated financial statements by the Company's parent. Adjustments to the purchase price related to pre-acquisition contingencies are recorded as adjustments to goodwill in the period in which they are resolved.

   At December 31, 1999 and 1998, total unamortized goodwill was $121.4 and $134.2, respectively, which is shown net of accumulated amortization and adjustments of $36.1 and $50.9 for the years ended December 31, 1999 and 1998, respectively. Goodwill amortization was $6.0, $4.9, and $8.7 for the years ending December 31, 1999, 1998 and 1997, respectively. Adjustments to goodwill totaled ($6.8), ($27.6) and ($1.9) for the years ending December 31, 1999, 1998 and 1997, respectively.

(5) Reinsurance and Claim Reserves

   GELAAC is involved in both the cession and assumption of reinsurance with other companies. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(5) Reinsurance and Claim Reserves -- Continued

Company from its primary liabilities and the Company remains liable to the extent that the reinsuring companies are unable to meet their obligations.

   In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by the Company on any one life policy is $1. The Company does not have significant reinsurance contracts with any one reinsurer that could have a material impact on its results of operations.

   A summary of reinsurance activity is as follows:

                                                          1999    1998    1997
                                                         ------  ------  ------
   Direct............................................... $348.0  $427.5  $412.7
   Assumed..............................................   17.9    19.2    20.7
   Ceded................................................ (113.0) (195.1) (134.4)
                                                         ------  ------  ------
   Net premiums earned.................................. $252.9  $251.6  $299.0
                                                         ------  ------  ------
   Percentage of amount assumed to net..................      7%      8%      7%
                                                         ======  ======  ======

   Due to the nature of the Company's insurance contracts, premiums earned approximate premiums written. The above premium amounts include cost of insurance charges on universal life policies.

   During 1998 and 1997, a significant portion of GELAAC's ceded premiums related to group life and health premiums. During 1998 and 1997, GELAAC was the primary carrier for the State of Virginia employees group life and health plan. By statute, GELAAC had to reinsure these risks with other Virginia domiciled companies who wished to participate.

   Incurred losses and loss adjustment expenses are net of reinsurance of $68.2, $112.4 and $85.6 for the years ended December 31, 1999, 1998 and 1997, respectively.

(6) Future Annuity and Contract Benefits

 (a) Investment Contracts

   Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

 (b) Insurance Contracts

   Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits based on mortality, morbidity, and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential premium deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported, and claims in the process of settlement. This estimate is based on the experience of the insurance industry and the Company, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(6) Future Annuity and Contract Benefits -- Continued

   The following chart summarizes the major assumptions underlying the Company's recorded liabilities for future annuity and contract benefits:

                                             Mortality/                 December 31,
                              Withdrawal     Morbidity  Interest Rate -----------------
                              Assumption     Assumption  Assumption     1999     1998
                          ------------------ ---------- ------------- -------- --------
Investment Contracts....         N/A            N/A          N/A      $6,891.1 $5,416.2
Limited-payment
 Contracts..............         None            (a)       4.0-9.3%       16.3     14.4
Traditional life
 insurance contracts....  Company Experience     (b)         7.1%        380.8    381.5
Universal life-type
 contracts..............         N/A            N/A          N/A       1,730.2  1,684.7
Accident & Health.......  Company Experience     (c)       3.5-7.5%       44.6     41.3
                                                                      -------- --------
Total future annuity and
 contract benefits......                                              $9,063.0 $7,538.1
                                                                      ======== ========

-------
(a) Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuitant Mortality Table.
(b) Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables.
(c) The 1958 Commissioner's Standard Ordinary Table and 1964 modified and 1987 Commissioner's Disability Tables.

(7) Income Taxes

   GELAAC and its subsidiary have been included in the life insurance company consolidated federal income tax return of GECA and are also subject to a separate tax-sharing agreement, as approved by state insurance regulators, the provisions of which are substantially the same as the tax-sharing agreement with GE Capital. As such the Company is not at risk for income taxes nor entitled to recoveries related to post-acquisition periods.

   The total provision for income taxes at December 31, consisted of the following components:

                                                              1999  1998  1997
                                                              ----- ----- -----
   Current federal income tax provision ..................... $29.3 $29.2 $69.1
   Deferred federal income tax provision (benefit)...........  24.9  28.7  (9.5)
                                                              ----- ----- -----
     Subtotal-federal provision..............................  54.2  57.9  59.6
   Current state income tax provision .......................   2.3   1.6   2.6
   Deferred state income tax provision (benefit).............   0.1   0.8  (0.1)
                                                              ----- ----- -----
     Subtotal-state provision................................   2.4   2.4   2.5
                                                              ----- ----- -----
     Total income tax provision.............................. $56.6 $60.3 $62.1
                                                              ===== ===== =====

   The reconciliation of the federal statutory rate to the effective income tax rate at December 31, is as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
   Statutory U.S. federal income tax rate..................... 35.0% 35.0% 35.0%
   State income tax...........................................  0.5   0.5   0.5
   Non-deductible goodwill amortization.......................  1.2   1.0   1.7
   Dividends received deduction............................... (1.1) (0.2)  --
   Other, net................................................. (1.2)  --   (0.5)
                                                               ----  ----  ----
     Effective rate........................................... 34.4% 36.3% 36.7%
                                                               ====  ====  ====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(7) Income Taxes -- Continued

   The components of the net deferred income tax asset at December 31 are as follows:

                                                                   1999   1998
                                                                  ------ ------
   Assets:
    Insurance reserve amounts.................................... $149.0 $159.5
    Investments..................................................   10.7    --
    Net unrealized investment losses on investment securities....   72.2    --
    Other........................................................   22.2    7.7
                                                                  ------ ------
     Total deferred tax assets...................................  254.1  167.2
                                                                  ------ ------
   Liabilities:
    Net unrealized investment gains on investment securities.....    --    31.1
    Investments..................................................    --    15.9
    Present value of future profits..............................   59.6   67.1
    Deferred acquisition costs...................................   74.2   11.0
                                                                  ------ ------
     Total deferred tax liabilities..............................  133.8  125.1
                                                                  ------ ------
     Net deferred income tax asset............................... $120.3 $ 42.1
                                                                  ====== ======

   Based on an analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling the Company to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

   The Company paid $41.8, $25.6 and $70.6, for federal and state income taxes for the years ended December 31, 1999, 1998 and 1997, respectively.

(8) Related Party Transactions

   GELAAC pays investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $14.8, $11.5 and $11.9 for the years ended December 31, 1999, 1998 and 1997, respectively. GELAAC charges affiliates for certain services and for the use of facilities and equipment which aggregated $45.1, $19.1 and $4.6, for the years ended December 31, 1999, 1998 and 1997, respectively.

   GELAAC pays interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. Interest expense under this agreement was $1.9 and $2.2 with no outstanding borrowings at December 31, 1999 and $64.3 outstanding at December 31, 1998.

   During 1998, GELAAC sold $18.5 of third-party preferred stock investments to an affiliate. This resulted in a gain on sale of $3.9, which is included in net realized investment gains.

(9) Commitments and Contingencies

 (a) Mortgage Loan Commitments

   GELAAC has certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding as of December 31, 1999 and 1998, totaled $30.8 and $75.9, respectively.

 (b) Guaranty Association Assessments

   The Company is required by law to participate in the guaranty associations of the various states in which they do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies involved in similar lines of business.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(9) Commitments and Contingencies -- Continued

   There are currently several unrelated insurance companies which had substantial amounts of annuity business in the process of liquidation or rehabilitation. The Company paid assessments of $.1, $3.1, and $4.6 to various state guaranty associations during 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, accounts payable and accrued expenses include $4.1 and $17.8, respectively, related to estimated future payments.

(c) Litigation

   The Company and its subsidiary are defendants in various cases of litigation considered to be in the normal course of business. The Company believes that the outcome of such litigation will not have a material effect on its financial position or results of operations.

(10) Fair Value of Financial Instruments

   The Company has no derivative financial instruments as of December 31, 1999 and 1998 other than mortgage loan commitments of $53.0 and $83.8 and interest rate floors of $13.9 and $17.2, respectively. The notional value of the interest rate floors at December 31, 1999 and 1998, was $1,800 and the floors expire from September 2003 to October 2003.

   The fair values of financial instruments presented in the applicable notes to the Company's consolidated financial statements are estimates of the fair values at a specific point in time using available market information and valuation methodologies considered appropriate by management. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

   Financial instruments that, as a matter of accounting policy, are reflected in the accompanying consolidated financial statements at fair value are not included in the following disclosures. Such items include fixed maturities, equity securities and certain other invested assets. The carrying value of policy loans and short-term investments approximate fair value at both December 31, 1999 and 1998.

   At December 31, the carrying amounts and fair value of the Company's financial instruments were as follows:

                                                  1999              1998
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             amount   value    amount   value
                                            -------- -------- -------- --------
   Mortgage loans.......................... $  810.5 $  819.4 $  745.8 $  828.3
   Investment type insurance contracts.....  6,891.1  6,849.8  5,416.2  5,441.8
   Interest rate floors....................     13.9      1.2     17.2     12.5

   The fair value of mortgage loans is estimated by discounting the estimated future cash flows using interest rates applicable to current loan origination, adjusted for credit risk.

   The estimated fair value of investment contracts is the amount payable on demand (cash surrender value) for deferred annuities and the net present value based on interest rates currently offered on similar contracts for non-life contingent immediate annuities. Fair value disclosures are not required for insurance contracts.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)


(11) Restrictions on Dividends

   Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on 10% of the prior year surplus (net of adjustments in some cases) and prior year statutory income (net gain from operations, net income adjusted for realized capital gains, or net investment income). Dividends in excess of the prescribed limits or the Company's earned surplus require formal state insurance commission approval. The maximum dividend payout which may be made without prior approval in 2000 is $54.2.

   On December 3, 1998, the Company received approval from the Commonwealth of Virginia for, and declared, a dividend payable in cash, preferred stock and/or common stock at the election of each shareholder. GEFAHI elected to receive cash and preferred stock and GECA elected to receive common stock. A cash dividend of $120 was paid and a Series A preferred stock dividend of $120 was issued to GEFAHI on December 15, 1998. The Series A preferred stock has a par value of $1,000 per share, is redeemable at par at the Company's election, and is not subject to call penalties. Dividends on the preferred stock are cumulative and payable semi-annually at the annual rate of 8.0% of the par value. The Series A preferred stock is not convertible into any other security of the Company, and the holders thereof have no voting rights except with respect to any proposed changes in the preferences and special rights of such stock. GECA received its dividend in the form of 18,641 shares of newly issued common stock in 1999.

(12) Supplementary Financial Data

   The Company files financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from GAAP in several respects, causing differences in reported net income and shareholders' interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. The Company has no significant permitted accounting practices.

   At December 31, statutory net income and statutory capital and surplus is summarized below:

                                                            1999   1998   1997
                                                           ------ ------ ------
   Statutory net income................................... $ 70.8 $ 70.1 $ 80.9
   Statutory capital and surplus.......................... $542.5 $577.5 $600.0

   The NAIC adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with
(i) asset quality, (ii) insurance risk, (iii) interest rate risk, and (iv) other business factors. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, the Company periodically monitors its RBC level. At December 31, 1999 and 1998, the Company exceeded the minimum required RBC levels.

(13) Operating Segment Information

   The Company conducts its operations through two business segments: (1) Wealth Accumulation and Transfer, comprised of products intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide a means for replacing the income of the insured in the event of premature death, and
(2) Lifestyle Protection and Enhancement, comprised of products intended to protect accumulated wealth and income from the financial drain of unforeseen events. See Note (1)(c) for further discussion of the Company's principal product lines within these two segments.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                        December 31, 1999, 1998 and 1997
             (Dollar amounts in millions, except per share amounts)


(13) Operating Segment Information -- Continued

   The following is a summary of industry segment activity for 1999, 1998 and 1997:

                                          Wealth       Lifestyle
                                      Accumulation &  Protection
1999 -- Segment Data                     Transfer    & Enhancement Consolidated
--------------------                  -------------- ------------- ------------
Net investment income................   $   634.2       $  4.0      $   638.2
Net realized investment gains........        12.0          --            12.0
Premiums.............................        67.8         56.1          123.9
Other revenues.......................       243.6          0.2          243.8
                                        ---------       ------      ---------
  Total revenues.....................       957.6         60.3        1,017.9
                                        ---------       ------      ---------
Interest credited, benefits, and
 other changes in policy reserves....       617.0         38.5          655.5
Commissions..........................       179.7         12.4          192.1
Amortization of intangibles..........        56.2          2.1           58.3
Other operating costs and expenses...       (55.1)         2.6          (52.5)
                                        ---------       ------      ---------
  Total benefits and expenses........       797.8         55.6          853.4
                                        ---------       ------      ---------
  Income before income taxes and
   cumulative effect of accounting
   change............................   $   159.8       $  4.7      $   164.5
                                        =========       ======      =========
Total Assets.........................   $19,774.2       $183.1      $19,957.3
                                        =========       ======      =========

                                          Wealth       Lifestyle
                                      Accumulation &  Protection
1998 -- Segment Data                     Transfer    & Enhancement Consolidated
--------------------                  -------------- ------------- ------------
Net investment income................   $   569.4       $  5.3      $   574.7
Net realized investment gains........        29.6          --            29.6
Premiums.............................       101.4         21.7          123.1
Other revenues.......................       211.1          0.5          211.6
                                        ---------       ------      ---------
  Total revenues.....................       911.5         27.5          939.0
                                        ---------       ------      ---------
Interest credited, benefits, and
 other changes in policy reserves....       560.7         (3.9)         556.8
Commissions..........................       106.2          6.6          112.8
Amortization of intangibles..........        55.1          9.7           64.8
Other operating costs and expenses...        26.0         12.5           38.5
                                        ---------       ------      ---------
  Total benefits and expenses........       748.0         24.9          772.9
                                        ---------       ------      ---------
  Income before income taxes and
   cumulative effect of accounting
   change............................   $   163.5       $  2.6      $   166.1
                                        =========       ======      =========
Total Assets.........................   $14,661.1       $ 99.8      $14,760.9
                                        =========       ======      =========

                                          Wealth       Lifestyle
                                      Accumulation &  Protection
1997 -- Segment Data                     Transfer    & Enhancement Consolidated
--------------------                  -------------- ------------- ------------
Net investment income................   $   555.7       $  7.0      $   562.7
Net realized investment gains........        19.0          --            19.0
Premiums.............................       105.6         66.2          171.8
Other revenues.......................       195.1          0.2          195.3
                                        ---------       ------      ---------
  Total revenues.....................       875.4         73.4          948.8
                                        ---------       ------      ---------
Interest credited, benefits, and
 other changes in policy reserves....       548.4         42.5          590.9
Commissions..........................       125.2         13.9          139.1
Amortization of intangibles..........        66.6          3.1           69.7
Other operating costs and expenses...       (24.5)         4.1          (20.4)
                                        ---------       ------      ---------
  Total benefits and expenses........       715.7         63.6          779.3
                                        ---------       ------      ---------
  Income before income taxes and
   cumulative effect of accounting
   change............................   $   159.7       $  9.8      $   169.5
                                        =========       ======      =========
Total Assets.........................   $12,699.0       $ 47.9      $12,746.9
                                        =========       ======      =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 1999, 1998 and 1997
            (Dollar amounts in millions, except per share amounts)

(14) Accounting Pronouncements Not Yet Adopted

   The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133), effective for GELAAC on January 1, 2001 (as amended by Statement of Financial Accounting Standards No. 137, Deferral of the Effective Date of Statement No. 133.) Upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) will be recognized in the balance sheets at fair value, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. Changes in the values of derivatives meeting these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of qualifying changes in fair value are to be recorded in equity pending recognition in earnings. Certain significant refinements and interpretations of Statement 133 are being deliberated by the FASB, and the effects on accounting for GELAAC financial instruments will depend to some degree on the results of such deliberations. Management has not determined the total probable effects of adopting Statement 133, and does not believe that an estimate of such effects would be meaningful at this time.

(15) Cumulative Effect of Accounting Change

   The American Institute of Certified Public Accountants has issued Statement of Position ("SOP") No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP provided guidance on accounting by insurance and other enterprises for guaranty-fund and certain other insurance-related assessments. The SOP requires enterprises to recognize (1) a liability for assessments when (a) an assessment has been asserted or information available prior to issuance of the financial statements indicates it is probable that an assessment will be asserted, (b) the underlying cause of the asserted or probable assessment has occurred on or before the date of the financial statements, and (c) the amount of the loss can be reasonably estimated and (2) an asset for an amount when it is probable that a paid or accrued assessment will result in an amount that is recoverable from premium tax offsets or policy surcharges from in-force policies.

   Effective January 1, 1999, the Company adopted SOP No. 97-3 and has reported the favorable impact of this adoption as a cumulative effect of a change in accounting principle resulting in an increase to net income of $5 (net of income taxes of $2.8).

                                    PART II

                          UNDERTAKING TO FILE REPORTS

   Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore, or hereafter duly adopted pursuant to authority conferred in that section.

                              RULE 484 UNDERTAKING

   Section 13.1-698 and 13.1-702 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   Section 5 of the By-Laws of GE Life and Annuity Assurance Company further provides that:

     (a) The Corporation shall indemnify each director, officer and employee of this Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements [sic], fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, and with respect to any criminal action, had no cause to believe his conduct unlawful. The termination of any action, suit or proceeding by judgement [sic], order, settlement, conviction, or upon a plea of nolo contendere, shall not of itself create a presumption that the person did not act in good faith, or in a manner opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, believed his conduct unlawful.

     (b) The Corporation shall indemnify each director, officer or employee of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement [sic] in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (c) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of the directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
  (3) by the stockholders of the Corporation.

     (d) Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (c) upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount to the Corporation unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

     (e) The Corporation shall have the power to make any other or further indemnity to any person referred to in this section except an indemnity against gross negligence or willful misconduct.

     (f) Every reference herein to director, officer or employee shall include every director, officer or employee, or former director, officer or employee of the Corporation and its subsidiaries and shall enure to the benefit of the heirs, executors and administrators of such person.

     (g) The foregoing rights and indemnification shall not be exclusive of any other rights and indemnification to which the directors, officers and employees of the Corporation may be entitled according to law.

                                     * * *

   Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  REPRESENTATION PURSUANT TO RULE 26(e)(2)(A)

   GE Life and Annuity Assurance Company hereby represents that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the GE Life and Annuity Assurance Company.

                       CONTENTS OF REGISTRATION STATEMENT

   This Registration Statement comprises the following Papers and Documents:

   The facing sheet
   The Prospectus consisting of   pages
   The undertaking to file reports
   The Rule 484 undertaking
   Representation pursuant to Section 26(e)(2)(A)
   The signatures
   Written consents of the following persons:

   (a) Donita King
   (b) Sutherland Asbill & Brennan LLP
   (c) Paul Haley, FSA
   (d) KPMG LLP

   The following exhibits:

   See next page

                              SEPARATE ACCOUNT III

                                    EXHIBITS

   1. The following exhibits correspond to those required by paragraph A of the instructions as to exhibits in Form N-8B-2:

(1)(a)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of Separate Account III.(12)

(1)(a)(i)  Resolution of Board of Directors of GE Life & Annuity authorizing the change in name of Life of Virginia Separate Account III to GE Life & Annuity Separate
           Account III.(16)

(1)(b)     Resolution of the Board of Directors of Life of Virginia authorizing the addition of Investment Subdivisions to Separate Account III.(12)

(1)(c)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of Investment Subdivisions of Separate Account III which invest in shares of Asset
           Manager Portfolio of Fidelity Variable Insurance Products Fund II and Balanced
           Portfolio of Neuberger & Berman Advisers Management Trust.(12)

(1)(d)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of Investment Subdivisions of Separate Account III which invest in shares of Janus
           Aspen Series, Growth Portfolio, Aggressive Growth Portfolio, and Worldwide Growth
           Portfolio.(12)

(1)(e)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of additional Investment Subdivisions of Separate Account III which invest in shares of the Corporate Bond Fund of the Insurance Management Series and the
           Contrafund Portfolio of the Variable Insurance Products Fund II.(12)

(1)(f)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional Investment Subdivisions of Separate Account III which invest in shares of the International Equity Portfolio and the Real Estate Securities
           Portfolio of the Life of Virginia Series Fund.(12)

(1)(g)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of four additional Investment Subdivisions of Separate Account III which invest in shares of the Alger American Growth Portfolio and the Alger American Small
           Capitalization Portfolio of The Alger American Fund, and the Balanced Portfolio
           and Flexible Income Portfolio of the Janus Aspen Series.(14)

(1)(h)     Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate Account 4, investing in shares of the Federated American Leaders Fund II of the Federated Insurance
           Series, and the International Growth Portfolio of the Janus Aspen Series.(10)

(1)(i)     Resolution of Board of Directors of Life of Virginia authorizing additional
           Investment Subdivisions investing in shares of Growth and Income Portfolio and
           Growth Opportunities Portfolio of Variable Insurance Products Fund III; Growth II
           Portfolio and Large Cap Growth Portfolio of the PBHG Insurance Series Fund, Inc.;
           and Global Income Fund and Value Equity Fund of GE Investments Funds, Inc.(11)

(1)(j)     Resolution of Board of Directors of Life of Virginia authorizing additional
           Investment Subdivisions investing in shares of Capital Appreciation Portfolio of
           Janus Aspen Series.(11)

(1)(k)     Resolution of Board of Directors of Life of Virginia authorizing additional
           Investment Subdivisions investing in shares of of Goldman Sachs Growth and Income
           Fund and Goldman Sachs Mid Cap

           Equity Fund of Goldman Sachs Variable Insurance Trust Fund, Inc. and U.S. Equity
           Fund of GE Investments Funds, Inc.(12)

(1)(l)     Resolution of the Board of Directors of Life of Virginia authorizing additional
           Investment Subdivisions investing in shares of the Salomon Brothers Variable
           Investors Fund, Salomon Brothers Variable Total Return Fund and Salomon Brothers
           Variable Strategic Bond Fund of Salomon Brothers Variable Series Funds, Inc.(16)

(1)(m)     Resolution of the Board of Directors of GE Life and Annuity Assurance Company
           authorizing additional Investment Subdivisions investing in shares of GE Premier
           Growth Equity of GE Investments Funds, Inc.(16)

(1)(n)     Resolution of the Board of Directors of GE Life and Annuity Assurance Company
           authorizing change in name of Investment Subdivisions of Oppenheimer Variable
           Account Funds and Mid Cap Value Fund of Goldman Sachs Variable Insurance
           Trust.(16)

(1)(o)     Resolution of the Board of Directors of GE Life and Annuity Assurance Company
           authorizing change in name of Investment Subdivisions of GE Investments Funds
           Value Equity Fund to GE Investment Funds Mid Cap Value Fund. Also authorizing additional Investment Subdivisions investing in shares of Janus Aspen Series
           Global Life Sciences Portfolio and Janus Aspen Series Global Technology
           Portfolio.(17)

(1)(p)     Resolution of the Board of Directors of GE Life and Annuity Assurance Company
           authorizing additional Investment Subaccounts investing in shares of AIM Variable
           Insurance Funds; Alliance Variable Products Series Fund, Inc.; Dreyfus; Federated
           Insurance Series; Fidelity Variable Insurance Products Funds; GE Investments
           Funds, Inc.; Janus Aspen Series; MFS Variable Insurance Trust; Oppenheimer
           Variable Account Funds; PIMCO Variable Insurance Trust; Rydex Variable Trust.(19)

(2)        Not Applicable

(3)(a)     Underwriting Agreement dated December 12, 1998 between The Life Insurance Company of Virginia and Capital Brokerage Corporation.(12)

(3)(b)     Dealer Sales Agreement dated December 13, 1997.(12)

(3)(c)     Product Commission Schedule(21)

(4)        Not Applicable

(5)(a)     Policy Form P1254 Single Life(19)

(5)(a)(i)  Policy Form P1255 Joint Life(19)

(5)(b)     Accelerated Benefit Rider(19)

(5)(b)(i)  Not applicable

(5)(c)     Guarantee Account Rider(19)

(6)(a)     Certificate of Incorporation of The Life Insurance Company of Virginia(14)

(6)(b)     Certificate of Incorporation of GE Life and Annuity Assurance Company(21)

(6)(c)     By-Laws of The Life Insurance Company of Virginia(14)


(6)(d)       By-Laws of GE Life and Annuity Assurance Company(21)

(7)          Not Applicable

(8)(a)       Participation Agreement Among Variable Insurance Products Fund, Fidelity
             Distributors Corporation and The Life Insurance Company of Virginia.(14)

(8)(a)(i)    Amendment to Participation Agreement among Variable Insurance Products Fund,
             Fidelity Distributors Corporation, and The Life Insurance Company of Virginia.(10)

(8)(a)(ii)   Amendment to Participation Agreement among Variable Insurance Products Fund,
             Fidelity Distributors Corporation, and GE Life and Annuity Assurance Company.(20)

(8)(b)       Participation Agreement among The Life Insurance Company of Virginia, Variable
             Insurance Products Fund II and Fidelity Distributors Corporation.(14)

(8)(b)(i)    Amendment to Participation Agreement among Variable Insurance Products Fund II,
             Fidelity Distributors Corporation, and The Life Insurance Company of Virginia.(10)

(8)(b)(ii)   Amendment to Participation Agreement among Variable Insurance Products Fund II,
             Fidelity Distributors Corporation, and GE Life and Annuity Assurance Company.(20)

(8)(c)       Participation Agreement among The Life Insurance Company of Virginia, Variable
             Insurance Products Fund III and Fidelity Distributors Corporation.(14)

(8)(c)(ii)   Amendment to Participation Agreement among Variable Insurance Products Fund III,
             Fidelity Distributors Corporation, and The Life Insurance Company of Virginia.(10)

(8)(c)(iii)  Amendment to Participation Agreement among Variable Insurance Products Fund III,
             Fidelity Distributors Corporation, and GE Life and Annuity Assurance Company.(20)

(8)(d)       Agreement between Oppenheimer Variable Account Funds, Oppenheimer Management
             Corporation and The Life Insurance Company of Virginia.(14)

(8)(d)(i)    Amendment to Agreement between Oppenheimer Variable Account Funds, Oppenheimer
             Management Corporation and The Life Insurance Company of Virginia.(14)

(8)(d)(ii)   Amendment to Agreement between Oppenheimer Variable Account Funds, Oppenheimer
             Management Corporation and GE Life and Annuity Assurance Company.(20)

(8)(e)       Fund Participation Agreement between Janus Aspen Series and The Life Insurance
             Company of Virginia.(14)

(8)(e)(i)    Amendment to the Participation Agreement between Janus Aspen Series and GE Life and Annuity Assurance Company.(17)

(8)(e)(ii)   Amendment to the Participation Agreement between Janus Aspen Series and GE Life and Annuity Assurance Company.(20)

(8)(f)       Fund Participation Agreement between Insurance Management Series, Federated
             Securities Corp., and The Life Insurance Company of Virginia.(14)

(8)(f)(i)    Fund Participation Agreement between Insurance Management Series, Federated
             Securities Corp., and GE Life and Annuity Assurance Company.(20)

(8)(g)      Fund Participation Agreement between The Alger American Fund, Fred Alger and
            Company, Inc., and The Life Insurance Company of Virginia.(14)

(8)(g)(i)   Amendment to Fund Participation Agreement between The Alger American Fund, Fred
            Alger and Company, Inc. and GE Life and Annuity Assurance Company.(16)

(8)(h)      Fund Participation Agreement between Variable Insurance Products Fund III and The
            Life Insurance Company of Virginia.(11)

(8)(i)      Fund Participation Agreement between PBHG Insurance Series Fund, Inc. and The Life
            Insurance Company of Virginia.(11)

(8)(j)      Fund Participation Agreement between Goldman Sachs Variable Insurance Trust Fund and The Life Insurance Company of Virginia.(14)

(8)(k)      Fund Participation Agreement between Salomon Brothers Variable Series Fund and The
            Life Insurance Company of Virginia.(15)

(8)(l)      Fund Participation Agreement between GE Investments Funds, Inc. and The Life
            Insurance Company of Virginia.(15)

(8)(l)(i)   Amendment to Fund Participation Agreement between GE Investments Funds, Inc. and
            GE Life and Annuity Assurance Company.(16)

(8)(1)(ii)  Amendment to the Fund Participation Agreement between GE Investments Funds, Inc.
            and GE Life and Annuity Assurance Company.(17)

(8)(m)      Fund Participation Agreement between AIM Variable Insurance Funds, Inc. and GE
            Life and Annuity Assurance Company.(20)

(8)(n)      Fund Participation Agreement between Alliance Variable Products Series Fund, Inc.
            and GE Life and Annuity Assurance Company.(20)

(8)(o)      Fund Participation Agreement between Dreyfus Investment Portfolios and GE Life and
            Annuity Assurance Company.(20)

(8)(p)      Fund Participation Agreement between MFS(R) Variable Insurance Trust and GE Life and Annuity Assurance Company.(20)

(8)(q)      Fund Participation Agreement between PIMCO Variable Insurance Trust and GE Life and Annuity Assurance Company.(20)

(8)(r)      Fund Participation Agreement between Rydex Variable Trust and GE Life and Annuity
            Assurance Company.(20)

(9)         Not applicable

(10)        Not applicable

(11)        Memorandum describing Life of Virginia's Issuance, Transfer, Redemption and
            Exchange Procedures for Policies.(21)

2.          Not Applicable

3.          Consents of the following:

(3)(a)  Opinion and Consent of Donita King, Senior Vice President, General Counsel and
        Secretary for GE Life and Annuity Assurance Company.(21)

(3)(b)  Consent of Sutherland, Asbill & Brennan LLP, Outside Counsel.(21)

(3)(c)  Consent of KPMG, LLP.(21)

4.      Not Applicable

5.      Not Applicable

6.      Opinion and Consent of Actuary Paul Haley, Actuary of GE Life and Annuity
        Assurance Company.(21)

7.      Power of Attorney dated April 15, 1999.(16)

(7)(a)  Power of Attorney dated December 13, 1999.(17)

(7)(b)  Power of Attorney dated April 4, 2000.(18)

(7)(c)  Power of Attorney dated June 30, 2000.(21)

(7)(d)  Power of Attorney dated July 21, 2000.(21)

--------
(9) Incorporated by reference to Post-Effective Amendment No. 16 to the Registration Statement of form S-6, for Life of Virginia Separate Account III, filed with the Securities and Exchange Commission on October 31, 1995.

(10) Incorporated by reference to Post-Effective Amendment No. 17 to the Registration Statement of form S-6, for Life of Virginia Separate Account III, filed with the Securities and Exchange Commission on May 1, 1996.

(11) Incorporated by reference to Post-Effective Amendment No. 18 to the Registration Statement of form S-6, for Life of Virginia Separate Account III, filed with the Securities and Exchange Commission on May 1, 1997.

(12) Incorporated by reference to Post-Effective Amendment No. 19 to the Registration Statement of form S-6, for Life of Virginia Separate Account III, filed with the Securities and Exchange Commission on May 1, 1998.

(13) Incorporated by reference to Post-Effective Amendment No. 20 to the Registration Statement of form S-6, for Life of Virginia Separate Account III, filed with the Securities and Exchange Commission on September 28, 1998.

(14) Incorporated by reference to Post Effective Amendment No. 15 to the Registration Statement of form S-6, for Life of Virginia Separate Account II, 33-9651, filed with the Securities and Exchange Commission on September 28, 1998.

(15) Incorporated by reference to Pre Effective Amendment No. 1 to the Registration Statement of form N-4, for Life of Virginia Separate Account 4, 333-62695, filed with the Securities and Exchange Commission on December 18, 1998.

(16) Incorporated by reference to Post Effective Amendment No. 21 to the Registration Statement of form S-6, for GE Life & Annuity Separate Account III, 33-12470, filed with the Securities and Exchange Commission on Apri1 30, 1999.

(17) Filed December 21, 1999 with initial filing to Form N-4 for GE Life and Annuity Separate Account 4, Registration No. 333-96513.

(18) Filed April 28, 2000 with Post-Effective Amendment No. 22 to Registration Statement of form S-6 for GE Life & Annuity Separate Account III, 33-12470.

(19) Filed May 25, 2000 with initial filing to Form S-6 for GE Life Annuity Separate Account III, Registration No. 333-37856.

(20) Filed June 2, 2000 with Pre-Effective Amendment No. 1 to the Registration Statement of Form N-4, for GE Life and Annuity Separate Account 4, 333-31172.

(21) Filed Herewith.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant, GE Life & Annuity Separate Account III, certifies that it has duly caused this pre-effective Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the County of Henrico in the Commonwealth of Virginia, on the 25th day of May, 2000.
                                          GE Life & Annuity Account III

                                          (Seal) GE Life and Annuity Assurance
                                           Company (Depositor)

                                                /s/ Selwyn L. Flourney, Jr.
Attest: __________________                By: _________________________________
                                                Selwyn L. Flournoy, Jr.
                                                 Senior Vice President

   Pursuant to the requirements of the Securities Act of 1933, GE Life and Annuity Assurance Company certifies that it has duly caused this pre-effective Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the County of Henrico in the Commonwealth of Virginia on the
     , 2000.
                                          (Seal) GE Life and Annuity Assurance
                                           Company

                                                /s/ Selwyn L. Flourney, Jr.
Attest: __________________                By: _________________________________
                                                Selwyn L. Flournoy, Jr.
                                                 Senior Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         * Michael D. Fraizer          Director, Chairman of the
______________________________________  Board
          Michael D. Fraizer

          * Pamela S. Schutz           Director, Chief Operating
______________________________________  Officer
           Pamela S. Schutz

       * Timothy C. Stonesifer         Chief Financial Officer
______________________________________
        Timothy C. Stonesifer

           * Kelly L. Groh             Controller
______________________________________
            Kelly L. Groh

                 /s/                   Director
______________________________________
       Selwyn L. Flournoy, Jr.

         * Thomas M. Stinson           Director
______________________________________
          Thomas M. Stinson

          * Victor C. Moses            Director
______________________________________
           Victor C. Moses

         * Geoffrey S. Stiff           Director
______________________________________
          Geoffrey S. Stiff

        * Elliot A. Rosenthal          Director
______________________________________
         Elliot A. Rosenthal

By: __________________________________ pursuant to Power of
                                        Attorney executed on July
                                        21, 2000.

                                   EXHIBITS

1.
     (3)(c) Commission Schedule

     (6)(b) Certificate of Incorporation of GE Life and Annuity Assurance
            Company

     (6)(d) By-Laws of GE Life and Annuity Assurance Company

     (11) Memorandum describing GE Life and Annuity's Issuance, Transfer, Redemption and Exchange Procedure For Policies.
3.
  (a) Opinion and Consent of Donita King, Senior Vice President, General Counsel and Secretary for GE Life and Annuity Assurance Company.

  (b) Consent of Sutherland Asbell & Brennan LLP, Outside Counsel.

  (c) Consent of KPMG, LLP.

6. Opinion and Consent of Actuary Paul Hale, Actuary of GE Life and Annuity Assurance Company
7.
  (c) Power of Attorney dated June 30, 2000

  (d) Power of Attorney dated July 21, 2000